Exhibit 2.1

Execution Version

TRANSACTION agreement and plan of merger

by and among

OEP SECONDARY FUND (STRIKE), LLC,

ONE EQUITY PARTNERS SECONDARY FUND, L.P.,

strike capital, llc,

the members of strike capital, llc,

OEP-Strike Seller Representative, LLC,

SES Blocker merger sub, llc

and

SENTINEL ENERGY SERVICES INC.

Dated as of October 18, 2018

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

ANNEX I	Board of Directors and Committee Members of Buyer

Exhibits

Exhibit A-1	Form of Buyer Initial Certificate of Incorporation
Exhibit A-2	Form of Buyer A&R Certificate of Incorporation
Exhibit B	Form of Buyer Bylaws
Exhibit C	Form of Company A&R Regulations
Exhibit D	Form of Exchange Agreement
Exhibit E	Form of Tax Receivable Agreement
Exhibit F	Form of Investor Rights Agreement
Exhibit G	Form of Registration Rights Agreement
Exhibit H	Form of Lock-Up Agreement
Exhibit I	Accounting Methodology
Exhibit J	Form of Restrictive Covenant Agreement
Exhibit K	Form of Management Incentive Plan
Exhibit L	Form of Indemnification Agreement

Disclosure Letter

v

TRANSACTION agreement and plan of merger

This TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 18, 2018 (the “Effective Date”), is by and among OEP Secondary Fund (Strike), LLC, a Delaware limited liability company (the “Blocker”), One Equity Partners Secondary Fund, L.P., a Cayman Islands exempted limited partnership (the “Blocker Seller”), Strike Capital, LLC, a Texas limited liability company (the “Company”), all of the other equityholders of the Company signatories to this Agreement (collectively, the “Unit Sellers” and together with the Blocker Seller, the “Sellers”), OEP-Strike Seller Representative, LLC, a Delaware limited liability company (the “Sellers Representative”), SES Blocker Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Buyer (the “Blocker Merger Sub”), and Sentinel Energy Services Inc., a Cayman Islands exempted company (the “Buyer”). Each of the Buyer, the Blocker Merger Sub, the Blocker, the Company, the Sellers and the Sellers Representative may be referred to herein individually as a “Party” and collectively as the “Parties.” Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article I.

recitals

A. As of the Effective Date, (1) the Blocker Seller is the record and beneficial owner of all of the membership interests of the Blocker (the “Blocker Interests”), and (2) the Unit Sellers are the record and beneficial owner of all remaining equity interests of the Company (such equity interests, the “Company Interests”).

B. Prior to the Closing, (1) the Buyer will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Sections 206 to 209 of the Cayman Islands Companies Law (2018 Revision) (the “Domestication”), and (2) in connection with such Domestication, (a) the Buyer Initial Certificate of Incorporation in the form attached hereto as Exhibit A-1 will be adopted, which Buyer Initial Certificate of Incorporation will be amended and restated as of the Closing by the duly adopted Buyer A&R Certificate of Incorporation in the form attached hereto as Exhibit A-2, and (b) the Buyer Bylaws in the form attached hereto as Exhibit B will be adopted by the Buyer Board.

C. Prior to the Closing, the Sellers shall amend and restate the Company’s Regulations in the form attached hereto as Exhibit C (the “Company A&R Regulations”) to, among other things, (1) revise the capitalization of the Company to provide for a single class of equity interests (such equity interests, the “Company Units”), and (2) convert the Company Interests held by the Unit Sellers and the Blocker into Company Units.

D. Upon the terms and subject to the conditions set forth herein, (1) the Buyer, the Blocker Seller, the Blocker Merger Sub and the Blocker wish to effect a merger (the “First Blocker Merger”) of Blocker Merger Sub with and into the Blocker in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the Blocker Operating Agreement, with the Blocker being the surviving limited liability company of the First Blocker Merger, (2) immediately after the First Blocker Merger, the Buyer and the Blocker wish to effect a merger (the “Second Blocker Merger”) of Blocker with and into the Buyer in accordance with the DLLCA and the Delaware General Corporation Law (the “DGCL”), with the Buyer being the surviving corporation of the Second Blocker Merger, (3) the Buyer wishes to pay and acquire for cash the Acquired Company Units not held by the Blocker, and the Unit Sellers wish to sell to the Buyer such Acquired Company Units in exchange for such cash payment, (4) the Buyer wishes to issue shares of Buyer Class B Common Stock to the Continuing Members, with one share of Buyer Class B Common Stock being issued for each Retained Company Unit, (5) the Buyer wishes to contribute, and the Company wishes to accept, all remaining cash held by the Buyer at the time of Closing, and (6) the Buyer wishes to sell to Strike, LLC, a Texas limited liability company and a Company Subsidiary (“Strike”), all of the outstanding equity interests of Pipelogic Services, L.L.C. in exchange for Company Units at the Closing, in each case, pursuant to the terms and conditions of the Invacor Agreement.

E. The board of directors (or the equivalent governing body) of the Buyer, the Blocker Merger Sub, the Blocker and the Blocker Seller have each approved the First Blocker Merger and deemed it advisable and in the best interests of their respective stockholders and equityholders and have directed that this Agreement be submitted to their respective equityholders for adoption.

F. The Parties intend for the First Blocker Merger and the Second Blocker Merger, taken together as an integrated transaction, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and for this Agreement to qualify as, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

G. Simultaneously with the Closing, the Continuing Members and the Buyer shall enter into an Exchange Agreement (the “Exchange Agreement”) in the form attached hereto as Exhibit D, pursuant to which the Continuing Members will be entitled to exchange their respective Retained Company Units for, at the option of the Buyer, the number of shares of Buyer Class A Common Stock specified in the Exchange Agreement or the cash equivalent of such shares of Buyer Class A Common Stock, on the terms and subject to the conditions set forth therein.

H. Simultaneously with the Closing, (1) the Continuing Members and the Buyer will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) in the form attached hereto as Exhibit E, (2) the Blocker Seller, the Continuing Members, the Sellers Representative and the Buyer will enter into the Investor Rights Agreement (the “Investor Rights Agreement”) in the form attached hereto as Exhibit F, (3) the Blocker Seller, the Continuing Members and the Buyer will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit G, and (4) the Blocker Seller, the Continuing Members and the Buyer will enter into a Lock-Up Agreement (the “Lock-Up Agreement”) in the form attached hereto as Exhibit H.

I. Concurrently with the execution of this Agreement, the Buyer and Sentinel Management Holdings, LLC (the “Sponsor”) have delivered to the Sellers two Subscription Agreements (the “Subscription Agreements”), dated as of the Effective Date, pursuant to which, among other things, the subscribers named therein have agreed to subscribe for, and purchase from the Buyer, an aggregate of 13,200,000 newly issued shares of Buyer Class A Common Stock concurrently with the consummation of the Transaction.

J. Concurrently with the execution of this Agreement, the Buyer, Sponsor and other parties to the letter agreement, dated November 2, 2017, amended such letter agreement pursuant to that certain Voting and Support Agreement (such letter agreement, as amended by the Voting and Support Agreement, the “Amended Founder Letter Agreement”), pursuant to which (1) the Sponsor and other holders of Buyer Capital Stock signatory thereto have agreed to vote their shares of Buyer Capital Stock in favor of the Domestication, the Buyer Stockholder Approval and all of the other matters contemplated to be included in the Proxy Statement and (2) the Sponsor shall have irrevocably waived any right to have any additional warrants for any equity securities of the Buyer or any of its Subsidiaries issued to it, whether in connection with the repayment of any loans to the Buyer or otherwise.

K. As a condition to the consummation of the Transactions, the Buyer shall provide an opportunity to its stockholders to have their Offering Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the stockholders of the Buyer for the Transactions (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”).

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
Definitions

For purposes of this Agreement:

“Accounting Firm” means PricewaterhouseCoopers LLP, or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed upon by the Sellers Representative and the Buyer Representative in writing.

“Accounting Methodology” means GAAP, applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the Audited Financial Statements, as modified by the principles set forth in Exhibit I. Exhibit I also contains a sample calculation of Net Working Capital for illustrative purposes only.

“Acquired Company Units” means a number of Company Units equal to the number of shares of Buyer Class A Common Stock outstanding as of the Closing, after giving effect to the Transactions.

“Action” means any judicial, administrative, investigative or arbitral action, suit, proceeding, investigation, audit, cause of action, examination, demand, hearing, claim, complaint, inquiry or dispute by or before any Governmental Authority.

“Additional Buyer SEC Reports” has the meaning set forth in Section 6.7(a).

“Adjustment Amount” means (a)(i) if the Net Working Capital exceeds the Collar Maximum, the amount by which Net Working Capital exceeds the Collar Maximum (which may be a negative number), or (ii) if the Net Working Capital is less than the Collar Minimum, the amount by which Net Working Capital is less than the Collar Minimum, plus (b) Cash as of 12:01 a.m. Central Time on the Closing Date minus (c) the aggregate amount of the Company Debt outstanding as of 12:01 a.m. Central Time on the Closing Date, minus (d) the portion of any unpaid Company Transaction Expenses (provided that for purposes of calculating the Adjustment Amount, any Company Transaction Expenses to be accrued as a current liability as of the Closing in accordance with the definition of Net Working Capital shall not be included pursuant to this clause (d) nor, for the avoidance of doubt, shall such Company Transaction Expenses be included in the calculation of Net Working Capital for purposes of this Adjustment Amount), plus (e) to the extent any Company Transaction Expenses have been paid prior to the Closing and less than $10,000,000 of unpaid Company Transaction Expenses have been included as liabilities in the Net Working Capital, then an amount equal to the lesser of the amount of such paid Company Transaction Expenses and the excess between $10,000,000 and the amount of Company Transaction Expenses included as liabilities in the Net Working Capital.

“Administrative Agent” means Bank of America, N.A., as the Administrative Agent under the Credit Facility.

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“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as applied to any Person means the power to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.6(b).

“Amended Founder Letter Agreement” has the meaning set forth in the recitals.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Buyer, the Company or any of the Sellers in connection with the consummation of the Transactions, including the Subscription Agreements, the Amended Founder Letter Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Restrictive Covenant Agreements, the Investor Rights Agreement, the Registration Rights Agreement, Lock-Up Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Base Purchase Price” means $750,000,000.

“Blocker” has the meaning set forth in the preamble.

“Blocker Cash Payment” means an amount in cash equal to (a) the Cash Purchase Price multiplied by (b) the number of Company Units held by the Blocker as of immediately prior to the Closing divided by the number of Company Units outstanding as of immediately prior to the Closing multiplied by (c) the percentage of Company Units held by the Blocker to be acquired for cash in accordance with Schedule 2.2(a).

“Blocker Company Interests” has the meaning set forth in the recitals.

“Blocker Income Returns” has the meaning set forth in Section 10.2.

“Blocker Interests” has the meaning set forth in the recitals.

“Blocker Merger Sub” has the meaning set forth in the preamble.

“Blocker Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Blocker, dated as of January 9, 2015, entered into by the Blocker Seller.

“Blocker Seller” has the meaning set forth in the preamble.

“Blocker Seller Tax Adjustment Amount” has the meaning set forth in Section 2.3(g).

“Blocker Seller Tax Adjustment Shares” has the meaning set forth in Section 2.3(g).

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“Blocker Stock Payment” means a number of shares equal to (a)(i) the Estimated Purchase Price multiplied by (ii) the number of Company Units held by the Blocker as of immediately prior to the Closing divided by the number of Company Units outstanding as of immediately prior to the Closing, less (iii) the Blocker Cash Payment, multiplied by (b) $10.00.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Acquisition Transaction” has the meaning set forth in Section 7.12(b).

“Buyer A&R Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Buyer in the form attached hereto as Exhibit A-2.

“Buyer Balance Sheet” has the meaning set forth in Section 6.7(c).

“Buyer Board” means the Board of Directors of the Buyer.

“Buyer Bylaws” means the Bylaws of the Buyer in the form attached hereto as Exhibit B.

“Buyer Capital Stock” means (a) as of the Effective Date, the Buyer Class A Shares and the Buyer Class B Shares, (b) following the Domestication, the Buyer Class A Common Stock and the Buyer Initial Class B Common Stock, and (c) as of the Closing, the Buyer Class A Common Stock and the Buyer Class B Common Stock.

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value $0.0001 per share, to be authorized pursuant to the Buyer Initial Certificate of Incorporation and the Buyer A&R Certificate of Incorporation.

“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value $0.0001 per share, to be authorized pursuant to the Buyer A&R Certificate of Incorporation, which Buyer Class B Common Stock will represent a voting, non-economic, ownership interest in the Buyer.

“Buyer Class A Shares” means the Class A ordinary shares of the Buyer, par value $0.0001 per share.

“Buyer Class B Shares” means the Class B ordinary shares of the Buyer, par value $0.0001 per share.

“Buyer Closing Cash” means an amount equal to (a) the Final Buyer Trust Amount, plus (b) the proceeds received by the Buyer pursuant to the Equity Financing, minus (c) unpaid Buyer Transaction Expenses, minus (d) the Buyer Working Capital Holdback.

“Buyer Governing Documents” has the meaning set forth in Section 7.14(a).

“Buyer Initial Certificate of Incorporation” means the Certificate of Incorporation of the Buyer in the form attached hereto as Exhibit A-1.

“Buyer Initial Class B Common Stock” means the Class B common stock of the Buyer, par value $0.0001 per share, to be authorized pursuant to the Buyer Initial Certificate of Incorporation.

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“Buyer Parties” has the meaning set forth in Section 11.4(a).

“Buyer Plan” has the meaning set forth in Section 7.11(b).

“Buyer Released Claims” has the meaning set forth in Section 11.17(a).

“Buyer Representative” means the directors of the Buyer Board as of immediately following the Closing (other than any directors nominated or designated pursuant to the Investor Rights Agreement). Any action of the Buyer Representative shall require the approval of a majority of such directors.

“Buyer SEC Reports” has the meaning set forth in Section 6.7(a).

“Buyer Stockholder Approval” means the affirmative vote of a majority of the votes cast by the Buyer stockholders present in person or represented by proxy at a special meeting of the Buyer’s stockholders held to consider and approve this Agreement, including the issuance of shares of Buyer Class A Common Stock pursuant to the Exchange Agreement.

“Buyer Tax Losses” has the meaning set forth in Section 10.1.

“Buyer Transaction Expenses” means all out-of-pocket (a) fees and expenses incurred or payable by the Buyer or the Blocker Merger Sub incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements or otherwise in connection with the Transactions or in connection with the Buyer’s pursuit of a “business combination” as described in the Prospectus, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants, due diligence expenses, advisory and consulting fees and any commitment or other fees or expenses required in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated thereby, (b) fees and expense incurred or payable by the Sellers, the Company or the Company Subsidiaries incident to the negotiation and preparation of the Equity Financing or debt financing and the performance and compliance with all agreements and conditions contained therein, (c) 50% of the fees and expenses incident to obtaining the D&O Tail, (d) fees and expenses incident to the Domestication, (e) 50% of all Transfer Taxes, (f) filing fees incurred in connection with the filing required to be made under the HSR Act and (g) all fees and expenses incurred by the Buyer in connection with the Invacor Transaction.

“Buyer Trust” means that certain trust account of the Buyer with Continental Stock Transfer & Trust Company, acting as trustee, established under the Buyer Trust Agreement.

“Buyer Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 2, 2017, by and between the Buyer and Continental Stock Transfer & Trust Company.

“Buyer Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Buyer Trust (including any amounts contributed to the Buyer Trust in connection with the underwriter’s over-allotment option (as described in the Prospectus)).

“Cash” means all cash and cash equivalents of the Company and the Company Subsidiaries on a consolidated basis, including marketable securities, cash in bank or other accounts and all checks and drafts deposited for the account of the Company or the Company Subsidiaries, minus the aggregate amount of uncleared checks, drafts and wires but only to the extent that the applicable account payable has been appropriately reduced, in each case determined in accordance with GAAP. Cash shall be calculated as of 12:01 a.m. Central Time on the Closing Date.

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“Cash Purchase Price” means the positive amount equal to (a) the Estimated Purchase Price minus (b) (i) the aggregate amount of Retained Company Units multiplied by (ii) $10.00.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Statement” has the meaning set forth in Section 2.3(d).

“Code” means the Internal Revenue Code of 1986.

“Collar Maximum” means the Target Net Working Capital plus $5,000,000.

“Collar Minimum” means the Target Net Working Capital minus $5,000,000.

“Commercial Tax Agreement” means customary commercial agreements not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Company” has the meaning set forth in the preamble.

“Company A&R Regulations” has the meaning set forth in the recitals.

“Company Debt” means, without duplication, with respect to the Company and the Company Subsidiaries: (a) the outstanding principal, accrued and unpaid interest and other payment obligations (including any premiums, penalties, termination fees, expenses or breakage costs due upon prepayment of or payment in connection with this Agreement or the consummation of the Transactions) in respect of (i) borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including the Credit Facility), and (ii) bonds, debentures, notes or other similar debt securities; (b) the amount drawn under performance bonds or letters of credit issued for the benefit of the Company or the Company Subsidiaries; (c) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, including any “earn out” or similar payments or obligations (other than trade payables); (d) any lease obligation required to be classified as a capitalized lease obligation under GAAP; (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) all obligations with respect to swaps, collars, hedges and other derivative instruments or agreements; (g) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; and (h) guarantees of the liabilities described in clauses (a) through (g) above of any other Person; except that “Company Debt” will not include (i) any liabilities or obligations owed among the Company or the Company Subsidiaries to one another, (ii) any indebtedness incurred by the Buyer or its Affiliates (and subsequently assumed by the Company or the Company Subsidiaries) on or after the Closing, (iii) any amount reflected in the calculation of the Company Transaction Expenses or Net Working Capital, or (iv) the Delta Distribution.

“Company Income Returns” has the meaning set forth in Section 10.2.

“Company Intellectual Property” has the meaning set forth in Section 4.10(a).

“Company Interests” has the meaning set forth in the recitals.

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“Company Marks” has the meaning set forth in Section 7.24.

“Company Owned Software” has the meaning set forth in Section 4.10(d).

“Company Transaction Expenses” means all costs and expenses (including legal, accounting, investment banking, advisory and other fees and expenses) of the Blocker, the Company, the Company Subsidiaries, the Sellers or any of their respective Affiliates, in each case, to the extent the Company or any of the Company Subsidiaries is liable therefor and that is incurred prior to the Closing in connection with the Transactions, this Agreement, the Ancillary Agreements or otherwise in connection with the Sellers’ exploration of strategic alternatives, engagement in sales process or any other exit strategy undertaken by the Sellers, the Company or the Company Subsidiaries, including (a) the fees and disbursements of any of the Sellers’, the Blocker, the Company’s or the Company Subsidiaries’ independent accountants, non-audit financial services providers, legal counsel, investment bankers (including any fees payable to J.P. Morgan Securities LLC) or other advisors in connection with this Agreement, the Ancillary Agreements and the Transactions, (b) the fees and expenses incurred or payable by the Sellers, the Company or the Company Subsidiaries incident to the preparation and filing of the Proxy Statement and any ancillary documents related thereto, including all legal, accounting and other consulting fees, (c) any success bonus, sale bonus, severance, change of control, transaction, retention, termination or similar amounts that become due and payable to any employees of the Company or the Company Subsidiaries as a result of the consummation of the Transactions, together with the employer portion of all payroll and other employment Taxes thereon, (c) 50% of the fees and expenses incident to obtaining the D&O Tail, and (d) 50% of all Transfer Taxes. The calculation of Company Transaction Expenses will exclude all Phantom Payments and the Delta Distribution.

“Company Subsidiaries” has the meaning set forth in Section 4.1(b).

“Company Units” has the meaning set forth in the recitals.

“Company’s Knowledge” or words of similar import, when used in connection with any representation, warranty, covenant or agreement contained in this Agreement, means the actual knowledge (after reasonable inquiry), of the Knowledge Group.

“Company’s Regulations” means the Second Amended and Restated Regulations of the Company, dated as of December 31, 2016.

“Confidential Information” means any information (oral or written) concerning the Company, the Company Subsidiaries, the Buyer and each of their respective Affiliates, the businesses and affairs of the Company, the Company Subsidiaries, the Buyer and each of their respective Affiliates, including each of their assets, liabilities, financial statements, operations or activities, information relating to Trade Secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, business methods and strategies (including acquisition strategies), Software, software code, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoice, price lists or information, and information pertaining to any Action, but excluding (a) any information that is or becomes generally available to the public other than as a result of disclosure by the Sellers of such information in breach of their obligations under Section 7.13, (b) any information that is or becomes available to any of the Sellers on a non-confidential basis from a source (other than the Company or the Company Subsidiaries) that is not actually known to be bound by any confidentiality obligations, (c) any information that is developed by or on behalf of any of the Sellers without the benefit or use of information provided by the Company or the Company Subsidiaries, or (d) the existence or terms of this Agreement or any Ancillary Agreement.

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“Confidentiality Agreement” has the meaning set forth in Section 7.3(b).

“Consent” means any consent, approval, order, authorization, license, franchise, waiver or permit of or by, or notice to, or filing or registration required to be obtained from, filed with or delivered to any Person in connection with the consummation of the Transactions.

“Continuing Members” means those Unit Sellers who will hold Retained Company Units and continue to be members of the Company immediately following the Closing, which Unit Sellers are designated as such in Schedule 2.2(a).

“Contracts” means all legally binding contracts, leases, licenses, indentures, notes, bonds, purchase orders, documents, arrangements, understandings, commitments or other instruments, whether written or oral, to which the Company or the Company Subsidiaries are bound.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Copyrights” means all copyrights and mask works, whether in published or unpublished works, including: (a) literary works, and any other original works of authorship fixed in any tangible medium of expression; (b) databases, data collections and rights therein, Software, and website content; (c) rights to compilations, collective works and derivative works of any of the foregoing; and (d) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof and moral rights associated therewith.

“Covered Employees” has the meaning set forth in Section 7.11(a).

“Credit Facility” means (a) the Term Loan and LC Loan and Security Agreement, dated as of November 30, 2016, among the Company, the Company Subsidiaries party thereto, the financial institutions party thereto from time to time as lenders and the Administrative Agent, and (b) the ABL Loan and Security Agreement, dated as of November 30, 2016, among the Company, the Company Subsidiaries party thereto, the financial institutions party thereto from time to time as lenders and the Administrative Agent, in each case as amended and supplemented.

“Delta Distribution” means the distributions payable to the holders of the Delta Units (as that term is defined in the Company’s Regulations), provided that pursuant to the terms of the Company A&R Regulations such distribution and all rights related thereunder will be exchanged for Company Units pursuant to the Delta Letter and Schedule 2.2(a).

“Delta Letter” means the certain letter agreement, dated as of the Effective Date, between the Company and Delta Directional, LLC.

“DGCL” has the meaning set forth in the recitals.

“Disclosure Letter” means (a) the disclosure schedules delivered by or on behalf of the Blocker, the Company and the Sellers to the Buyer prior to or concurrently with the execution and delivery of this Agreement and (b) the disclosure schedules delivered by or on behalf the Buyer and the Blocker Merger Sub to the Blocker, the Sellers and the Company prior to or concurrently with the execution and delivery of this Agreement.

“Disputed Matters” has the meaning set forth in Section 2.3(e).

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“DLLCA” has the meaning set forth in the recitals.

“DOJ” means the United States Department of Justice.

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Domestication” has the meaning set forth in the recitals.

“D&O Tail” has the meaning set forth in Section 7.9(c).

“Effective Date” has the meaning set forth in the preamble.

“Employee Plans” has the meaning set forth in Section 4.17(a).

“Employee Representative” has the meaning set forth in Section 4.16(b).

“Environment” means soil, surface water, groundwater, sediments, and ambient air.

“Environmental Law” means any Law in effect on the Effective Date concerning protection of the Environment or worker health and safety, or the regulation of a Hazardous Material.

“Equity Financing” means the equity financing contemplated pursuant to the Subscription Agreements.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Statement” has the meaning set forth in Section 2.3(c).

“Estimated Purchase Price” means an amount equal to (a) the Base Purchase Price plus (b) the Adjustment Amount (if positive) as set forth in the Estimated Closing Statement, minus (c) the sum of (i) the Phantom Payments and (ii) the absolute value of the Adjustment Amount as set forth in the Estimated Closing Statement (if negative).

“Exchange Act” means The Securities Exchange Act of 1934.

“Exchange Agreement” has the meaning set forth in the recitals.

“Federal Securities Laws” has the meaning set forth in Section 7.14(c).

“Final Buyer Trust Amount” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing Sources” means the entities that have committed to provide (a) the Equity Financing or (b) arrange or otherwise entered into agreements in connection with all or any part of the debt financings in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“First Blocker Merger” has the meaning set forth in the recitals.

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“First Blocker Merger Effective Time” has the meaning set forth in in Section 2.1(a)(ii).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, or (c) a “passive foreign investment corporation” within the meaning of Code Section 1297.

“FLSA” has the meaning set forth in Section 4.16(a).

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time; provided, that for purposes of clause (d) of the definition of Company Debt, GAAP means United States generally accepted accounting principles, consistently applied, as in effect as of the Effective Date.

“General Enforceability Exceptions” has the meaning set forth in Section 3.1.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, or any court, tribunal, judicial or arbitral body, or any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, including any securities exchange.

“Hazardous Material” means any material that is listed, defined or regulated as a “hazardous substance”, “hazardous waste”, “toxic substance” or any other term of similar import under any Environmental Law, including petroleum, and any byproduct or derivative thereof, friable asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Taxes” means, without duplication, any of the following Taxes for any Pre-Closing Tax Period, or portion of any Straddle Period ending on the Closing Date (whether imposed, assessed, due or otherwise payable directly, as a successor or transferee with respect to a transaction or event occurring prior to the Closing, severally pursuant to Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or non-U.S. Law) with respect to a consolidated, affiliated, combined, unitary or other similar Tax group of which the Blocker, the Company or any Company Subsidiary was a member prior to the Closing, or pursuant to a Tax agreement entered (or assumed) by the Blocker, the Company or any Company Subsidiary prior to the Closing (other than any commercial contract, agreement or arrangement not primarily related to Taxes):

(a) all income Taxes of any Unit Seller (the “Indemnified Seller Taxes”);

(b) all income Taxes of the Blocker (the “Indemnified Blocker Taxes”);

(c) 50% of the Transfer Taxes; and

(d) all income Taxes of the Company and the Company Subsidiaries (the “Indemnified Company Taxes”).

Indemnified Taxes shall exclude Taxes to the extent actually included as a liability in the computation of the Net Working Capital (as finally determined), Company Debt or Company Transaction Expenses.

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“Indemnitees” has the meaning set forth in Section 7.9(a).

“Insurance Policies” has the meaning set forth in Section 4.12.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, including the right to sue for past, present and future infringement, misappropriation or other violation thereof.

“Intended Tax Treatment” has the meaning set forth in Section 2.6(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Invacor Agreement” means the Purchase and Contribution Agreement, dated as of the Effective Date, among Invacor Pipeline and Process Solutions, LLC, the Buyer and the Company.

“Invacor Transaction” means (a) the transfer of all of the outstanding equity interests of Pipelogic Services, L.L.C. from Invacor Pipeline and Process Solutions, LLC to the Buyer in exchange for shares of Class A Common Stock and (b) the subsequent contribution of such equity interests to the Company (for subsequent contribution to Strike, LLC), in each case pursuant to the Invacor Agreement.

“Investor Rights Agreement” has the meaning set forth in the recitals.

“IRS” means the Internal Revenue Service.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the businesses of the Company and the Company Subsidiaries.

“Knowledge Group” means Steve Pate, Aaron Cole Pate, Robert Jessen, Frank Victor-McCawley and Rhonda Sigman.

“Law” means any law, statute, code, ordinance, regulation, rule or Order of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8.

“Liens” means any mortgage, servitude, easement, right of way, equitable interest, license, leasehold or other possessory interest, option, preference, priority, right of first refusal, deed of trust, pledge, hypothecation, encumbrance or security interest.

“Lock-Up Agreement” has the meaning set forth in the recitals.

“Management Incentive Plan” has the meaning set forth in Section 7.14(c).

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“Material Adverse Effect” means any effect, change, development, circumstance, occurrence or event that with all other effects, changes, developments, circumstances, occurrences or events has had a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise but not prospects) of the Company and the Company Subsidiaries, taken as a whole, or the Blocker, as applicable; except that “Material Adverse Effect” will not include any change, occurrence or event, directly or indirectly, arising out of or attributable to (a) general business or economic conditions, market events, occurrences, developments or circumstances affecting the industries in which the Company or the Company Subsidiaries conduct their respective businesses, (b) conditions generally affecting the industries in which the Company, the Company Subsidiaries or the Blocker conduct their businesses, (c) the announcement or performance of, or the public or industry knowledge of, this Agreement or the Transactions, including the impact thereof on relationships with customers, suppliers or employees (d) changes in the U.S. or global financial, banking or securities markets generally, including changes in currency exchange rates or interest rates, (e) changes in applicable Laws or accounting rules (including GAAP), (f) acts or omissions of the Seller or any of the Company or the Company Subsidiaries expressly contemplated to be taken pursuant to this Agreement or at the written request of the Buyer, (g) natural disasters, acts of terrorism or war (whether or not declared), or (h) the failure, in and of itself, of the financial or operating performance of the Company, the Company Subsidiaries or the Blocker to meet projections, forecasts or budgets for any period; provided, however, that with respect to each of clauses (a), (d), (e) and (g), any effect, change, development, circumstance, occurrence or event referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, change, development, circumstance, occurrence or event has a disproportionate effect on the Company and the Company Subsidiaries compared to other participants in the industries in which the Company and the Company Subsidiaries primarily conduct their businesses (in which case only such disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Material Customers” has the meaning set forth in Section 4.19(a).

“Material Suppliers” has the meaning set forth in Section 4.19(b).

“Minimum Cash Amount” means an amount sufficient to pay the Cash Purchase Price, repay any Company Debt to the extent that such Company Debt is required to be repaid pursuant to its terms as a result of consummation of the Transactions and make all other payments required to be made pursuant to Section 2.2.

“Net Working Capital” means, for the Company and the Company Subsidiaries on a consolidated basis, an amount equal to the value of (a) the current assets minus the value of (b) the current liabilities of and, in each case, as determined in accordance with the Accounting Methodology. The calculation of Net Working Capital will exclude all income Tax assets, income Tax liabilities, retainage and amounts reflected in Cash or Company Debt. The Parties acknowledge that the current liabilities of the Company as of the Closing will include up to $10,000,000 of accrued (as determined in accordance with GAAP) Company Transaction Expenses, which such amount of Company Transaction Expenses will not be included in any respect for purposes of determining the Adjustment Amount, including as a Company Transaction Expense or as a current liability for purposes of Net Working Capital.

“Notice of Disagreement” has the meaning set forth in Section 2.3(e).

“Non-Trust Expense Account” means funds held by the Buyer for payment of expenses in an account outside of the Buyer Trust.

“Offer” has the meaning set forth in the recitals.

“Offering Shares” has the meaning set forth in Section 7.14(a).

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“Operating Company” means Strike, LLC, a Texas limited liability company and a wholly-owned Subsidiary of the Company.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means any action taken by the Company or the Company Subsidiaries that is consistent in nature, scope and magnitude with the past practices of the Company and the Company Subsidiaries in the operation of their respective businesses.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents, counterparts, renewals or extensions of any of the foregoing.

“Payoff Letters” means the letters provided by the lenders or other holders of the Company Debt in connection with the repayment of the Company Debt as contemplated by this Agreement, in form and substance reasonably satisfactory to the Buyer.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Liens” means: (a) Liens arising under or related to the Company Debt (other than Liens that are related to the Company Debt that is to be repaid in accordance with Estimated Closing Statement); (b) Liens for Taxes, assessments, reassessments and other charges of Governmental Authorities not yet due and payable or not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP on the books of the Company or the applicable Company Subsidiaries; (c) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law if the underlying obligations are not delinquent; (d)  with respect to the Leased Real Property that are: (i) conditions that are disclosed on a current, accurate survey; (ii) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects reflected in the public records; and (iii) zoning, building and other similar restrictions; provided, however, that none of the foregoing described in this clause (d) materially impair, and would not reasonably be expected to materially impair, the continued use and operation of the Leased Real Property to which they relate in the conduct of the business of the Company or the Company Subsidiaries as currently conducted; (e) Liens that relate to the transferability of securities under any applicable securities Laws; (f) Liens securing rental payments under capitalized leases with third parties and arising in the Ordinary Course of Business; (h) as to any Leased Real Property, Liens created by the fee owner thereof; (g) Liens granted to any lender at the Closing in connection with any new financing by the Buyer or its Affiliates of the Transactions; (h) with respect to Company Intellectual Property, non-exclusive licenses granted to customers in the Ordinary Course of Business; and (i) Liens set forth in Schedule 1.1(a).

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“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Phantom Bonus Payments” means the bonuses to be paid in connection with the Transaction as set forth in Schedule 1.1(b).

“Phantom Payments” means the Phantom Bonus Payments and the Phantom Unit Payments.

“Phantom Unit Agreement” means the Phantom Unit Award Agreement between each holder of Phantom Units and the Company.

“Phantom Unit Payments” means the amounts payable to holders of Phantom Units in connection with the Closing, in accordance with the terms of the Phantom Unit Plan and each such holder’s Phantom Unit Agreement, including the employer portion of any employment, payroll, social security, unemployment or other similar Taxes payable in connection with such payments that remain unpaid by the Company as of the Closing.

“Phantom Unit Plan” means the Phantom Unit Plan adopted by the Board of Directors of the Company as of August 30, 2013.

“Phantom Units” means the securities having the rights and subject to the terms and conditions as set forth in the Phantom Unit Plan and the Phantom Unit Agreements.

“Pre-Closing Reorganization” has the meaning set forth in Section 2.5.

“Pre-Closing Tax Matter” has the meaning set forth in Section 10.5(a).

“Pre-Closing Tax Periods” means all Tax periods ending on or before the Closing Date.

“Privileged Communications” has the meaning set forth in Section 11.22.

“Prospectus” means that certain final prospectus of the Buyer, filed September 22, 2017, prepared, filed and made available to the public in accordance with applicable Federal Securities Law.

“Proxy Statement” has the meaning set forth in Section 7.14(a).

“Public Warrants” means the warrants outstanding as of the Effective Date to purchase Buyer Class A Shares at an issue price of $11.50 per share, which warrants will convert as of the Closing to warrants to purchase Buyer Class A Common Stock at an issue price of $11.50 per share.

“Publicly Available Software” means any Software that is distributed as free software or open source software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models, including any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no or minimal charge.

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“Purchase Price” means an amount equal to (a) the Base Purchase Price plus (b) the Adjustment Amount (if positive) as finally determined pursuant to Section 2.3, minus (c) the sum of (i) the Phantom Payments and (ii) the absolute value of the Adjustment Amount as finally determined pursuant to Section 2.3 (if negative).

“Real Property” means all of the Company’s and the Company Subsidiaries’ real (immovable) property and interests in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all buildings and other improvements thereon and other real (immovable) property interests currently used in the business or operations of the Company and the Company Subsidiaries.

“Real Property Leases” has the meaning set forth in Section 4.8.

“Registration Rights Agreement” has the meaning set forth in the recitals.

“Related Persons” has the meaning set forth in Section 4.22.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the Environment.

“Representatives” means the officers, directors, managers, employees, equityholders, attorneys, accountants, financial advisors, representatives, consultants and agents of a Person.

“Restrictive Covenant Agreements” means the Restrictive Covenant Agreements, the form of which is attached as Exhibit J.

“Retained Company Units” means, with respect to any Continuing Member, the number of Company Units to be retained by the Continuing Members, which number shall equal (a) (i) the portion of the Estimated Purchase Price allocated to such Continuing Member in respect of the Delta Distribution and the Company Interests held by such Continuing Member that are designated as Units (as defined in the Company’s Regulations) on Schedule 2.2(a) multiplied by (ii) the percentage of such value to be “rolled” as set forth on Schedule 2.2(a), divided by (b) $10.00.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Blocker Merger” has the meaning set forth in the recitals.

“Second Blocker Merger Effective Time” has the meaning set forth in in Section 2.1(b)(ii).

“Securities Act” means the Securities Act of 1933.

“Seller Parties” has the meaning set forth in Section 11.4(a).

“Sellers” has the meaning set forth in the preamble.

“Sellers Representative” has the meaning set forth in the preamble.

“Sellers Released Claims” has the meaning set forth in Section 11.17(b).

“Sellers Tax Matter” has the meaning set forth in Section 10.5(a)

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“Software” means all computer software and databases, including source code and object code, development tools, user interfaces, menus, buttons and icons and application programming interfaces; manuals, design notes, programmers’ notes, architecture, algorithms and other documentation and materials related thereto or associated therewith; any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases of any of the foregoing; and all media and other tangible property necessary for the delivery or transfer thereof.

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Warrants” means the 5,933,333 warrants outstanding as of the Effective Date that are held by the Sponsor to purchase 5,933,333 shares of the Buyer Class A Shares at an issue price of $11.50 per share, which warrants will convert as of the Closing to 5,933,333 warrants to purchase 5,933,333 shares of the Buyer Class A Common Stock at an issue price of $11.50 per share.

“Stock Exchange” means the Nasdaq Capital Market or, if prior to the Closing the shares of Buyer Class A Common Stock are listed and traded on the New York Stock Exchange, the New York Stock Exchange.

“Straddle Period” means a Tax period that includes, but does not end on, the Closing Date.

“Strike” has the meaning set forth in the recitals.

“Subscription Agreements” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to a Person, any other Person of which (a) a majority of the outstanding voting securities are owned, directly or indirectly, by such Person, or (b) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable governing body of such other Person.

“Surviving Company” has the meaning set forth in in Section 2.1(a)(i).

“Surviving Corporation” has the meaning set forth in in Section 2.1(b)(i).

“Target Net Working Capital” means $110,000,000.

“Tax” means any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, similar governmental fee or other similar assessment or similar charge in the nature of a tax, together with any interest, penalties, additions to tax or additional amounts imposed by any Taxing Authority, in each case, whether disputed or not.

“Tax Indemnified Parties” has the meaning set forth in Section 10.1.

“Tax Matter” means any inquiries, assessments, proceedings or similar events with respect to Taxes of the Blocker, the Company or the Company Subsidiaries.

“Tax Receivable Agreement” has the meaning set forth in the recitals.

“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.

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“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law and other confidential and proprietary information, including confidential and proprietary inventions, invention disclosures, source code, algorithms, methods and processes.

“Trademarks” means all (a) trademarks, service marks, trade dress, fictional business names, trade names, commercial names, certification marks, collective marks and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services, (b) registrations, renewals, applications for registration, equivalents and counterparts and extensions of the foregoing and (c) the goodwill of the business associated with each of the foregoing.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including (a) the sale and transfer of Acquired Company Units by the Unit Sellers to the Buyer, (b) the acquisition of Blocker Interests pursuant to the First Blocker Merger, (c) the issuance of shares of the Buyer Class B Common Stock to the Unit Sellers, (d) the Equity Financing and the issuance of shares of the Buyer Class A Common Stock pursuant thereto and (e) the Invacor Transaction.

“Transfer Taxes” has the meaning set forth in Section 10.7.

“Unit Sellers” has the meaning set forth in the preamble.

“VWAP” means the daily per share volume-weighted average price of Buyer Class A Common Stock on the principal United States securities exchange or automated or electronic quotation system on which Buyer Class A Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for Buyer Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Buyer Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Buyer Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by Holdings).

ARTICLE II
Blocker mergers; Purchase and sale

2.1 Blocker Mergers; Purchase and Sale of Acquired Company Units.

(a) First Blocker Merger.

(i) Upon the terms and subject to the conditions set forth in this Agreement, at the First Blocker Merger Effective Time, the Blocker Merger Sub shall be merged with and into the Blocker, whereupon the separate existence of the Blocker Merger Sub shall cease and the Blocker shall continue as the surviving limited liability company. The Blocker, as the surviving limited liability company in the First Blocker Merger, is hereinafter sometimes referred to as the “Surviving Company.”

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(ii) Subject to the provisions of this Agreement, at the Closing, the Blocker shall file a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA in connection with the First Blocker Merger. The First Blocker Merger shall become effective upon the filing of such certificate of merger (such time, the “First Blocker Merger Effective Time”).

(iii) At the First Blocker Merger Effective Time, the effect of the First Blocker Merger shall be as provided in this Agreement and the applicable provisions of DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the First Blocker Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Blocker and the Blocker Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Blocker and the Blocker Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(iv) The certificate of formation of the Blocker Merger Sub in effect at the First Blocker Merger Effective Time shall be the certificate of formation of the Surviving Company until amended in accordance with applicable Law. The limited liability company agreement of the Blocker Merger Sub in effect at the First Blocker Merger Effective Time shall be the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law. From and after the First Blocker Merger Effective Time until successors are duly elected or appointed in accordance with applicable Law, the managers and officers of the Blocker Merger Sub at the First Blocker Merger Effective Time shall be the managers and officers, as applicable, of the Surviving Company.

(v) On the terms and subject to the conditions of this Agreement, at the First Blocker Merger Effective Time, by virtue of the First Blocker Merger and without any action on the part of the Parties, the following shall occur: (A) the Blocker Interests held by the Blocker Seller shall be cancelled and extinguished and shall be converted into the right to receive (1) an amount in cash equal to the Blocker Cash Payment, which cash shall be paid to the Blocker Seller, by wire transfer of immediately available funds to the account or accounts designated in Schedule 2.2(a) (or as such accounts may be updated in writing by the Blocker Seller no later than two Business Days prior to the Closing) and (2) a number of shares of Buyer Class A Common Stock equal to the Blocker Stock Payment, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law); and (B) each unit or limited liability company interest of the Blocker Merger Sub issued and outstanding immediately prior to the First Blocker Merger Effective Time shall be converted into and exchanged for units or limited liability company interests of the Surviving Company.

(b) Second Blocker Merger.

(i) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Blocker Merger Effective Time, the Surviving Company shall be merged with and into the Buyer, whereupon the separate existence of the Surviving Company shall cease and the Buyer shall continue as the surviving corporation. The Buyer, as the surviving corporation in the Second Blocker Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

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(ii) Subject to the provisions of this Agreement, immediately following the First Blocker Merger Effective Time, the Buyer shall file a certificate of merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA and DGCL and shall make all other filings or recordings required under the DLLCA and DGCL in connection with the Second Blocker Merger. The Second Blocker Merger shall become effective upon the filing of such certificate of merger (such time, the “Second Blocker Merger Effective Time”).

(iii) At the Second Blocker Merger Effective Time, the effect of the Second Blocker Merger shall be as provided in this Agreement and the applicable provisions of DLLCA and DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Blocker Effective Time, all of the assets, property, rights, privileges, powers and franchises of the Surviving Company and the Buyer shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Surviving Company and the Buyer shall become the debts, liabilities and duties of the Surviving Corporation.

(iv) The Buyer A&R Certificate of Incorporation and the Buyer Bylaws shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until amended in accordance with applicable Law. From and after the Second Blocker Merger Effective Time, until successors are duly elected or appointed in accordance with applicable Law, the directors and officers of the Buyer at the Second Blocker Merger Effective Time shall be the directors and officers, as applicable, of the Surviving Corporation.

(v) On the terms and subject to the conditions of this Agreement, at the Second Blocker Merger Effective Time, by virtue of the Second Blocker Merger and without any action on the part of the Parties or any of their equityholders, the following shall occur: (A) any shares of Buyer Capital Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of Buyer Capital Stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of Buyer Capital Stock of the Surviving Corporation; and (B) all units or limited liability company interests in the Surviving Company shall be cancelled and extinguished and shall be converted for no consideration.

(c) Purchase and Sale of Acquired Company Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) the Buyer agrees to pay and transfer to the Unit Sellers the consideration described in Section 2.2 and Section 2.4 in exchange for the Acquired Company Units held by such Unit Sellers free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law), (ii) each Unit Seller agrees to sell, assign and transfer to the Buyer the Acquired Company Units held by such Unit Seller, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law) and (iii) the Buyer shall be admitted as the manager of the Company pursuant to the terms of the Company A&R Regulations.

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2.2 Purchase Price and Closing Date Payments. Subject to the fulfillment or waiver (where permissible) of the conditions set forth in Article VIII, at the Closing and in consideration for the transfer of the Acquired Company Units, the Buyer shall:

(a) pay (or cause to be paid) to the Unit Sellers, by wire transfer of immediately available funds to the account or accounts designated in Schedule 2.2(a) (or as such accounts may be updated in writing by the applicable Unit Seller no later than two Business Days prior to the Closing), an aggregate amount in cash equal to the Cash Purchase Price less the Blocker Cash Payment, which amount shall be allocated among the Unit Sellers in accordance with Schedule 2.2(a);

(b) on behalf of the Sellers, the Blocker or the Company or any of its Subsidiaries, as applicable, pay, or cause to be paid, the unpaid Company Transaction Expenses, to the applicable recipients thereof, by wire transfer of immediately available funds in accordance with the instructions and amounts set forth in Estimated Closing Statement;

(c) on behalf of the Blocker, the Company and the Company Subsidiaries, as applicable, pay, or cause to be paid, the Company Debt designated on the Estimated Closing Statement as Company Debt to be repaid in connection with the Closing, to the applicable recipients thereof, by wire transfer of immediately available funds in accordance with the Payoff Letters delivered to the Buyer pursuant to Article VIII or as otherwise set forth in the Estimated Closing Statement;

(d) pay the Buyer Transaction Expenses, in the amounts and to the accounts set forth in the schedule delivered pursuant to Section 2.3(b), by wire transfer of immediately available funds, which Buyer Transaction Expenses shall first be paid from the Non-Trust Expense Account;

(e) (i) on behalf of the Company, cause an amount in cash equal to the Phantom Payments to be paid to the Company, which shall be further distributed (less applicable Taxes required to be withheld in respect of the Phantom Payments) by the Company to the individuals entitled to such Phantom Payments in the amounts set forth in the Estimated Closing Statement, as promptly thereafter as practicable but in no event later than three Business Days following the Closing Date or, with respect to the Phantom Unit Payment, as required by the applicable Phantom Unit Award Agreement, in each case through the payroll of the Company, and (ii) the Company shall to pay to the proper Taxing Authority the aggregate amount of Taxes required to be withheld by the Company with respect to the Phantom Payments; and

(f) contribute to the Company (i) an amount in cash equal to the amount by which the Buyer Closing Cash exceeds the Cash Purchase Price, if any, by wire transfer of immediately available funds and (ii) to the extent the Invacor Transaction has been consummated, the outstanding equity interests of Pipelogic Services, L.L.C.

2.3 Closing Statement and Purchase Price Calculation.

(a) No later than 6:00 pm local time in Houston, Texas on the date on which the Offer has concluded, the Buyer shall notify the Company in writing of the Buyer Trust Amount upon conclusion of the Offer, as may have been reduced by reasonable withdrawals of interest thereon to pay Taxes in connection therewith (the “Final Buyer Trust Amount”).

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(b) At least five Business Days prior to the Closing, the Buyer shall deliver to the Company a written schedule setting forth the Buyer’s good faith estimate, together with reasonable supporting detail, of (i) the Buyer Transaction Expenses and (ii) the proceeds to be received by the Buyer pursuant to the Equity Financing.

(c) Following receipt of the Final Buyer Trust Amount and the estimates referenced in Section 2.3(b), and at least three Business Days prior to the Closing, the Company shall prepare and deliver to the Buyer a written schedule (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate, together with reasonable supporting detail, of the (i) Estimated Purchase Price, (ii) the Adjustment Amount and the components thereof, including (A) the Net Working Capital, (B) the Cash, (C) the Company Debt and (D) the Company Transaction Expenses, (iii) the Phantom Bonus Payments and Phantom Unit Payments, (iv) the Cash Purchase Price, (v) the number of Acquired Company Units, Retained Company Units and Company Units and (vi) the number of shares of Buyer Class B Common Stock to be issued. The Buyer shall be entitled to review and make reasonable comments and revisions to the Estimated Closing Statement. The Company will reasonably cooperate with the Buyer in the review of the Estimated Closing Statement, including providing the Buyer and its Representatives with reasonable access to the relevant books, records and employees of the Company and the Company Subsidiaries in order for the Buyer to review the Estimated Closing Statement. The Company will consider in good faith the Buyer’s comments and revisions and will revise the Estimated Closing Statement to reflect any of the Buyer’s reasonable comments and revisions.

(d) On the later of (x) 90 days after the Closing Date and (y) 30 days after the audited financial statements for the fiscal year ended December 31, 2018 have been issued, the Buyer Representative shall prepare and deliver to the Sellers Representative a written schedule (the “Closing Statement”), setting forth, together with reasonable supporting detail, the Buyer’s calculation of the Purchase Price and the Adjustment Amount and the components thereof, including: (i) the Net Working Capital; (ii) the Cash; (iii) the Company Debt; and (iv) the Company Transaction Expenses. The Closing Statement and each component thereof shall be calculated in good faith and, with respect to the Net Working Capital, the Accounting Methodology. The Adjustment Amount shall be calculated based on the Closing Statement and the components thereof, in each case as modified pursuant to Section 2.3(e).

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(e) During the 45-day period following the Sellers Representative’s receipt of the Closing Statement, the Sellers Representative shall be permitted to review the Buyer Representative’s work papers relating to the Closing Statement to the extent necessary for the Sellers Representative to complete its review of the Closing Statement and the calculation of the Purchase Price and the Adjustment Amount, including the Net Working Capital, the Cash, the Company Debt and the Company Transaction Expenses. During the review by the Sellers Representative of, and the resolution of any objections with respect to, the Closing Statement, Buyer shall and shall cause the Company and the Company Subsidiaries to (i) permit the Sellers Representative and its Representatives to have reasonable access to the Buyer’s and the Company’s and the Company Subsidiaries’ premises, employees, Representatives, books and records and (ii) furnish to the Sellers Representative and its Representatives such financial and operating data and other information as such Persons may reasonably request. Without limiting the foregoing, the Sellers Representative and its Representatives shall be entitled within such period to submit questions to the Buyer Representative concerning its calculation of the Purchase Price and Adjustment Amount and the Buyer Representative and the Sellers Representative shall and shall use their commercially reasonable efforts to cause, if necessary, their respective accountants to meet together at a mutually convenient time and place prior to the expiration of the review period in a bona fide attempt to resolve any questions or disputes which may have arisen. The Closing Statement shall become final and binding upon the Parties on the 45th day following delivery thereof, unless the Sellers Representative gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the specific items and matters in dispute (the “Disputed Matters”). If a Notice of Disagreement is received by the Buyer Representative in a timely manner, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (i) the date the Sellers Representative and the Buyer Representative resolve in writing the Disputed Matters or (ii) the date any Disputed Matters are finally resolved in writing by the Accounting Firm in accordance with this Section 2.3(e). During the 20-day period following the delivery of a Notice of Disagreement, the Sellers Representative and the Buyer Representative shall seek in good faith to resolve in writing the Disputed Matters. During such period the Buyer Representative shall have access to the work papers of the Sellers Representative prepared in connection with the Notice of Disagreement. If the Sellers Representative and the Buyer Representative are unable to resolve all Disputed Matters during such 20-day period, then within ten days following the expiration of such 20-day period, the Sellers Representative and the Buyer Representative shall submit in writing to the Accounting Firm for review any remaining Disputed Matters. The Sellers Representative and the Buyer Representative shall jointly request that the Accounting Firm render its reasoned written decision with respect to such remaining Disputed Matters for the purpose of calculating the Adjustment Amount within the 30-day period following submission of such Disputed Matters to the Accounting Firm (it being understood that in conducting such review and rendering such decision, the Accounting Firm shall be functioning as an expert and not as an arbitrator). The determination of the Disputed Matters by the Accounting Firm will be based on whether such Disputed Matters have been calculated in accordance with the provisions set forth in this Agreement. The Accounting Firm will make its determination solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. The Accounting Firm’s determination as to any Disputed Matter shall not be more beneficial to the Buyer Representative than the determination of that item or amount by the Buyer Representative in the Closing Statement or more beneficial to the Sellers than the determination of that item or amount in the Notice of Disagreement. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The cost of any such review and determination by the Accounting Firm (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.3(e) shall be allocated between the Buyer, on one hand, and the Sellers, on the other hand, based upon the extent to which each Party prevailed, as determined by the Accounting Firm. The fees (including attorneys’ fees) and disbursements of the Sellers’ independent auditors incurred in connection with their review of the Closing Statement and preparation of any Notice of Disagreement shall be borne by the Sellers, and the fees (including attorneys’ fees) and disbursements of the Buyer’s auditors incurred in connection with their preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by the Buyer. The Buyer Representative shall revise the Closing Statement and the Adjustment Amount to the extent necessary to reflect the resolution of any Disputed Matters pursuant to the provisions of this Section 2.3(e).

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(f) If the difference between the Adjustment Amount (as finally determined pursuant to Section 2.3(e)) and the Adjustment Amount set forth in the Estimated Closing Statement is greater than zero, then the Company shall, and the Buyer shall cause the Company to, promptly (but in any event within ten days after such final determination) deliver to the Sellers Representative, to be further distributed to the Sellers, an amount equal to such excess, to be distributed to the Sellers in proportion to the number of Company Units held by such Sellers as of immediately prior to the Closing, in each case by wire transfer of immediately available funds to the account or accounts designated by the Sellers Representative. If the difference between the Adjustment Amount (as finally determined pursuant to Section 2.3(e)) and the Adjustment Amount set forth in the Estimated Closing Statement is negative, then the Sellers Representative shall promptly (but in any event within ten days after such final determination) deliver to the Company an amount equal to the absolute value of such deficiency by wire transfer of immediately available funds to the account designated by the Company.

(g) Notwithstanding anything to the contrary in this Agreement, in the event that any payment of cash under this Agreement to the Blocker Seller or its successors or assignees would cause the cumulative amount treated as paid in cash for U.S. federal income tax purposes to the Blocker Seller pursuant to this Agreement to exceed 60% of an amount equal to (i) the fair market value of shares of Buyer Class A Common Stock to be issued to the Blocker Seller hereunder (determined by using the average of the high and low trading price on the date that the Blocker Seller became entitled to such payment), plus (ii) the cumulative amount of cash paid to the Blocker Seller pursuant to this Agreement (or that would be so paid but for this Section 2.3(g)), then such excess cash amount (the “Blocker Seller Tax Adjustment Amount”) shall instead be paid to the Blocker Seller or its successors or assignees in the form of a number of shares of Buyer Class A Common Stock (the “Blocker Seller Tax Adjustment Shares”) equal to the first round number exceeding (A) the Blocker Seller Tax Adjustment Amount divided by (B) the lesser of (I) the average of the daily VWAP of a share of Buyer Class A Common Stock for the 10 trading days immediately prior to the date of issuance of any Blocker Seller Tax Adjustment Shares and (II) the average of the high and low trading price of the Blocker Seller Tax Adjustment Shares on the date that the Blocker Seller or its successors or assignees became entitled to such Blocker Seller Tax Adjustment Shares.

2.4 Issuance of Buyer Class B Common Stock. At the Closing, the Buyer shall (a) issue to the Continuing Members, one share of Buyer Class B Common Stock for each Retained Company Unit, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law), and (b) make appropriate book entries (to the accounts designated by the Unit Sellers in writing prior to Closing) evidencing the issuance to the Unit Sellers of such shares of Buyer Class B Common Stock.

2.5 Pre-Closing Reorganization. Prior to the First Blocker Merger, the Blocker will cause (a) any cash held by the Blocker to be distributed to the Blocker Seller or used to repay any indebtedness of the Blocker, (b) any indebtedness of the Blocker to be capitalized or repaid and (c) the equity interests of the Company held indirectly by the Blocker to be distributed to the Blocker (such actions in clauses (a), (b) and (c) are referred to as the “Pre-Closing Reorganization”). Effective prior to the First Blocker Merger Effective Time, the only asset of the Blocker will be the Acquired Company Units held by the Blocker, and the Blocker will have no liabilities other than accrued but unpaid Taxes, if any.

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2.6 Tax Treatment; Purchase Price Allocation.

(a) The Parties agree that (i) the sale and purchase of the Acquired Company Units is intended for all applicable income Tax purposes to be treated as a taxable sale and purchase of partnership interests (and (ii) the First Blocker Merger and the Second Blocker Merger, taken together as an integrated transaction, are intended for all applicable income Tax purposes to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to qualify as, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) (clauses (i) and (ii), the “Intended Tax Treatment).

(b) Within 60 days of the final determination of Net Working Capital, the Buyer Representative shall provide to the Sellers Representative a schedule allocating the Purchase Price, and all other amounts constituting consideration for federal income Tax purposes, allocable to the Acquired Company Units among the assets of the Company (the “Allocation Schedule”), which such schedule shall be prepared in a manner consistent with Sections 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder. If the Sellers Representative does not object to such Allocation Schedule provided by the Buyer Representative within 45 days of receipt of such Allocation Schedule, then such Allocation Schedule shall be final and binding on the Parties. If the Sellers Representative objects to such Allocation Schedule provided by the Buyer Representative within 45 days of receipt of such Allocation Schedule, then the Parties shall work together in good faith to resolve all disputed items and agree upon the Allocation Schedule; provided, that, if the Parties are not able to resolve all disputed items within 30 days of the Sellers Representative’s objection, then the Parties shall submit all unresolved disputed items to the Accounting Firm for resolution and the Parties will instruct the Accounting Firm to render a final determination as soon as reasonably practicable, and the Allocation Schedule as mutually agreed upon by the Parties or as finally determined by the Accounting Firm, as applicable, shall be final and binding on the Parties. The fees, costs and expense of the Accounting Firm shall be borne by Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not determined in a Party’s favor bears to the total amount at issue as finally determined by the Accounting Firm. The Parties shall make appropriate adjustments to the Allocation Schedule to reflect changes in the Purchase Price.

(c) The Parties shall, and shall cause their respective Affiliates to, report, act and file all Tax Returns in all respects and for all purposes consistent with the Intended Tax Treatment and the Allocation Schedule, as finally determined and as adjusted pursuant to Section 2.6(b), including for purposes of (i) Treasury Regulation Section 1.743-1(d)(2) in determining the applicable adjustment to the U.S. federal income Tax basis of the Company’s assets and (ii) Treasury Regulation Section 1.751-1(a)(2) in determining the character of each Seller’s gain or loss, as the case may be, for U.S. federal income Tax purposes in respect of the transactions contemplated by this Agreement. From and after the date hereof, (x) the Parties shall not take, or knowingly fail to take, any action that could reasonably be expected to prevent such Intended Tax Treatment and (y) the Parties shall cooperate to provide each other with Tax representation letters containing normal and customary representations, warranties and covenants for purposes of any Tax opinion with respect to the Intended Tax Treatment described in clause (ii) of Section 2.6(a) to be rendered in connection with the transactions contemplated by this Agreement, including any such Tax opinion required to be provided in connection with any filings with the SEC. The Parties agree to notify each other with respect to the initiation of any Action by any Taxing Authority relating to the Intended Tax Treatment or the Allocation Schedule, to consult with each other with respect to any such Action by such Taxing Authority, and to not take any position during the course of any such Action by such Taxing Authority that is inconsistent with the Intended Tax Treatment or with the Allocation Schedule, unless required by a determination within the meaning of Section 1313 of the Code (or any analogous provision of state, local or non-U.S. Law).

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2.7 Closing. Unless another date, location or time is mutually agreed upon by the Buyer and the Company, the closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and executed signature pages on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date or at such other time and place as the Buyer and the Company agree in writing (the date upon which the Closing occurs is referred to as the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

2.8 Withholding. The Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as the Buyer or the Company (or any Affiliate thereof) shall determine in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law; provided, that in the event that the Buyer or the Company determines that any such deduction or withholding is required, other than with respect to payments to any current or former employee or service provider in the nature of compensation that are processed and paid through payroll, the Buyer will notify the Sellers Representative in writing as soon as practicable (and, in no event less, than 10 days prior to the expected date of payment), setting forth in reasonable detail the basis for such deduction or withholding, and the Buyer and the Company will cooperate with the Sellers Representative to eliminate or reduce such deduction or withholding and consider in good faith any Tax forms or other information or document submitted by the Sellers Representative. To the extent that amounts are so withheld by the Buyer or the Company (or any Affiliate thereof), the Buyer or the Company (or applicable Affiliate) shall pay over such amount to the applicable Governmental Authority (together with any applicable Tax Returns) and such amounts so withheld and paid over will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

ARTICLE III
representations and warranties of THE SELLERS

Except as set forth in the Disclosure Letter, each Seller represents and warrants, solely with respect to itself, himself or herself, as the case may be, to the Buyer as of the Effective Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

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3.1 Existence and Good Standing, Capacity, Authority, Validity and Enforceability. To the extent a Seller is an entity, such Seller is duly organized, validly existing and to the extent applicable in the respective jurisdiction, in good standing under the Laws of the jurisdiction in which it is organized or formed and has full corporate, limited liability or other applicable business entity power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. Each Seller has the requisite power and authority or capacity, as applicable, to execute, deliver and perform this Agreement and the Ancillary Agreements to which such Seller is or will become a party and to consummate the Transactions. Other than the adoption of this Agreement by the Blocker Seller as the sole equityholder of the Blocker in connection with the First Blocker Merger (which will be effected promptly following execution of this Agreement), the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is or will become a party and the consummation of the Transactions has been duly and validly authorized by all necessary action on the part of such Seller, and no other action is necessary on the part of such Seller to authorize this Agreement and the Ancillary Agreements to which such Seller is or will become a party and to consummate the Transactions. Seller has duly executed and delivered this Agreement and at or prior to the Closing will duly execute and deliver the Ancillary Agreements to which such Seller will become a party and, assuming due authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes and upon execution and delivery of the Ancillary Agreements to which such Seller is or will become a party, each such Ancillary Agreement will constitute, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (the immediately preceding clauses (a) and (b) are collectively referred to as the “General Enforceability Exceptions”).

3.2 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by such Seller, nor the execution and delivery of the Ancillary Agreements to which such Seller is or will become a party, nor the consummation by such Seller of the Transactions, nor compliance by such Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Organizational Documents of such Seller, (ii) conflict with, constitute or result in a material breach (with or without the lapse of time, the giving of notice or both) of any term, condition or provision of, or constitute a material default (with or without the lapse of time, the giving of notice or both) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any Company Interests held by such Seller or, pursuant to any Contract to which such Seller is a party or by which any of the Company Interests (or Company Units following adoption of the Company A&R Regulations) held by such Seller may be subject, or (ii) assuming receipt of the Consents listed in Schedule 3.2(b), conflict with, violate, or result in a breach (with or without the lapse of time, the giving of notice or both) of any material Order or Law applicable to such Seller or any of the Company Interests (or Company Units following adoption of the Company A&R Regulations) held by such Seller.

(b) Other than the adoption of this Agreement by the Blocker Seller as the sole equityholder of the Blocker in connection with the First Blocker Merger (which will be effected promptly following execution of this Agreement), no Consent is required to be obtained by such Seller for the execution, delivery or performance of this Agreement and the Ancillary Agreements to which such Seller is or will become a party and the consummation of the Transactions, except (i) as set forth in Schedule 3.2(b), (ii) as required under the HSR Act and the foreign antitrust or competition Laws set forth on Schedule 3.2(b), or (iii) those the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller’s ability to perform its obligations hereunder.

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3.3 Title. As of the Effective Date, such Unit Seller has good and valid title to the Company Interests held by such Unit Seller (which Company Interests are set forth opposite such Unit Seller’s name on Schedule 3.3), free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law). Following the Pre-Closing Reorganization and the adoption of the Company A&R Regulations, (a) the Blocker Seller will have good and valid title to the Blocker Interests, (b) the Blocker will have good and valid title to the Company Units identified as held by it in the Company A&R Regulations and (c) each Unit Seller will have good and valid title to the Company Units held by such Unit Seller, in each case, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law). The sale of Acquired Company Units by such Unit Seller as provided herein shall, upon delivery to the Buyer at Closing, vest the Buyer with good and valid title to such Acquired Company Units, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law). Other than this Agreement, such Seller is a not a party to (or has irrevocably terminated) any option, warrant, right, stockholder, operating agreement, voting trust, proxy or other agreement, commitment or understanding with respect to the transfer, disposition or acquisition of the Company Interests (or Company Units following adoption of the Company A&R Regulations) or any other equity interests of any of the Company Subsidiaries or the voting of any of the Company Interests (or the Company Units following the adoption of the Company A&R Regulations), and has not and will not enter into the foregoing with respect to the Company Units.

3.4 Brokers. Except for J.P. Morgan Securities LLC, no broker, finder or similar agent has been employed by or on behalf of the Sellers, and no Person with which the Sellers has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee or similar fee in connection with this Agreement or the Transactions for which the Company or the Company Subsidiaries are liable for.

3.5 Seller Information. None of the information supplied or to be supplied by such Seller or any of such Seller’s Affiliates or Representative relating to such Seller or any of such Seller’s or Seller’s Affiliates’ equityholders, members, managers, directors, control Persons and Representatives expressly for inclusion in the filings with the SEC contemplated by this Agreement, mailings to the Buyer’s stockholders with respect to the Offer, or the redemption of the Offering Shares, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Proxy Statement), will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by such Seller or that are included in such filings and/or mailings). No representation or warranty is made by such Seller or any of such Seller’s Affiliates or Representative with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, the Buyer or any of its Affiliates or Representatives or any other Person.

3.6 No Other Representations and Warranties. EACH SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS, EACH SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO SUCH SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE BUYER, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE BUYER AND ANY OF ITS ASSETS OR PROPERTIES, INCLUDING ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES. NO SELLER NOR ANY OTHER PERSON ACTING ON ANY SELLER’S BEHALF HAS RELIED ON ANY INFORMATION OR ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS.

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ARTICLE IV
representations and warranties OF the COMPANY

Except as set forth in the Disclosure Letter, the Company represents and warrants to the Buyer as of the Effective Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

4.1 Existence and Good Standing; Books and Records.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company is qualified or otherwise authorized to act as a foreign company and, to the extent such concept is recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has the requisite limited liability company power and authority necessary to carry on its business as currently conducted. The Company is not in default under or in violation of any material provision of its Organizational Documents.

(b) Schedule 4.1(b) sets forth, as of the Effective Date, each Subsidiary of the Company (collectively, the “Company Subsidiaries”) and its jurisdiction of organization or formation. Each of the Company Subsidiaries is duly organized or formed, validly existing and, to the extent such concept is recognized, in good standing under the Laws of the jurisdiction of its organization or formation. Each of the Company Subsidiaries is qualified or otherwise authorized to act as a foreign entity and, to the extent such concept is recognized, is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company Subsidiaries has the requisite power and authority to carry on its business as currently conducted. None of the Company Subsidiaries is in default under or in violation of any material provision of their respective Organizational Documents. None of the foreign Company Subsidiaries (i) have conducted any operations since the date of their respective organizations or formations and do not currently conduct any operations and (ii) have not had at any time and do not currently have any assets other than the equity interests of those certain other foreign Company Subsidiaries set forth on Schedule 4.1(b).

(c) The Company has made available to the Buyer true and complete copies of all Organizational Documents of the Company and the Company Subsidiaries, each as amended as of the Effective Date.

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4.2 Authority, Validity and Enforceability. The Company has the requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or will become a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement and the Ancillary Agreements to which the Company is or will become a party and to consummate the Transactions. The Company has duly executed and delivered this Agreement and at or prior to the Closing will duly execute and deliver the Ancillary Agreements to which the Company will become a party and, assuming the due authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes and upon execution and delivery of the Ancillary Agreements to which the Company is or will become a party, each such Ancillary Agreement will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as limited by the General Enforceability Exceptions.

4.3 Capitalization.

(a) As of the Effective Date, the Unit Sellers and Blocker are the record and beneficial owner of all of the Company Interests, which Company Interests constitute all of the issued and outstanding equity interests of the Company. Schedule 4.3(a) sets forth the ownership of the Company Interests of each Unit Seller and the Blocker as of the Effective Date. All issued and outstanding Company Interests have been duly authorized and validly issued and are fully paid and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under which the Company is a party or otherwise bound. Except as set forth on Schedule 4.3(a) or, upon adoption of the Company A&R Regulations, the Company Units, there are no (i) outstanding securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of the Company, (iii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for equity securities of the Company, and (iv) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity securities. Prior to the Closing, all Company Interests will be converted into Company Units as contemplated by the Company A&R Regulations such that as of the Closing, the Company Units will represent the only issued and outstanding equity interests of the Company, which Company Units will be held, collectively, by the Unit Sellers and Blocker. The Company Units when issued, shall have been duly authorized and validly issued, will be fully paid and will be issued in compliance with all applicable Laws and will not be subject to and will not be issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under which the Company is a party or otherwise bound.

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(b) Schedule 4.3(b) sets forth, for each of the Company Subsidiaries as of the Effective Date, (i) the number and kind of its authorized equity securities, (ii) the number and kind of its issued and outstanding equity securities and (iii) the names of all owners of its equity securities and the number and kind of equity securities held by each such owner. All issued and outstanding equity securities of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and, where applicable, non-assessable and were issued in compliance with all applicable Laws and are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under which any of the Company Subsidiaries is a party or otherwise bound. The Company Subsidiaries are the only Subsidiaries of the Company. Neither the Company nor the Company Subsidiaries own, of record or beneficially, any direct or indirect interest or any right (contingent or otherwise) to acquire the equity interests of any other Person, except the Company Subsidiaries. As of the Effective Date, the Company directly or indirectly owns all outstanding equity securities of the Company Subsidiaries, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law). With respect to each of the Company Subsidiaries, there are no (A) outstanding securities convertible or exchangeable into equity of such Company Subsidiary, (B) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities or securities convertible or exercisable for or exchange into any equity securities of such Company Subsidiary, (C) outstanding contractual obligations of such Company Subsidiary to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for equity securities of such Company Subsidiary, or (D) voting trusts or other agreements or understandings to which such Company Subsidiary is a party or by which such Company Subsidiary is bound with respect to the voting, transfer or other disposition of its equity securities.

(c) Schedule 4.3(c) sets forth, with respect to each grant of Phantom Units remaining in effect as of the Effective Date, the holder of such grant and the number of Phantom Units subject to such grant.

4.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Company or the Sellers nor the execution and delivery of the Ancillary Agreements to which the Company is or will become a party, nor the consummation by the Company or the Sellers of the Transactions, nor compliance by the Company or the Sellers with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the Organizational Documents of the Company or the Company Subsidiaries, (ii) except as set forth in Schedule 4.4(a), conflict with, constitute or result in a material breach (with or without the lapse of time, the giving of notice or both) of any term, condition or provision of, or constitute a material default (with or without the lapse of time, the giving of notice or both) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Company or the Company Subsidiaries, pursuant to any Material Contract or Real Property Leases to which any of them is a party, or (iii) subject to receipt of the Consents listed in Schedule 4.4(b), conflict with, violate, or result in a breach (with or without the lapse of time, the giving of notice or both) of any material Order or Law applicable to the Company or the Company Subsidiaries or any of their respective properties or assets.

(b) No Consent is required to be obtained by the Company or the Company Subsidiaries for the execution, delivery or performance of this Agreement or the Ancillary Agreement to which it is or will become a party and the consummation of the Transactions, except (i) as set forth in Schedule 4.4(b), (ii) as required under the HSR Act and the foreign antitrust or competition Laws set forth on Schedule 4.4(b), or (iii) those the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.5 Financial Statements.

(a) Copies of the following financial statements have been made available to the Buyer (i) the audited consolidated balance sheets of the Operating Company and its Subsidiaries as at December 31, 2015, December 31, 2016 and December 31, 2017 and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Operating Company and its Subsidiaries as of August 31, 2018 (the “Balance Sheet Date”), and the related unaudited consolidated statement of operations for the eight-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) The Audited Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis, and fairly and accurately present, in all material respects, the financial position, results of operations, members’ equity, and cash flows of the Operating Company and its Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated. The Interim Financial Statements have been prepared by management in accordance with GAAP (except for the absence of footnote disclosure and any customary year-end adjustments (the effect of which will not, individually or in the aggregate, be material)), and on that basis fairly and accurately present, in all material respects, the financial position, results of operations, members’ equity and cash flows of the Operating Company and its Subsidiaries, on a consolidated basis, as of the dates and for the periods indicated. The Financial Statements were derived from the books and records of the Operating Company and its Subsidiaries.

(c) The Operating Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that transactions are (i) executed in accordance with management’s general or specific authorizations and (ii) recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets.

(d) Schedule 4.5(d) sets forth the Company Debt as of the Effective Date.

(e) The Company and the Company Subsidiaries do not have any Liabilities of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP arising out of transactions or events entered into prior to the Effective Date, except for Liabilities (i) set forth in Schedule 4.5(d), (ii) adequately accrued or reserved against in the Financial Statements, (iii) that have arisen after the date of the Financial Statements in the Ordinary Course of Business, (iv) that are Company Transaction Expenses or (v) would not be material to the Company or the Company Subsidiaries, taken as a whole.

4.6 Conduct of Business. Except for the transactions contemplated hereby or as set forth in Schedule 4.6: (a) since December 31, 2017, the Company and the Company Subsidiaries have conducted their businesses and operations in the Ordinary Course of Business; (b) since December 31, 2017, through the Effective Date, there has not been any effects, events, occurrences, developments, state of facts or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect; and (c) since December 31, 2017, the Company and the Company Subsidiaries have not taken any action of the type described in Section 7.1(a) through (u).

4.7 Taxes. Except as set forth in Schedule 4.7:

(a) Each of the Company and the Company Subsidiaries has filed all income and other material Tax Returns that such Person was required to file and has paid all Taxes due and payable (whether or not shown on any Tax Return). All such Tax Returns were correct and complete in all material respects.

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(b) All Taxes of the Company and the Company Subsidiaries not yet due and payable have been accrued on the books of the Company or the applicable Company Subsidiary to the extent required by the GAAP.

(c) Each of the Company and the Company Subsidiaries has timely and properly withheld (i) all required amounts from payments to its employees, agents, contractors, nonresidents, members, lenders and other Persons, and (ii) all sales, use, ad valorem, and value added Taxes. Each of the Company and the Company Subsidiaries has remitted all such withheld Taxes to the proper Taxing Authority in accordance with all applicable Laws.

(d) None of the Sellers, the Company, nor any Company Subsidiary has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request pending with any Taxing Authority that relates to the Taxes or Tax Returns of the Company or the Company Subsidiaries. No power of attorney granted by the Company or any Company Subsidiary with respect to any Taxes is currently in force.

(e) Neither the Company nor any Company Subsidiary has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, in each case other than any extension of time granted for filing a Tax Return.

(f) Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement other than any Commercial Tax Agreement. All amounts payable with respect to (or by reference to) Taxes pursuant to any Commercial Tax Agreement have been timely paid in accordance with the terms of such Commercial Tax Agreement.

(g) There are no Liens (other than Permitted Liens) for unpaid Taxes on the assets of the Company or the Company Subsidiaries.

(h) As of the Effective Date, there is no audit or other Action currently in progress, pending or, to the Company’s Knowledge, threatened with respect to the Company or the Company Subsidiaries in respect of any Tax. Neither the Company nor any Company Subsidiary nor any Seller as a result of its ownership of the Company or the Company Subsidiaries has ever received a written notice from a Taxing Authority that the Company or any Company Subsidiary is required to pay Taxes or file Tax Returns in a jurisdiction where the Company or such Company Subsidiary does not file Tax Returns or pay Taxes. Neither the Company nor any Company Subsidiary has commenced a voluntary disclosure proceeding in any state, local or non-U.S. jurisdiction that has not been fully resolved or settled.

(i) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract other than any Commercial Tax Agreement.

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(j) Neither the Company nor any Company Subsidiary has engaged in any transaction that could affect its income Tax liability for any period not closed by the applicable statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the effective dates).

(k) Neither the Company nor any Company Subsidiary is party to any material Tax incentive agreement with any Taxing Authority.

(l) The Company is (and has been for its entire existence) classified as a partnership for all income Tax purposes and no election has been made (or is pending) to change such treatment. Each Company Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia is (and has been for its entire existence) classified as a partnership or “disregarded entity” for all income Tax purposes and no election has been made (or is pending) to change such treatment. Schedule 4.7(l) sets forth the current U.S. federal income Tax classification of each other Company Subsidiary.

(m) The Company has not made an election pursuant to Treasury Regulations Section 301.9100-22T.

(n) Neither the Company nor any Company Subsidiary has a permanent establishment or otherwise has an office or fixed place of business (within the meaning of any applicable Tax treaty or Tax Law) in a country other than the country in which such Acquired Entity is incorporated or otherwise organized. Neither the Company nor any Company Subsidiary engages in (or has engaged in) a trade or business in a country other than the country in which such entity is incorporated or otherwise organized to the extent any such activities would require the Company or any Subsidiary to file Tax Returns or pay Taxes in any such country.

(o) No Company Subsidiary organized under the laws of a non-U.S. jurisdiction owns any interest in “United States real property” within the meaning of Section 897 of the Code or “United States property” for purposes of Section 956 of the Code.

(p) Neither the Company nor any of Company Subsidiary has included, or will be required to include, in income any amount by reason of Section 965 of the Code.

(q) The Company made an election under Section 754 of the Code for its tax year ended December 31, 2015 (or such an election had been made previously).

(r) The Company and each Company Subsidiary have each complied in all respects with all transfer pricing rules (including retaining appropriate documents for all transfer pricing arrangements for purposes of Section 482 or any similar provision of non-U.S. Law.

(s) Neither the Company nor any Company Subsidiary is required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or deferred revenue received prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period requested prior to the Closing; or (v) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing. Neither the Company nor any Company Subsidiary has made an election (including a protective election) pursuant to Section 108(i) of the Code.

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(t) Neither the Company nor any Company Subsidiary owns an interest in any (i) entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) “passive foreign investment corporation” within the meaning of Section 1297 of the Code.

(u) No asset of the Company or any Company Subsidiary is tax-exempt use property under Section 168(h) of the Code. No portion of the cost of any asset of the Company or any Company Subsidiary has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Section 103(a) of the Code. None of the assets of the Company or any Company Subsidiary is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Section 168(f)(8) of the Code.

4.8 Real Property. As of the Effective Date, the Company and the Company Subsidiaries do not own any real property. Schedule 4.8(a) contains a true, correct and complete description of the real property leased, subleased, licensed or otherwise occupied by the Company or the Company Subsidiaries (the “Leased Real Property”). The Leased Real Property listed in Schedule 4.8(a) comprises all material real property interests used in the conduct of the business and operations of the Company and the Company Subsidiaries as currently conducted. All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) that are, in all material respects, valid instruments enforceable in accordance with their respective terms, except as limited by the General Enforceability Exceptions. The Company has delivered to the Buyer true, correct and complete copies of the Real Property Leases. As of the Effective Date, each of the Real Property Leases is in full force and effect and there is no material default or material breach by the Company or the Company Subsidiaries, or to the Company’s Knowledge, any other party, in the performance of any obligation thereunder or any material provision thereof. Except as set forth in Schedule 4.8(b), neither the Company nor any of the Company Subsidiaries has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. There is no pending or, to the Company’s Knowledge, threatened zoning application or proceeding or condemnation, eminent domain, or taking proceeding with respect to any of the Leased Real Property.

4.9 Personal Property. Except as described in Schedule 4.9, the Company or the Company Subsidiaries has good and valid title to (or, in the case of leased tangible personal property, a valid and subsisting leasehold interest in), free and clear of all Liens (other than Permitted Liens), all of the tangible personal property used by the Company and the Company Subsidiaries as presently conducted, including, all reflected in the Interim Financial Statements and all tangible personal property acquired by the Company or the Company Subsidiaries since the Balance Sheet Date in the Ordinary Course of Business, in each case free and clear of all Liens (other than Permitted Liens), except for (a) sales or other dispositions of personal property in the Ordinary Course of Business that are replaced by similar assets or properties, (b) personal property sold, consumed, used or otherwise disposed in the Ordinary Course of Business since the Balance Sheet, Date, or (c) dispositions of used, worn out, obsolete or surplus assets or properties since the Balance Sheet, Date. All such items of tangible personal property that are material to the operations of the business of the Company and the Company Subsidiaries are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. The tangible assets owned or leased by the Company and the Company Subsidiaries constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Company and the Company Subsidiaries after the Closing, in each case, in the same manner and in all respects as conducted as of the Effective Date.

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4.10 Intellectual Property.

(a) Schedule 4.10(a) sets forth a list of all patented, registered and applied-for Intellectual Property, and material unregistered Trademarks, in each case which is owned or purported to be owned by the Company or any of the Company Subsidiaries (together with all other Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries, collectively, the “Company Intellectual Property”). The Company or one of the Company Subsidiaries has good and valid title to and is the exclusive owner of the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company Intellectual Property set forth on Schedule 4.10(a) is valid, subsisting and, to the Company’s Knowledge, enforceable.

(b) Except as set forth in Schedule 4.10(b), the Company and the Company Subsidiaries own or, if not owned, have the right to use, all of the Intellectual Property that is used by them and that is material to the operations of their businesses (as currently conducted). The former and current products, services and conduct of the businesses of the Company and the Company Subsidiaries and the manufacture, importation, distribution, sale and use of such products and services does not infringe or otherwise violate any Person’s Intellectual Property rights, and there is no, and since December 31, 2015 there has been no written claim of any such infringement or violation, or challenge to the ownership, registration, validity or enforceability of any Company Intellectual Property, pending or threatened against the Company or the Company Subsidiaries. To the Company’s Knowledge, no Person is infringing or otherwise violating any Company Intellectual Property, and no claim of any such infringement or violation is pending or threatened against any Person by the Company or the Company Subsidiaries or has been threatened against any Person since December 31, 2015.

(c) The Company and the Company Subsidiaries have taken all commercially reasonable measures to preserve and maintain the confidentiality of all material Trade Secrets and other material confidential Intellectual Property that is owned by the Company or any of the Company Subsidiaries. No current or former employee, contractor or consultant of the Company or any of the Company Subsidiaries has any right, title or interest in any Company Intellectual Property that is material to the operations of the business of the Company and the Company Subsidiaries. Each Person that has developed any such Company Intellectual Property has assigned such Company Intellectual Property to the Company or one of the Company Subsidiaries by a written assignment agreement or by operation of law. To the Company’s Knowledge, no Person is in violation of any such confidentiality or assignment agreements.

(d) All Software that is Company Intellectual Property and that is material to the operations of the business of the Company and the Company Subsidiaries (“Company Owned Software”) (i) conforms in all material respects with all specifications, representations and warranties established by the Company and the Company Subsidiaries or conveyed thereby to its or their customers, (ii) is operative for its intended purpose free of any material defects or deficiencies and, to the Company’s Knowledge, does not contain any virus, Trojan horse, worm, back door, time bomb, drop dead device or other malware or similar programs designed to disable, permit unauthorized access to, erase or otherwise harm Software, hardware or data, and (iii) have been maintained and supported by the Company and the Company Subsidiaries in accordance with their contractual obligations in all material respects and industry standards.

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(e) All source code for the Company Owned Software has been maintained strictly confidential and has not been disclosed to any Person other than employees and contractors with a need to know to perform services for the Company or the Company Subsidiaries and who are subject to a written confidentiality obligation. Neither the Company nor any of the Company Subsidiaries has any obligation to afford any Person access to any such source code. The Company is in possession of all documentation and other material relating to the Company Owned Software and third party Software that is used in and material to the businesses of the Company and the Company Subsidiaries, including (to the extent made available to Company and the Company Subsidiaries with respect to such third party Software) installation and user documentation, engineering specifications, flow charts and know-how, necessary for the use, maintenance, enhancement, development and other exploitation of such Company Owned Software as used in, or currently under development for, and the use of such third party Software as used in, the businesses of the Company and the Company Subsidiaries.

(f) No Publicly Available Software has been used, in whole or in part, in the former or current development, delivery or distribution of any Company Owned Software, nor licensed or distributed to any third party in combination with any such Company Owned Software in a manner that may (i) require, or condition the use or distribution of any such Company Owned Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Owned Software or (ii) otherwise impose any material limitation, restriction or condition on the right or ability of the Company or any of the Company Subsidiaries to use, distribute or enforce any Company Intellectual Property.

(g) The IT Assets are operational, fulfill the purposes for which they were acquired or developed in all material respects, and the Company and the Company Subsidiaries have implemented commercially reasonable security, back-ups and disaster recovery arrangements and hardware and Software support. To the Company’s Knowledge, the IT Assets have not suffered any material failure since December 31, 2015.

4.11 Material Contracts.

(a) Set forth in Schedule 4.11(a) is a true and correct list of Contracts in effect as of the Effective Date to which the Company or the Company Subsidiaries are parties which are in the categories listed below (other the Real Property Leases and any Contract that is, or relates to, any Employee Plan) (the “Material Contracts”):

(i) each Contract under which the Company or the Company Subsidiaries have borrowed any money or issued any note, bond, debenture or similar instrument, or have directly or indirectly guaranteed any borrowed money of any other Person or any note, bond, debenture or similar instrument issued by any other Person, in any such case involving unpaid principal amounts in excess of $2,500,000, other than the Credit Facility and intercompany loans, advances or receivables (or guarantees thereof) (it being understood that “borrowed any money” does not include any accounts payable);

(ii) (A) each material license agreement (including any covenant not to sue) (other than for commercially available off-the-shelf software having an aggregate replacement cost of less than $50,000), where the Company or the Company Subsidiaries are licensors or licensees of Intellectual Property and (B) each Contract relating to the development, ownership, registration or enforcement of any material Intellectual Property (other than non-disclosure agreements and employee agreements entered into in the Ordinary course of Business);

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(iii) each Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Company or the Company Subsidiaries, the performance of which involves unpaid commitments in excess of $2,500,000;

(iv) each Contract requiring the Company or the Company Subsidiaries perform services or sell products after the Closing, but only to the extent the total amount of payments to the Company or the Company Subsidiaries remaining under such Contract (A) in the case of a master service agreement or other program agreement, exceeds $5,000,000 in the aggregate for all work orders under such Contract and (B) in the case of an individual project agreement, exceeds $5,000,000 for all work performed under such Contract;

(v) each Contract with any vendor, subcontractor or independent contractor for the provision of goods or services and for which the Company or the Company Subsidiaries has any current or ongoing commitments or obligations and which obligate the Company or the Company Subsidiaries, individually or in the aggregate, to make payments in excess of $2,500,000 in the 12-month period after October 15, 2018, except for Contracts that are terminable on less than 90 days’ notice without material penalty or (B) requiring the Company or any of the Company Subsidiaries to purchase all or substantially all of its requirements for a particular product from a supplier;

(vi) each Contract relating to the lease, sublease or similar arrangement with any Person under which the Company or the Company Subsidiaries are lessors or lessees of any tangible personal property, in any such case, with aggregate annual payments in excess of $250,000;

(vii) each Contract limiting the right of the Company or the Company Subsidiaries to engage in or compete in any material respect with any Person in any business or in any geographical area (excluding any confidentiality, nondisclosure and non-solicit agreements or arrangements which are entered into by the Company or the Company Subsidiaries in the Ordinary Course of Business or in connection with a potential sale of the Company, in each case, other than any such agreements or arrangements with a competitor of the Company or the Company Subsidiaries);

(viii) each Contract that provides for a partnership or joint venture (excluding any sub-contractor arrangements entered into in the Ordinary Course of Business in which the Company or the Company Subsidiaries is subcontracting services from others) or similar Contract involving a sharing of profits, losses, costs or liabilities with any other Person;

(ix) each Contract that is (A) surety bond (including performance bond or bid bond) or (B) escrow arrangement;

(x) each Contract that (A) is an employment or consulting Contract that provides for annualized compensation equal to or greater than $150,000, (B) is a severance, change of control, retention, bonus, deferred compensation or similar Contract, or (C) provides for the indemnification or holding harmless of any officer, manager, director or employee;

(xi) each Contract that is a collective bargain agreement, project labor agreement or other similar Contract with any labor organization, union or association;

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(xii) each Contract that is a management, service, advertising, marketing, reseller, or sales representative agreement, in any such case which has an actual or anticipated aggregate future liability to any Person in excess of $150,000;

(xiii) any Contract with any Material Customer or Material Supplier;

(xiv) each Contract involving the acquisition by the Company or the Company Subsidiaries of any material business enterprise whether by merger, purchase, sale of stock or assets and which contains an ongoing obligation on the Company or the Company Subsidiaries; and

(xv) any Contract that is otherwise material to the Company and the Company Subsidiaries or their respective businesses other than Contracts entered into in the Ordinary Course of Business.

(b) A copy of each Material Contract has been made available to the Buyer. Each of the Material Contracts is in full force and effect (except to the extent such Material Contract terminates or expires after the Effective Date in accordance with its terms) and is a legal, valid and binding agreement of the Company or the Company Subsidiaries, as applicable, and is enforceable against the Company or the Company Subsidiaries, as applicable, in accordance with its terms, subject only to the General Enforceability Exceptions. None of the Company nor the Company Subsidiaries has received written notice of any material default or material breach of any Material Contract that has not been cured. There is no material default or material breach (including any condition that with the passage of time or the giving of notice would cause such a default or breach) of any Material Contract by the Company or the Company Subsidiaries, as applicable, or, to the Company’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof. None of the Company nor any Company Subsidiaries has received any written notice of (i) the intention of any party to terminate any Material Contract for cause or (ii) any stop work order or suspension of work order with respect to any Material Contract that is a Contract with a customer of the Company or the Company Subsidiaries.

4.12 Insurance. Schedule 4.12(a) sets forth, as of the Effective Date, a true and complete list of policies of insurance covering the Company or the Company Subsidiaries and their respective businesses (other than with respect to any Employee Plan) and assets (the “Insurance Policies”), and, with respect to each such Insurance Policy, (a) the Insurance Policy is in full force and effect, (b) all premiums owed prior to the Effective Date have been paid and (c) there is no material breach or default by the Company or the Company Subsidiaries. To the Company’s Knowledge, the Company and the Company Subsidiaries have not received any notice of cancellation or termination or non-renewal with respect to any such Insurance Policy. Except as set forth in Schedule 4.12(b), since December 31, 2015, no claim submitted under any Insurance Policy has been denied in whole or in part by the insurer thereunder.

4.13 Litigation. Except as set forth in Schedule 4.13(a), since December 31, 2015, there have not been, and there are no Actions pending, or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiaries or their respective assets, properties or business, in each case that, (a) would challenge or seek to enjoin, alter or materially delay the Transactions or (b) if adversely decided, would reasonably be expected to be material to the Company or the Company Subsidiaries, taken as a whole. Except as set forth in Schedule 4.13(b), to the Company’s Knowledge, there are no Actions pending or threatened in writing against any current or former employee, officer, manager or director of the Company or the Company Subsidiaries with respect to their business activities on behalf of the Company or the Company Subsidiaries.

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4.14 Compliance with Laws; Orders. Except as set forth in Schedule 4.14, since December 31, 2015, the Company and each of the Company Subsidiaries has complied in all material respects with Laws and Orders applicable to them or their respective assets, properties or business. Except as set forth in Schedule 4.14, since December 31, 2015, neither the Company nor the Company Subsidiaries have received written notification from any Governmental Authority that has not yet been fully resolved (a) that claims or alleges that the Company or the Company Subsidiaries are not in material compliance with any Law or Order applicable to any of them or their respective assets, properties or businesses, or (b) that threatens to revoke, rescind or modify any material Permit held by the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries is subject to any unsatisfied Order.

4.15 Permits. Except as set forth in Schedule 4.15, all Permits required to own, lease, maintain, operate and conduct the businesses of the Company and the Company Subsidiaries as currently conducted are (a) in the possession of the Company or the Company Subsidiaries, (b) in full force and effect and (c) being complied with, except for such Permits the failure of which to possess, to be in full force and effect or to be in compliance with have not had and would not reasonably be expected to have a Material Adverse Effect.

4.16 Labor Matters.

(a) Set forth on Schedule 4.16(a)(i) is a true, correct and complete: (i) list, as of October 12, 2018, of all employees of the Company and the Company Subsidiaries, as well as any individuals who are anticipated to be employees of the Company or the Company Subsidiaries prior to the Closing, and the title or position held; (ii) list, as of October 12, 2018, of the current annual base compensation (including base compensation for the fiscal year ended December 31, 2017), current bonus compensation (including for the fiscal year ended December 31, 2017) and a description of fringe benefits (other than those generally available to employees of the Company and the Company Subsidiaries); (iii) status of each such employee as “exempt” or “non-exempt” under the Fair Labor Standards Act of 1938 and any similar foreign, state or local law (“FLSA”); and (iv) employer and location of employment for all employees of each Company. Set forth on Schedule 4.16(a)(ii) is a true, correct and complete: (i) list, as of October 12, 2018, of all independent contractors providing services to the Company as of the Effective Date, (ii) list, as of October 12, 2018, of the fee for each such independent contractors and (iii) description of the services provided by each independent contractor.

(b) Except as set forth on Schedule 4.16(b): (i) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, works council agreement, letters of understanding, or similar agreement; (ii) no labor union, works council or other employee representative body (or any representative thereof) (“Employee Representative”) represents or, the Company’s Knowledge, has made any attempt to organize or represent, any employees of the Company or any Company Subsidiary; (ii) there is not, and there have not been since December 31, 2015, any strike, lockout, work stoppage, or slowdown pending or, to the Company’s Knowledge, threatened, against the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary is currently engaged in any negotiations with any Employee Representative; and (iv) to Company’s Knowledge, there is no Employee Representative that, pursuant to applicable Law or any agreement or understanding with the Company or any Company Subsidiary, must be notified, consulted or with which negotiations need to be conducted in connection with the Transactions.

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(c) Except as set forth on Schedule 4.16(c), there are no Actions or Orders against the Company or any Company Subsidiary involving their respective current or former employees or current or former independent contractors pending or, to the Company’s Knowledge, threatened, with any Governmental Authority based on, arising out of, in connection with or otherwise relating in any way to any labor or employment matters, the employment or termination of employment of any employee or the failure to employ any Person.

(d) There has been no “mass layoff” or “plant closing” (as defined by WARN Act or similar state or local laws) with respect to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has classified any Person as an independent contractor who should have been properly classified as an employee under applicable law. Each employee of the Company and each Company Subsidiary classified as “exempt” from overtime compensation under the FLSA has been properly classified as such.

4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) sets forth a list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other severance pay, salary continuation, bonus, incentive, stock option, equity-based compensation, or stock purchase program, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements, fringe benefit, retention, change of control, employment or deferred compensation, individual consulting, health, paid-time off, retiree or post-termination welfare, unemployment insurance, workers’ compensation, paid and unpaid time off, tuition assistance program, employment-related finder’s fee and referral bonus program, sick pay (income protection), disability benefits, commission plans, and any other benefit or compensation plans, Contracts, programs, funds or arrangements whether or not subject to ERISA, that is maintained, sponsored or contributed to by the Company or the Company Subsidiaries or members of the Company’s Controlled Group for the benefit of any current or former employee of the Company or the Company Subsidiaries (all of the above is collectively, the “Employee Plans”).

(b) As applicable with respect to each material Employee Plan, the Company has delivered to the Buyer, true and complete copies of (i) each Employee Plan, and in the case of an unwritten Employee Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements, insurance contracts and administrative and service provider agreements, (iii) the current summary plan description and each summary of material modifications thereto, as applicable, (iv) the three most recently filed annual reports (Form 5500 and all schedules thereto), as applicable, (v) the most recent IRS determination, opinion, or advisory letter and each currently pending application to the IRS for a determination letter, as applicable, (vi) the three most recent compliance and nondiscrimination tests performed under the Code, as applicable, and (vii) any material correspondence with or from the IRS, Department of Labor or any other Governmental Authority with respect to any matter that remains unresolved as of the date hereof.

(c) Each Employee Plan has been maintained, operated and administered in compliance with its terms and applicable Laws, in all material respects. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any material liability or excise tax under ERISA or the Code being imposed on the Company or the Company Subsidiaries. With respect to each Employee Plan all premiums, contributions, payments, reimbursements, accruals and distributions for all periods have been timely made, or if not yet due, properly accrued on the Financial Statements.

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(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Employee Plan is so qualified or is operated under the terms of a pre-approved plan for which the provider of the plan has received an IRS opinion or advisory letter that the Employee Plan is so qualified and no events have occurred that would be reasonably likely to adversely affect the qualified status of any such Employee Plan.

(e) Neither the Company nor any member of its Controlled Group has within the last six years maintained or had an obligation to contribute to, and no Employee Plan is, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064), or (iii) a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

(f) No Employee Plan is, (i) a “multiple employer welfare arrangement” (as such term is defined Section 3(40) of ERISA), or (ii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code).

(g) Except as set forth on Schedule 4.17(g), no Employee Plan provides for, and neither the Company nor any Company Subsidiary has any liability or potential liability with respect to, any post-termination health or life insurance or other welfare-type benefits for any former or current employees, consultants, independent contractors, directors or other service providers (or any spouse or dependent thereof) of the Company or any of the Company Subsidiaries, other than in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA, Code Section 4980B and any similar state continuation coverage Law (and for which the beneficiary pays the full cost of coverage).

(h) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i) No Action is pending or, to the Company’s Knowledge, threatened with respect to any Employee Plan (other than routine claims for benefits) and to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any such material Action. Schedule 4.17(i) sets forth a list of the Employee Plans that are the subject of any current audit, controversy or claim initiated by a Governmental Authority.

(j) Except as set forth on Schedule 4.17(j) and for severance obligations triggered solely as a result of a termination of employment with respect to Employee Plans disclosed on Schedule 4.17(a), neither the execution of this Agreement nor the consummation of any of the Transactions (either alone in connection with the occurrence of a subsequent event) will: (i) entitle any current or former officer, director, employee, independent contractor or consultant of the Company or its Subsidiaries to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, result in the exercisability or delivery of, or increase the amount or value of any compensation, payment, right, or other benefit due to any such individual; or (iii) increase the amount payable under or result in any other obligation pursuant to any Employee Plan.

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(k) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions contemplated by this Agreement by any employee, officer or director of the Company or the Company Subsidiaries who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(l) The Company is not a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of any employment or income Tax, including Taxes imposed under Section 4999 or Section 409A of the Code.

(m) Each Employee Plan that is a “nonqualified deferred compensation plans” within the meaning of Section 409A of the Code has been maintained in operational and documentary compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has or will result in any participant incurring income acceleration or Taxes under Section 409A of the Code.

4.18 Environmental. Except with respect to matters that (x) either have been fully resolved, provided, in each case, the Company and each Company Subsidiary has no outstanding liability or obligation pending and no liability is reasonably likely to arise in the future related to any resolved matter, (y) would not reasonably be expected to result in a material liability to the Company or the Company Subsidiaries, taken as a whole, or (z) as set forth in Schedule 4.18:

(a) the Company and the Company Subsidiaries are in, and since December 31, 2015, have been in material compliance with all Environmental Laws applicable to the Company or their respective use or operation of the Real Property;

(b) there has been no Release by the Company or the Company Subsidiaries at the Real Property or, to the Company’s Knowledge, at any previously owned, leased or operated real property, in each case, that requires cleanup or remediation by the Company or the Company Subsidiaries or has resulted in material liability to the Company pursuant to any Environmental Law;

(c) neither the Company nor the Company Subsidiaries have (i) received written notice under the citizen suit provisions of any Environmental Law, (ii) received any written notice of violation, demand letter, complaint, citation, information request, notice of “potentially responsible party” liability, or claim under any Environmental Law or (iii) been subject to or, to the Company’s Knowledge, threatened with any enforcement action by a Governmental Authority with respect to any Environmental Law;

(d) there is no Action relating to Environmental Laws or the Release of Hazardous Materials that is pending or, to the Company’s Knowledge, threatened against the Company or the Company Subsidiaries with respect to their respective businesses, the Company, or the Real Property;

(e) the Company has provided all Phase I environmental site assessment reports, Phase II reports, environmental or health or safety audits conducted in the three years preceding the Effective Date, any material documents related to any pending or threatened Action under Environmental Law and any other material documents related to the Company or any Company Subsidiary’s compliance or liability under Environmental Laws, in the Company’s or any Company Subsidiary’s possession or control.

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4.19 Customers; Suppliers.

(a) Schedule 4.19(a) sets forth a true and correct list of the top 20 customers (the “Material Customers”) of the Company and the Company Subsidiaries on a consolidated basis (based on the dollar amount of sales to such customers) for the year ended December 31, 2017 and for the period beginning on January 1, 2018 and ending on the Balance Sheet Date. None of the Company nor any of the Company Subsidiaries is engaged in any material dispute with any Material Customer and no Material Customer (i) has terminated its relationship with the Company or any of the Company Subsidiaries since the Balance Sheet Date or (ii) has indicated in writing its intent to terminate, materially limit, reduce or modify, or, to the Company’s Knowledge, threatened to terminate, materially limit, reduce or modify, its business relationship with the Company or the Company Subsidiaries.

(b) Schedule 4.19(b) sets forth the top 20 suppliers of goods (the “Material Suppliers”) to the Company and the Company Subsidiaries on a consolidated basis (based on the dollar amount of purchases of goods from such suppliers) for the year ended December 31, 2017 and for the period beginning on January 1, 2018 and ending on the Balance Sheet Date. None of the Company nor any of the Company Subsidiaries is engaged in any material dispute with any Material Supplier and no Material Supplier (i) has terminated its relationship with the Company or any of the Company Subsidiaries since the Balance Sheet Date or (ii) has indicated in writing its intent to terminate, materially limit, reduce or modify, or, to the Company’s Knowledge, threatened to terminate, materially limit, reduce or modify, its business relationship with the Company or the Company Subsidiaries.

4.20 Accounts Receivable. All accounts receivable reflected in the Interim Financial Statements and accounts receivable that are reflected on the books of the Company and the Company Subsidiaries since the Balance Sheet Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) (a) are obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business and (b) are not subject to any known refunds or adjustments or any defenses, rights of set off, assignment, restrictions, security interests or other Liens. Except as set forth in Schedule 4.20(a), as expressly set forth on the face of the Interim Financial Statements or, following the Effective Date, the books of the Company and the Company Subsidiaries, neither the Company nor the Company Subsidiaries has received written notice from or on behalf of any obligor of any such accounts receivable that such obligor is unwilling or unable to pay a material portion of such accounts receivable, except for any accounts receivable the failure of which to be paid would not reasonably be expected to have a Material Adverse Effect. Since the date of the Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable and there are no disputes regarding the collectability of any such accounts receivable. The Company and the Company Subsidiaries has not factored any of its accounts receivable. Except as set forth in Schedule 4.20(b), to the Company’s Knowledge, (i) the obligors in respect of the Company’s and the Company Subsidiaries’ accounts receivables are not in or subject to a bankruptcy or insolvency proceeding and (ii) none of the Company’s and the Company Subsidiaries’ accounts receivables have been made subject to an assignment for the benefit of creditors.

4.21 Retainage. Schedule 4.21 sets forth, as of the Effective Date, the retainage amounts held by customers of the Company and the Company Subsidiaries pending completion of the applicable project, which has been calculated in accordance with GAAP, together with a description of the Contracts relating thereto.

4.22 Related Party Transactions. Except as set forth in Schedule 4.22, the Company and the Company Subsidiaries are not party to any material Contract with any of their officers, directors, stockholders, partners or members or any of the Sellers or Blocker Seller other than (i) transactions whereby a Seller has acquired or sold any Company Interests or other equity securities of the Company and (ii) employment and similar arrangements (including any Employee Plan). Except with respect to as set forth on Schedule 4.22, no Seller, nor any officer, director, stockholder, partner or member of any Seller (“Related Persons”) (a) owes any amount to the Company or the Company Subsidiaries, (b) is involved in any business arrangement or other relationship with the Company or the Company Subsidiaries, (c) owns any property or right, tangible or intangible, that is used by the Company or the Company Subsidiaries or (d) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or the Company Subsidiaries (other than in connection with ownership of stock of a publicly traded company). None of the Company nor any of the Company Subsidiaries owes any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person.

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4.23 Brokers. Except for J.P. Morgan Securities LLC, no broker, finder or similar agent has been employed by or on behalf of the Company and the Company Subsidiaries, and no Person with which the Company and the Company Subsidiaries have had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or similar fee in connection with this Agreement or the Transactions.

4.24 Company Information. None of the information supplied or to be supplied by the Company or any of its Affiliates relating to the Company or the Company Subsidiaries or any of their respective equityholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC contemplated by this Agreement, mailings to the Buyer’s stockholders with respect to the Offer, or the redemption of the Offering Shares, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Proxy Statement), will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings). No representation or warranty is made by the Company or the Company Subsidiaries or any of their respective Affiliates or Representatives with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, the Buyer or any of its Affiliates or Representatives or any other Person.

4.25 Bank Accounts. Schedule 4.25 sets forth a true and complete list showing the names of all banks in which the Company and each of the Company Subsidiaries has an account or safe deposit box and the names of all Persons authorized to draw thereon.

4.26 Ethical Practices. No member, partner, shareholder, officer, manager or director of the Company or any of the Company Subsidiaries has offered or given, and to the Company’s Knowledge, none of the Company or any of the Company Subsidiaries or any Person on their behalf has offered or given any money or anything of value to any Person: (a) for the purpose of influencing any action or decision of any official of a Governmental Authority, in his or her official capacity, including a decision to fail to perform his or her official function; (b) for the purpose of inducing such Person to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any of the Company Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person; or (c) where such offering, gift or payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of the Company Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person.

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4.27 Service Warranties. To the Company’s Knowledge, Schedule 4.27 sets forth an accurate description of any material warranty claims made in writing since December 31, 2015, alleging a material breach of any service warranty provided by the Company or any of the Company Subsidiaries.

4.28 No Other Representations and Warranties. THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS, THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE BUYER, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE BUYER, ITS BUSINESS AND ANY OF ITS ASSETS OR PROPERTIES, INCLUDING ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES. NEITHER THE COMPANY NOR ANY OTHER PERSON ACTING ON ITS BEHALF HAS RELIED ON ANY INFORMATION OR ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS.

ARTICLE V

representations and warranties OF the BLOCKER

Except as set forth in the Disclosure Letter, the Blocker represents and warrants to the Buyer on the Effective Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

5.1 Existence and Good Standing. The Blocker is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

5.2 Authority, Validity and Enforceability. Other than the adoption of this Agreement by the Blocker Seller as the sole equityholder of the Blocker in connection with the First Blocker Merger (which will be effected promptly following execution of this Agreement), (a) the Blocker has full limited liability company power and authority to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. The Blocker has the requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which the Blocker is or will become a party and to consummate the Transactions, (b) the execution and delivery of this Agreement and the Ancillary Agreements to which the Blocker is or will become a party and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of the Blocker, and (c) no other action is necessary on the part of the Blocker to authorize this Agreement and the Ancillary Agreements to which the Blocker is or will become a party and to consummate the Transactions. The Blocker has duly executed and delivered this Agreement and at or prior to the Closing will duly execute and deliver the Ancillary Agreements to which the Blocker will become a party and assuming due authorization, execution and delivery by each other party hereto or thereto, this Agreement constitutes and upon execution and delivery of the Ancillary Agreements to which the Blocker is or will become a party, each such Ancillary Agreement will constitute, a legal, valid and binding obligation of the Blocker, enforceable against the Blocker in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

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5.3 Title. Following the Pre-Closing Reorganization and as of immediately prior to the Closing, the Blocker will have good title to the Company Units denoted as held by the Blocker in the Company A&R Regulations, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable Federal Securities Laws or state securities Law).

5.4 Capitalization. As of the Effective Date, the Blocker Interests are duly authorized and validly issued and fully paid. The Blocker Interests represent the only outstanding equity interests of the Blocker and are held by the Blocker Seller. Other than the Blocker Interests, there are no (a) outstanding securities of the Blocker having the right to vote on any matters on which the holders of equity securities of the Blocker may vote or which are convertible into or exchangeable for, at any time, equity securities of the Blocker, (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Blocker to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of the Blocker, (c) outstanding contractual obligations of the Blocker to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for equity securities of the Blocker, and (d) voting trusts or other agreements or understandings to which the Blocker is a party or by which the Blocker is bound with respect to the voting, transfer or other disposition of its equity securities.

5.5 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement by the Blocker or the Blocker Seller, nor the execution and delivery of the Ancillary Agreements to which the Blocker or Blocker Seller is or will become a party, nor consummation by the Blocker or the Blocker Seller of the Transactions, nor compliance by the Blocker or the Blocker Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Organizational Documents of the Blocker, (ii) conflict with, constitute or result in a material breach (with or without the lapse of time, the giving of notice or both) of any term, condition or provision of, or constitute a material default (with or without the lapse of time, the giving of notice or both) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Blocker (including the Company Units following adoption of the Company A&R Regulations) pursuant to any Contract to which the Blocker is a party or by which any of the Company Units held by the Blocker following the adoption of the Company A&R Regulations may be subject, or (iii) assuming receipt of the Consents listed in Schedule 5.5(b), conflict with, violate, or result in a breach (with or without the lapse of time, the giving of notice or both) of any material Order or Law applicable to the Blocker or any of its properties or assets (including the Company Units following adoption of the Company A&R Regulations).

(b) Other than the adoption of this Agreement by the Blocker Seller as the sole equityholder of the Blocker in connection with the First Blocker Merger (which will be effected promptly following execution of this Agreement), no consent is required to be obtained by the Blocker for the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Blocker is or will become a party and the consummation of the Transactions except (i) as set forth in Schedule 5.5(b), (ii) as required under the HSR Act and the foreign antitrust or competition Laws set forth on Schedule 5.5(b), or (iii) those the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect.

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5.6 Taxes. Notwithstanding anything to the contrary contained in this Agreement (including any other representations and warranties contained in this Agreement), the representations and warranties contained in this Section 5.6 are the sole and exclusive representations and warranties made by the Blocker relating to tax matters, including compliance with and liabilities arising under Tax Laws. Except as set forth in Schedule 5.6:

(a) The Blocker has filed all income and other material Tax Returns that the Blocker was required to file and has paid all Taxes due and payable (whether or not shown on any Tax Return). All such Tax Returns were correct and complete in all material respects.

(b) The Blocker has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, in each case other than any extension of time granted for filing a Tax Return.

(c) The Blocker is not a party to any Tax allocation or sharing agreement other than any Commercial Tax Agreement. All amounts payable with respect to (or by reference to) Taxes pursuant to any Commercial Tax Agreement have been timely paid in accordance with the terms of such Commercial Tax Agreement.

(d) There are no Liens (other than Permitted Liens) for unpaid Taxes on the assets of the Blocker.

(e) As of the Effective Date, there is no Action currently pending or, to the actual knowledge of the Blocker, threatened with respect to the Blocker in respect of any Tax.

(f) The Blocker (i) has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code and (ii) has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by contract other than any Commercial Tax Agreement.

(g) The Blocker’s only asset has been a direct or indirect interest in the Company.

5.7 No Prior Activates. The Blocker was formed on December 3, 2014 as an investment vehicle and, as of the Effective Date, has not engaged in any business activities or conducted any operations other than those arising from or relating to its ownership of a direct or indirect equity interest in the Company.

5.8 Litigation and Orders. There are no Actions pending or, to the knowledge of the Blocker, threatened against the Blocker or its assets, properties or business, in each case that, (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) if adversely decided, would reasonably be expected to be material to the Blocker. The Blocker is not subject to any unsatisfied Order.

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5.9 Blocker Information. None of the information supplied or to be supplied by the Blocker or any of its Affiliates relating to the Blocker or any its equityholders, members, control Persons and Representatives expressly for inclusion in the filings with the SEC contemplated by this Agreement, mailings to the Buyer’s stockholders with respect to the Offer, or the redemption of the Offering Shares, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Proxy Statement), will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Blocker or that are included in such filings and/or mailings). No representation or warranty is made by the Blocker or any of its Affiliates or Representatives with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, the Buyer or any of its Affiliates or Representatives or any other Person.

5.10 Brokers. Except for J.P. Morgan Securities LLC, no broker, finder or similar agent has been employed by or on behalf of the Blocker, and no Person with which the Blocker has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s or similar fee in connection with this Agreement or the Transactions for which the Blocker, the Company or the Company Subsidiaries are liable for.

5.11 No Other Representations and Warranties. THE BLOCKER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS ARE THE EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY THE BUYER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS, THE BLOCKER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES HEREBY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY INCLUDED IN THIS AGREEMENT WHETHER OR NOT MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE BLOCKER, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES OR ANY OTHER PERSON, INCLUDING ANY WARRANTY REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE BUYER, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO THE BUYER AND ANY OF ITS ASSETS OR PROPERTIES, INCLUDING ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES. NEITHER THE BLOCKER NOR ANY OTHER PERSON ACTING ON ITS BEHALF HAS RELIED ON ANY INFORMATION OR ANY REPRESENTATION OR WARRANTY NOT SET FORTH IN ARTICLE VI (AS MODIFIED BY THE DISCLOSURE LETTER) AND THE ANCILLARY AGREEMENTS.

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ARTICLE VI
representations and warranties of THE buyer
AND THE BLOCKER MERGER SUB

Except as set forth or incorporated by reference in the Buyer SEC Reports (excluding disclosures referred to in any “Risk Factors” or any forward looking statements contained therein) or set forth in the Disclosure Letter, the Buyer and the Blocker Merger Sub jointly and severally represent and warrant to the Sellers on the Effective Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

6.1 Investor Representations. The Acquired Company Units and Blocker Interests are being acquired solely for investment for the Buyer’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and the Buyer has no present intention of selling, granting a participation in, or otherwise distributing the same. The Buyer understands that neither the Acquired Company Units nor the Blocker Interests have been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Buyer’s representations as expressed herein. The Buyer understands that the Acquired Company Units are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these laws, the Buyer must hold the Acquired Company Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Buyer understands that no public market now exists for the Acquired Company Units and neither the Blocker nor the Company has not made any assurances that a public market will ever exist for the Acquired Company Units. The Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2 Existence and Good Standing. As of the Effective Date, the Buyer is a Cayman Islands exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Buyer is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified. At the Closing, the Buyer will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Blocker Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.3 Validity and Enforceability. Other than the adoption of this Agreement by the Buyer as the sole member of the Blocker Merger Sub in connection with the First Blocker Merger (which will be effected promptly following execution of this Agreement), each of the Buyer and the Blocker Merger Sub has the requisite power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which such Party is or will become a party and to consummate the Transactions and (b) the execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer and the Blocker Merger Sub is or will become a party and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of such Party. This Agreement and the Ancillary Agreements to which the Buyer or the Blocker Merger Sub is or will become a party have been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the Sellers and the Blocker, represent the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.4 No Conflict; Required Filings and Consents.

(a) Neither the execution and delivery of this Agreement or the Ancillary Agreements to which it is or will become a party by the Buyer or the Blocker Merger Sub, nor the consummation by the Buyer or the Blocker Merger Sub of the Transactions, nor compliance by the Buyer or the Blocker Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the Buyer Governing Documents or the governing documents of the Blocker Merger Sub, (ii) conflict with, constitute or result in a material breach (with or without the lapse of time, the giving of notice or both) of any term, condition or provision of, or constitute a material default (with or without the lapse of time, the giving of notice or both) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Buyer, the Surviving Company, the Company or the Company Subsidiaries, pursuant to any Contract to which Buyer or the Blocker Merger Sub is a party or by which it or any of its properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to in Schedule 6.4(b), violate any Order or Law applicable to the Buyer or the Blocker Merger Sub or any of their respective properties or assets.

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(b) Other than the adoption of this Agreement by the Blocker Seller as the sole equityholder of the Blocker in connection with the First Blocker Merger (which will be effected promptly following execution of this Agreement), and as set forth in Schedule 6.4(b) and as required under the HSR Act, no Consent is necessary for the consummation by the Buyer of the transactions contemplated in this Agreement.

6.5 Capitalization. As of the Effective Date, (a) the authorized capital stock of the Buyer consists of (i) 200,000,000 Buyer Class A Shares (of which 34,500,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable) and (ii) 20,000,000 Buyer Class B Shares (of which 8,625,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (of which none are issued or outstanding) and (b) 17,433,333 Buyer Class A Shares are issuable in respect of Public Warrants and Sponsor Warrants. Upon the effectiveness of the Domestication, (a) the authorized capital stock of the Buyer will consist of (i) 200,000,000 shares of Buyer Class A Common Stock (of which 34,500,000 shares will be issued and outstanding), (ii) 20,000,000 shares of Buyer Initial Class B Common Stock (of which 8,625,000 shares will be issued and outstanding upon Domestication, and all of which will be converted into Buyer Class A Common Stock as of the Closing) and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (of which none will be issued or outstanding), and (b) 17,433,333 shares of Buyer Class A Common Stock will be issuable in respect of Public Warrants and Sponsor Warrants. As of the Closing, (a) the authorized capital stock of the Buyer will consist of (i) 400,000,000 shares of Buyer Class A Common Stock, (ii) a number of shares of Buyer Class B Common Stock equal to not less than the number of Retained Company Units, of which the only shares outstanding shall be those issued to the Continuing Members in accordance with the Transactions, and (iii) 1,000,000 shares of preferred stock, par value $0.0001, (b) up to 18,933,333 shares of Buyer Class A Common Stock will be issuable in respect of Public Warrants and Sponsor Warrants and (c) all outstanding shares of Buyer Initial Class B Common Stock shall have been converted into shares of Buyer Class A Common Stock. No shares of the Buyer Capital Stock are held in the treasury of the Buyer. Except for the Offer and the Transactions and except for the Sponsor Warrants and the Public Warrants noted above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Buyer or obligating the Buyer to issue or sell any shares of capital stock of, or other equity interests in, the Buyer. All Buyer Capital Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of Buyer Capital Stock (except for the Offer and as disclosed in the Buyer SEC Reports). There are no outstanding contractual obligations of the Buyer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To the Buyer’s knowledge, except for the Amended Founder Letter Agreement, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of the Buyer. There are no outstanding securities of the Buyer having the right to vote on any matters on which the holders of equity securities of the Buyer may vote or which are convertible into or exchangeable for, at any time, equity securities of the Buyer.

6.6 Litigation. There are no Actions currently pending or, to the knowledge of Buyer, threatened against the Buyer or the Blocker Merger Sub or any of their respective assets, properties or business, in each case that, (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) if adversely decided, would reasonably be expected to be material to the Buyer or the Blocker Merger Sub.

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6.7 SEC Filings and Financial Statements.

(a) The Buyer has timely filed all forms, reports and documents required to be filed by it with the SEC since November 2, 2017, together with any amendments, restatements or supplements thereto, and all such forms, reports and documents required to be filed subsequent to the Effective Date will be timely filed (the “Additional Buyer SEC Reports”). The Buyer has provided to the Sellers, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and (ii) the Prospectus, all registration statements and other forms, reports and documents filed by the Buyer with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) through (ii) above being, collectively, the “Buyer SEC Reports”). The Buyer SEC Reports were, and the Additional Buyer SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Buyer SEC Reports did not, and the Additional Buyer SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained (i) in any Buyer SEC Report has been superseded by a later timely filed the Buyer SEC Report or (ii) in any Additional Buyer SEC Report is superseded by a later timely filed Additional Buyer SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Buyer as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of the Buyer as at December 31, 2017, including the notes thereto (the “Buyer Balance Sheet”), the Buyer has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations incurred since the date of the Buyer Balance Sheet in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Buyer; (ii) liabilities and obligations incurred in connection with the Transactions; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Buyer.

(d) All comment letters received by the Buyer from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(e) To the Buyer’s knowledge, since November 2, 2017, each director and executive officer of the Buyer has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(f) Since November 2, 2017, the Buyer has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Report. Each such certification is true and correct. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC filings and other public disclosure documents. Buyer has made available to the Seller, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 6.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(g) The Buyer maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. The Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(h) All non-audit services were approved by the audit committee of the Buyer Board. The Buyer has no off-balance sheet arrangements.

(i) Neither the Buyer nor, to the Buyer’s knowledge, any of its Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Buyer has engaged in questionable accounting or auditing practices. No attorney representing the Buyer, whether or not employed by the Buyer, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Buyer or any of its officers, directors, employees or agents to the Buyer Board (or any committee thereof) or to any director or officer of the Buyer. Since the Buyer’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel and the Buyer Board or any committee thereof.

(j) To the Buyer’s knowledge, no employee of the Buyer has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Buyer nor any officer, employee, contractor, subcontractor or agent of the Buyer has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Buyer in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(k) All accounts payable of the Buyer reflected on the Buyer Balance Sheet or arising thereafter are the result of bona fide transactions in the Ordinary Course of Business. Since the date of the Buyer Balance Sheet, the Buyer has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

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6.8 No Prior Activities; Ownership of the Blocker Merger Sub.

(a) Blocker Merger Sub was formed solely for the purpose of engaging in the First Blocker Merger, has not engaged in any business activities or conducted any operations other than in connection with the Transactions and will have no assets, liabilities or obligations other than those contemplated by this Agreement.

(b) All the issued and outstanding equity interests of the Blocker Merger Sub are, and as of the First Blocker Merger Effective Time will be, owned of record and beneficially by the Buyer.

6.9 Buyer Trust Amount. As of the Effective Date, the Buyer Trust Amount is $349,273,100.59.

6.10 Subscription Agreements. The Buyer has delivered to the Sellers true and complete copies of the Subscription Agreements as in effect as of the Effective Date. As of the Effective Date, assuming the representations and warranties of the parties thereto (other than the Buyer) are true and correct, each Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, and to the Buyer’s knowledge, the other parties thereto, except as such enforcement may be limited by the General Enforceability Exceptions. Except as set forth in the Subscription Agreements, there are no (a) conditions precedent to the respective obligations of the subscribers therein specified in the Subscription Agreements to consummate the transactions contemplated by the Subscription Agreements or (b) contractual contingencies under any agreements, side letters or arrangements relating to the Equity Financing to which the Buyer or any of its Affiliates is a party that would (i) permit the subscribers specified in the Subscription Agreements to reduce the total amount of shares of Buyer Class A Common Stock to be acquired by such Person, (ii) that would require the Buyer, the Company or the Company Subsidiaries to incur any additional liability or obligation in respect of the Equity Financing or (iii) materially and adversely affect the ability to consummate the Equity Financing or change any other material terms.

6.11 Brokers. No broker, finder or similar agent has been employed by or on behalf of the Buyer or the Blocker Merger Sub, and no Person with which the Sponsor, the Buyer or the Blocker Merger Sub has had any dealings or communications of any kind is entitled to any brokerage commission, or finder’s fee or similar fee in connection with this Agreement or the Transactions for which a Party or any of its Subsidiaries or Affiliates shall be liable for.

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6.12 Independent Investigation; No Reliance. In connection with its investment decision, the Buyer and the Blocker Merger Sub and their respective Representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Blocker, the Company and the Company Subsidiaries as desired by the Buyer and the Blocker Merger Sub. The Each of the Buyer and the Blocker Merger Sub acknowledges and agrees that the acquisition of the Acquired Company Units and Blocker Interests by the Buyer and the consummation of the transactions contemplated hereby by the Buyer and the Blocker Merger Sub are not done in reliance upon any representation or warranty by, or information from, the Sellers, the Company, the Blocker or any other Person, whether oral or written, express or implied, except for the representations and warranties by the Sellers, the Company and the Blocker, as applicable, specifically and expressly set forth in Article III, Article IV and Article V (in each case, as modified by the Disclosure Letter) and the Ancillary Agreements, and each of the Buyer and the Blocker Merger Sub acknowledges and agrees that the Sellers, the Company and the Blocker expressly disclaim any other representation and warranties. Each of the Buyer and the Blocker Merger Sub acknowledges and agrees that none of the Sellers, the Company or the Blocker has made, and neither the Buyer nor the Blocker Merger Sub is relying on, any representations or warranties to the Sponsor, the Buyer, the Blocker Merger Sub or any of their respective Representatives or Affiliates regarding the pro forma financial information, cost estimates, financial or other projections, forecasts, estimates, budgets, plans or any other forward-looking statements of, or the probable future success or profitability of the Blocker, the Company, the Company Subsidiaries or their respective businesses after the Closing. Each of the Buyer and the Blocker Merger Sub further acknowledges that none of the Sellers, the Company or the Blocker has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Company Subsidiaries or their respective businesses or the transactions contemplated by this Agreement, except for the representations and warranties by the Sellers, the Company and the Blocker, as applicable, specifically and expressly set forth in Article III, Article IV, and Article V (in each case, as modified by the Disclosure Letter) and the Ancillary Agreements, and none of the Sellers, the Company, the Blocker or any other Person will have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Sponsor, the Buyer or the Blocker Merger Sub or their respective Representatives or the Sponsor’s, the Buyer’s or the Blocker Merger Sub’s use of any such other information, including any confidential information memoranda distributed on behalf of the Blocker or the Company relating to their respective businesses or other publications or data room (including any electronic or “virtual” data room) information provided or made available to the Sponsor, the Buyer or the Blocker Merger Sub and their respective Representatives, or any other document or information in any form provided or made available to the Sponsor, the Buyer and the Blocker Merger Sub or their respective Representatives, including management presentations, confidential information memorandums, teasers or “break-out” discussions, in response to diligence or other questions submitted by or on behalf of the Buyer and the Blocker Merger Sub (whether orally or in writing), or in any other form in expectation of the transactions contemplated hereby. Each of the Buyer and the Blocker Merger Sub acknowledges that, should the Closing occur, the Buyer will acquire the Acquired Company Units, the Blocker, the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except for the representations and warranties by the Sellers, the Company and the Blocker, as applicable, specifically and expressly set forth in Article III, Article IV and Article V (in each case, as modified by the Disclosure Letter) and the Ancillary Agreements.

ARTICLE VII
covenants and agreements

7.1 Interim Operations of the Company. From the Effective Date until the Closing Date or the earlier valid termination of this Agreement pursuant to Article IX, the Company will, and will cause the Company Subsidiaries to, operate and carry on the Company’s and the Company Subsidiaries’ operations in the Ordinary Course of Business and use commercially reasonable efforts to (1) preserve the present business operations, organization and goodwill of the Company and the Company Subsidiaries, and (2) preserve the present relationships with those Persons having material business relationships with the Company or any such Company Subsidiaries. Without limiting the generality of the foregoing, except (x) as set forth in Schedule 7.1, (y) as expressly contemplated by this Agreement or any Ancillary Agreement, or (z) with the prior consent of the Buyer (which consent, other than in the case of Sections 7.1(b), (h), (i), (j), (s), (t) and, solely with respect to the foregoing clauses, Section 7.1(u), shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit any Company Subsidiary to take any of the following actions:

(a) (i) acquire, or dispose of, any property or assets having a fair market value in excess of $2,000,000 individually or $5,000,000 in the aggregate, except in the Ordinary Course of Business and for fair value, (ii) mortgage or encumber any property or assets (other than Permitted Liens), except in the Ordinary Course of Business, or (iii) cancel any debts owed to or claims held by the Company or the Company Subsidiaries, except in the Ordinary Course of Business;

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(b) borrow any amount or incur any liability or obligation in excess of $2,500,000 other than borrowings under lines of credit existing on such date, obligations under customer contracts or other liabilities incurred in the Ordinary Course of Business that do not exceed $10,000,000 in the aggregate;

(c) enter into any agreement that would constitute a Material Contract, except agreements made in the Ordinary Course of Business;

(d) terminate or amend in a manner adverse to the Company any Material Contract except as required by the terms of such Material Contract;

(e) acquire any real estate or enter into any new lease with an annual cost greater than $1,000,000 per year;

(f) engage in any transactions or enter into any agreement (or amend or modify any existing agreement) with any Affiliates of the Company (excluding any intercompany agreements or Employee Plans), except to the extent required by Law or any existing agreement as of the Effective Date;

(g) make any material change to its accounting methods, principles or practices, except as may be required by GAAP or other applicable Law;

(h) make any amendment to, waive or, to the extent the Company is aware of a breach or threatened breach of a material provision of its Organizational Documents or fail to seek to enforce such material provision pursuant to the terms of its Organizational Documents;

(i) make any distributions of assets (other than cash) to the Sellers or any of their Affiliates;

(j) issue or sell any equity interests or options, warrants or other rights to purchase any equity interests of the Company or the Company Subsidiaries or split, combine or subdivide the equity interests of the Company or the Company Subsidiaries;

(k) make any new commitments for capital expenditure (other than capitalized software in the Ordinary Course of Business) in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(l) (i) enter into any agreement with any Taxing Authority with respect to any Tax or Tax Returns of the Company or the Company Subsidiaries, (ii) surrender a right of the Company or any Company Subsidiary to a Tax refund, (iii) change an accounting period of the Company or any Company Subsidiary with respect to any Tax except as required by Law, (iv) file an amended Tax Return for the Company or any Company Subsidiary, (v) make (other than in the Ordinary Course of Business) any election with respect to Taxes or Tax Returns of the Company or any Company Subsidiary, (vi) change or revoke any election with respect to Taxes or Tax Returns of the Company or any Company Subsidiary except as required by Law, or (vii) extend the applicable statute of limitations with respect to any Tax of the Company or any Company Subsidiary other than in the Ordinary Course of Business, in the case of each of clauses (i)-(vii), if such action could reasonably be expected to have an adverse Tax impact on the Buyer or any of its Affiliates;

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(m) waive, release, compromise, settle or make any payments in respect of any pending or threatened Actions except for Actions (i) with respect to which an insurer has the right to control the decision or settle or (ii) as to which the settlement does not materially restrict the operations of the Company or the Company Subsidiaries and involves the monetary payment, prior to the Closing, of less than $2,000,000;

(n) write down the value of any tangible asset or assets in excess of $1,000,000 individually or $5,000,000 in the aggregate other than in the Ordinary Course of Business;

(o) except as required by Law or required by any existing Contract or Employee Plan, (i) increase the salary or other compensation (including any bonuses paid, other than any bonuses paid in connection with this Transaction or bonus amounts paid in the Ordinary Course of Business based on 2018 year-end performance) of any corporate officer, manager, consultant or employee who was paid or is expected to be paid more than $175,000 annually, in each case other than any field employees, operational personnel, project managers or operational managers, (ii) make or grant any increase in any Employee Plan, or amend or terminate any existing material Employee Plan, or adopt any new material Employee Plan or (iv) make any commitment or incur any liability to any labor organization;

(p) amend or terminate any collective bargaining agreement or adopt any new Employee Plan or collective bargaining agreement or, in either case, otherwise agree to do so in the future;

(q) hire any corporate officer, manager or other employee with an annual base salary greater than $200,000, in each case other than any field employees, operational personnel, project managers, or operational managers;

(r) terminate the employment of any executive officer for any reason other than for cause;

(s) make, or commit to make, any acquisition (including, by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or entity or division thereof or otherwise enter into a new line of business or abandon or discontinue an existing line of business;

(t) adopt a plan of complete or partial liquidation; or

(u) enter into any agreement or commitment to do any of the foregoing, or knowingly take any action or fail to take any action that would result in any of the foregoing.

7.2 Interim Operations of the Blocker. From the Effective Date until the Closing Date or the earlier valid termination of this Agreement pursuant to Article IX, except (w) as set forth in Schedule 7.2, (x) as expressly contemplated by this Agreement or any Ancillary Agreement, or (z) with the prior consent of the Buyer, the Blocker Seller will not permit the Blocker to take any of the following actions:

(a) (i) acquire, or dispose of, any material property or assets or (ii) mortgage or encumber any property or assets (other than Permitted Liens);

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(b) enter into any Contract;

(c) engage in any transactions with, or enter into any agreement (or amend or modify any existing agreement) with, any Affiliates of the Blocker (excluding any intercompany agreements), except to the extent required by Law or any agreement that will terminate at or before the Closing;

(d) make any amendment to, waive or, to the extent the Blocker is aware of a breach or threatened breach of a material provision of its Organizational Documents or fail to seek to enforce such material provision pursuant to the terms of its Organizational Documents;

(e) issue or sell any equity interests or options, warrants or other rights to purchase any equity interests of the Blocker or split, combine or subdivide the equity interests of the Blocker;

(f) make any material change to its accounting methods, principles or practices, except as may be required by GAAP or other applicable Law;

(g) make, or commit to make, any acquisition (including by merger, consolidation or acquisition of stock or assets) of any corporation, partnership or other business organization or entity or division thereof or otherwise enter into a new line of business or abandon or discontinue an existing line of business;

(h) undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the Transactions; or

(i) enter into any agreement to do any of the foregoing, or take any action or fail to take any action that would result in any of the foregoing.

7.3 Reasonable Access; Confidentiality Agreement.

(a) From the Effective Date until the Closing or the earlier termination of this Agreement pursuant to Article IX, subject to applicable Law, the Company shall give, and shall cause the Company Subsidiaries to give, the Buyer and its Representatives upon reasonable advance written notice to the Company or its Representatives access during reasonable times to the assets, facilities, properties, books, records, agreements and financial, operating and other data of the Company and the Company Subsidiaries and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof, at the Buyer’s sole cost and expense) so that the Buyer may make such inspections (but excluding sampling or testing of the Environment without the Company’s prior written consent) thereof as the Buyer may reasonably require.

(b) Any information provided to or obtained by the Buyer or its Representatives pursuant to Section 7.3(a) will be subject to the letter agreement, dated April 3, 2018, entered into by the Buyer or an Affiliate of the Buyer for the benefit of the Company (the “Confidentiality Agreement”), and must be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(c) The Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

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7.4 HSR and Other Regulatory Filings. The Blocker Seller, the Blocker, the Company, the Blocker Merger Sub and the Buyer shall, as promptly as practicable, but in no event later than two Business Days following the execution and delivery of this Agreement, submit all filings required by the HSR Act to the DOJ and the Federal Trade Commission, as appropriate, and thereafter provide any supplemental information requested in connection therewith pursuant to the HSR Act and make any similar filing within, to the extent reasonably practicable, a similar time frame with any other Governmental Authority for which such filing is required. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act or other applicable competition Laws. The Blocker Seller, the Blocker, the Company, the Blocker Merger Sub and the Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other applicable competition Laws. The Blocker Seller, the Blocker, the Company, the Blocker Merger Sub and the Buyer shall (a) request early termination of the applicable waiting period under the HSR Act and any other applicable competition Laws, (b) respond with reasonable diligence to any request for additional information made in response to such filings or in information requests made by any other Governmental Authority, (c) keep each other apprised of any communications with, and inquiries or requests for additional information from, the DOJ, the Federal Trade Commission or any other Governmental Authority, (d) comply with any inquiry or request made thereby and (e) cooperate to the extent reasonable under the circumstances in complying with any inquiry or request made thereby. The Buyer shall take any and all steps necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to expeditiously close the Transactions, including, after consultation with the Company and the Sellers Representative, (i) withdrawing and re-filing any filing with the DOJ and Federal Trade Commission, and (ii) consenting to and consummating any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority. The Buyer and the Company shall contest, administratively or in court, any Action by any Governmental Authority or any other Person preventing the Transactions. The Buyer shall bear the costs and expenses in connection with the preparation or the making of any filing under the HSR Act or other applicable competition Laws, or resolving any Action by any Governmental Authority under the HSR Act or other applicable competition Laws with respect to the Transactions.

7.5 Publicity.

(a) Except as may be required to comply with (i) the requirements of applicable Law, (ii) applicable rules and regulations of any stock exchange upon which the securities of a Party are listed or (iii) the requirements of this Section 7.5 and Section 7.10, the Parties shall not issue any press release or other public statement relating to the subject matter of this Agreement or the Transactions without the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of, in the case of a press release or other public announcement by the Buyer or the Blocker Merger Sub, the Sellers, and in the case of a press release or other public announcement by the Blocker, the Company or the Sellers, the Buyer.

(b) Other than press releases and public announcements undertaken in accordance with Section 7.5(a), no Party shall make any statement to any third party with respect to this Agreement, the existence of this Agreement or the Transactions (including the Proxy Statement) or, disclose to any third party any confidential information of the other Party (or in the case of the Buyer, of the Company or the Company Subsidiaries) without the prior written consent of the other Party, which statement or disclosure, in the event consent is obtained, shall be subject to the terms of the Confidentiality Agreement; provided, however, that (notwithstanding the limitations regarding such disclosures under the Confidentiality Agreement) this provision shall not apply to disclosures (i) of publicly-available information or to disclosures by either Party to its respective legal and financial advisors (including those providing valuation analysis), (ii) to Financing Sources, or (iii) in connection with seeking any consent with respect to the Transactions, in each case, so long as the same are obligated to maintain the confidentiality of any nonpublic information so provided.

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7.6 Records.

(a) In addition to the covenants in Article VII, with respect to the financial books and records and minute books of the Company and the Company Subsidiaries in existence at the Closing that are required to be retained under current retention policies: (i) for a period of six years after the Closing Date, the Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to the Sellers; and (ii) where there is legitimate purpose, including an audit of any of the Sellers by the IRS or any other Taxing Authority or an Action involving any of the Sellers or a claim or dispute relating to this Agreement, the Buyer shall allow the Sellers and their respective Representatives access to such books and records during regular business hours. After such six-year period, the Buyer may dispose of any such books and records; provided, that the Buyer shall give at least 30 days’ prior written notice of such intention to dispose to the Sellers Representative, and the Sellers Representative shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as it may elect.

(b) As soon as reasonably practicable after the Effective Date the Company shall deliver to the Buyer true and complete electronic copies of the data room onto CD-ROM.

7.7 Financing Cooperation.

(a) The Company agrees to use commercially reasonable efforts to provide such assistance (and to cause the Company Subsidiaries’ and its and their respective Representatives to provide such assistance) at the Buyer’s sole cost and expense, with any Financing Sources in connection with the Transactions as is reasonably requested by the Buyer and in connection with the arrangement and consummation of the Equity Financing. Such assistance shall include the following: (i) as promptly as reasonably practicable, furnishing the Buyer and the Financing Sources with financial and other pertinent information that are in the possession or control of the Company or the Company Subsidiaries, regarding the Company and the Company Subsidiaries that are deemed necessary in the Buyer’s reasonable judgment, (ii) reasonably assisting with the preparation of lender and investor presentations, rating agency presentations, and similar documents and materials, in connection with the proposed financing and otherwise reasonably cooperating with the marketing efforts of the Buyer and the Financing Sources for any portion of such financing, as applicable, including providing the business description to be contained therein and providing and executing customary authorization letters with respect thereto, (iii) participating in a reasonable number of meetings, drafting sessions, due diligence meetings and presentations with prospective lenders, and sessions with ratings agencies, in each case upon reasonable notice and at mutually agreeable dates and times in connection with the Equity Financing, (iv) delivering to the Buyer, within the time period specified in any debt commitment letter, all documentation and other information relating to the Company and the Company Subsidiaries required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent such documentation and other information is deemed necessary by any Financing Source, (v) cooperating with the Financing Sources’ reasonable due diligence investigation and evaluation of the assets and properties of the Company and the Company Subsidiaries for the purpose of establishing collateral arrangements and otherwise reasonably facilitating the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing) (including obtaining for delivery at or immediately following the Closing the certificates representing equity interests constituting collateral) and (vi) executing and delivering as of (but not before) the Closing definitive debt financing documents (which will not be effective before the Closing), including credit agreements, intercreditor agreements, guarantee agreements, pledge and security documents (including intellectual property filings with respect to intellectual property constituting collateral), corporate authorizations, secretary’s certificates (attaching such corporate authorizations, organizational documents and evidence of incumbency) or other certificates or documents, to the extent deemed necessary by the Buyer and otherwise using commercially reasonable efforts to facilitate the granting or perfection of collateral to secure any portion of the financings contemplated by the any debt commitment letters (or any permitted replacement thereof). The Company will consent to the use of all of its and the Company’s Subsidiaries’ logos in connection with the Financing Sources; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries.

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(b) Notwithstanding anything to the contrary, this Section 7.7 shall not be deemed to obligate any Seller, the Company, the Company Subsidiaries or any of their respective Affiliates to (i) agree to Equity Financing that is not conditioned upon the Closing and that does not terminate without liability to the Sellers, the Company, or the Company Subsidiaries or any of their respective Affiliates upon the termination of this Agreement, (ii) pay any commitment or other similar fee, or (iii) be required to incur any other Liability in connection with the Equity Financing unless reimbursed and indemnified in full by the Buyer to the satisfaction of the Sellers Representative.

(c) The Company’s and the Company Subsidiaries’ cooperation pursuant to this Section 7.7 shall be at the Buyer’s written request with reasonable prior notice. The Company will consent to the use of all of its and the Company’s Subsidiaries’ logos in connection with the Financing Sources; provided, that such logos are used solely in a manner that is not reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries. The Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Equity Financing.

7.8 Notice of Events. Prior to the Closing, the Buyer, on the one hand, and the Company, on the other hand, shall reasonably promptly notify the other Party in writing of (a) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause any condition set forth in Section 8.1, Section 8.2 or Section 8.3 as applicable, to not be satisfied, (b) any material Actions in connection with the Transactions commenced or, to the actual knowledge of the Buyer or to the Company’s Knowledge, threatened against the Buyer, the Blocker Merger Sub, the Company or any of the Company Subsidiaries, as the case may be, or (c) any written notice or other written material communication from any Governmental Authority in connection with the Transactions; provided, that a Party’s good-faith failure to comply with this Section 7.8 shall not provide the other Party the right to terminate this Agreement or to abandon the Transactions.

7.9 D&O Indemnification Matters.

(a) For a period of six years after the Closing Date, the Buyer shall, and shall cause the Surviving Corporation, the Company and the Company Subsidiaries, as applicable, to, indemnify and hold harmless, and provide advancement of expenses to, all of the respective past and present directors, officers and employees of the Blocker, the Company and the Company Subsidiaries (collectively, the “Indemnitees”) to the same extent the Indemnitees are entitled to be indemnified or have the right to advancement of expenses pursuant to the certificates of incorporation, certificate of formation, bylaws, limited liability company agreement or similar organizational or governing documents of the Blocker, the Company and the Company Subsidiaries, as applicable, and indemnification agreements with any of the Blocker, the Company or the Company Subsidiaries, as applicable, in existence on the Effective Date with, or for the benefit of, any Indemnitee for acts or omissions occurring on or prior to the Closing Date.

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(b) Except as required by applicable Law, for a period of six years after the Closing Date, the Buyer shall not, and shall not permit the Surviving Corporation, the Company and the Company Subsidiaries to, amend, repeal or modify any provision providing for rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the Indemnitees contained in the certificates of incorporation, certificate of formation, bylaws, limited liability company agreement or similar organizational or governing documents of the Blocker, Company and the Company Subsidiaries, as applicable, and indemnification agreements with any of the Blocker, the Company or the Company Subsidiaries, as applicable, in existence on the Effective Date with, or for the benefit of, any Indemnitee for acts or omissions occurring on or prior to the Closing Date; provided, that if any claims are made or asserted within such six-year period, all rights in respect of any such claims will continue until the full disposition of all such claims.

(c) At or prior to the Closing, the Company and the Company Subsidiaries shall, obtain an irrevocable “tail” officers’ and directors’ liability insurance policy (the “D&O Tail”) naming the Indemnitees as direct beneficiaries with a claims period of at least six years from the Closing Date in respect of acts or omissions occurring on or prior to the Closing Date, and such policy must contain terms with respect to coverage and be in an amount not less favorable than the officers’ and directors’ liability insurance policy maintained by the Blocker, the Company and the Company Subsidiaries in existence on the Effective Date. The Buyer shall cause the Blocker, the Company and the Company Subsidiaries to maintain the D&O Tail in full force and effect, for its full term.

(d) If the Surviving Corporation, the Company or any Company Subsidiary or any of their successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, the Buyer shall cause proper provision to be made so that the successors and assigns of, as the case may be, assume the obligations set forth in this Section 7.9.

(e) The rights of all of the respective past and present directors, officers and employees of the Blocker, the Company and the Company Subsidiaries under this Section 7.9 are in addition to any rights such Persons may have under such Peron’s certificates of incorporation, certificate of formation, bylaws, limited liability company agreement or similar organizational or governing documents and indemnification agreements, if any, in existence on the Effective Date, or under applicable Law. Notwithstanding Section 11.5, the provisions of this Section 7.9 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her Representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise.

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7.10 Further Action. Subject to the terms and conditions herein provided, during the period from the Effective Date through the Closing or the earlier valid termination of this Agreement pursuant to Article IX, each of the Parties shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the Transactions. Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable efforts under the circumstances including by taking, or causing to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including using commercially reasonable efforts to (i) obtain all necessary Consents from any Person, including Governmental Authorities, and making of all filings and the taking of all steps as may be necessary to obtain such Consents or to avoid an Action by any Governmental Authority, (ii) defend any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) fulfill all conditions to the consummation of the Transactions. Without limiting the generality of the foregoing, the Company shall, and shall cause the Company Subsidiaries and each of their respective officers and employees to, use commercially reasonable efforts to provide to the Buyer such customary cooperation reasonably requested by the Buyer in connection with the solicitation of proxies to obtain the Buyer Stockholder Approval, including attending and participating in such presentations, meetings and roadshows reasonably requested by the Buyer and providing such information, financial or otherwise, reasonably requested by the Buyer in connection therewith.

7.11 Employee Benefit Matters.

(a) For a period of one year following the Closing Date, the Buyer shall (or shall cause its Affiliates to) provide the employees of the Company and the Company Subsidiaries who remain employed by the Company, the Company Subsidiaries or the Buyer (collectively, the “Covered Employees”) with (i) base salary or wages, as applicable, that is no less favorable in the aggregate than each such Covered Employee’s total cash compensation immediately prior to the Closing Date, and (ii) employee benefits (excluding any equity-based compensation, synthetic equity, and defined benefit plan benefits) that are no less favorable in the aggregate than those provided to the Covered Employees immediately prior to the Closing Date.

(b) With respect to any employee benefit plan, program or arrangement of the Buyer and its Affiliates in which any Covered Employee first becomes eligible to participate on or after the Closing Date (a “Buyer Plan”), the Buyer shall (or shall cause its Affiliates to) use commercially reasonable efforts to: (i) waive all pre-existing condition exclusions or limitations and waiting periods with respect to participation and coverage requirements applicable to each such Covered Employee and his or her eligible dependents under any such Buyer Plan providing health or welfare benefits, except to the extent such pre-existing condition exclusions or limitations or waiting periods applied immediately prior to the Closing Date under an analogous Employee Plan; (ii) provide such Covered Employee and his or her eligible dependents with credit for any co-payments, co-insurance and deductibles paid prior to becoming eligible to participate in any such Buyer Plan providing group health and welfare benefits under the analogous Employee Plan (to the same extent that such credit was given under such Employee Plan) in satisfying any applicable deductible requirements under such Buyer Plan during the plan year in which such participation begins; and (iii) recognize all service of such Covered Employees with the Company, the Company Subsidiaries and their predecessors (including recognition of all prior service with any entity that was recognized by the Company or the Company Subsidiaries prior to the Closing Date), for purposes of eligibility and vesting under any Buyer Plan (other than for purposes of benefit accruals under a defined benefit plan, equity based or other incentive compensation plans, or any retiree health or welfare plan or arrangement and except to the extent such service recognition would result in a duplication of benefits), to the extent that such service was recognized for such purpose under an analogous Employee Plan.

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(c) No provision in this Section 7.11 will (i) create any third-party beneficiary or other rights in any current or former employee (including any beneficiary or dependent thereof) of the Company, the Company Subsidiaries or any other Person other than the Parties and their respective successors and permitted assigns, (ii) constitute or create or be deemed to constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Buyer, the Company or the Company Subsidiaries. The provisions set forth in this Section 7.11 shall not apply to any Covered Employee who: (i) has an existing employment agreement with the Company or Company Subsidiaries to the extent the terms of this Section 7.11 conflict with such employment agreement or (ii) enters into an employment agreement with the Company, the Company Subsidiaries or the Buyer at or following the Closing.

7.12 Exclusivity.

(a) From the Effective Date until the Closing or the earlier valid termination of this Agreement pursuant to Article IX, except for the transactions contemplated by this Agreement, the Blocker, the Sellers and the Company shall not, and shall not permit the Company Subsidiaries, or their respective Affiliates and Representatives to, directly or indirectly, solicit, initiate, respond to, encourage the submission of or enter into any negotiation, discussion, contract, agreement, instrument, arrangement, communication or understanding with any Person, or provide information or documentation to any other Person, with respect to any business combination transaction, including any acquisition of, or investment in the Blocker, the Company and the Company Subsidiaries, whether by way of sale or exchange of capital stock or other equity interests, sale of assets, merger, consolidation, business combination, recapitalization or otherwise.

(b) From the Effective Date until the Closing or the earlier valid termination of this Agreement in accordance with Article IX, the Buyer shall not take, nor permit any of its Affiliates or its or their respective Representatives to take, any action to initiate, respond to, encourage the submission of, solicit or engage in discussions or negotiations with, or provide any information to or enter into any agreement with, any Person (other than the Sellers, as applicable) concerning, in the case of the Buyer, any alternative business combination transaction involving the Buyer, including any purchase or sale of all or any material part of the equity or assets of the Buyer or any other Person, whether by merger, combination or recapitalization of the Buyer or any Subsidiary thereof (each such transaction, a “Buyer Acquisition Transaction”).

7.13 Confidentiality. Each of the Sellers agrees that, from and after the Closing, without the prior written consent of the Buyer, such Sellers will not disclose to any other Person any Confidential Information, except to the extent such disclosure is (a) required by Law or Order (in which event such Sellers will, to the extent permitted by Law or the applicable Order, promptly inform the Buyer in advance of any such required disclosure, will cooperate, at the Buyer’s sole expense, with the Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and will limit such disclosure to only the portion of such information which it is legally compelled to disclose, and inform the recipient of such disclosure that such information is to be kept confidential), (b) required to defend any Action made or taken against such Sellers or otherwise involving such Seller, (c) required to enforce such Seller’s rights under this Agreement or the Ancillary Agreements, (d) required to comply with reporting obligations pursuant to any securities Laws applicable to such Sellers, (e) to such Seller’s direct and indirect equityholders, members, managers, directors, officers, and professional advisors, in each case with a bona fide need to know or to the extent of a pre-existing contractual right to know or (f) required to comply with Sellers’ obligations to the Company or any Company Subsidiary; provided, that such Persons have agreed to the confidentiality restrictions contained herein or are otherwise obligated to maintain the confidentiality of the Confidential Information under equivalent terms of confidentiality.

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7.14 The Proxy.

(a) As promptly as practicable after the Effective Date, the Buyer shall file with the SEC a proxy statement relating to the Offer and the Transactions (as amended or supplemented from time to time, the “Proxy Statement”) and provide holders of Buyer Class A Shares with the opportunity to redeem their Buyer Class A Shares initially sold in Buyer’s initial public offering (the “Offering Shares”) in conjunction with a stockholder vote on the Transactions, all in accordance with and as required by the applicable Organizational Documents of the Buyer (including the Prospectus) (the “Buyer Governing Documents”), applicable Law, and any applicable rules and regulations of the SEC and the Stock Exchange.

(b) The Buyer shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement in accordance with Article IX. The Buyer shall extend the Offer for any period required by any rule, Law, regulation, interpretation or position of the SEC, the Stock Exchange or the respective staff thereof that is applicable to the Offer. Nothing in this Section 7.14(b) shall (i) impose any obligation on the Buyer to extend the Offer beyond the Termination Date (as the same may be extended upon the mutual written consent of the Buyer and the Company), or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of the Buyer to terminate this Agreement in accordance with Article IX.

(c) The Proxy Statement, the Buyer shall (i) seek (A) approval of this Agreement by the holders of shares of Buyer Capital Stock in accordance with applicable Law and the Stock Exchange rules and regulations, including approval of the issuance of shares of Buyer Class A Common Stock pursuant to the First Blocker Merger and the Exchange Agreement, (B) adoption of the Buyer A&R Certificate of Incorporation, (C) approval of the new omnibus equity incentive plan, the form of which is attached as Exhibit K (the “Management Incentive Plan”), that, among other things, provides for a grant of shares of Buyer Class A Common Stock to employees of the Company or the Company Subsidiaries in the form of stock options, restricted stock units, restricted stock or other equity-based awards, (E) to appoint, and designate the classes of, the members of the Buyer Board, in each case as set forth on Annex I hereto, subject to any changes as the Parties may mutually agree from time to time, (F) to the extent necessary, approval of the issuance of Buyer Class A Shares pursuant to any Subscription Agreements by the holders of shares of Buyer Capital Stock in accordance with applicable Law and exchange rules and regulations, and (G) to obtain any and all other approvals necessary or advisable to effect the consummation of the Transactions, and (ii) file with the SEC financial and other information about the Transactions in accordance with applicable proxy solicitation rules set forth in the Buyer’s Bylaws, the Exchange Act or otherwise. Except with respect to the information provided by the Sellers for inclusion in the Proxy Statement, the Buyer shall ensure that, when filed, the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Buyer shall cause the Proxy Statement to be disseminated as promptly as practicable to the Buyer’s equityholders after the Proxy Statement is cleared by the SEC for mailing as and to the extent such dissemination is required by United States federal securities laws and the rules and regulations of the SEC and the Stock Exchange promulgated thereunder or otherwise (the “Federal Securities Laws”), and the Buyer shall take all actions necessary in accordance with applicable Law and the Buyer Governing Documents to duly call, give notice of, convene and hold as soon as reasonably practicable (on a date selected by the Buyer and reasonably acceptable to the Sellers a special meeting of the Buyer’s stockholders solely for the purpose of obtaining the Buyer Stockholder Approval and obtaining the approval of the Buyer’s stockholders with respect to the other matters contemplated to be included in the Proxy Statement in accordance with the terms of this Agreement. The Buyer may, without the prior consent of the Sellers, make one or more successive postponements or adjournments of such special meeting (i) if required by applicable Law or a request from the SEC or its staff, (ii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Buyer Board, after consultation with its outside legal counsel, has determined in good faith, is required by applicable Law is provided to the Buyer’s shareholders, or (iii) if, on a date for which such special meeting is scheduled, the Buyer has not received proxies representing a sufficient number of shares of Buyer Capital Stock to obtain the Buyer Stockholder Approval, whether or not a quorum is present; provided, that (A) the duration of any such adjournment or postponement shall be limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement, (B) no single such adjournment or postponement shall be for more than five Business Days except as may be required by Federal Securities Laws, and (C) in the case of clause (iii), such special meeting shall not be postponed to later than the date that is ten Business Days after the date for which such special meeting was originally scheduled without the prior written consent of the Sellers. All other postponements or adjournments shall require the prior written consent of the Sellers. The Buyer shall ensure that such special meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with such special meeting are solicited, in compliance with all applicable Laws.

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(d) The Sellers shall promptly provide to the Buyer such information concerning the Sellers, the Company and the Company Subsidiaries as is either required by Federal Securities Laws or reasonably requested by the Buyer for inclusion in the Proxy Statement. Subject to the Seller’s compliance with the immediately preceding sentence with respect to the information provided or to be provided by the Sellers for inclusion in the Proxy Statement, the Buyer shall cause the Proxy Statement to comply in all material respects with the Federal Securities Laws. The Buyer shall provide copies of the proposed forms of the Proxy Statement (including any amendments or supplements thereto) to the Sellers such that the Sellers, the Company, the Company Subsidiaries and their respective Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Buyer shall reasonably consider in good faith any comments of such Persons. The Buyer and the Sellers shall cooperate to respond promptly to any comments of the SEC or its staff with respect to the Offer or the Proxy Statement and promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Buyer shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Buyer Capital Stock, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the applicable Buyer Governing Documents. The Buyer shall provide the Sellers, the Company, the Company Subsidiaries and their respective Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Buyer or any of its Representatives receive from the SEC or its staff with respect to the Offer or the Proxy Statement promptly after the receipt of such comments and shall give the Sellers, the Company and the Company Subsidiaries a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Buyer shall reasonably consider in good faith any comments of such Persons. The Buyer shall use commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC and its staff and to permit the Seller, the Company, the Company Subsidiaries and their respective Representatives to participate with the Buyer or its Representatives in any discussions or meetings with the SEC and its staff. The Sellers shall, and shall cause the Company and the Company Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Buyer and its Representatives in connection with the drafting of the public filings with respect to the Transactions (including the Proxy Statement) and responding in a timely manner to comments from the SEC.

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(e) If at any time prior to the Closing, any information relating to the Buyer, the Company, or any of their respective Subsidiaries, Affiliates, officers or directors, should be discovered by the Buyer or any Seller, as applicable, that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify each other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Buyer.

(f) Subject to the second sentence of this Section 7.14(f), but notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreement, the Buyer shall not make any public filing with respect to the Transactions (including the Proxy Statement) without the prior written consent of the Sellers. The Buyer may make any public filing with respect to the Transactions to the extent required by applicable Law, provided, that the Sellers shall, in any event, be consulted in order to determine the extent to which any such filing is required by applicable Law and to the extent such filing is jointly determined by the Sellers and the Buyer to be not so required, such filing shall not be made.

7.15 Stockholder Vote; Recommendation of the Board of the Buyer. Except as expressly required or permitted by the terms of this Agreement or consented to in writing by the Sellers, from and after the Effective Date, the Buyer shall not directly or indirectly subject this Agreement or the Transactions or any other transaction or matter to any vote, consent or approval of the direct or indirect holders of capital stock of the Buyer. Subject to this Section 7.15, the Buyer Board shall recommend that the Buyer’s stockholders vote in favor of, and shall solicit proxies from the Buyer’s stockholders in favor of, (a) approving this Agreement, including the issuance of shares of Buyer Class A Common Stock pursuant to the First Blocker Merger, the Exchange Agreement and the Invacor Transaction, (b) adopting the Buyer A&R Certificate of Incorporation, (c) approving the Management Incentive Plan, (d) appointing, and designating the classes of, the members of the Buyer Board in accordance with Annex I, (f) to the extent necessary, approving the issuance of shares of Buyer Class A Common Stock pursuant to any Subscription Agreements and in connection with or furtherance of the Invacor Transaction, and (g) consummation of the Transactions, and the Buyer shall include such recommendation in the Proxy Statement. Prior to the valid termination of this Agreement in accordance with Article IX, subject to this Section 7.15, neither the Buyer Board nor any committee or agent or Representative thereof shall (i) withdraw (or modify in any manner adverse to the Sellers), or propose to withdraw (or modify in any manner adverse to the Sellers), the board of director’s recommendation in favor of this Agreement and the Transactions, (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Buyer Acquisition Transaction, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow the Buyer to execute or enter into, any agreement related to a Buyer Acquisition Transaction, (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Buyer to abandon, terminate or fail to consummate the Transactions or breach, in any material respect, its obligations hereunder, (v) fail to recommend against any Buyer Acquisition Transaction, (vi) fail to re-affirm the aforementioned board of director recommendation at the written request of the Company within five Business Days or (vii) resolve or agree to do any of the foregoing. Notwithstanding the foregoing, if at any time following the Effective Date and prior to obtaining the Buyer Stockholder Approval, the Buyer Board has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to withdraw or modify its recommendations would reasonably be expected to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, then the Buyer Board may withdraw or modify its recommendations so long as the Buyer (to the extent lawful and reasonably practicable) first provides the Sellers with at least 24 hours advance written notice of such withdrawal or modification.

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7.16 Listing. From the Effective Date through the Closing, the Buyer shall use commercially reasonable efforts that are necessary for the Buyer to remain listed as a public company on, and for shares of Buyer Class A Shares to be tradable over the Stock Exchange.

7.17 Operations of the Buyer Prior to the Closing. From the Effective Date until the Closing Date or the earlier valid termination of this Agreement pursuant to Article IX, except (x) as necessary to effect the Domestication, (y) as contemplated by this Agreement or set forth on Schedule 7.17, or (z) with the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Buyer nor the Blocker Merger Sub will take any of the following actions:

(a) make any amendment or modification to any of the Buyer Governing Documents or any of the governing documents of the Blocker Merger Sub;

(b) take any action in violation or contravention of any of the Buyer Governing Documents or the governing documents of the Blocker Merger Sub, applicable Law or any applicable rules and regulations of the SEC and the Stock Exchange;

(c) split, combine or reclassify the Buyer Capital Stock;

(d) make any amendment or modification to the Buyer Trust Agreement;

(e) effect any recapitalization, reclassification, equity split or like change in its capitalization;

(f) make or allow to be made any reduction in the Buyer Trust Amount, other than as expressly permitted by the Buyer Governing Documents;

(g) contact (or permit any of its employees, agents, representatives or Affiliates to contact) any customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of the Company or the Company Subsidiaries regarding the Company, the Company Subsidiaries, its and their businesses or the Transactions;

(h) (i) incur any indebtedness or (ii) issue or sell any equity interests or options, warrants or other rights to purchase any equity interests of the Buyer, other than pursuant to the Equity Financing or the Invacor Agreement;

(i) undertake any operations or actions, except for operations or actions as are reasonable and appropriate in furtherance of the Transactions;

(j) hire any employee;

(k) amend, waive or terminate, in whole or in part, any Subscription Agreements or the Amended Founder Letter Agreement;

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(l) establish any Subsidiary or acquire any interest in any asset;

(m) commence a public tender offer for the repurchase of the then-outstanding Public Warrants; or

(n) enter into any agreement to do any of the foregoing, or knowingly take any action or fail to take any action that would result in any of the foregoing.

7.18 Subscription Agreements. Without limitation of any provision in any Subscription Agreements, the Buyer hereby acknowledges and agrees that the Sellers have the right to cause the Buyer and the Sponsor to enforce the Buyer’s and the Sponsor’s rights and perform the Buyer’s obligations under each Subscription Agreement. Without the prior written consent of the Sellers, the Buyer shall not and shall not permit its Affiliates or its or their respective Representatives to amend, modify, terminate, assign or agree to any waiver under, in any manner materially adverse to the Sellers, any Subscription Agreement. The Buyer will promptly notify the Sellers if it has any reason to believe that any event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Buyer or to the Buyer’s knowledge, any other party thereto under any Subscription Agreement. The Buyer will also promptly notify the Sellers if it has any reasonable basis to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of any Subscription Agreement.

7.19 Amended Founder Letter Agreement. Prior to the Closing, the Buyer shall enforce to the fullest extent permitted by Law the restrictions on transfer of the 8,625,000 Buyer Class B Shares held by the Sponsor and permitted assignees as well as the waiver of each such Person’s respective rights to redeem such shares, in accordance with the Amended Founder Letter Agreement, and each of the other obligations of the parties to the Amended Founder Letter Agreement, including such parties’ obligation to vote their shares of Buyer Capital Stock in favor of the Buyer Stockholder Approval and all of the other matters contemplated to be included in the Proxy Statement. Without the prior written consent of the Sellers, the Buyer shall not and shall not permit its Affiliates or its or their respective Representatives to amend, modify, terminate or agree to any waiver, in a manner adverse to the Sellers, under the Amended Founder Letter Agreement. The Buyer will promptly notify the Sellers if it has reason to believe that any event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Buyer or to the Buyer’s knowledge, any other party thereto under the Amended Founder Letter Agreement. The Buyer will also promptly notify the Sellers if it has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Amended Founder Letter Agreement.

7.20 Communications. Without the prior written consent of the Sellers, from the Effective Date until the Closing, the Buyer shall not and shall not permit any of its Representatives or Affiliates to contact or communicate, directly or indirectly, whether in writing or verbally, with any employee, customer, provider or supplier of the Company or the Company Subsidiaries; provided, that with respect to communications with employees in connection with Transactions, such consent shall not be unreasonably withheld, conditioned or delayed.

7.21 Blocker Name Change. The Buyer acknowledges and agrees that the acquisition of the Blocker Interests does not grant or come with any rights in the name “OEP” or “One Equity Partners” or any derivations thereof. The Buyer, the Blocker and their Affiliates shall refrain from using such names or derivations after the Closing (except in reference to historical facts) and shall, within three Business Days after the Closing, change the legal name of the Blocker to a name that does not use such names or derivations.

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7.22 Termination of Agreements. Effective upon the Closing, the Company shall, and shall cause the Company Subsidiaries to, terminate the Contracts with Affiliates set forth in Schedule 7.22, and shall, prior to the Closing, provide evidence of such termination to Buyer in form and substance reasonably satisfactory to the Buyer. None of the Buyer, the Company, the Company Subsidiaries or the Blocker will have any liability after the Closing with respect to any such Contracts.

7.23 Company A&R Regulations. Prior to the Closing, the Unit Sellers and the Blocker shall enter into the Company A&R Regulations, which shall convert all of the Company Interests into Company Units such that as of the Closing, the Company Units will represent the only issued and outstanding equity interests of the Company.

7.24 Use of Name. From and after the Closing, none of the Sellers nor any of their respective Affiliates will have any right to use the names “Strike,” “Bolt,” “Capstone Infrastructure,” “Crossfire,” “Delta” or similar names, and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, or otherwise used in the Companies’ businesses, including any name or mark confusingly similar thereto (collectively, the “Company Marks”), and the Sellers shall not, and shall not permit any of their respective Affiliates to, use such name or any variation or simulation thereof. In furtherance thereof, as promptly as practicable, but no later than 120 days after the Closing Date, the Sellers shall, and shall cause their Affiliates to remove, strike over or otherwise eliminate all Company Marks from all materials owned by the Sellers or any of their respective Affiliates and used or displayed publicly including any sales and marketing materials, displays, signs, promotional materials and other materials. Further, at, or as promptly as practicable, but in no event later than twenty days after the Closing Date, the Sellers shall, and shall cause their Affiliates to, remove any Company Marks from its legal name by appropriate legal proceedings in the jurisdiction of its organization and in each jurisdiction where such entity has registered to do business.

7.25 Domestication. The Buyer shall, in accordance with applicable Law, any applicable rules and regulations of the SEC or the Stock Exchange and the Buyer Governing Documents, effect the Domestication and in furtherance thereof, shall file, prior to the Closing, a Certificate of Domestication with the Delaware Secretary of State, together with the Buyer Initial Certificate of Incorporation in the form attached hereto as Exhibit A-1.

7.26 Termination of Phantom Unit Plan. Effective upon the Closing and subject to the payment of the Phantom Unit Payments, the Company shall terminate the Phantom Unit Plan, and shall, prior to the Closing, provide evidence of such termination to Buyer in form and substance reasonably satisfactory to the Buyer. Except for the Phantom Unit Payments as set forth in Schedule 2.2(e), none of the Buyer, the Company or the Company Subsidiaries will have any liability after the Closing with respect to Phantom Unit Plan or any Phantom Units.

ARTICLE VIII
conditions to closing

8.1 Conditions to Obligations of the Parties. The respective obligations of the Parties to consummate the Transactions are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) None of the Parties will be subject to any Order of a court of competent jurisdiction or Law that prohibits the consummation of the transactions contemplated by this Agreement. If any such Order has been issued, each Party shall use commercially reasonable efforts to have any such Order overturned or lifted.

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(b) The applicable waiting period under the HSR Act will have expired or been terminated.

(c) The Buyer Stockholder Approval shall have been obtained.

(d) The Buyer Closing Cash shall not be less than the Minimum Cash Amount.

8.2 Conditions to Obligations of the Blocker, the Company and the Sellers. The obligations of the Blocker, the Company and the Sellers to consummate the Transactions are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a) Each of the representations and warranties contained in Article VI of this Agreement (without giving effect to any limitation as to “materiality” qualifiers) shall be true and correct in all respects at and as of the Effective Date and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not materially and adversely affect the ability of the Buyer to consummate the Transactions; provided, that notwithstanding the foregoing, (i) each of the representations and warranties of the Buyer and the Blocker Merger Sub set forth in Sections 6.2 (Existence and Good Standing), 6.3 (Validity and Enforceability), 6.8(b) (No Prior Activities; Ownership of Blocker Merger Sub) and 6.11 (Brokers) (without giving effect to any limitation as to “materiality”) shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date) and (ii) each of the representations and warranties set forth in Section 6.5 (Capitalization) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, at and as of the Effective Date and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date).

(b) The Buyer and the Blocker Merger Sub must have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) The Unit Sellers shall have received the Cash Purchase Price in accordance with Section 2.2(a).

(d) The Blocker Seller shall have received the Blocker Cash Payment and the shares of Buyer Class A Common Stock in accordance with Section 2.1(a).

(e) The Continuing Members shall have been issued the shares of Buyer Class B Common Stock in accordance with Section 2.4.

(f) The Sellers shall have received a counterpart signature page for each Ancillary Agreement to which the Buyer is specified to be a party, duly executed by the Buyer as well as all other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the Transactions.

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(g) The Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Buyer Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (ii) that to the knowledge and belief of such officer, the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled.

(h) The Sellers shall have received evidence of the resignations of each director, officer and employee of the Buyer, other than the Persons set forth in Schedule 8.2(h), each in form and substance reasonably satisfactory to the Sellers.

(i) The Buyer and the Continuing Members shall have entered into the Registration Rights Agreement in the form attached as Exhibit G.

(j) After giving effect to the Transactions, the Buyer will be listed as a public company on, and the shares of Buyer Class A Common Stock will be tradable over, the Stock Exchange.

(k) The Buyer A&R Certificate of Incorporation in the form attached as Exhibit A-2 shall have been adopted by the Buyer Board and approved by its stockholders, and the Buyer Bylaws shall have been adopted by the Buyer Board, and each shall be effective as of the Closing.

(l) The members of the Buyer Board, and any committees thereof, in each case as set forth on Annex I (subject to any changes thereto made in accordance with this Agreement), shall have been approved and appointed to their respective position(s) (including any role as chairman indicated thereon), and the Buyer shall have offered each of the same the opportunity to enter an agreement for indemnification (in addition to the indemnification provided for in the Buyer Governing Documents), effective as of the Closing and in the form attached as Exhibit L.

(m) The Management Incentive Plan shall have been approved by the Buyer’s stockholders, and the Buyer Board shall have recommended equity awards to be awarded to each individual set forth in Schedule 8.2(m) in the amount set forth opposite such individual’s name on Schedule 8.2(m); provided, however, that such awards will not be issued until approved by the Compensation Committee of the Buyer Board and a Registration Statement on Form S-8 has been filed with the SEC covering the shares of Buyer Capital Stock subject to such awards.

(n) The Amended Founder Letter Agreement shall remain in full force and effect, and the parties thereto shall be in compliance with the terms and conditions thereof in all material respects, and if the Sellers shall have exercised its rights to enforce the Amended Founder Agreement pursuant to the terms thereof and hereof, the parties thereto shall have complied with and consummated their respective obligations with respect thereto.

(o) Except for (i) the shares of Buyer Class A Common Stock to be issued in respect of the Buyer Class A Shares and Buyer Class B Shares outstanding as of the Effective Date, (ii) the shares of Buyer Class A Common Stock to be issued pursuant to the Subscription Agreements executed in connection with the Equity Financing and (iii) the shares of Buyer Class B Common Stock to be issued to the Continuing Members pursuant to this Agreement, from the Effective Date through the Closing no Buyer Capital Stock shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Sellers Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

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(p) The Offer shall have been completed in accordance with the Proxy Statement.

(q) The Continuing Members shall have received a fully-executed Lock-Up Agreement in the form attached hereto as Exhibit H.

(r) The Continuing Members and the Blocker Seller shall have received a fully-executed Investor Rights Agreement in the form attached hereto as Exhibit F.

8.3 Conditions to Obligations of the Buyer and the Blocker Merger Sub. The obligations of the Buyer and the Blocker Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:

(a) (i) The Company A&R Regulations shall reflect that (A) the number of Common Units outstanding shall be equal to the number of shares of Buyer Class A Common Stock and Buyer Class B Common Stock outstanding as of the Closing and (B) the Buyer is the holder of a number of Common Units equal to the number of shares of Buyer Class A Common Stock outstanding as of the Closing, in each case after giving effect to the Transactions, and (ii) the Buyer shall have received an assignment related to the Blocker Interests, duly executed by the Blocker Seller.

(b) Each of the representations and warranties contained in Article III, IV and V of this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects at and as of the Effective Date and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect; provided, that notwithstanding the foregoing, (i) each of the representations and warranties set forth in Sections 3.1 (Existence and Good Standing, Capacity, Authority, Validity and Enforceability), 3.4 (Brokers), 4.1(a) and (b) (Existence and Good Standing; Books and Records), 4.2 (Authority, Validity and Enforceability), 4.23 (Brokers), 5.1 (Existence and Good Standing), 5.2 (Authority, Validity and Enforceability), 5.3 (Title) and 5.9 (Brokers) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all material respects at and as of the Effective Date and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date) and (ii) each of the representations and warranties set forth in Sections 3.3 (Title) and 4.3(a) and (b) (Capitalization) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, at and as of the Effective Date and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date).

(c) Each of the Blocker, the Company and the Sellers must have performed in all material respects all obligations required to be performed by such Person under this Agreement at or prior to the Closing.

(d) The Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company, dated as of the Closing Date, certifying (i) as to the resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and (ii) that, to the knowledge and belief of such officer, the conditions specified in Section 8.3(b), Section 8.3(c) and Section 8.3(i) have been fulfilled.

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(e) The Buyer shall have received a counterpart signature page for each Ancillary Agreement to which the Sellers or the Company is specified to be a party, duly executed by the Sellers or the Company as well as all other documents required to be delivered by the Sellers, the Company or the Company Subsidiaries on or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in order to consummate the Transactions.

(f) The Buyer shall have received evidence of the termination of the Contracts with Affiliates pursuant to Section 7.22.

(g) The Buyer shall have received certificates or non-foreign person affidavits sufficient to prevent the obligation of the Buyer to withhold any amounts under Sections 1445 or 1446(f) of the Code executed by Blocker Seller;

(h) The Buyer shall have received certificates or non-foreign person affidavits sufficient to prevent the obligation of the Buyer to withhold any amounts under Sections 1445 or 1446(f) of the Code executed by each Seller;

(i) There shall not have occurred a Material Adverse Effect since the Effective Date that is continuing and no Material Adverse Effect is reasonably expected to occur.

(j) The Buyer shall have received the Payoff Letters reflecting all Company Debt and evidence that all Liens associated with the Company Debt have been or are authorized to be released in full.

(k) The Company A&R Regulations shall have been amended and restated in the form attached hereto as Exhibit C and shall be in effect as of the Closing.

(l) The Buyer shall have received a fully-executed Lock-Up Agreement in the form attached hereto as Exhibit H.

(m) The Buyer shall have received a fully-executed Investor Rights Agreement from the Blocker Seller and the Continuing Members in the form attached hereto as Exhibit F.

(n) The Buyer shall have received fully-executed Restrictive Covenant Agreements from the Persons set forth on Schedule 8.3(n).

(o) The Buyer shall have received fully-executed employment agreements from the Persons set forth on Schedule 8.3(o) and amendments evidencing the termination or revised termination date, as applicable, of all other employment agreements between the Persons set forth on Schedule 8.3(o) and the Company or the Company Subsidiaries, each in form and substance materially agreed at the Effective Date.

8.4 Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with its respective obligations to consummate the Transactions as required by Section 7.10.

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ARTICLE IX
termination of agreement

9.1 Right to Terminate. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date by:

(a) the mutual written consent of the Buyer and the Company;

(b) the Buyer or the Company, upon written notice to the other Parties, if the transactions contemplated by this Agreement have not been consummated on or prior to February 13, 2019 or such later date, if any, as the Buyer and the Company agree upon in writing (such date is referred to as the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to (i) the Buyer if the Buyer’s or the Blocker Merger Sub’s failure to comply in all material respects with the covenants and agreements contained in this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time or (ii) the Company if the Blocker’s, the Company’s or the Sellers’ failure to comply in all material respects with the covenants and agreements results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(c) the Buyer or the Company, upon written notice to the other Parties, if a Governmental Authority has issued an Order permanently making illegal the Transaction, enjoining, restricting or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any Party whose breach of any provision of this Agreement results in or causes such Order or such party is not in compliance with its obligations under Section 7.10;

(d) the Company if (i) the Buyer or the Blocker Merger Sub has materially breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by the Buyer such that the closing condition set forth in Section 8.2(b) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Buyer or the Blocker Merger Sub contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 9.1(d), such breach or failure to perform has neither been waived by the Blocker, the Company and the Sellers nor cured within 30 days after receipt of written notice thereof (in which event, the Termination Date shall automatically be extended until the end of such 30-day period); or

(e) the Buyer if: (i)  the Blocker, the Company and the Sellers have breached or failed to perform any of their respective covenants or other agreements contained in this Agreement to be complied with by such Party such that the closing condition set forth in Section 8.3(c) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Blocker, the Company and the Sellers contained in this Agreement such that the closing condition set forth in Section 8.3(b) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 9.1(e), such breach or failure to perform has neither been waived by Buyer nor is cured within 30 days after receipt of written notice thereof (in which event the Termination Date shall automatically be extended until the end of such 30-day period).

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1, the provisions of this Agreement will immediately become void and of no further force and effect (other than Section 7.3 (as such Section relates to confidentiality), Section 7.5, this Section 9.2 and Article IX, which will survive the termination of this Agreement); provided, however, that nothing herein will relieve any Party from any liability for any pre-termination willful breach or intentional fraud by such Party of its covenants or agreements prior to such termination.

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ARTICLE X
Tax Matters

10.1 Tax Indemnity. Upon prior written demand, setting forth in reasonable detail the basis for the claim and containing reasonable substantiation of the amount of Buyer Tax Losses for which indemnification is claimed: (a) each Unit Seller shall severally (but not jointly and severally) indemnify, hold harmless and promptly pay the Buyer for any Indemnified Seller Taxes of such Unit Seller, (b) the Blocker Seller shall indemnify, hold harmless and promptly pay the Buyer for any Indemnified Blocker Taxes and (c) the Sellers shall severally (but not jointly and severally) indemnity, hold harmless and promptly pay the Buyer for any Indemnified Company Taxes, in each case, to the extent such Taxes are paid by the Buyer, the Company or any Company Subsidiary after the Closing and including reasonable out-of-pocket costs and expenses of contesting any audit or other Tax Matter that could result in the imposition of an Indemnified Tax (such costs and expense, together with Indemnified Taxes, shall be collectively, “Buyer Tax Losses”); provided, however, that, in no event will any Seller be required to pay an aggregate amount pursuant to this Section 10.1 in excess of the cash proceeds actually received by such Seller (in the case of Unit Sellers, in exchange for Acquired Company Units and, in the case of the Blocker Seller, in exchange for the Blocker Interests) under this Agreement.

10.2 Tax Returns. The Sellers Representative shall cause to be prepared (a) all required income Tax Returns of the Blocker for any Pre-Closing Tax Period (the “Blocker Income Returns”) and (b) all required income Tax Returns of the Company and the Company Subsidiaries for any Pre-Closing Tax Period (the “Company Income Returns,” and together with the Blocker Income Returns, the “Seller Income Returns”). The Seller Income Returns will be prepared in a manner consistent with past practices of the Blocker, the Company and the Company Subsidiaries, as applicable, unless otherwise required by applicable Law or change in facts. At least 30 days prior to the due date of any Seller Income Return, or such shorter period as required to timely file any Seller Income Return, the Sellers Representative shall provide to the Buyer for review and comment drafts of all such Seller Income Returns required to be filed by the Blocker, the Company and the Company Subsidiaries, as applicable, after the Closing Date. The Sellers Representative shall make any change reasonably requested by the Buyer to such draft Seller Income Returns that are received in writing not less than 5 days prior to the due date for such Tax Return. The Buyer shall cause the Blocker, the Company and the Company Subsidiaries, as applicable, to timely file such Seller Income Returns as revised to reflect the Buyer’s reasonable comments. The Sellers Representative, on behalf of the Sellers, will pay or cause to be paid (at the time of filing) all income Taxes shown as due and owing on such originally filed Seller Income Tax Returns. The Sellers and the Buyer agree that with respect to any Straddle Period, (a) the Buyer shall cause the Company and the Company Subsidiaries, as applicable, to utilize the “interim closing method” (and the “calendar day convention”) pursuant to Section 706 of the Code (and any similar provision of state, local or foreign law) to account for any varying interests in the Company for such taxable year, (b) the Buyer shall cause any such income Tax Returns with respect to such taxable year to be prepared in a manner consistent with past practices of the Blocker, the Company and the Company Subsidiaries, as applicable, unless otherwise required by applicable Law or change in facts, and (c) at least 30 days prior to the due date of any such income Tax Returns, or such shorter period as required to timely file such income Tax Returns, the Buyer shall provide to the Sellers Representative for review and comment drafts of all such income Tax Returns required to be filed by the Blocker, the Company and the Company Subsidiaries, as applicable, after the Closing Date, and the Buyer shall make any change reasonably requested by the Sellers Representative to such income Tax Returns that are received in writing not less than 5 days prior to the due date for such Tax Return. Notwithstanding any other provision of this Section 10.2, the Sellers, at their sole cost and expense, shall be solely responsible for filing and all of the Tax Returns required to be filed by any Seller and paying all of the Taxes due and owing by any Seller (including to the extent attributable to income of the Company and the Company Subsidiaries that flows up to the Sellers).

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10.3 Apportionment of Taxes. For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on or prior to the Closing Date), the parties agree as follows:

(a) In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(b) In the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c) In the case of Taxes imposed on the Blocker, the Company, any Company Subsidiaries, or the Buyer (or its Subsidiaries or any of its Affiliates) as a result of income of any Flow-Thru Entity (including the Company or any Company Subsidiaries) realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of the Blocker, Company or Company Subsidiary for a Pre-Closing Tax Period.

(d) In the case of all other Taxes for a Straddle Period (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or Subsidiary filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology” For purposes of this clause (c), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (a) for periodic Taxes.

10.4 Cooperation; Audits; Ordinary Course.

(a) In connection with the preparation of Tax Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Blocker, the Company or the Company Subsidiaries, as applicable, for all Pre-Closing Tax Periods and Straddle Periods, the Buyer, on the one hand, and the Sellers Representative, on the other hand, shall cooperate on a reasonable basis with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes. The Buyer shall and shall cause the Blocker, the Company and the Company Subsidiaries to (i) retain all books and records with respect to Tax matters pertinent to the Blocker, the Company, and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Sellers Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give the Sellers Representative reasonable notice prior to transferring, destroying or discarding any such books and records and shall allow the Sellers Representative to take possession of such books and records.

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(b) The Buyer and the Sellers Representative shall, upon the other’s request, use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

10.5 Controversies.

(a) This Section 10.5 will control any Tax Matters. The Buyer shall promptly notify the Sellers Representative upon receipt by the Buyer, the Blocker, the Company or any of their Affiliates of any notice of any Tax Matter from any Taxing Authority for any Pre-Closing Tax Period or Straddle Period (a “Pre-Closing Tax Matter”). The Sellers Representative may, at the Sellers’ expense, and upon notice to the Buyer, assume the defense of any Pre-Closing Tax Matter that relates solely to income Taxes for a Pre-Closing Tax Period (a “Sellers Tax Matter”). If the Sellers Representative assumes the defense of a Sellers Tax Matter, then the Sellers Representative will have the authority to represent the interests of the Company and the Company Subsidiaries before the relevant Taxing Authority and the Sellers Representative will have the right to control the defense, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Sellers Tax Matter; provided, that (i) the Sellers Representative may not enter into any settlement or otherwise compromise any such Sellers Tax Matter without the prior written consent of the Buyer (such consent not to be unreasonably conditioned, withheld or delayed), (ii) the Buyer will have the right (but not the duty) to participate in the defense of such Sellers Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Sellers Representative, and (iii) the Sellers Representative shall keep the Buyer informed with respect to the commencement, status and nature of any such Sellers Tax Matter and will (in good faith) allow the Buyer to consult with it regarding the conduct of or positions taken in any such proceeding.

(b) With respect to any Pre-Closing Tax Matter that is not a Sellers Tax Matter (including, for the avoidance of doubt, if the Sellers Representative does not assume the defense of such Pre-Closing Tax Matter pursuant to Section 10.5(a)), then the Buyer will have the authority, with respect to any such Pre-Closing Tax Matter, to represent the interests of the Blocker, the Company and the Company Subsidiaries before the relevant Taxing Authority and the Buyer will have the right to control the defense, including responding to inquiries and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Pre-Closing Tax Matter; provided, that (i) the Buyer may not enter into any settlement or otherwise compromise any such Pre-Closing Tax Matter to the extent it adversely affects the Tax liability of any of the Sellers without the prior written consent of the Sellers Representative (such consent not to be unreasonably conditioned, withheld or delayed), (ii) the Sellers Representative will have the right (but not the duty) to participate in the defense of such Pre-Closing Tax Matter and to employ counsel, at its own expense, separate from counsel employed by the Buyer, and (iii) the Buyer shall keep the Sellers Representative informed with respect to the commencement, status and nature of any such Pre-Closing Tax Matter and will (in good faith) allow the Sellers Representative to consult with it regarding the conduct of or positions taken in any such proceeding.

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10.6 Amendment of Tax Returns and Other Actions.

(a) None of the Buyer, the Blocker, the Company, the Company Subsidiaries or any of their respective Affiliates amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Blocker, the Company or the Company Subsidiaries with respect to a Pre-Closing Tax Period without the prior written consent of the Sellers Representative (such consent not to be unreasonably conditioned, withheld or delayed), if such action could reasonably be expected to adversely affect the Tax liability of any of the Sellers or result in an Indemnified Tax.

(b) None of the Buyer, the Blocker, the Company, the Company Subsidiaries or any of their respective Affiliates shall (i) initiate any voluntary contact with any Taxing Authority relating to Taxes of the Blocker, the Company or the Company Subsidiaries with respect to any Pre-Closing Tax Period, without the prior written consent of the Sellers Representative (such consent not to be unreasonably conditioned, withheld or delayed), except that this clause (i) shall not restrict the Blocker, the Company or the Company Subsidiaries from filing any Tax Return for a tax period ending after the Closing Date, or (ii) permit the Blocker, the Company, the Company Subsidiaries or any of their respective Affiliates to take any action (including making any Tax election) on or after the Closing that is effective for Tax purposes on or before the Closing Date and that is outside the Ordinary Course of Business.

(c) The Parties agree that, for U.S. federal income Tax purposes, the Blocker will become a member of a U.S. federal income Tax consolidated group that includes the Buyer as of the end of the Closing Date pursuant to Treasury Regulations Section 1.1502-76, and the Blocker’s U.S. federal income taxable year shall close on such date. The Parties agree that the books of the Company will be closed on the Closing Date, and the Blocker will be allocated all taxable income or loss through the Closing Date as prescribed in Section 706(c)(2)(A) of the Code. To the maximum extent permitted under applicable Law, any tax deductible amounts related to the Company Transaction Expenses and the Phantom Payments allocable to the Blocker will be included in and allocated to the Unit Sellers and the Blocker.

10.7 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne equally by the Sellers, on the one hand, and the Buyer, on the other hand, including by way of inclusion of Transfer Taxes in Buyer Transaction Expenses and Company Transaction Expenses, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

10.8 Tax Distributions. Notwithstanding anything to the contrary in this Agreement, no Seller shall retain any right to any distribution for Taxes pursuant to the terms of the Company’s operating agreement as in effect prior to the adoption of the Company’s A&R Regulations in connection with the transactions contemplated by this Agreement.

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10.9 Survival; Limitations. The obligation of the Sellers to pay any Buyer Tax Losses shall survive until 60 days after the expiration of the applicable statute of limitations (after taking into account any waivers, extensions, tolling, or mitigation thereof).

ARTICLE XI
miscellaneous and general

11.1 Sellers Representative.

(a) The Sellers hereby appoint the Sellers Representative as agent and attorney in fact for and on behalf of the Sellers to (i) interpret the terms and provisions of this Agreement and the Ancillary Agreements, (ii) execute, deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement, the Ancillary Agreements and the consummation of the Transactions, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of any Actions, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Actions, and to take all actions necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) make any determinations and settle any matters related to any Tax matters pursuant to Article X, the Adjustment Amount pursuant to Section 2.3 and the allocation of Purchase Price pursuant to Section 2.6, (vii) administer, pay out, deduct, hold back or redirect any funds, which may be payable to any Sellers pursuant to the terms of this Agreement or any Ancillary Agreement for, (A) any amount that may be payable by the Sellers pursuant to this Agreement, including Section 2.3, Section 2.6 and Article X or (B)  any costs, fees, expenses and other liabilities incurred by the Sellers Representative, acting in such capacity, in connection with this Agreement and the Ancillary Agreements, and (ix) take all actions necessary or appropriate in the judgment of the Sellers Representative on behalf of the Sellers in connection with this Agreement and the Ancillary Agreements.

(b) The Sellers Representative, or any successor hereafter appointed, may resign at any time by written notice to the Buyer. Any change in the Sellers Representative will become effective upon notice to the Buyer in accordance with Section 11.7. The Sellers Representative so designated must be reasonably acceptable to the Buyer, except that the Parties hereby agree that, subject to the Seller providing prior written notice to the Buyer, any Seller will be acceptable to the Buyer as a successor Sellers Representative. All power, authority, rights and privileges conferred in this Agreement to the Sellers Representative will apply to any successor Sellers Representative.

(c) The Sellers Representative will not be liable for any act done or omitted under this Agreement as Sellers Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Buyer agrees that it will not look to the personal assets of the Sellers Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Blocker (pre-Closing), the Company or the Company Subsidiaries (pre-Closing) or the Sellers, as the case may be. In performing any of its duties under this Agreement or any Ancillary Agreements, the Sellers Representative will not be liable to the Sellers for any losses that any such Person may incur as a result of any act, or failure to act, by the Sellers Representative under this Agreement or any Ancillary Agreements, and the Sellers Representative will be indemnified and held harmless by the Sellers for all losses, except to the extent that the actions or omissions of the Sellers Representative constituted fraud, gross negligence or willful misconduct. The limitation of liability provisions of this Section 11.1(c) will survive the termination of this Agreement and the resignation of the Sellers Representative.

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(d) The Buyer shall be entitled to rely exclusively upon any notices and other acts of the Sellers Representative relating to the Sellers’ rights and obligations hereunder as being legally binding acts of each Seller individually and collectively.

(e) The grant of authority providing for in this Section 11.1 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the Closing.

11.2 Survival. The agreements and obligations of the Parties under Section 9.2 and this Article XI shall survive, as the case may be, (a) the valid termination of this Agreement in accordance with Article IX hereof or (b) the Closing. The agreements and obligations of the Parties under this Article XI, together with any covenant and agreement that by its terms provide for performance fully or in part following the Closing (including but not limited to Section 2.3, Section 2.6 and Section 10.1), shall survive the Closing and shall continue in accordance with their terms. No representations or warranties or other covenants and agreements in this Agreement shall survive the Closing and or the valid termination of this Agreement.

11.3 Expenses. Unless otherwise expressly set forth herein, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, in the event this Agreement is terminated in accordance with Section 9.1, each Party shall be solely responsible for all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) in connection with this Agreement and the Transactions shall be paid by the Party incurring such cost or expense.

11.4 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of intentional fraud, (ii) as set forth in Section 9.2, Section 10.1 or Section 11.16 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing, the Seller Parties shall have no liability to the Buyer, the Blocker Merger Sub, the Surviving Company, the Surviving Corporation, the Company, the Company Subsidiaries or its and their respective successors and permitted assigns, officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Buyer Parties”) for any and all losses that are sustained or incurred by any of the Buyer Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Sellers’ representations or warranties contained in this Agreement. Except (i) in the case of intentional fraud, (ii) as set forth in Section 9.2, Section 10.1 or Section 11.16 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing, the Buyer Parties shall have no liability to the Sellers and their respective successors and permitted assigns, officers, directors, managers, employees, Affiliates and Representatives (collectively, the “Seller Parties”) for any and all losses that are sustained or incurred by any of the Seller Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Buyer’s or the Blocker Merger Sub’s representations or warranties contained in this Agreement.

(b) The representations and warranties of the Parties set forth in Article III, IV, V and VI and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

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11.5 Successors and Assigns; Third-Party Beneficiaries.

(a) This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of such Party’s rights or delegate any of such Party’s obligations under this Agreement to any Person without the prior written consents of the other Parties to this Agreement, and any purported assignment or delegation without such prior written consents will be void and of no effect; provided, however, that (i) the Sellers Representative may assign any of its rights and delegate any of its obligations under this Agreement (on a full or partial basis, permanently or temporarily, or for one or more specific instances or circumstances) to any Person (including any Seller) and (ii) the Buyer may assign any or all of its rights hereunder to its Financing Sources.

(b) Except as contemplated by Sections 3.6, 4.28, 5.11, 7.9, 10.1, 11.17, 11.18 and 11.21, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

11.6 Further Assurances. From time to time after the Closing Date, and without any additional consideration, the Parties will furnish, or cause to be furnished, upon request to each other such further information, execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the transactions contemplated herein.

11.7 Notices. Except as otherwise specifically set forth in this Agreement, all notices and communications hereunder will be deemed to have been duly given and made on (a) the date such notice is served by personal delivery upon the Party for whom it is intended, (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (c) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (d) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

If to the Buyer or the Blocker Merger Sub and, after the Closing, the Buyer Representative:

Sentinel Energy Services Inc.
700 Louisiana Street, Suite 2700
Houston, Texas 77002
Attention: Krishna Shivram
Email: krishna@sentinelenergyservices.com

with a copy (which will not constitute notice) to:

Winston & Strawn LLP
2121 N. Pearl Street, Suite 900
Dallas, TX 75201
Attention: David Lange
Email: dlange@winston.com

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If to the Sellers Representative, the Sellers, the Blocker or the Company or, after the Closing the Surviving Company or the Surviving Corporation:

Strike Capital, LLC

1800 Hughes Landing Blvd., Suite 500

The Woodlands, TX 77380

Attention: Stephen V. Pate and Rhonda Sigman

Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a copy to (which will not constitute notice):

One Equity Partners

330 N Wabash, Suite 3750

Chicago, IL 60611

Attention: James B. Cherry

Email: james.b.cherry@oneequity.com

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar and Ira White
Email: adermarkar@jonesday.com and iwhite@jonesday.com

Any Party may change the address, email address or the Persons to whom notices or copies hereunder will be directed by providing written notice to the other Parties of such change in accordance with this Section 11.7.

11.8 Complete Agreement. This Agreement, the Disclosure Letter and the Exhibits attached hereto and the other documents delivered and contemplated to be delivered by the Parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings (whether written or oral) between the Parties with respect thereto.

11.9 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

11.10 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Sellers Representative (on behalf of the Sellers) and the Buyer; provided, however, that no amendment may be made that alters the terms, substance or meaning of the agreements, rights, liabilities or covenants contained in this Agreement in any material respect without the approval of the affected Party.

11.11 Waiver. At any time, the Sellers Representative and the Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Sellers Representative, on behalf of the Sellers if the Sellers are making the waiver, or the Buyer, if the Buyer or the Blocker Merger Sub is making the waiver. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

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11.12 Governing Law; Consent to Jurisdiction. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware. A final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in this Agreement. Each Party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and (b) any claim that any such Action brought in any such court has been brought in an inconvenient forum.

11.13 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF HIS, HER OR ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF HIS, HER OR ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 11.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

11.14 Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

11.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all of the Parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf” format) is as effective as signing and delivering the counterpart in person.

11.16 Enforcement of Agreement. Each Party’s obligation under this Agreement is unique. The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled under this Agreement, at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

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11.17 Release.

(a) Each of the Buyer and the Blocker Merger Sub agrees that, effective as of the Closing, the Blocker, Company and the Company Subsidiaries will be deemed to have released and discharged the Sellers Parties (whether in such person’s capacity as a Seller, securityholder, director, officer, employee or otherwise) from any and all Actions, whether known or unknown, liquidated or contingent, to the extent based upon or arising out of the dealings among any of the Sellers Parties, on the one hand, and the Blocker, the Company or the Company Subsidiaries, on the other hand, on or prior to the Closing (collectively, the “Buyer Released Claims”); provided, however, the Buyer Released Claims shall not include any liabilities arising out of or under this Agreement or the Ancillary Agreements. Each of the Buyer and the Blocker Merger Sub acknowledges that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Each of the Buyer and the Blocker Merger Sub acknowledges that such provisions are designed to protect a party from waiving claims that it does not know exist or may exist. Nonetheless, Each of the Buyer and the Blocker Merger Sub agrees that, effective as of the Closing, the Blocker, the Company and the Company Subsidiaries will be deemed to waive any such provision (subject to the limitations herein). Each of the Buyer and the Blocker Merger Sub further agrees that it will not, directly or indirectly, cause the Blocker, the Company or the Company Subsidiaries to (i) institute an Action to the extent based upon, arising out of, or relating to any of the Buyer Released Claims, or (ii) participate, assist, or cooperate in any such Action except as otherwise required by applicable Law.

(b) The Sellers agree that, effective as of the Closing, the Sellers will be deemed to have released and discharged, on behalf of itself and its equityholders and their Affiliates (other than the Company and the Company Subsidiaries (and the Blocker in the case of the Blocker Seller)), the Buyer Parties (whether in such person’s capacity as a securityholder, director, officer, employee or otherwise) from any and all Actions, whether known or unknown, liquidated or contingent, to the extent based upon or arising out of the dealings among any of the Buyer Parties, on the one hand, and the Sellers, on the other hand, on or prior to the Closing (collectively, the “Sellers Released Claims”); provided, however, the Seller Released Claims shall not include any liabilities arising out of or under this Agreement or the Ancillary Agreements, any rights to indemnification under any Organizational Documents of the Company or any Company Subsidiary or any other Contract (including the Company A&R Regulations), or any rights to accrued and unpaid salary or compensation earned by such the Sellers or their respective Affiliates or employee benefits due to the Sellers or their respective Affiliates. The Sellers acknowledge that the Laws of many states provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Sellers acknowledge that such provisions are designed to protect a party from waiving claims that it does not know exist or may exist. Nonetheless, the Sellers agree that, effective as of the Closing, the Sellers will be deemed to waive any such provision (subject to the limitations herein). The Sellers further agree that it will not, directly or indirectly, cause any of its equityholders or Affiliates to (i) institute an Action to the extent based upon, arising out of, or relating to any of the Sellers Released Claims, or (ii) participate, assist, or cooperate in any such Action except as otherwise required by applicable Law.

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11.18 Non-Recourse. Except in the case of intentional fraud, all Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 11.5), are those solely of the Persons that are expressly identified as parties to this Agreement Except in the case of intentional fraud, no other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing, shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of such Persons from any such liability or obligation.

11.19 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference or citation in this Agreement to any Contract or any federal, state, local or foreign statutes, regulations or other Laws or statutory or regulatory provision shall, when the context requires, be deemed references or citations to such Contracts, statutes, regulations, other Laws or provisions, as amended, modified and supplemented from time to time (and, in the case of a statute, regulation or other Law, to (i) any successor provision and (ii) all rules and regulations promulgated thereunder); (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letter are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letter of or to this Agreement; (c) the words “herein”, “hereto”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender will also include the feminine and neutral genders and vice versa; (e) words importing the singular will also include the plural, and vice versa; (f) the words “include”, “including” and “or” mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) the terms “delivered” or “made available” or similar phrases when used in this Agreement will mean that such documents or other information has been physically or electronically delivered to the relevant parties, including via a virtual data room; and (i) time periods within or following which any payment is to be made or any act is to be done will be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

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11.20 Disclosure Letter. For the purposes of the Disclosure Letter, any information, item or other disclosure set forth in any section of the Disclosure Letter will be deemed to have been included in any other sections of the Disclosure Letter as though fully set forth in such section of the Disclosure Letter to the extent the relevance of such matter to such section is reasonably apparent on its face (without inquiry or investigation). Inclusion of information in any part of the Disclosure Letter will not be construed as an admission that such information is material to the business, properties, financial condition or results of operations of the Blocker, the Company, the Company Subsidiaries or the Buyer, as applicable. Matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected in the Disclosure Letter.

11.21 Conflict of Interest. If the Sellers so desire, and without the need for any consent or waiver by the Blocker, the Company, the Company Subsidiaries, the Buyer or the Blocker Merger Sub, Jones Day is permitted to represent the Sellers and/or the Sellers Representative after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Jones Day is permitted to represent the Sellers, the Sellers Representative and their respective agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with the Buyer, the Blocker Merger Sub, the Blocker, the Company, the Company Subsidiaries or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as any claim. Upon and after the Closing, the Blocker, the Company and the Company Subsidiaries will cease to have any attorney-client relationship with Jones Day, unless and to the extent Jones Day is specifically engaged in writing by the Blocker, the Company or the Company Subsidiaries to represent the Blocker, the Company or the Company Subsidiaries after the Closing and either (a) such engagement involves no conflict of interest with respect to the Sellers or the Sellers Representative or (b) the Sellers or the Sellers Representative (as applicable) consent in writing at the time to such engagement. Any such representation of the Blocker, the Company or the Company Subsidiaries by Jones Day after the Closing in accordance herewith will not affect the foregoing provisions hereof. For example, and not by way of limitation, even if Jones Day is representing the Blocker, the Company or the Company Subsidiaries after the Closing, Jones Day is permitted simultaneously to represent the Sellers and/or the Sellers Representative in any matter, including any disagreement or dispute relating hereto. Furthermore, Jones Day is permitted to withdraw from any representation of the Company or the Company Subsidiaries in order to be able to represent or continue so representing the Sellers or the Sellers Representative, even if such withdrawal causes the Company or the Company Subsidiaries or Buyer additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice

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11.22 Privileged Communications. Each of the Buyer and the Blocker Merger Sub agrees that, as to all communications between and among all counsel (including Jones Day) for the Sellers, the Blocker, the Company, the Company Subsidiaries or their respective Affiliates, on the one hand, and the Sellers Representative, the Sellers, the Blocker, the Company, the Company Subsidiaries or their respective Affiliates, on the other hand, that relate in any way to the transactions contemplated by or in connection with this Agreement (collectively, the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence with respect to the Privileged Communications belongs to the Sellers and may be controlled by the Sellers and will not pass to or be claimed by the Buyer, the Blocker Merger Sub or any of its respective subsidiaries (including, following the Closing, the Company and the Company Subsidiaries). The Privileged Communications are the property of the Sellers and, from and after the Closing, none of the Buyer, its Subsidiaries (including, following the Closing, the Blocker, Company and the Company Subsidiaries) or any Person purporting to act on behalf of or through the Buyer or such Subsidiaries will seek to obtain the Privileged Communications, whether by seeking a waiver of the attorney-client privilege or through other means. The Buyer, and its respective Subsidiaries (including, following the Closing, the Company and the Company Subsidiaries), together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the Sellers or any of their respective Affiliates after the Closing. The Privileged Communications may be used by the Sellers or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement, including in any claim brought by the Buyer. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or any of its respective Subsidiaries and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, the Buyer and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by counsel to such third party; provided, that neither the Buyer nor its Subsidiaries (including, following the Closing, the Blocker, the Company and the Company Subsidiaries) may waive such privilege without the prior written consent of the Sellers Representative.

11.23 Trust Account Waiver. The Sellers, the Company and the Company Subsidiaries acknowledge that the Buyer established the Trust Account for the benefit of its public shareholders. The Sellers, the Company and the Company Subsidiaries acknowledge that, prior to the Closing, it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, including, without limitation, any claim for indemnification and hereby waives any claim for monies in the Trust Account it may have in the future as a result of, or arising out of, this Agreement and the Transactions, and, the Sellers, the Company and the Company Subsidiaries prior to the Closing, will not seek recourse against the Trust Account for any reason whatsoever.

[Remainder of Page is Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement, or have caused this Agreement to be executed, as of the day and year first above written.

UNIT SELLERS:

PATE HOLDING COMPANY LP

By:	Pate Holding Company GP LLC, its general partner

	By:	/s/ Stephen V. Pate
		Name:	Stephen V. Pate
		Title:	Manager

PATE HOLDING COMPANY 3, LLC

By:	/s/ Stephen V. Pate
Name:	Stephen V. Pate
Title:	Authorized Manager

OEP STRIKE LLC

By:	OEP Secondary Intermediate Entity (Strike), L.P, its member

	By:	OEP Secondary GP SPV Ltd., its general partner

		By:	/s/ David Han
		Name:	David Han
		Title:	Director

KACEY SMART

/s/ Kacey Smart

SMART 2014 FAMILY INSURANCE TRUST

By:	/s/ Frank Victor-McCawley
Name:	Frank Victor-McCawley
Title:	Trustee

JARVIE ARNOLD

/s/ Jarvie Arnold

JASON HECKT

/s/ Jason Heckt

AARON COLE PATE 2012 TRUST

By:	/s/ Aaron Cole Pate
Name:	Aaron Cole Pate
Title:	Trustee

SAM ANAYA

/s/ Sam Anaya

STEVE BARTON

/s/ Steve Barton

RAUL GARZA

/s/ Raul Garza

ANGELA GOINES

/s/ Angela Goines

ROBERT BOYKIN

/s/ Robert Boykin

DOUG JONES

/s/ Doug Jones

DELTA DIRECTIONAL, LLC

By:	/s/ Billy F. Cleveland
Name:	Billy F. Cleveland
Title:	Manager

EZRA LEE

/s/ Ezra Lee

FRANK VICTOR-MCCAWLEY

/s/ Frank Victor-Mccawley

JUNIOR EQUITY HOLDERS:

DARIO DEFERRARI

/s/ Dario Deferrari

GARY MEURER

/s/ GARY MEURER

MIKE SMITHEY

/s/ Mike Smithey

FRANK VICTOR-MCCAWLEY

/s/ Frank Victor-Mccawley

ANGELA GOINES

/s/ Angela Goines

RHONDA SIGMAN

/s/ Rhonda Sigman

ROBERT JESSEN

/s/ Robert Jessen

LEE GARDNER

/s/ Lee Gardner

AARON COLE PATE 2012 TRUST

By:	/s/ Aaron Cole Pate
Name:	Aaron Cole Pate
Title:	Trustee

BLOCKER:

OEP Secondary Fund (Strike), LLC

By:	One Equity Partners Secondary Fund, L.P., its member

	By:	OEP Secondary Fund General Partner, L.P., its general partner

		By:	OEP Secondary Fund GP, Ltd., its general partner
			By:	/s/ James B. Cherry
			Name:	James B. Cherry
			Title:	Authorized Signatory

BLOCKER SELLER:

One equity Partners secondary fund, l.p.

By:	OEP Secondary Fund General Partner, L.P., its general partner

	By:	OEP Secondary Fund GP, Ltd., its general partner

		By:	/s/ James B. Cherry
		Name:	James B. Cherry
		Title:	Authorized Signatory

SELLERS REPRESENTATIVE:

OEP-STRIKE SELLER REPRESENTATIVE, LLC

By:	/s/ Frank Victor-McCawley
	Name:	Frank Victor-McCawley
	Title:	President and Chief Executive Officer

BLOCKER MERGER SUB:

SES Blocke merger sub, llc

By:	/s/ Krishna Shivram
Name:	Krishna Shivram
Title:	Chief Executive Officer

BUYER:

Sentinel Energy Services Inc.

By:	/s/ Krishna Shivram
Name:	Krishna Shivram
Title:	Chief Executive Officer

COMPANY:

By:	/s/ Stephen V. Pate
Name:	Stephen V. Pate
Title:	Manager

Annex I

Directors:

Jon A. Marshall

Marc Zenner

Krishna Shivram

Steve Pate (IRA Director)

Lee Gardner (IRA Director)

Charles S. Leykum

Andrew Gould*

Committees:

Audit

Marc Zenner*

Krishna Shivram

Jon A. Marshall

Charles S. Leykum

Lee Gardner

Compensation

Krishna Shivram*

Charles S. Leykum

Andrew Gould

Lee Gardner

Nominating

Lee Gardner*

Andrew Gould

Marc Zenner

Jon A. Marshall

*    Denotes Chairman

Exhibit A-1

Form of

CERTIFICATE OF INCORPORATION

OF

Sentinel energy Services Inc.

[●], 2018

Article I.
NAME

The name of the corporation is Sentinel Energy Services Inc. (the “Corporation”).

Article II.
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).

Article III.
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV.
CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●]1 shares, consisting of (a) 220,000,000 shares of common stock (the “Common Stock”), including (i) 200,000,000 shares of Class A Common Stock (the “Class A Common Stock”), (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”). Prior to the filing of this Certificate of Incorporation (this “Certificate”), the Corporation was a Cayman Islands exempted company (at such time, the “Predecessor Corporation”), which had authorized share capital consisting of (i) 200,000,000 Class A Ordinary Shares, par value $0.0001 per share (the “Predecessor Class A Ordinary Shares”), (ii) 20,000,000 Class B Ordinary Shares, par value $0.0001 per share (the “Predecessor Class B Ordinary Shares”), and 1,000,000 Preferred Shares, par value $0.0001 per share. Immediately upon the acceptance of this Certificate for filing by the Secretary of State of the State of Delaware, each Predecessor Class A Ordinary Share automatically, without any further action, converted into an equal number of shares of Class A Common Stock and each Predecessor Class B Ordinary Share automatically, without any further action, converted into an equal number of shares of Class B Common Stock.

[1]	NTD: Number of authorized shares of each class (other than Class B) to be determined.

Section 4.2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. No Class Vote on Changes in Authorized Number of Shares of Preferred Stock. Subject to the special rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate, any Preferred Stock Designation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4. Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically at the time of the closing of an initial Business Combination.

(ii) Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in the Corporation’s initial public offering of securities (the “Offering”) and related to the closing of the initial Business Combination, all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the initial Business Combination at a ratio for which:

(1) the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Corporation, related to or in connection with the consummation of the initial Business Combination (excluding Co-Investment Securities and any securities issued or issuable to any seller in the initial Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination; and

(2) the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the initial Business Combination.

As used herein, the term Co-Investment Securities means the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock that may be issued pursuant to that certain Option Agreement, dated as of November 2, 2017, by and between the Corporation, CSL Energy Opportunities Fund III, L.P. and CSL Energy Holdings III, Corp, LLC, as the same may be amended.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or equity linked securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding consenting or agreeing separately as a single class in the manner provided in Section 4.4(b)(iii), and (ii) in no event shall the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the original filing of this Certificate without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this Section 4.4(b). The pro rata share for each holder of Class B Common Stock will be determined as follows: each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this Section 4.4(b) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.

(iii) Voting. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

Section 4.5. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V.
BOARD OF DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2. Number, Election and Term.

(a) Subject to the provisions of the Investor Rights Agreement by and between the Corporation and the other holders of Common Units (the “Investor Rights Agreement”), the number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3. Newly Created Directorships and Vacancies. Subject to (a) Section 5.5 hereof and (b) the provisions of the Investor Rights Agreement, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by the majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancies occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In the event of vacancies on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

Section 5.4. Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 66⅔ percent of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. At least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

Section 5.5. Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board providing the issue of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI.
BYLAWS

Subject to the provisions of the Investor Rights Agreement, in furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66⅔ percent of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII.
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Meetings. Except as otherwise required by law and subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board.

Section 7.2. Advance Notice. Subject to the provisions of the Investor Rights Agreement, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3. Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock, with respect to which action may be taken by written consent.

Article VIII.
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) Any indemnification of a director or officer of the Corporation or advancement of expenses (including attorneys’ fees, costs and charges) under this Section 8.2 shall be made promptly, and in any event within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(a) if required), upon the written request of the director or officer. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(a) if required), the right to indemnification or advancements as granted by this Section 8.2 shall be enforceable by the director or officer in the Court of Chancery of the State of Delaware, which shall be the sole and exclusive forums for any such action. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the maximum extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 8.2(a), if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the maximum extent permitted by law. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(d) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(e) For purposes of this Section 8.2, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 8.2 with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

(f) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX.
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

Article X.
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate or the Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 10.2. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Article XI.

Section 11.1. Severability. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any sentence of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate.

Article XII.
AMENDMENT to CERTIFICATE OF INCORPORATION

Subject to the provisions of the Investor Rights Agreement, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. In addition to any other vote of holders of capital stock that is required by this Certificate or by law, any amendment or repeal of Article V, Article VI, Article VIII, Article IX and this Article XII shall require the affirmative vote of holders of at least 66⅔ percent of the voting power of the then outstanding shares of capital stock entitled to vote on such amendment or repeal.

IN WITNESS WHEREOF, Sentinel Energy Services Inc. has caused this Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

Sentinel Energy Services Inc.

By:
Name:
Title:

Signature Page to Certificate of Incorporation

Exhibit A-2

Form of

Amended and Restated CERTIFICATE OF INCORPORATION

OF

Sentinel energy Services Inc.

[●], 201[●]

Sentinel Energy Services Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name under which the Corporation was originally incorporated was Sentinel Energy Services Inc. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on [●], 201[●].

2.	This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.	This Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

4.	The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

Article I.
NAME

The name of the corporation is Strike, Inc.

Article II.
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III.
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV.
CAPITALIZATION

Section 4.1. Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [451,000,000 shares, consisting of (a) 450,000,000 shares of common stock (the “Common Stock”), including (i) 400,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 50,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Section 4.2. Preferred Stock. The Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3. No Class Vote on Changes in Authorized Number of Shares of Preferred Stock. Subject to the special rights of the holders of any series of Preferred Stock pursuant to the terms of this Amended & Restated Certificate, any Preferred Stock Designation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4. Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Amended & Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Amended & Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Amended & Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended & Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended & Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended & Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock.

(i) Certain Definitions. As used in this Amended & Restated Certificate:

(1) “Common Unit” means a unit representing limited liability company interests in Strike Capital and constituting a “Common Unit” as defined in the LLC Agreement as in effect on the effective date of this Amended & Restated Certificate.

(2) “Exchange Agreement” means the Exchange Agreement, dated [●], 2018, among the Corporation, Strike Capital and the other holders of Common Units party thereto;

(3) “LLC Agreement” means the Third Amended and Restated Regulations of Strike Capital, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time; and

(4) “Strike Capital” means Strike Capital, LLC, a Texas limited liability, or any successor entities thereto.

(ii) Permitted Owners. Shares of Class B Common Stock (1) may be issued only in connection with the issuance by Strike Capital of a corresponding number of Common Units and only to the person or entity to whom such Common Units are issued and (2) may be registered only in the name of (A) a person or entity to whom shares of Class B Common Stock are issued in accordance with clause (1), (B) its successors and assigns, (C) Permitted Transferees (as defined in the LLC Agreement) or (D) any subsequent successors, assigns and permitted transferees.

(iii) Voting. Except as otherwise required by law or this Amended & Restated Certificate (including any Preferred Stock Designation), for so long as any shares of Class B Common Stock shall remain outstanding, the Corporation shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Amended & Restated Certificate, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class B Common Stock. Any action required or permitted to be taken at any meeting of the holders of Class B Common Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt written notice of the taking of corporate action without a meeting by less than unanimous written consent of the holders of Class B Common Stock shall, to the extent required by law, be given to those holders of Class B Common Stock who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders of Class B Common Stock to take the action were delivered to the Corporation.

(iv) Dividends. Notwithstanding anything to the contrary in this Amended & Restated Certificate, dividends shall not be declared or paid on the Class B Common Stock.

(v) Transfer of Class B Common Stock.

(1) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the LLC Agreement. The transfer restrictions described in this Section 4.4(b)(v)(1) are referred to as the “Restrictions.”

(2) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation or its transfer agent (the “Transfer Agent”).

(3) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation, to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(4) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 4.4(b)(v) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.4(b)(v). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(5) The Board shall have all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(vi) Exchange of Class B Common Stock. Shares of Class B Common Stock (together with the same number of Common Units) may be exchanged for shares of Class A Common Stock as provided in the Exchange Agreement. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of shares of Class B Common Stock and Common Units for shares of Class A Common Stock pursuant to the Exchange Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such exchange pursuant to the Exchange Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange pursuant to the Exchange Agreement by delivering to the holder of the shares of Class B Common Stock and Common Units being exchanged (A) shares of Class A Common Stock held in treasury by the Corporation or (B) cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the Exchange Agreement. All shares of Class A Common Stock that shall be issued upon any such exchange of shares of Class B Common Stock and Common Units pursuant to the Exchange Agreement will, upon issuance in accordance with the Exchange Agreement, be validly issued, fully paid and nonassessable.

(vii) Restrictive Legend. All book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(viii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(c) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Class A Common Stock. In no event shall the shares of Class A Common Stock be split, divided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, divided or combined.

(e) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.

Section 4.5. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Article V.
BOARD OF DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended & Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended & Restated Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2. Number, Election and Term.

(a) Subject to the provisions of the Investor Rights Agreement by and between the Corporation and the other holders of Common Units (the “Investor Rights Agreement”), the number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5, the directors of the Corporation shall be elected annually at each annual meeting of stockholders of the Corporation (or special meeting in lieu thereof). The directors will hold office for a term of one year or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3. Newly Created Directorships and Vacancies. Subject to (a) Section 5.5 hereof and (b) the provisions of the Investor Rights Agreement, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by the majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting of stockholders (or special meeting in lieu thereof) and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. In the event of vacancies on the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

Section 5.4. Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 66⅔ percent of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. At least 45 days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

Section 5.5. Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended & Restated Certificate (including any Preferred Stock Designation).

Section 5.6. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board providing the issue of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

Article VI.
BYLAWS

Subject to the provisions of the Investor Rights Agreement, in furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended & Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66⅔ percent of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII.
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Meetings. Except as otherwise required by law and subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chairman of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board.

Section 7.2. Advance Notice. Subject to the provisions of the Investor Rights Agreement, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3. Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended & Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Common Stock, with respect to which action may be taken by written consent.

Article VIII.
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated their duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) Any indemnification of a director or officer of the Corporation or advancement of expenses (including attorneys’ fees, costs and charges) under this Section 8.2 shall be made promptly, and in any event within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(a) if required), upon the written request of the director or officer. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an advancement of expenses, twenty days, provided that the director or officer has delivered the undertaking contemplated by Section 8.2(a) if required), the right to indemnification or advancements as granted by this Section 8.2 shall be enforceable by the director or officer in the Court of Chancery of the State of Delaware, which shall be the sole and exclusive forums for any such action. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the maximum extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses where the undertaking required pursuant to Section 8.2(a), if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation to the maximum extent permitted by law. Neither the failure of the Corporation (including its Board, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended & Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(d) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended & Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(e) For purposes of this Section 8.2, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 8.2 with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

(f) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX.
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

Article X.
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended & Restated Certificate or the Bylaws, or (d) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Section 10.2. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Article XI.
severability

If any provision or provisions of this Amended & Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended & Restated Certificate (including, without limitation, each portion of any sentence of this Amended & Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Amended & Restated Certificate.

Article XII.
AMENDMENT to CERTIFICATE OF INCORPORATION

Subject to the provisions of the Investor Rights Agreement, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended & Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended & Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended & Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. In addition to any other vote of holders of capital stock that is required by this Amended & Restated Certificate or by law, any amendment or repeal of Article V, Article VI, Article VIII, Article IX and this Article XII shall require the affirmative vote of holders of at least 66⅔ percent of the voting power of the then outstanding shares of capital stock entitled to vote on such amendment or repeal.

IN WITNESS WHEREOF, Sentinel Energy Services Inc. has caused this Amended & Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

Sentinel Energy Services Inc.

By:
Name:
Title:

Signature Page to Amended & Restated Certificate of Incorporation

Exhibit B

BYLAWS

OF

STRIKE, INC.

Adopted [___], 2018

Article 1

Stockholders

1.1 Place of Meetings. Meetings of stockholders of Strike, Inc., a Delaware corporation (the “Corporation”), shall be held at the place, either within or without the State of Delaware, as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) from time to time.

1.2 Annual Meetings. Annual meetings of stockholders shall be held at such time and place as fixed by the Board of Directors for the purpose of electing directors and transacting any other business as may properly come before such meetings.

1.3 Special Meetings. Except as otherwise required by law, special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairperson of the Board of Directors, the Lead Director of the Board of Directors or the Chief Executive Officer of the Corporation, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the Corporation’s notice of meeting required by Section 1.4 may be conducted at the special meetings. The ability of the stockholders to call a special meeting is specifically denied.

1.4 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Corporation’s Certificate of Incorporation (as the same may be amended or restated from time to time, the “Certificate of Incorporation”) or these Bylaws, the written notice of any meeting shall be given no fewer than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

1.5 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation of the Corporation or these Bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum, and the stockholders present at any duly convened meeting may continue to do business until adjournment notwithstanding any withdrawal from the meeting of holders of shares counted in determining the existence of a quorum. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 1.5 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or any direct or indirect subsidiary of the Corporation shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

1.7 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Lead Director, if any, or in his or her absence by the Vice Chairperson of the Board of the Directors, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by a chairperson designated by the Board of Directors, or in the absence of such designation, by a chairperson chosen at the meeting. The Board of Directors may appoint a non-executive Lead Director, who shall be a director of the Corporation and shall undertake duties prescribed herein and such other duties or responsibilities as the Board of Directors may assign. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

1.8 Voting; Proxies. Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot. Directors shall be elected by a plurality of the votes entitled to be cast by the stockholders who are present in person or represented by proxy at the meeting and entitled to vote on the election of directors. All other elections and questions shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by a majority of the votes entitled to be cast by the stockholders who are present in person or represented by proxy at the meeting and entitled to vote. In the case of a matter submitted for a vote of the stockholders as to which a stockholder approval requirement is applicable under the stockholder approval policy of The Nasdaq Stock Market or any other exchange or quotation system on which the capital stock of the Corporation is quoted or traded, the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any provision of the Internal Revenue Code of 1986, as amended (the “Code”), in each case for which no higher voting requirement is specified by the Delaware General Corporation Law, as amended (the “DGCL”), the Certificate of Incorporation or these Bylaws, the vote required for approval shall be the requisite vote specified in such stockholder approval policy, Rule 16b-3 or Code provision, as the case may be (or the highest such requirement if more than one is applicable).

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1.9 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date for stockholders entitled to receive notice of the meeting of stockholders, which shall not be more than 60 nor fewer than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If the Board of Directors so fixes a date for the determination of stockholders entitled to receive notice of a meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote.

1.10 List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is fewer than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder as of the record date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. An original or duplicate stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation or to vote in person or by proxy at any meeting of stockholders.

1.11 Notice of Stockholder Business; Nominations.

(a) Annual Meetings of Stockholders. Nominations of one or more individuals to the Board of Directors (each, a “Nomination,” and more than one, “Nominations”) and the proposal of business other than Nominations (“Business”) to be considered by the stockholders of the Corporation may be made at an annual meeting of stockholders only (1) pursuant to the Corporation’s notice of meeting or any supplement thereto (provided, however, that reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations), (2) by or at the direction of the Board of Directors or (3) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.11 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 1.11. Subclause (3) above shall be the exclusive means for a stockholder to make nominations or submit business (other than matters properly brought under Rule 14a-8 (or any successor thereto) under the Exchange Act and indicated in the Corporation’s notice of meeting) before an annual meeting of stockholders.

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(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting; provided, however, that reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.11 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the notice procedures set forth in this Section 1.11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may make Nominations of one or more individuals (as the case may be) for election to such positions as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11(c)(1) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with Section 1.11(c)(1)(E).

(c) Stockholder Nominations and Business. For Nominations and Business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.11(a)(3), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.11, and any such proposed Business must constitute a proper matter for stockholder action. For Nominations to be properly brought before a special meeting by a stockholder pursuant to Section 1.11(b)(2), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 1.11.

(1) Stockholder Nominations.

(A) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.11 shall be eligible for election at an annual or special meeting of stockholders of the Corporation, and any individuals subject to a Nomination not made in compliance with this Section 1.11 shall not be considered nor acted upon at such meeting of stockholders.

(B) For Nominations to be properly brought before an annual or special meeting of stockholders of the Corporation by a stockholder pursuant to Section 1.11(a)(3) or Section 1.11(b)(2), respectively, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive offices of the Corporation pursuant to this Section 1.11. To be timely, the stockholder’s notice must be delivered to the Secretary of the Corporation as provided in Section 1.11(c)(1)(C) or Section 1.11(c)(1)(D), in the case of an annual meeting of stockholders of the Corporation, and Section 1.11(c)(1)(E), in the case of a special meeting of stockholders of the Corporation, respectively.

(C) In the case of an annual meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.11(a)(3) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(D) Notwithstanding Section 1.11(c)(1)(C), in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders of the Corporation is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, the stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(E) In the case of a special meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 1.11(b)(2) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(F) To be in proper form, a stockholder’s notice of Nomination(s) pursuant to Section 1.11(a)(3) or Section 1.11(b)(2) shall set forth: (i) as to any Nomination to be made by such stockholder, (a) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 under the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the Nomination or the Corporation and (b) such individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the class, series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, (d) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or beneficial owner or any of its affiliates with respect to any share of stock of the Corporation, (e) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the individual subject to the Nomination and/or (2) otherwise to solicit proxies from stockholders of the Corporation in support of such Nomination and (f) a description of any agreement, arrangement or understanding with respect to the Nomination between or among such stockholder, any of its affiliates or associates and any others acting in concert with any of the foregoing, including the individual subject to the Nomination. The Corporation may require any individual subject to such Nomination to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Corporation.

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(2) Stockholder Business.

(A) Only such Business shall be conducted at an annual or special meeting of stockholders of the Corporation as shall have been brought before such meeting in compliance with the procedures set forth in this Section 1.11, and any Business not brought in accordance with this Section 1.11 shall not be considered nor acted upon at such meeting of stockholders.

(B) In the case of an annual meeting of stockholders of the Corporation, to be timely, any such written notice of a proposal of Business pursuant to Section 1.11(a)(3) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) To be in proper form, a stockholder’s notice of a proposal of Business pursuant to Section 1.11(a)(3) shall set forth: (i) as to the Business proposed by such stockholder, a brief description of the Business desired to be brought before the meeting, the text of the proposal or Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the class, series, and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Business, (d) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such stockholder or beneficial owner or any of its affiliates with respect to any share of stock of the Corporation and (e) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposed Business and/or (2) otherwise to solicit proxies from stockholders of the Corporation in support of such Business.

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(d) General.

(1) Except as otherwise provided by law, the chairperson of the meeting of stockholders of the Corporation shall have the power and duty (a) to determine whether a Nomination or Business proposed to be brought before such meeting was made or proposed in accordance with the procedures set forth in this Section 1.11, and (b) if any proposed Nomination or Business was not made or proposed in compliance with this Section 1.11, to declare that such Nomination or Business shall be disregarded or that such proposed Nomination or Business shall not be considered or transacted. Notwithstanding the foregoing provisions of this Section 1.11, if a stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(2) For purposes of this Section 1.11, “public announcement” shall include disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the U.S. Securities and Exchange Commission.

(3) Nothing in this Section 1.11 shall be deemed to affect (a) the rights or obligations, if any, of stockholders of the Corporation to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) under the Exchange Act or (b) the rights, if any, of the holders of any series of preferred stock of the Corporation to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(4) This Section 1.11 is subject in all respects to the Investor Rights Agreement (the “Investor Rights Agreement”) dated as of [●], 2019 by and among the Corporation, OEP-Strike Seller Representative, LLC, a Delaware limited liability company (in its capacity as representative of the Investors), One Equity Partners Secondary Fund, L.P., a Cayman Islands exempted limited partnership (“Blocker Seller”), and the holders of units of Strike Capital, LLC, a Texas limited liability company, other than the Corporation and its subsidiaries (collectively and together with Blocker Seller, the “Investors”).

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Article 2

Board of Directors

2.1 Number; Qualifications. Subject to the rights of the holders of any series of preferred stock to elect directors and the rights granted pursuant to the terms of the Investor Rights Agreements, the number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors; provided, however, no director’s term shall be shortened by reason of a resolution reducing the number of directors. Directors must be natural persons who are 18 years of age or older but need not be residents of the State of Delaware, stockholders of the Corporation or citizens of the United States.

2.2 Resignation; Vacancies. Any director may resign at any time upon written notice to the Corporation. Subject to the rights of the holders of any series of preferred stock to elect directors and the rights granted pursuant to the terms of the Investor Rights Agreements, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by the sole remaining director, and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified.

2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined, notices thereof need not be given.

2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Lead Director, or by a majority of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least 24 hours before the special meeting. As permitted by law, the Certificate of Incorporation or these Bylaws, any notice to the directors of the Corporation shall be effective if given by a form of electronic transmission consented to by the director to whom the notice is given. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting

2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

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2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Lead Director, if any, or in his or her absence by the Vice Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, or in their absence or if the Chief Executive Officer is not a director, by a chairperson elected from the directors present. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.8 Board of Directors Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, without prior notice and without a vote, if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if such minutes are maintained in paper form and shall be in electronic form if such minutes are maintained in electronic form.

2.9 Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors, including for service on a committee of the Board of Directors, or may delegate such authority to an appropriate committee. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board of Directors may be allowed like compensation and reimbursement of expenses for service on the committee.

Article 3

Committees

3.1 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers. The Board of Directors may designate two or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all pages that may require it; but no committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders any action or matter (other than election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any provision of these Bylaws.  Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request.

3.2 Committee Rules. Unless the Board of Directors or the charter of any such committee otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article 2 of these Bylaws.

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Article 4

Officers

4.1 Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, Chief Financial Officer and Secretary, and the Board of Directors may, if it so determines, choose a Chairperson of the Board of Directors, a Lead Director (who shall not be an executive officer) and a Vice Chairperson of the Board of Directors from among its members. The Board of Directors may also elect a General Counsel, a President, one or more Vice Presidents, Assistant Secretaries, Controllers, Assistant Controllers and such other officers as the Board of Directors deems necessary. Each such officer shall hold office for the term for which he or she is elected or appointed and until his or her successor has been elected or appointed and qualified or until his or her death or until he or she shall resign or until he or she shall have been removed in the manner hereinafter provided. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

4.2 Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors, and to the extent not so prescribed, they shall each have such powers and authority and perform such duties in the management of the property and affairs of the Corporation, subject to the control of the Board of Directors, as generally pertain to their respective offices. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties. Without limitation of the foregoing:

(a) Chairperson of the Board of Directors. The Chairperson of the Board, if any, shall be a director of the Corporation. The Chairperson of the Board of Directors shall undertake duties prescribed herein and such other duties or responsibilities as the Board of Directors may assign.

(b) Lead Director of the Board of Directors. The Lead Director of the Board, if any, shall be a director of the Corporation, who is not also an officer of the Corporation. The Lead Director of the Board of Directors shall undertake duties prescribed herein and such other duties or responsibilities as the Board of Directors may assign.

(c) Chief Executive Officer. The Chief Executive Officer shall be the principal executive officer of the Corporation. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general supervision over the business of the Corporation and shall have such other powers and duties as chief executive officers of corporations usually have or as the Board of Directors may assign.

(d) President. The President shall be the chief operations officer of the Corporation. Subject to the control of the Board of Directors, the President shall have general supervision over the business of the Corporation, to the extent not the responsibility of the Chief Executive Officer, and shall have such other powers and duties as presidents of corporations usually have or as the Board of Directors may assign.

(e) Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have custody of all funds and securities of the Corporation and shall sign all instruments and documents as require his or her signature. The Chief Financial Officer shall undertake such other duties or responsibilities as the Board of Directors may assign.

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(f) Vice President. Each Vice President shall have such powers and duties as the Board of Directors or the Chief Executive Officer may assign.

(g) Secretary. The Secretary shall issue notices of all meetings of the stockholders and the Board of Directors where notices of such meetings are required by law or these Bylaws and shall keep the minutes of such meetings. The Secretary shall sign such instruments and attest such documents as require his or her signature of attestation and affix the corporate seal thereto where appropriate.

(h)  Treasurer. The Treasurer shall shall have such powers and duties as the Board of Directors or the Chief Executive Officer may assign.

4.3 Compensation. Officers (as defined under Section 16(a) of the Securities Exchange Act of 1934) of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors or by a committee of the Board of Directors. The Chief Executive Officer of the Corporation shall have the authority to fix the salaries, compensation or reimbursements of all other officers of the Corporation. Nothing contained herein shall preclude any officer from serving the Corporation in any other capacity, including that of director, or from serving any of its stockholders, subsidiaries or affiliated entities in any capacity and receiving proper compensation therefor.

4.4 Representation of Shares of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any other person authorized by the Board of Directors is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

Article 5

Capital Stock

5.1 Certificates.

(a) Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of the Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine. The Corporation is authorized to issue shares of capital stock of the Corporation in certificated or uncertificated form. The shares of the capital stock of the Corporation shall be registered on the books of the Corporation in the order in which they shall be issued. Any certificates for shares of the capital stock shall be numbered, shall be signed by (i) the Chairperson of the Board of Directors, the President or a Vice President and (ii) the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer. Any or all of the signatures on a certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he, she or it were such officer, transfer agent or registrar at the date of issue. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send, or cause to be sent, to the record owner thereof a written statement setting forth the name of the Corporation, the name of the stockholder, the number and class of shares and such other information as is required by law, including Section 151(f) of the DGCL. Any stock certificates issued and any notices given shall include such other information and legends as shall be required by law or necessary to give effect to any applicable transfer, voting or similar restrictions.

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(b) No certificate representing shares of stock shall be issued until the full amount of consideration therefor has been paid, except as otherwise permitted by law.

(c) To the extent permitted by law, the Board of Directors may authorize the issuance of certificates or uncertificated shares representing fractions of a share of stock that shall entitle the holder to exercise voting rights, receive dividends and participate in liquidating distributions, in proportion to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a share of stock as of the time when those entitled to receive such fractions are determined; or it may authorize the issuance, subject to such conditions as may be permitted by law, of scrip in registered form over the signature of an officer or agent of the Corporation, exchangeable as therein provided for full shares of stock, but such scrip shall not entitle the holder to any rights of a stockholder, except as therein provided.

5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. If shares represented by a stock certificate alleged to have been lost, stolen or destroyed have become uncertificated shares, the Corporation may, in lieu of issuing a new certificate, cause such shares to be reflected on its books as uncertificated shares and may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate.

5.3 Transfer of Shares.

(a) Transfers of shares shall be made upon the books of the Corporation (i) only by the holder of record thereof, or by a duly authorized agent, transferee or legal representative and (ii) in the case of certificated shares, upon the surrender to the Corporation of the certificate or certificates for such shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

(b) The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

5.4 Transfer Agent; Registrar. The Board of Directors may appoint a transfer agent and one or more co-transfer agents and registrar and one or more co-registrars and may make, or authorize any such agent to make, all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

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Article 6

Indemnification

6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee, partner, manager, representative or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (an “Indemnitee”), whether the basis in such Proceeding is alleged action in an official capacity as director, officer, employee, member, trustee, partner, manager, representative or agent or in any other capacity while serving as such, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) incurred or suffered by such Indemnitee in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Corporation shall indemnify an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if the initiation of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

6.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking (an “Undertaking”) by or on behalf of the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

6.3 Claims.

(a) To obtain indemnification under this Article 6, an Indemnitee shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by an Indemnitee for indemnification pursuant to the first sentence of this Section 6.3(a), a determination, if required by applicable law, with respect to the Indemnitee’s entitlement thereto shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who are not and were not parties to the matter in respect of which indemnification is sought by Indemnitee (“Disinterested Directors”), (2) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by less than a quorum of the Board of Directors consisting of Disinterested Directors or (3) if a majority of Disinterested Directors so directs, by the stockholders of the Corporation.

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(b) If a claim for indemnification or payment of expenses under this Article 6 is not paid in full by the Corporation within 30 days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking, if any is required, has been tendered to the Corporation) that the Indemnitee has not met the standard of conduct that makes it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed. Neither the failure of the Corporation (including its Board of Directors or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. If a determination shall have been made pursuant to Section 6.3(b) that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 6.3(b). The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 6.3(b) that the procedures and presumptions of this Article 6 are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article 6.

6.4 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article 6 with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

6.5 Non-exclusivity of Rights. The rights conferred on any person by this Article 6 shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

6.6 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

6.7 Nature of Indemnification Rights; Amendment or Repeal. Each person who was, is, or becomes a director or officer shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article 6. Such rights shall be deemed to have vested at the time such person becomes or became a director or officer of the Corporation, and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, modification, alteration or repeal of this Article 6 that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

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6.8 Enforceability. If any provision or provisions of this Article 6 shall be held to be invalid, illegal or unenforceable for any reason whatsoever, then (1) the validity, legality and enforceability of the remaining provisions of this Article 6 (including, without limitation, each portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the provisions of this Article 6 (including, without limitation, each such portion of any Section or paragraph of this Article 6 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

6.9 Insurance for Indemnification. The Corporation may purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of Section 145 of the DGCL. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in Section 6.4, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

6.10 Limitation on Indemnification. Notwithstanding anything contained in this Article 6 to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 6.3), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

Article 7

Miscellaneous

7.1 Fiscal Year. The fiscal year of the Corporation shall be the calendar year, unless otherwise determined by resolution of the Board of Directors.

7.2 Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

7.3 Notices. Except as may otherwise be required by law, the Certificate of Incorporation or these Bylaws, any notice to the Corporation, any stockholder or director must be in writing and may be transmitted by: mail, private carrier or personal delivery; telegraph or teletype; or telephone, wire or wireless equipment that transmits a facsimile of the notice. Notwithstanding the foregoing, and without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

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(b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

Inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Written notice by the Corporation to its stockholders shall be deemed effective when mailed, if mailed with first-class postage prepaid and correctly addressed to the stockholder’s address shown in the Corporation’s current record of stockholders. Except as set forth in the previous sentence, written notice shall be deemed effective at the earliest of the following: (a) when received; (b) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed with first-class postage, prepaid and correctly addressed; (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and receipt is signed by or on behalf of the addressee; (d) when directed to the stockholder, if by electronic transmission (other than as set forth in (e) below); or (e) if sent to a stockholder’s address, telephone number or other number appearing on the records of the Corporation, when dispatched by telegraph, teletype or facsimile equipment.

Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

7.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice.

7.5 Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the Disinterested Directors, even though the Disinterested Directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. All directors, including interested directors, may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

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7.6 Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, hard drives or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

7.7 Amendment of Bylaws.

(a) These Bylaws may only be amended or repealed by the stockholders at an annual or special meeting of the stockholders, the notice for which designates that an amendment or repeal of one or more of such sections is to be considered, only by an affirmative vote of the stockholders holding a majority in interest of all shares entitled to vote upon such amendment or repeal, voting as a single class; provided, however, that Article 1, Section 2.2, Article 6 and Section 7.7 of these Bylaws may only be amended or repealed by the stockholders at an annual or special meeting of the stockholders, the notice for which designates that an amendment or repeal of one or more of such sections is to be considered, only by an affirmative vote of the stockholders holding at least 66-2/3 percent of the voting power of the stockholders entitled to vote at an election for directors of the Corporation, voting as a single class.

(b) The Board of Directors shall have the power to amend or repeal these Bylaws of, or adopt new bylaws for, the Corporation. Any such bylaws, or any alternation, amendment or repeal of these Bylaws, may be subsequently amended or repealed by the stockholders as provided in Section 7.7(a) of these Bylaws.

* * * * *

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Exhibit C

Final Form

FORM OF

THIRD AMENDED AND RESTATED REGULATIONS

OF

STRIKE CAPITAL, LLC

A Texas Limited Liability Company

THE COMPANY INTERESTS REPRESENTED BY THESE THIRD AMENDED AND RESTATED REGULATIONS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION. ACCORDINGLY, THEY MAY NOT BE TRANSFERRED IN ABSENCE OF SUCH REGISTRATION UNLESS AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. THESE THIRD AMENDED AND RESTATED REGULATIONS CONTAIN ADDITIONAL RESTRICTIONS ON TRANSFER OF COMPANY INTERESTS.

-xviii-

(continued)

-xix-

(continued)

-xx-

THIRD AMENDED AND RESTATED REGULATIONS

OF

STRIKE CAPITAL, LLC

(a Texas Limited Liability Company)

These Third Amended and Restated Regulations (these “Regulations”) of Strike Capital, LLC, a Texas limited liability company (the “Company”), dated as of [●], 2019, are adopted, effectuated and agreed to, for good and valuable consideration, by and among the Members (as defined below) pursuant to Article 10 of TBOC (as defined below).

RECITALS

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with TBOC by filing the Articles of Organization with the Texas Secretary of State on November 18, 2016 (as may be amended and/or restated, the “Articles”);

WHEREAS, the parties thereto entered into those certain Regulations of the Company effective as of November 18, 2016, as amended by the Second Amended and Restated Regulations, dated December 31, 2016 (the “Existing Regulations”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement, dated October 18, 2018 (the “Transaction Agreement”), by and among the Company, the members of the Company, Sentinel Energy Services, Inc. (the “Corporation”) and other parties thereto, the Company desires to amend and restate the Existing Regulations in its entirety to, among other things, effect (1) the conversion of the Original Company Securities into Common Units, as set forth herein (the “Recapitalization”), (2) the admission of the Corporation as a Member in the Company, and (3) the Corporation’s designation as sole Manager of the Company; and

WHEREAS, in connection with the Closing (as defined in the Transaction Agreement) of the transactions contemplated by the Transaction Agreement the Corporation’s name shall be changed to Strike, Inc.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, have entered into these Regulations to amend and restate the Existing Regulations in its entirety.

ARTICLE I
DEFINITIONS

The following definitions shall be applied to the terms used in these Regulations for all purposes, unless otherwise clearly indicated to the contrary.

“704(c) allocations” has the meaning set forth in Section 6.5(b).

“Additional Member” has the meaning set forth in Section 3.5.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Allocation Period, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 7.6.

“Affiliate” means with respect to a specified Person each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management of policies, whether through the ownership of voting interests, by contract or otherwise.

“Allocation Period” means the Taxable Year, or any portion thereof, for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction.

“Applicable Tax Rate” means, for any Fiscal Year, a percentage determined by the Manager to be the sum of the highest marginal U.S. federal, state, and local income tax rate applicable to corporate or individual taxpayers that may apply to any Member (or its direct or indirect equity holders if such Member is a flow-through entity for tax purposes) for such Fiscal Year (including the “Medicare tax” imposed under Section 1411 of the Code), taking into account (a) the character of the relevant tax items (e.g., ordinary or capital), (b) to the extent applicable, the deductibility of state and local taxes for federal income tax purposes (but only to the extent such taxes are deductible under the Code), and (c) in the case of an individual Member, the deduction relating to qualified business income under Code Section 199A, which for purposes of such Code Section 199A deduction (i) each individual Member’s only potential “qualified business income” (within the meaning of Code Section 199A(c)), and the application of the limitations on the deductible amount for each trade or business (including by reason of Code Section 199A(b)(2)), shall be computed solely by reference to such Member’s distributive share of Company items allocable by reason of Units held by such Member, and (ii) the modifications and/or exceptions set forth in Code Sections 199A(b)(3) and 199A(d)(3) shall be deemed not to apply. Except as otherwise set forth herein, the Applicable Tax Rate shall be computed using such other applicable assumptions (including an assumed rate of state and local income tax and whether a trade or business of the Company is a “specified service trade or business” (within the meaning of Code Section 199A(d))) and methodologies as reasonably determined by the Manager. For the avoidance of doubt, the Company shall use the same Applicable Tax Rate for each Member with respect to any particular item of income or gain, regardless of whether the Member is a corporation, individual, partnership, trust, estate or other juridical entity..

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“Appraiser” has the meaning set forth in Section 11.2.

“Articles” has the meaning set forth in the recitals to these Regulations.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Section 3.5.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except that: (a) the initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset at the time of contribution, as reasonably and in good faith determined by the Manager; (b) the Book Value of any asset of the Company distributed to any Member shall be adjusted to equal the gross fair market value of such property on the date of distribution as determined by the Manager; and (c) Book Values of assets of the Company shall be increased (or decreased) to the extent the Manager determines reasonably and in good faith that such adjustment is necessary or appropriate to comply with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv).

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Capital Account” means the capital account maintained for a Member in accordance with Section 6.1.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article IV hereof.

“Class A Common Stock” means the Class A common stock of the Corporation, par value $0.0001 per share.

“Class B Common Stock” means the Class B common stock of the Corporation, par value $0.0001 per share, which Class B Common Stock will represent a voting, non-economic, ownership interest in the Corporation.

“Code” means the Internal Revenue Code of 1986.

“Common Unit” means a Unit representing a fractional part of the Company Interests of the Members (or a Permitted Transferee) and having the rights and obligations specified with respect to the Common Units in these Regulations.

“Company” has the meaning set forth in the preamble of these Regulations.

“Company Interests” means the interest of a Member (or a Permitted Transferee), including interests in Profits and Losses and Distributions.

“Confidential Information” has the meaning set forth in Section 12.3(b)(i).

“Pre-Transaction Members” means the Members of the Company prior to consummation of the transactions contemplated by the Transaction Agreement, which Pre-Transaction Members are listed on Schedule 1.

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“Continuing Members” means the Pre-Transaction Members listed on Schedule 2 and their respective Permitted Transferees.

“Corporation” has the meaning set forth in the recitals of these Regulations

“Credit Agreement” means [___]1 (as may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 5.1(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreement (and without otherwise violating any applicable provisions of or resulting in a default (or an event that, with notice or lapse of time or both would constitute a default) under the Credit Agreement.

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code; (c) any payments pursuant to Section 3.3 or Section 8.6; or (d) any other payment made to a Member in redemption or repurchase of all or a portion of such Member’s Units pursuant to the terms of the Exchange Agreement.

“Effective Time” means the time of the “Closing” as defined in the Transaction Agreement.

“Equity Plan” means any stock, stock option or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or Corporation, including the Management Incentive Plan.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of these Regulations, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible into or exchangeable for Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

[1]	Note to Draft: To be updated to conform to actual Credit Agreement(s).

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“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange Agreement dated the date hereof, by and among the Company, the Corporation and the Holders.

“Existing Regulations” has the meaning set forth in the recitals of these Regulations.

“Fair Market Value” has the meaning set forth in Section 11.1.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 2.8.

“Holder” has the meaning set forth in the Exchange Agreement.

“Indemnified Person” has the meaning set forth in Section 9.4(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940.

“Joinder” means a joinder to these Regulations, in form and substance substantially similar to Exhibit A to these Regulations.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“Liabilities” has the meaning set forth in Section 9.4(a).

“LLC Employee” means an employee of, or other service provider to, the Company or any Subsidiary, in each case acting in such capacity.

“Losses” means items of Company loss or deduction determined according to Section 6.1(b).

“Management Incentive Plan” means the Strike, Inc. 2018 Equity and Incentive Compensation Plan.

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“Manager” has the meaning set forth in Section 8.1(a).

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Class A Common Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Board of Directors of the Corporation.

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with the terms of these Regulations, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Membership Interest and Warrant Purchase and Redemption Agreement” means that certain Membership Interest and Warrant Purchase and Redemption Agreement dated as of July 20, 2013, by and among the signatories thereto.

“Member Tax Rep” means OEP-Strike Seller Representative, LLC, a Delaware limited liability company.

“Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulation Section 1.704-2(d).

“Net Loss” means, with respect to an Allocation Period, the excess if any, of Losses for such Allocation Period over Profits for such Allocation Period (excluding Profits and Losses specially allocated pursuant to Section 6.3 and Section 6.4).

“Net Profit” means, with respect to an Allocation Period, the excess if any, of Profits for such Allocation Period over Losses for such Allocation Period (excluding Profits and Losses specially allocated pursuant to Section 6.3 and Section 6.4).

“Officers” has the meaning set forth in Section 6.1(b).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

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“Original Company Securities” means the class or series of equity interest in the Company, any options, rights, warrants, phantom securities and appreciation rights relating to an equity interest in the Company.

“Other Agreements” has the meaning defined in Section 7.4.

“Partnership Representative” has the meaning set forth in Section 6.9(a).

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time. The Percentage Interest of each Member shall be calculated to the 4th decimal place.

“Permitted Transfer” has the meaning set forth in Section 7.2.

“Permitted Transferee” means any Person to whom Units are Transferred in a Permitted Transfer pursuant to the terms of these Regulations.

“Person” means any individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or entity of any kind.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding,” and other terms with similar meanings, when used in the context of a number of Units of the Company relative to other Units, means based upon the Percentage Interest of each Member, unless the context otherwise requires.

“Profits” means items of Company income and gain determined according to Section 6.1(b).

“Recapitalization” has the meaning set forth in the recitals of these Regulations.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, by and among the Corporation and the other parties thereto, including the Continuing Members.

“Regulations” has the meaning set forth in the preamble to these Regulations.

“Regulatory Allocations” has the meaning set forth in Section 6.3(f).

“Reverse 704(c) allocations” has the meaning set forth in Section 6.5(c).

“Schedule of Members” has the meaning set forth in Section 3.1(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

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“Seller Notice” has the meaning set forth in Section 5.4(f).

“Sponsor Person” has the meaning set forth in Section 9.4(d).

“Spouse’s Agreement” has the meaning set forth in Section 7.8.

“Stock Exchange” means the New York Stock Exchange or any other national securities exchange or automated or electronic quotation system on which the Class A Common Stock is then listed or quoted.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” has the meaning set forth in Section 3.4.

“Tax Distribution” has the meaning set forth in Section 5.1(b).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as the date hereof, by and among the Company, the Corporation, the Continuing Members and OEP-Strike Seller Representative, LLC.

“Taxable Year” has the meaning set forth in Section 6.8.

“TBOC” means the Texas Business Organizations Code.

“Transaction Agreement” has the meaning set forth in the recitals to these Regulations.

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) of any interest (legal or beneficial) in any Equity Securities, (b) of any equity or other interest (legal or beneficial) in any Member if a majority of the assets of such Member consist of Units or (c) intended to avoid the intent of the transfer restrictions set forth herein.

“Treasury Regulations” or “Reg.” means the designated Treasury Regulation promulgated under the Code.

“Unit” means a Company Interest of a Member or a Permitted Transferee in the Company representing a fractional part of the Company Interests of all Members and Permitted Transferees as may be established by the Manager from time to time in accordance with Section 4.1; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in these Regulations, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

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“Value” means (a) with respect to any stock option issued under an Equity Plan, the Market Price for the trading day immediately preceding the date of exercise of a stock option under such Equity Plan and (b) with respect to any other award issued under an Equity Plan, the Market Price for the trading day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 4.6(c)(ii).

ARTICLE II
GENERAL PROVISIONS

2.1 Formation; Amendment and Restatement of Existing Regulations. The Company was formed as a Texas limited liability company pursuant to TBOC and the filing of the Articles with the Secretary of State of Texas, and the Members hereby elect to continue the Company and to amend and restate the Existing Regulations, which are replaced and superseded in their entirety by these Regulations.

2.2 Name. The name of the Company is “Strike Capital, LLC” and all Company business shall be conducted in that name or such other names that comply with applicable Law as the Manager may select from time to time. The Manager in its sole discretion may change the name of the Company at any time and from time to time in accordance with TBOC.

2.3 Principal Office. The principal business office of the Company shall be 1800 Hughes Landing Blvd., Suite 500, The Woodlands, TX 77380, or such other place as designated from time to time by the Manager. The Company may also have offices at such other places as the Manager may from time to time determine or that the business of the Company may require.

2.4 Registered Office of Company. The Company shall have and maintain a registered office in the State of Texas. The registered office shall be 1800 Hughes Landing Blvd., Suite 500, The Woodlands, TX 77380, or such address within the state of Texas as the Manager shall decide from time to time.

2.5 Registered Agent of Company. The registered agent in the State of Texas for service of process shall be Stephen V. Pate or such other registered agent as the Manager shall decide from time to time.

2.6 Business Purposes. The purpose for which the Company is formed, and the nature of the business to be conducted and promoted by the Company is, engaging in any and all lawful act or activity for which a limited liability company may be formed under TBOC.

2.7 Powers. In furtherance of its purposes, but subject to all the provisions of these Regulations, the Company shall have and may exercise all of the powers now or hereafter conferred by the law of the State of Texas on limited liability companies formed under TBOC, and all powers necessary, convenient or incidental to accomplish the purposes and business described in Section 2.6.

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2.8 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each calendar year or such other date as may be established by the Manager.

2.9 Term of Company. The Company commenced on the date the Articles were filed with the Secretary of State of Texas and shall continue in existence for the period fixed in the Articles for the duration of the Company, or such earlier time as these Regulations may specify.

2.10 Mergers and Exchanges. The Company may be a party to (a) a merger, or (b) an exchange or acquisition of the type described in Part Ten of TBOC, subject to the requirements of these Regulations.

2.11 Title to Company Assets. Title to assets of the Company, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Manager or Officer, individually or collectively, shall have any ownership interest in such assets or any portion thereof. Title to any or all of the assets of the Company may be held in the name of the Company or one or more nominees, as the Manager may determine.

2.12 No State-Law Partnership. It is the express intent and purpose of the Members of the Company that the Company shall be treated for all purposes as a limited liability company for purposes of TBOC and that, therefore, the Company shall not be treated as a partnership (including a limited partnership) or joint venture.  Accordingly, no Member shall be treated as a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and these Regulations shall not be construed to suggest otherwise.

ARTICLE III
MEMBER PROVISIONS

3.1 Members.

(a) No Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court. No Member (other than the Corporation as expressly provided for in this Agreement) shall be required to make any additional Capital Contributions to the Company without such Member’s consent.

(b) Each Pre-Transaction Member previously was admitted as a Member and shall remain a Member as of the execution of this Agreement, provided that upon the Effective Time only Pre-Transaction Members that are Continuing Members shall continue to be Members of the Company. At the Effective Time, the Corporation shall be automatically admitted to the Company as a Member.

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(c) The Company shall maintain a Schedule setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; (iv) the Percentage Interest of each Member; and (v) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Time is set forth as Schedule 2 to these Regulations. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on the Schedule of Members as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by TBOC.

3.2 Compensation of Member. Except as otherwise provided in these Regulations or as determined by the Manager, no Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company in such Member’s capacity as a Member, nor shall any Member be reimbursed for any expenses incurred by such Member on behalf of the Company in such Member’s capacity as a Member subject to Section 3.3 below.

3.3 Member Expenses. Upon prior approval of the Manager, which may be provided in its sole discretion, the Company may pay or reimburse a Member for reasonable expenses of the Company incurred and paid for by the Member, which expenses may include (but are not limited to) travel, lodging (if necessary), and other reasonable expenses incurred for the benefit of the Company.

3.4 Admission of Members. Subject to the provisions of Article VII hereof, a Person may be admitted to the Company (a) in connection with the Transfer of any Units to such Person as permitted under the terms of this Agreement (“Substituted Member”) or (b) subject to compliance with Section 4.3, in connection with the issuance of new Units by the Company to an Additional Member, in each case upon executing and delivering, (x) an executed Joinder and executed counterparts or joinders to any applicable Other Agreements and (y) such other documents or instruments as the Manager determines is necessary or appropriate to effect such Person’s admission as a Member and to ensure restraint on alienation consistent with the language and intent of this Agreement. Such admission shall become effective on the date on which the Manager determines in its sole discretion that such conditions have been satisfied and when such admission is shown on the books and records of the Company.

3.5 Additional Members. Subject to the provisions of Article VII hereof, any Person that is not a Continuing Member may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager the documents set forth in Section 3.4. Following admission to the Company in accordance with Section 3.4, each such Additional Member shall thereafter be entitled to all the rights and subject to all the obligations of a Member as set forth herein.

3.6 Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the dissolution and winding up of the Company pursuant to Article X. Any Member, however, that attempts to withdraw or otherwise resign as a Member from the Company without the prior written consent of the Manager upon or following the dissolution and winding up of the Company pursuant to Article X, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article X, shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Member. Upon a Transfer of all of a Member’s Units in a Transfer permitted by these Regulations, subject to the provisions of Section 7.6, such Member shall cease to be a Member.

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ARTICLE IV
CAPITAL ACCOUNTS AND ISSUANCE OF COMPANY UNITS

4.1 Units. Company Interests shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units (with an aggregate of [●]2 Common Units being authorized for issuance by the Company). To the extent required pursuant to Section 4.3(a), the Manager may create one or more classes or series of Common Units or preferred Units solely to the extent they are in the aggregate substantially equivalent to a class or series of common stock of the Corporation or class or series of preferred stock of the Corporation, respectively; provided, that as long as there are any Members of the Company (other than the Corporation), then no such new class or series of Units may deprive such Members of, or dilute or reduce, the pro rata share of all Company Interests they would have received or to which they would have been entitled if such new class or series of Units had not been created except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a fair market value in an aggregate amount, equal to the pro rata share allocated to such new class or series of Units and the number thereof issued by the Company. As long as there are any Members of the Company (other than the Corporation), the Company shall only issue and shall only register the transfer of whole numbers of Units of any class or series of Units then authorized (including the Common Units).

4.2 Recapitalization. In connection with the Recapitalization, upon execution of these Regulations and as of immediately prior to the Effective Time, all Original Company Securities that were issued and outstanding and held by the Pre-Transaction Members immediately prior to the Effective Time, which are set forth next to each Pre-Transaction Member on Schedule 1, are hereby converted into the number of Common Units set forth next to each Pre-Transaction Member on the Schedule of Members, and such Common Units are hereby issued and outstanding as of the Effective Time and the holders of such Common Units hereby continue as Members.

[2]	Note to Draft: Amount to equal aggregate amount of Class A Common Stock and Class B Common Stock authorized to be issued.

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4.3 Authorization and Issuance of Additional Units.

(a) The Company shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation, directly or indirectly, and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) options, rights or securities of the Corporation issued under an Equity Plan that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company), (ii) treasury stock, (iii) preferred stock or other debt or equity securities (including without limitation warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the Company), (iv) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar shareholders rights plan, or (v) Capital Contributions by the Manager from excess cash at the Corporation. In the event the Corporation issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in these Regulations or the Exchange Agreement, the Manager shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned by the Corporation will equal on a one-for-one basis the aggregate number of outstanding shares of Class A Common Stock. In the event the Corporation issues, transfers or delivers from treasury stock or repurchases or redeems the Corporation’s preferred stock in a transaction not contemplated in these Regulations, the Manager shall have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent to the outstanding preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed. The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class A Common Stock to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, unless such action is necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the aggregate number of outstanding shares of Class A Common Stock and Class B Common Stock as contemplated by the first sentence of this Section 4.3(a).

(b) The Company shall undertake all actions, including an issuance, a reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between the number of outstanding shares of Class B Common Stock held by any Person and the number of Common Units owned by such Person; provided, however, that the Company shall not be required to take any action to maintain a one-to-one ratio of Common Units to outstanding shares of Class B Common Stock following the exchange of Class B Common Stock as set forth in Section 4.4(b)(vi) of the Corporation’s Amended and Restated Certificate of Incorporation, as it may be amended from time to time. In the event the Corporation repurchases Class B Common Stock in a transaction not contemplated in these Regulations or the Exchange Agreement, the Manager shall take all actions such that, after giving effect to all such repurchases, the number of outstanding shares of Class B Common Stock held by any Person will equal on a one-to-one basis the number of Common Units owned by such Person. The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of the Common Units that is not accompanied by an identical subdivision or combination of Class B Common Stock to the extent necessary to maintain at all times a one-to-one ratio between the number of outstanding shares of Class B Common Stock held by any Person and the number of Common Units owned by such Person as contemplated by the first sentence of this Section 4.3(b).

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(c) The Company shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 4.1, this Section 4.3, Section 4.6 and Section 4.7. Subject to the foregoing, the Manager may cause the Company to issue additional Common Units authorized under these Regulations at such times and upon such terms as the Manager shall determine and the Manager shall, and is hereby authorized to, promptly amend these Regulations and the Schedule of Members attached hereto as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 4.3 without the requirement of any consent or acknowledgement of any other Member.

4.4 Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company and any officer designated by the Manager. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law.

(b) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnity it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c) Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of these Regulations, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

4.5 Purchase or Redemption of Shares of Class A Common Stock. If, at any time, any shares of Class A Common Stock are purchased or redeemed by the Corporation for cash, then the Manager shall cause the Company, immediately prior to such purchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held by the Corporation, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being purchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being purchased or redeemed by the Corporation.

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4.6 Equity Plans.

(a) Options Granted to Persons other than LLC Employees. If at any time or from time to time, in connection with any Equity Plan, a stock option granted over shares of Class A Common Stock to a Person other than a LLC Employee is duly exercised:

(i) the Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the exercise price paid to the Corporation by such exercising Person in connection with the exercise of such stock option;

(ii) notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.6(a)(i), the Corporation shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being actually issued by the Corporation in connection with the exercise of such stock option (disregarding for purposes of this Section 4.6(a)(ii) any shares withheld for tax withholding or in connection with a cashless exercise). The parties hereto acknowledge and agree that such deemed Capital Contribution will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations; and

(iii) the Corporation shall receive in exchange for such Capital Contributions (as deemed made under Section 4.6(a)(ii)) a corresponding number of Common Units.

(b) Options Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan, a stock option granted over shares of Class A Common Stock to a LLC Employee is duly exercised:

(i) the Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of exercise, a number of shares of Class A Common Stock equal to the quotient of (A) the aggregate exercise price payable by the Optionee in connection with the exercise of such stock option divided by (B) the Value of a share of Class A Common Stock at the time of such exercise;

(ii) the Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Class A Common Stock equal to the excess of (A) the number of shares of Class A Common Stock as to which such stock option is being exercised over (B) the number of shares of Class A Common Stock sold pursuant to Section 4.6(b)(i). The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option;

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(iii) the Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation to such LLC Employee, the number of shares of Class A Common Stock described in Section 4.6(b)(ii); and

(iv) the Corporation shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment by the Corporation in respect of payroll taxes or other withholdings) by the Corporation in connection with the exercise of such stock option. The Corporation shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised. The parties hereto acknowledge and agree that such Capital Contribution will result in a “revaluation of partnership property” and corresponding adjustments to Capital Account balances as described in Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

(c) Stock Issued to LLC Employees. If, other than as contemplated by Section 4.6(a) or 4.6(b), at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to a LLC Employee (or his or her Permitted Transferee, if applicable) (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Employee terminates his or her employment with the Company or any Subsidiary) in consideration for services performed for the Company or any Subsidiary:

(i) the Corporation shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Employee (or his or her Permitted Transferee, if applicable) in accordance with the Equity Plan;

(ii) on the date (such date, the “Vesting Date”) that the Value of such shares is included in the taxable income of such LLC Employee, the following events will be deemed to have occurred: (A) the Corporation shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock, (B) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Employee (or his or her Permitted Transferee, if applicable), (C) the Corporation shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (D) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary; and

(iii) the Company shall issue to the Corporation on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 4.6(c)(i) (disregarding for purposes of this Section 4.6(c)(iii) any shares withheld for tax withholding) in consideration for a Capital Contribution that shall be deemed to have been contributed to the Company by the Corporation in an amount equal to the product of (A) the number of such newly issued Common Units multiplied by (B) the Value of a share of Class A Common Stock.

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(d) Future Stock Incentive Plans. Nothing in these Regulations shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 4.6 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager without the requirement of any further consent or acknowledgement of any other Member.

(e) Anti-dilution adjustments. For all purposes of this Section 4.6, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

4.7 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article IV, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE V
DISTRIBUTIONS

5.1 Distributions.

(a) Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Section 10.2; provided, further, that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distributions would violate TBOC. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 5.1(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Members pursuant to this Section 5.1(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions made pursuant to Section 5.1(b)).

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(b) Tax Distributions. Notwithstanding Section 5.1(a), to the extent funds of the Company may be available for distribution by the Company (as determined by the Manager in its sole discretion), with respect to each Fiscal Year, the Company shall distribute to each Member an amount of cash (a “Tax Distribution”) equal to (i)  the aggregate taxable income of the Company for the Fiscal Year allocated under this Agreement with respect to the Units held by such Member (with taxable income reflecting, without limitation, adjustments under Sections 704(c), 734 and 743 of the Code and net of taxable losses of the Company allocated in respect of prior Fiscal Years and not previously taken into account under this clause), multiplied by (ii) the Applicable Tax Rate; provided, however, unless otherwise determined by the Manager in its sole discretion, the amount of the Tax Distribution distributable to the Corporation shall not be less than an amount that will enable the Corporation to satisfy its tax obligations and its obligations pursuant to the Tax Receivable Agreement (in each case as determined by the Manager in its sole discretion) for the relevant Fiscal Year (subject to sufficient funds available for distribution); provided further, that the amount of Tax Distributions made with respect to the Units (which, for the avoidance of doubt, includes the amount that will enable the Corporation to satisfy its obligations pursuant to the Tax Receivable Agreement, if applicable) shall be the same for every Unit and shall be equal to the highest amount that any Member would otherwise be entitled to receive on a per Unit basis under this Section 5.1(b). The Company shall, subject to the availability of cash, make advance distributions to the Members of their respective Tax Distributions on a quarterly basis based upon estimates of the required Tax Distributions in a manner sufficient to permit the Members to apply such advances toward their quarterly estimated tax payment obligations. If the Manager determines there are insufficient funds available to pay the Tax Distributions in full, then Tax Distributions shall be made to each Member on a pro rata basis, with each Unit receiving the same amount on a per Unit basis. To the extent that any holders of Units have not received Tax Distributions in full under this Section 5.1(b), such unpaid amounts shall carryforward and shall be distributed in future periods as Tax Distributions under this Section. Tax Distributions shall be treated as advances of any amounts holders of Units are entitled to receive pursuant to Section 5.1(a) and Article X. For the avoidance of doubt, unless the Manager specifies that a distribution is not a Tax Distribution pursuant to this Section 5.1(b), each Distribution with respect to a Unit shall be treated as a Tax Distribution.

5.2 Restricted Distributions. Notwithstanding any provision to the contrary contained in these Regulations, the Company shall not make any Distribution to any Member on account of any Company Interest to the extent such Distribution would render the Company insolvent, violate any applicable Law or violate the terms of the Credit Agreement or result in a default (or an event that, with notice or the lapse of time or both, would constitute a default) thereunder.

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ARTICLE VI
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

6.1 Capital Accounts.

(a) The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the discretion of the Manager), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

(b) For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article VI and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

6.2 Allocations. Except as otherwise provided in Section 6.3 and Section 6.4, Net Profits and Net Losses for any Allocation Period shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests.

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6.3 Regulatory Allocations.

(a) Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during an Allocation Period in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such Allocation Period (and, if necessary, for subsequent Allocation Periods) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

(b) Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any Allocation Period shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 6.3(a), if there is a net decrease in the Minimum Gain during any Allocation Period, each Member shall be allocated Profits for such Allocation Period (and, if necessary, for subsequent Allocation Periods) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section 6.3(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Allocation Period, computed after the application of Sections 6.3(a) and 6.3(b) but before the application of any other provision of this Article VI, then Profits for such Allocation Period shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 6.3(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) If the allocation of Net Loss to a Member as provided in Section 6.2 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 6.3(d).

(e) Profits and Losses described in Section 6.1(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv).

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(f) The allocations set forth in Section 6.3(a) through and including Section 6.3(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profits and Losses of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article VI, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations (taking into consideration any future Regulatory Allocations that are reasonably expected to be made to offset prior Regulatory Allocations) and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profits and Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Allocation Period there is a decrease in partnership minimum gain, or in partner nonrecourse debt minimum gain, and application of the minimum gain chargeback requirements set forth in Section 6.3(a) or Section 6.3(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, these Regulations shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

6.4 Final Allocations. Notwithstanding any contrary provision in these Regulations except Section 6.3, the Manager shall make appropriate adjustments to allocations of Profits and Losses to (or, if necessary, allocate items of gross income, gain, loss or deduction of the Company among) the Members upon the liquidation of the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations), the transfer of substantially all the Units (whether by sale or exchange or merger) or sale of all or substantially all the assets of the Company, such that, to the maximum extent possible, the Capital Accounts of the Members are proportionate to their Percentage Interests. In each case, such adjustments or allocations shall occur, to the maximum extent possible, in the Allocation Period of the event requiring such adjustments or allocations.

6.5 Tax Allocations.

(a) Except as otherwise provided in the remainder of this Section 6.5, the income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value (“704(c) allocations”) using the “traditional method” as described in Treasury Regulations Section 1.704-3(b), or any other reasonable method described in Treasury Regulations Section 1.704-3 so as to minimize to the maximum extent possible the Tax Distributions made pursuant to Section 5.1(b), as determined by the Manager.

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(c) If the Book Value of any Company asset is adjusted pursuant to Section 5.1(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) (“reverse 704(c) allocations”) using the “traditional method” as described in Treasury Regulations Section 1.704-3(b), or any other reasonable method described in Treasury Regulations Section 1.704-3 so as to minimize to the maximum extent possible the Tax Distributions made pursuant to Section 5.1(b), as determined by the Manager.

(d) Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members pro rata as determined by the Manager taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Each Member’s pro rata share of the Company’s “excess nonrecourse liabilities” within the meaning of Treasury Regulation Section 1.752-3(a)(3) shall be determined under any reasonable method selected by the Manager.

(f) Allocations pursuant to this Section 6.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of these Regulations.

6.6 Combined Reporting. If Texas Law requires any Member (or an Affiliate thereof) and the Company to participate in the filing of a combined group report for Texas franchise tax purposes, such Member (or an Affiliate thereof) shall cause one of the members of the combined group other than the Company to be the reporting entity and pay the Texas franchise tax liability due in connection with such combined report. The Company’s Texas franchise tax liability shall be equal to the amount of the Texas franchise tax that the Company would have paid if it had computed its Texas franchise tax liability for the reporting period on a separate entity basis (rather than as a member of the combined group). The Company shall bear all costs related to such separate entity Texas franchise tax computation. The Members agree that the Company shall no later than five business days prior to the due date of any estimated or final Texas franchise tax report, pay such Member (or an Affiliate thereof) the Texas franchise tax determined as owed under such separate entity Texas franchise tax computation. Except as provided in this Section 6.6 with respect to the amount of such combined group’s Texas franchise tax that the Company is required to pay any such Member (or an Affiliate thereof), such Member (or an Affiliate thereof) shall indemnify and hold the Company harmless from and against any and all Texas franchise tax of such combined group that is imposed on the Company.

6.7 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company. No later than five days before the due date for quarterly federal estimated income tax payments, the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of such Member’s state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for the prior quarter, which estimate shall have been reviewed by the Company’s outside tax accountants. In addition, no later than the earlier of (i) March 15 following the end of the prior Fiscal Year, and (ii) thirty (30) Business Days after the issuance of the final financial statement report for a Fiscal Year by the Company’s auditors, or as soon as commercially practicable thereafter, the Company shall send to each Person who was a Member at any time during such Fiscal Year, a statement showing such Member’s final state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for such Fiscal Year and a completed IRS Schedule K-1. Each Member shall notify the Company upon receipt of any notice of tax examination of the Company by federal, state or local authorities. The Manager shall have the authority to prepare the tax returns of the Company using such permissible methods and elections as it determines in its reasonable discretion, including the use of any permissible method under Section 706 of the Code for purposes of determining the varying Company Interests of its Members (provided, however, that, in respect of the acquisition of Corporation’s acquisition of Company Interests on the Effective Date pursuant to the Transaction Agreement, the Company shall use the interim closing method and the calendar day convention pursuant to Treasury Regulation 1.706-4).

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6.8 Tax Elections. The taxable year of the Company (the “Taxable Year”) shall be the Fiscal Year set forth in Section 2.8 or such other accounting period as the Company may be required to utilize as its taxable year pursuant to the Code and the Treasury Regulations. The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code and shall not thereafter revoke such election. Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections. The Company shall not make any election to be an association taxable as a corporation for U.S. federal income tax purposes (including by filing any US Internal Revenue Service Form 8832 that would cause the Company to be taxed as a corporation for U.S. federal income tax purposes).

6.9 Tax Controversies.

(a) The Manager shall be the “partnership representative” (within the meaning given to such term in Section 6223 of the Code) (the “Partnership Representative”) and, as such, (i) shall be authorized to designate any other Person selected by the Manager as the partnership representative and (ii) shall be authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend the Company’s funds for professional services and reasonably incurred in connection therewith. Each Member agrees to reasonably cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings.

(b) In the event of an audit by the Internal Revenue Service, the Partnership Representative shall be permitted, with the consent of the Manager, to make on a timely basis, to the extent permissible under applicable Law, the election provided by Section 6226(a) of the Code to treat a “partnership adjustment” as an adjustment to be taken into account by each Member in accordance with Section 6226(b) of the Code. If the election under Section 6226(a) of the of the Code is made, the Partnership Representative shall furnish to each Member for the year under audit a statement reflecting the Member’s share of the adjusted items as determined in the notice of final partnership adjustment, and each such Member shall take such adjustment into account as required under Section 6226(b) of the Code and shall be liable for any related tax, interest, penalty, addition to tax, or additional amounts. If an election under Section 6226(a) of the Code is not made, the Partnership Representative shall use its commercially reasonable efforts to minimize the financial burden of any “imputed underpayment” (as determined under Section 6225 of the Code) to each Member, through the application of the procedures established pursuant to Section 6225(c) of the Code.

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(c) In the event of an audit by the Internal Revenue Service, if the Partnership Representative does not make the election provided by Section 6226(a) of the Code as noted above, the Partnership Representative shall allocate the burden of any taxes (including, for the avoidance of doubt, any “imputed underpayment” within the meaning of Section 6225 of the Code), penalties, interest and related expenses imposed on the Company among the Members to whom such amounts are attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Partnership Representative, and each Member shall promptly reimburse the Company in full for the entire amount the Partnership Representative determines to be attributable to such Member; provided that the Company will also be allowed to recover any amount due from such Member pursuant to this sentence from any distribution otherwise payable to such Member pursuant to this Agreement. Solely for purposes of determining the current Member(s) to which any taxes or other amounts are attributable under this provision, references to any Member in this Section 6.9(c) shall include a reference to each Person that previously held the Units currently held by such Member (but only to the extent of such Person’s interest in such Units).

(d) In the event of an audit by the Internal Revenue Service, the Partnership Representative shall (i) keep the Member Tax Rep reasonably informed of any administrative or judicial income tax proceeding relevant to any adjustment or proposed adjustment at the Company level of the Company items and (ii) use its commercially reasonable efforts to consult in good faith with the Member Tax Rep prior to submitting any material written filings or submissions in connection with an income tax audit of the Company.

(e) The Partnership Representative is authorized to, and shall follow principles (to the extent available) similar to those set forth in Section 6.9(b) and Section 6.9(c) with respect to any audits by state, local, or foreign tax authorities and any tax liabilities that result therefrom.

(f) The provisions contained in this Section 6.9 shall survive the dissolution of the Company and the withdrawal of any Member or the Transfer of any Member’s interest in the Company and shall apply to any current or former Member.

ARTICLE VII
Restrictions on transfer of units

7.1 Restrictions on Transfer. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 7.2 or (b) approved in writing by the Manager. Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a sale of assets by, or liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or a merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member); provided, however, that this sentence shall not apply for purposes of applying Section 7.7(b)(iv), Section 7.7(b)(vi) or Section 7.7(b)(vii).

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7.2 Permitted Transfers. The restrictions contained in Section 7.1 shall not apply to any Transfer (each, a “Permitted Transfer”) in connection with: (a)(i) an “Exchange” pursuant to the terms of the Exchange Agreement (as defined therein) or (ii) a Transfer by a Member to the Corporation or any of its Subsidiaries; (b) by any Continuing Member, a Transfer by such Continuing Member to such Continuing Member’s spouse, any lineal ascendants or descendants or trusts or other entities in which such Continuing Member or Continuing Member’s spouse, lineal ascendants or descendants are the sole beneficial owners; (c) by the Manager to the extent required by the terms of the Credit Agreement; or (d) a Transfer to a partner, shareholder, member or Affiliate of such Member (which may include special purpose investment vehicles wholly owned by one or more Affiliated investment funds but shall not include portfolio companies); provided, however, that (A) the restrictions contained in these Regulations will continue to apply to Units after any Permitted Transfer of such Units, and (B) in the case of the foregoing clauses (b), (c) and (d), the Permitted Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of these Regulations and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer of any Common Units, the transferring Member shall be required to transfer an equal number of shares of Class B Common Stock corresponding to the proportion of such Member’s Common Units that were transferred in the transaction to such Permitted Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 7.7(b).

7.3 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in these Regulations, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form (or such other form as shall be approved by the Manager):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED REGULATIONS OF STRIKE CAPITAL, LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME AND THE EXCHANGE AGREEMENT ENTERED INTO AMONG STRIKE CAPITAL, LLC, STRIKE, INC. AND THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AND STRIKE CAPITAL, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY STRIKE CAPITAL, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

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7.4 Transfer. Prior to Transferring any Units (other than pursuant to an “Exchange” pursuant to the Exchange Agreement), the Transferring holder of Units shall cause the prospective transferee to be bound by these Regulations as provided in Section 7.2 and any other agreements executed by the holders of Units and relating to such Units in the aggregate, including the Registration Rights Agreement and the Exchange Agreement if applicable (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company and the other holders of Units counterparts of this Regulations and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of these Regulations (including any indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

7.5 Assignee’s Rights.

(a) The Transfer of a Company Interest in accordance with these Regulations shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits and Losses and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Section 3.5, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to these Regulations; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 7.6, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

7.6 Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in accordance with these Regulations shall cease to be a Member with respect to such Units or other Company Interest and shall no longer have any rights or privileges, or, except as set forth in this Section 7.6, duties, liabilities or obligations, of a Member with respect to such Units or other Company Interest (it being understood, however, that the applicable provisions of Sections 8.8 and 9.4 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with Section 3.4 (the “Admission Date”), (a) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (b) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other Company Interest from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in TBOC and incorporated into these Regulations or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

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7.7 Overriding Provisions.

(a) Any Transfer in violation of this Article VII shall be null and void ab initio, and the provisions of Sections 7.5 and 7.6 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article VII shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall, and is hereby authorized to, promptly amend these Regulations and the Schedule of Members attached hereto to reflect any Permitted Transfer pursuant to this Article VII, without the requirement of any consent or acknowledgement of any other Member.

(b) Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 3.4, Section 3.5 and Section 7.1, in no event shall any Member Transfer any Units to the extent such Transfer would:

(i) result in the violation of the Securities Act, or any other applicable federal, state or foreign Law;

(ii) cause an assignment under the Investment Company Act;

(iii) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager;

(iv) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of Persons who are not legally competent or who are minors); or

(v) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provision of the Code.

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7.8 Spouses of Members. Spouses of the Members do not become Members as a result of such marital relationship. Each spouse of a Member, if applicable, has executed a Spouse’s Agreement in the form attached hereto as Exhibit B (each a “Spouse’s Agreement”). Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit B attached to these Regulations at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

ARTICLE VIII
MANAGEMENT

8.1 Authority of the Manager.

(a) Except for situations in which the approval of any Member(s) is specifically required by these Regulations, (i) all management powers over the business and affairs of the Company shall be exclusively vested in the Corporation, as the sole manager of the Company (the Corporation, in such capacity, or any other Person appointed in accordance with Section 8.4, the “Manager”), and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. The Manager shall be the “manager” of the Company for the purposes of TBOC. Except as otherwise expressly provided for herein and subject to the other provisions of these Regulations, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by TBOC with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 8.4.

(b) The day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in these Regulations (including in Section 8.7 below), the salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the Manager. The Manager may remove any Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the Manager shall have the right to appoint a new Officer to fill the vacancy.

(c) The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

8.2 Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 8.7.

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8.3 Resignation; No Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. For the avoidance of doubt, the Members have no right under these Regulations to remove or replace the Manager.

8.4 Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under these Regulations to fill any vacancy in the position of Manager.

8.5 Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members holding a majority of the Units then outstanding. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the date hereof.

8.6 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in these Regulations. The Members acknowledge and agree that the Manager’s Class A Common Stock will be publicly traded and therefore the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of or for the benefit of the Company, including all fees, expenses and costs associated with being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 8.6 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

8.7 Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including chief executive officer, chief strategy officer, chief financial officer, chief operating officer, president, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in these Regulations.

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8.8 Limitation of Liability of Manager.

(a) Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates shall be liable to the Company or to any Member that is not the Manager for any act or omission performed or omitted by the Manager in its capacity as the sole manager of the Company pursuant to authority granted to the Manager by these Regulations; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by the Manager or its Affiliates contained herein or in the other agreements with the Company. The Manager may exercise any of the powers granted to it by these Regulations and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and, to the fullest extent permitted by applicable Law, shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b) Whenever these Regulations or any other agreement contemplated herein provides that the Manager shall act in a manner which is, or provides terms which are, “fair and reasonable” to the Company or any Member that is not the Manager, the Manager shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c) Whenever in these Regulations or any other agreement contemplated herein, the Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or other Members.

(d) Whenever in these Regulations the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and, to the extent permitted by applicable Law, shall not be subject to any other or different standards imposed by these Regulations or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of these Regulations or any other agreement contemplated herein or impose liability upon the Manager or any of the Manager’s Affiliates.

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8.9 Investment Company Act. The Manager shall use its reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

8.10 Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Manager as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing raised by the Manager pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that the Manager may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Manager takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or one or more of its Subsidiaries, through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend these Regulations to reflect such activities and the direct ownership of assets by the Manager. Nothing contained herein shall be deemed to prohibit the Manager from executing any guarantee of indebtedness of the Company or its Subsidiaries.

8.11 Management of Strike, LLC and its Subsidiaries. For the avoidance of doubt, the Manager shall, on behalf of the Company as the sole managing member of Strike, LLC and its Subsidiaries, have the full power and authority to do, and to direct or delegate to the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of Strike, LLC and its Subsidiaries, in the same manner as with respect to the Company.

ARTICLE IX
rights and obligations of members

9.1 Limitation of Liability and Duties of Members.

(a) Except as specifically provided in these Regulations or in TBOC, no Member (including the Manager) shall be obligated personally for any debt, obligation or liability solely by reason of being a Member or acting as the Manager of the Company. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under these Regulations or TBOC shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

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(b) In accordance with TBOC and the Laws of the State of Texas, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article V or Article X shall be deemed to be a return of money or other property paid or a distribution distributed in violation of TBOC. The making of any such Distribution to a Member shall be deemed to be approved upon by unanimous consent of the Members, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of these Regulations, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) Notwithstanding any other provision of these Regulations (subject to Section 8.8 with respect to the Manager), to the extent that, at law or in equity, any Member (or such Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Member or of any Affiliate of such Member (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Company Interest or to any other Person bound by these Regulations, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by Law, and replaced with the duties or standards expressly set forth herein, if any; provided, further, the Members and the Company hereby waive any and all fiduciary duties that, absent such waiver, may be established or implied by TBOC or any applicable Law by the Manager to the Members and the Company, and in doing so, acknowledge and agree that the duties and obligations of the Manager to the Members and the Company are only as expressly set forth in this Agreement. The elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by these Regulations and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by these Regulations.

(d) Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Member (including the Corporation in its capacity as a Member or as Manager) or to any Related Person of such Member, and no Member (or any Related Person of such Member) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or the Members will have any duty to communicate or offer such opportunity to the Company or the Members, or to develop any particular investment, and such Person will not be liable to the Company or the Members for breach of any fiduciary or other duty (other than any fiduciary owed by such Person to the Corporation) by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Members. Notwithstanding any duty (including any fiduciary duty (other than any fiduciary duty owed to the Corporation)) otherwise applicable at law or in equity, neither the Company nor any Member has any rights or obligations by virtue of these Regulations or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Company, even if competitive with the activities of the Company or the Members, will not be deemed wrongful or improper.

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9.2 Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on them by Law and these Regulations.

9.3 No Right of Partition. No Member, other than the Manager, shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

9.4 Indemnification.

(a) The Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under TBOC, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all loss, liability, claim, damage, judgment, actions, other expenses whatsoever (including attorneys’ fees, judgments, fines, excise taxes or penalties) (the “Liabilities”) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or is or was serving as the Manager, Partnership Representative, Officer, employee or other agent of the Company or is or was serving at the request of the Company as a manager, partnership representative, officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any Liabilities suffered that are attributable to such Indemnified Person’s or its Affiliates’ gross negligence, willful misconduct or knowing violation of Law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding, shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b) The right to indemnification and the advancement of expenses conferred in this Section 9.4 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c) The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability or loss described in Section 9.4(a) whether or not the Company would have the power to indemnify such Indemnified Person against such Liabilities under the provisions of this Section 9.4. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

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(d) Notwithstanding anything contained herein to the contrary (including in this Section 9.4), (i) any indemnity by the Company relating to the matters covered in this Section 9.4 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company and (ii) the Company agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Company who served as a director or manager of the Company or any of its Subsidiaries or as a Member of the Company by virtue of such Person’s service as a member, director, partner or employee of any such investment fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 9.4 and the Company (A) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 9.4 and (B) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 9.4.

(e) If this Section 9.4 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 9.4 to the fullest extent permitted by any applicable portion of this Section 9.4 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

9.5 Inspection Rights. Subject to Section 12.3, the Company shall permit each Member and each of its designated representatives to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Manager shall reasonably approve during reasonable business hours, and make copies and extracts therefrom, for any purpose reasonably related to such Member’s Company Interest.

ARTICLE X
DISSOLUTION AND TERMINATION

10.1 Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a) the decision of the Manager and the consent of the Members holding a majority of the outstanding Units to dissolve the Company;

(b) such time that there are no Members of the Company other than the Corporation, unless the Company is continued in accordance with TBOC; or

(c) the entry of a decree of judicial dissolution of the Company under Section 11.301 of TBOC.

Except as otherwise set forth in this Article X, the Company is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of these Regulations.

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10.2 Liquidation and Termination. On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in TBOC. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidators shall cause the notice described in TBOC to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine) the following: first, all expenses incurred in liquidation; second, all of the debts, liabilities and obligations of the Company owed to creditors other than the Members and third, all of the debt, liabilities and obligations of the Company owed to Members (other than any payments or distributions owed to such Members in their capacity as Members pursuant to these Regulations); and

(d) all remaining assets of the Company shall be distributed to the Members in accordance with Article V by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by 90 days after the date of the liquidation). The distribution of cash or property to the Members in accordance with the provisions of this Section 10.2 and Section 10.3 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of TBOC. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

10.3 Deferment; Distribution in Kind. Notwithstanding the provisions of Section 10.2, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 9.2, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 10.2(d), (b) as tenants in common and in accordance with the provisions of Section 10.2(d), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (i) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (ii) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit and Loss (if any), which shall be allocated in accordance with Article VI. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XI.

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10.4 Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager (or such other Person or Persons as TBOC may require or permit) shall file a certificate of termination with the Secretary of State of Texas, cancel any other filings made pursuant to these Regulations that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of these Regulations until it is terminated pursuant to this Section 10.4.

10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 10.2 and 10.3 in order to minimize any losses otherwise attendant upon such winding up.

ARTICLE XI
VALUATION

11.1 Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 10.2, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

11.2 Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 11.1, and the Manager and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine, or cause to be determined, the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 11.1. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within 30 days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two and the Fair Market Value determined by such third Appraiser shall be final and binding. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the Manager shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

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ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1 Form of Notice.

(a) Except as otherwise specifically set forth in these Regulations, all notices and communications hereunder and with respect to the Articles will be deemed to have been duly given and made on (i) the date such notice is served by personal delivery upon the Party for whom it is intended, (ii) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (iii) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (iv) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

If to the Company:

Strike Capital, LLC

1800 Hughes Landing Blvd., Suite 500

The Woodlands, TX 77380

Attention: Stephen V. Pate and Rhonda Sigman

Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a copy to (which will not constitute notice):

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar and Ira White
Email: adermarkar@jonesday.com and iwhite@jonesday.com

If to the Corporation:

Strike, Inc.

1800 Hughes Landing Blvd., Suite 500

The Woodlands, Texas 77380

Attention: Chairman of the Board

Email: [●]

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with a copy to:

Strike, Inc.

1800 Hughes Landing Blvd., Suite 500

The Woodlands, Texas 77380

Attention: Stephen V. Pate and Rhonda Sigman

Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com

And

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar and Ira White
Email: adermarkar@jonesday.com and iwhite@jonesday.com

and

Winston & Strawn LLP

2121 N. Pearl Street, Suite 900

Dallas, Texas 75201

Attention: David Lange

Email: dlange@winston.com

(b) A Member or Person entitled to notice by these Regulations must notify the Company of any change in addresses by delivering a written notice to such affect to the principal office of the Company. Any such Member or Person who fails to so notify the Company of a changed address shall waive such Member or Person’s right(s) to notice.

(c) Any written waiver executed or authored if sent by email by a Member or Person shall be equivalent to the giving and receipt of such notice.

12.2 Power of Attorney.

(a) Each Member who is an individual hereby constitutes and appoints the Manager (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his or her name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) these Regulations, all certificates and other instruments and all amendments hereof and thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Texas and in all other jurisdictions in which the Company may conduct business or own property, (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of these Regulations in accordance with its terms, (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of these Regulations, including a certificate of cancellation, and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Section 3.4, Section 3.5 or Section 3.6; and

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(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of these Regulations, in the reasonable judgment of the Manager, to effectuate the terms of these Regulations.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his or her Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

12.3 Access to and Confidentiality of Company Information. Information regarding the Company shall be subject to the following provisions:

(a) Member’s Entitlement to Company Information.

(i) Each holder of Common Units is entitled to all information to which that Member is entitled to have access pursuant to Section 101.502 of TBOC under the circumstances and subject to the conditions therein stated.

(ii) The Members agree that the Manager from time to time may in the sole discretion of the Manager determine that certain information regarding the business, affairs, properties, and financial condition of the Company and its subsidiaries should be kept confidential and not provided to some or all other Members due to contractual obligations, business concerns, or other considerations.

(b) Confidential Information.

(i) Except as required by applicable Law, the Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and shall not (x) disclose any Confidential Information except as otherwise authorized separately in writing by the Manager or (ii) use such information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein means any and all information obtained by a Member from the Company or any of its Affiliates directly or indirectly, including from their representatives, which such information includes, but is not limited to, ideas, financial information, products, date, services, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to the Manager and such Member, Confidential Information does not include information or material that: (A) is rightfully in the possession of the Manager or such Member at the time of disclosure by the Company; (B) before or after it has been disclosed to the Manager or such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (C) is approved for release by written authorization of an authorized officer of the Company or the Corporation; (D) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (E) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

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(ii) Each of the Members may disclose Confidential Information to its Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents solely to the extent such disclosure is reasonably necessary or appropriate to fulfill such Member’s obligations or to exercise such Member’s rights under this Agreement on the condition that such Persons keep the Confidential Information confidential to the same extent as such disclosing Member is required to keep the Confidential Information confidential; provided that the disclosing Member shall remain liable with respect to any breach of this Section 12.3 by any such, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents.

(iii) Notwithstanding Section 12.3(b)(i) or Section 12.3(b)(ii), each of the Members may disclose Confidential Information (A) to the extent that such party is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (B) to the extent that, based on the advice of counsel, disclosure is required by applicable Law or (C) to the extent necessary to provide required tax statements and related information to its stockholders and direct and indirect equity holders (provided that such Member shall inform the Company of any Confidential Information to be so disclosed at least three Business Days prior to disclosure).

12.4 Amendment. These Regulations may be amended or modified by the Manager. Notwithstanding the foregoing, no amendment or modification (a) to Section 9.4 or this Section 12.4 may be made without the prior written consent of the Manager and each of the Members, (b) to any of the terms and conditions of these Regulations which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter and (c) to any of the terms and conditions of these Regulations to the extent such amendment or modification adversely affects in any material respect the rights, powers or other benefit hereunder of any Member or imposes any additional material obligation (including any expenses or taxes) on any Member, in either case, without the prior written consent of each Member that is materially and disproportionality adversely affected by such amendment relative to the Members generally.

12.5 Bank Accounts. The Manager shall open and maintain a bank account, savings account or similar account or accounts into which shall be deposited all funds of the Company. Withdrawals from such account or accounts shall be made upon the authorized signature or signatures of such Person or Persons as the Manager or Chief Executive Officer shall designate.

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12.6 Binding Effect; Intended Beneficiaries. These Regulations shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

12.7 Creditors. None of the provisions of these Regulations shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property other than as a secured creditor.

12.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of these Regulations or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

12.9 Counterparts. These Regulations may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

12.10 Binding Effect. Subject to the restrictions on transfers of Company Interests set forth in these Regulations, these Regulations are binding on and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

12.11 Governing Law. THESE REGULATIONS ARE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THESE REGULATIONS TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of these Regulations and (i) any provision of the Articles, or (ii) any mandatory provision of TBOC or (to the extent such statutes are incorporated into TBOC), the application provision of the Articles or TBOC shall control.

12.12 Execution of Additional Documents. In connection with these Regulations and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate in the judgment of the Manager to effectuate and perform the provisions of these Regulations and such transactions.

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12.13 Construction of Regulations. The parties hereto have participated jointly in the negotiation and drafting of these Regulations. If an ambiguity or question of intent or interpretation arises, then these Regulations will be construed as drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of these Regulations. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference or citation in these Regulations to any contract or any federal, state, local or foreign statutes, regulations or other Laws or statutory or regulatory provision shall, when the context requires, be deemed references or citations to such contracts, statutes, regulations, other Laws or provisions, as amended, modified and supplemented from time to time (and, in the case of a statute, regulation or other Law, to (i) any successor provision and (ii) all rules and regulations promulgated thereunder); (b) all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of or to these Regulations; (c) the words “herein”, “hereto”, “hereof”, “hereunder” and words of similar import refer to these Regulations as a whole and not to any particular section or paragraph hereof; (d) masculine gender will also include the feminine and neutral genders and vice versa; (e) words importing the singular will also include the plural, and vice versa; (f) the words “include”, “including” and “or” mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) the terms “delivered” or “made available” or similar phrases when used in these Regulations mean that such documents or other information has been physically or electronically delivered to the relevant parties; and (i) time periods within or following which any payment is to be made or any act is to be done will be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, each of the undersigned has executed these Regulations as of the Effective Time.

PATE HOLDING COMPANY LP

By:	Pate Holding Company GP LLC,
its general partner

By:
Name:
Title:

OEP STRIKE, LLC

By:
Name:
Title:

STRIKE, INC.

By:
Name:
Title:

Signature Page to Third Amended and Restated Regulations of Strike Capital, LLC

SCHEDULE 1

SCHEDULE OF PRE-TRANSACTION MEMBERS

Members	Number of Units	Number of Common Units[3]	Percentage Interest
Units
OEP Secondary Fund (Strike), LLC	130,962	[●]	[●]	%
Pate Holding Company LP	160,345	[●]	[●]	%
Kacey Smart	26,997	[●]	[●]	%
Smart Family Ins. Trust	3,100	[●]	[●]	%
Jarvie Arnold	30,097	[●]	[●]	%
Jason Heckt	11,214	[●]	[●]	%
Aaron Cole Pate 2012 Trust	13,212	[●]	[●]	%
Sam Anaya	611	[●]	[●]	%
Steve Barton	611	[●]	[●]	%
Raul Garza	611	[●]	[●]	%
Angela Goines	860	[●]	[●]	%
Robert Boykin	611	[●]	[●]	%
Doug Jones	3,698	[●]	[●]	%
Delta Directional, LLC	4,108	[●]	[●]	%
OEP Strike, LLC	259,424	[●]	[●]	%
Ezra Lee	10,373	[●]	[●]	%
Pate Holding Company 3, LLC	6,949	[●]	[●]	%
Frank Victor-McCawley	104	[●]	[●]	%

Junior Units
Aaron Cole Pate 2012 Trust	32,355	[●]	[●]	%
Frank Victor-McCawley	5,000	[●]	[●]	%
Rhonda Sigman	3,500	[●]	[●]	%
Dario DeFerrari	2,000	[●]	[●]	%
Gary Meurer	1,250	[●]	[●]	%
Mike Smithey	1,250	[●]	[●]	%
Rob Jessen	973	[●]	[●]	%
Lee Gardner	973	[●]	[●]	%
Angela Goines	325	[●]	[●]	%

[3]	To be determined once the Estimated Purchase Agreement (as defined in the Transaction Agreement) is determined, and otherwise in accordance with Schedule 2.2(a).

SCHEDULE 2

SCHEDULE OF MEMBERS AT THE EFFECTIVE TIME

Members	Number of Common Units	Percentage Interest
Strike, Inc.	[●]	[●]	%
Pate Holding Company LP	[●]	[●]	%
Kacey Smart	[●]	[●]	%
Jarvie Arnold	[●]	[●]	%
Jason Heckt	[●]	[●]	%
Aaron Cole Pate 2012 Trust	[●]	[●]	%
Delta Directional, LLC	[●]	[●]	%
OEP Strike, LLC	[●]	[●]	%
Ezra Lee	[●]	[●]	%
Pate Holding Company 3, LLC	[●]	[●]	%
Frank Victor-McCawley	[●]	[●]	%

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of____ , 20__ (this “Joinder”), is delivered pursuant to that certain Third Amended and Restated Regulations, dated as of _______, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Regulations”) by and among Strike Capital, LLC, a Texas limited liability company (the “Company”), Strike, Inc., a Delaware corporation and the sole Manager of the Company (the “Corporation”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Regulations.

1. Joinder to the Regulations. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the Regulations and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Regulations as if it had been a signatory thereto as of the date thereof.

2. Incorporation by Reference. All terms and conditions of the Regulations are hereby incorporated by reference in this Joinder as if set forth herein in full.

3. Address. All notices under the Regulations to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Exhibit B

FORM OF SPOUSAL CONSENT

I, being the spouse of a party to the Third Amended and Restated Regulations dated ____, 2019 (the “Regulations”) of Strike Capital, LLC, a Texas limited liability company (the “Company”) [who is an Employee Member // whose interest in the Company has been transferred to and is held by a trust (the “Trust”) that is now party to the Regulations], do hereby consent to the provisions of the Regulations and acknowledge and certify that:

1.	I have read the Regulations and understand its contents.
2.	I am aware that, by the provisions of the Regulations, under certain limited circumstances my spouse agrees to sell to the other Members, or otherwise grants to the other Members an option to purchase, part or all of his or her limited liability company interest in the Company (“Company Interest”), including my community property interest (if any) in such Company Interest.
3.	I am aware that, by the provisions of the Regulations, upon my death or in the event that my spouse and I are divorced, I or my legal representatives may be required to sell my community property interest (if any) in the Company Interest of my spouse to the Members of the Company if my spouse does not succeed to such community property interest.
4.	I hereby consent to the sale of my community property interest (if any) pursuant to the terms and conditions of the Regulations, approve of the provisions of the Regulations and agree that my spouse’s Company Interest and my interest in it are subject to the provisions of the Regulations. I promise that I will not take action at any time to hinder the operation of the Regulations with respect to my spouse’s Company Interest and my interest in it, in accordance with the terms of the Regulations.
5.	I have been given the opportunity to retain and consult with separate legal counsel with respect to the Regulations and my community property interest (if any) in the Company Interest of my spouse.

In the case of any inconsistency between this Spousal Consent and the provisions of the Regulations, the provisions of the Regulations shall control.

Witness my signature this ____ day of _______, ____.

Print Name:
Print Name of Spouse:

Exhibit D

FORM OF
EXCHANGE agreement

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2019 (the “Effective Date”), is by and among Strike Capital, LLC, a Texas limited liability company (the “Company”), Strike, Inc. (f/k/a Sentinel Energy Services Inc.), a Delaware corporation (“Holdings”), all of the holders of Company Units (other than Holdings and its Subsidiaries) that are signatories to this Agreement and such other holders of Company Units from time to time party hereto (collectively, the “Unitholders”). Each of the Company, Holdings and the Unitholders may be referred to herein individually as a “Party” and collectively as the “Parties.” Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article I.

recitals

A. The Company, Holdings, the Unitholders and certain other parties thereto have entered into the Transaction Agreement and Plan of Merger, dated as of October [18], 2018 (as amended, restated, supplemented or modified from time to time, the “Transaction Agreement”), pursuant to which, among other things, Holdings will acquire a certain number of Company Units from the Unitholders, which, for the avoidance of doubt, are the “Unit Sellers” as defined in the Transaction Agreement.

B. Prior to the completion of the transactions contemplated by the Transaction Agreement, the Company re-domiciled from the Cayman Islands to Delaware.

C. As a condition to the Transactions contemplated by the Transaction Agreement, the Parties have agreed to enter into this Agreement and effect the transactions contemplated herein.

D. The Parties desire to provide for the exchange from time to time of Company Units, and the surrender of shares of Holdings Class B Common Stock for cancellation, for cash or for shares of Holdings Class A Common Stock on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I
Definitions

For purposes of this Agreement:

“Action” means any judicial, administrative, investigative or arbitral action, suit, proceeding, investigation, audit, cause of action, examination, demand, hearing, claim, complaint, inquiry or dispute by or before any Governmental Authority.

“Additional Holdings SEC Reports” has the meaning set forth in Section 3.1(f).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as applied to any Person means the power to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Cash Exchange Payment” means an amount in immediately available funds in U.S. dollars equal to the product of (a) the number of Company Units Exchanged, multiplied by (b) the then-applicable Exchange Rate as of the relevant Date of Exchange multiplied by (c) the average of the daily VWAP of a share of Holdings Class A Common Stock for the 20 Trading Days immediately prior to the relevant Date of Exchange.

“Change of Control” shall be deemed to have occurred upon:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Holdings’ assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to any Subsidiary of Holdings; provided, that, for clarity and notwithstanding anything to the contrary, neither the approval of nor consummation of a transaction treated for U.S. federal income tax purposes as a liquidation into Holdings of its wholly owned Subsidiaries or merger of such entities into one another or Holdings will constitute a “Change in Control”;

(b) the merger or consolidation of Holdings with any other Person, other than a merger or consolidation which would result in the voting securities of Holdings outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1% of the total voting power represented by the voting securities of Holdings or such surviving entity outstanding immediately after such merger or consolidation;

(c) the liquidation or dissolution of Holdings; or

(d) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of Holdings or (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of Holdings in substantially the same proportions as their ownership of stock of Holdings) of more than 50.1% of the aggregate voting power of the voting securities of Holdings.

“Change of Control Exchange” has the meaning set forth in Section 2.1(c).

“Change of Control Exchange Time” has the meaning set forth in Section 2.1(c).

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“Closing Date” has the meaning set forth in the Transaction Agreement.

“Code” means the Internal Revenue Code of 1986.

“Combination” means any combination of stock or units, as the case may be, by reverse split, reclassification, recapitalization, reorganization or otherwise.

“Company” has the meaning set forth in the preamble.

“Company A&R Regulations” means the Third Amended and Restated Regulations of the Company, as the same may be amended, modified, restated or amended and restated from time to time.

“Company Units” means the units representing the equity interests of the Company.

“Date of Exchange” means with respect to an Exchange pursuant to Section 2.1(a), but subject to Section 2.1(c), the first Business Day after the end of each calendar quarter.

“Effective Date” has the meaning set forth in the preamble.

“Exchange” means an exchange of Company Units (together with the cancellation of shares of Holdings Class B Common Stock) for cash or shares of Holdings Class A Common Stock.

“Exchange Act” means The Securities Exchange Act of 1934.

“Exchange Notice” means a written election of Exchange substantially in the form of Exhibit A, duly executed by the exchanging Unitholder or such Unitholder’s duly authorized attorney.

“Exchange Rate” means the number of shares of Holdings Class A Common Stock for which one Company Unit is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate shall be one, subject to adjustment pursuant to Section 2.4 of this Agreement.

“General Enforceability Exceptions” has the meaning set forth in Section 3.1(a).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, or any court, tribunal, judicial or arbitral body, or any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, including any securities exchange.

“Holdings” has the meaning set forth in the preamble.

“Holdings Bylaws” means the Bylaws of Holdings, as the same may be amended, modified, restated or amended and restated from time to time.

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“Holdings Charter” means the Amended and Restated Articles of Incorporation of Holdings, as the same may be further amended, modified, restated or amended and restated from time to time.

“Holdings Class A Common Stock” means the Class A common stock of the Holdings, par value $0.0001 per share.

“Holdings Class B Common Stock” means the Class B common stock of the Holdings, par value $0.0001 per share.

“Holdings SEC Reports” has the meaning set forth in Section 3.1(f).

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Liens” means any mortgage, servitude, easement, right of way, equitable interest, license, leasehold or other possessory interest, option, preference, priority, right of first refusal, deed of trust, pledge, hypothecation, encumbrance or security interest.

“Lock-Up Agreement” has the meaning set forth in the Transaction Agreement.

“Manager” has the meaning set forth in the Company A&R Regulations.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Party” and “Parties” have the meanings set forth in the preamble.

“Permitted Transferee” has the meaning set forth in the Company A&R Regulations.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Proxy Statement/Prospectus” has the meaning set forth in Section 3.1(b).

“Registration Rights Agreement” means the Amended and Restated Registration Rights, by and among Holdings and the Unitholders, dated as of the date hereof, as such agreement may be amended from time to time in accordance with its terms.

“Registration Statement” has the meaning set forth in Section 3.1(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Stock Exchange” means the Nasdaq Capital Market or, if prior to the Closing (as defined in the Transaction Agreement) the shares of Class A Common Stock are listed and traded on the New York Stock Exchange, the New York Stock Exchange.

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“Subdivision” means any subdivision of stock or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization, reorganization or otherwise.

“Subsidiary” means, with respect to a Person, any other Person of which (a) a majority of the outstanding voting securities are owned, directly or indirectly, by such Person, or (b) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable governing body of such other Person.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among the Company, Holdings and the Unitholders, as such agreement may be amended or supplemented from time to time in accordance with its terms.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day), or if Holdings Class A Common Stock is not listed or admitted to trading on such an exchange, on the automated electronic quotation system on which shares of Holdings Class A Common Stock are then authorized for quotation.

“Transaction Agreement” has the meaning set forth in the recitals.

“Unitholder” has the meaning set forth in the preamble (for the avoidance of doubt, the “Blocker” as defined in the Transaction Agreement is not a Unitholder).

“VWAP” means the daily per share volume-weighted average price of Holdings Class A Common Stock on the principal United States securities exchange or automated or electronic quotation system on which Holdings Class A Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for Holdings Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Holdings Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Holdings Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by Holdings).

ARTICLE II
EXCHANGE OF COMPANY UNITS

2.1 Exchange of Company Units.

(a) Upon the terms and subject to the conditions of this Agreement, each Unitholder shall be entitled one time per calendar quarter to effect an Exchange. In the event an Unitholder wishes to effect an Exchange, such Unitholder shall (i) deliver to Holdings an Exchange Notice and (ii) on the Date of Exchange surrender or, in the absence of such surrender, be deemed to have surrendered, Company Units (and surrender for cancellation one or more stock certificates (if certificated) or instructions and stock powers (if uncertificated)) representing a corresponding number of shares of Holdings Class B Common Stock) (in each case, free and clear of all Liens), in each case, to Holdings’ address set forth in Section 5.4. In consideration for such surrender, the exchanging Unitholder shall be entitled to, at the sole option of Holdings, either (A) a Cash Exchange Payment by Holdings in accordance with the instructions provided in the Exchange Notice, in which event such exchanged Company Units and such shares of Holdings Class B Common Stock automatically shall be deemed cancelled concomitant with such payment, without any action on the part of any Person, including such Unitholder, the Company or Holdings, or (B) the issuance by Holdings to such Unitholder of a number of shares of Holdings Class A Common Stock equal to (I) the number of Company Units exchanged multiplied by (II) the Exchange Rate as of the relevant Date of Exchange, and concomitantly with any such issuance, such exchanged Company Units and shares of Holdings Class B Common Stock automatically shall be deemed cancelled, without any action on the part of any Person, including the Company and Holdings.

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(b) Following the delivery of the Exchange Notice, Holdings shall deliver or cause to be delivered (i) the Cash Exchange Payment in accordance with Section 2.1(a) as promptly as practicable (but not later than five Business Days) after the Date of Exchange or (ii) if Holdings elects to issue shares of Holdings Class A Common Stock, the number of shares of Holdings Class A Common Stock deliverable upon such Exchange as promptly as practicable (but not later than five Business Days) after the Date of Exchange, at the offices of the then-acting registrar and transfer agent of the shares of Holdings Class A Common Stock (or, if there is no then-acting registrar and transfer agent of Holdings Class A Common Stock, at the principal executive offices of Holdings), registered in the name of the relevant exchanging Unitholder (or in such other name as is requested in writing by the Unitholder), in certificated or uncertificated form, as determined by Holdings; provided, that to the extent the shares of Holdings Class A Common Stock are settled through the facilities of The Depository Trust Company, upon the written instruction of the exchanging Unitholder set forth in the Exchange Notice, Holdings shall use its commercially reasonable efforts to deliver the shares of Holdings Class A Common Stock deliverable to such exchanging Unitholder in the Exchange through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Unitholder by no later than the close of business on the Business Day immediately following the Date of Exchange. An Exchange pursuant to this Section 2.1 of Company Units, and the cancellation of Company Units and shares of Holdings Class B Common Stock, for shares of Holdings Class A Common Stock will be deemed to have been effected immediately prior to the close of business on the Date of Exchange whether or not the applicable Cash Exchange Payment or shares of Holdings Class A Common Stock have been delivered to the exchanging Unitholder at such time, and if Holdings does not elect a Cash Exchange Payment, the Unitholder will be treated as a holder of record of shares of Holdings Class A Common Stock as of the close of business on such Date of Exchange. Upon prior written request of a Unitholder with respect to a specific Exchange Notice, the Manager of the Company may, in its reasonable discretion, permit the Date of Exchange for the specific Exchange Notice to occur on a date that is not the first Business Day after the end of a calendar quarter.

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(c) In connection with a Change of Control, and subject to any approval of the Change of Control by the holders of shares of Holdings required under the Holdings Charter or applicable Law (which approval has been granted by a vote or consent of the stockholders of Holdings), Holdings shall have the right to require each Unitholder to Exchange some or all of the outstanding Company Units beneficially owned by such Unitholder (and a corresponding number of shares of Holdings Class B Common Stock) (in each case, free and clear of all Liens), in consideration for the issuance by Holdings to such Unitholder of a number of shares of Holdings Class A Common Stock equal to the number of Company Units surrendered multiplied by the Exchange Rate (a “Change of Control Exchange”), with such Change of Control Exchange to be effected by the surrender of such Company Units to Holdings (and surrender for cancellation one or more stock certificates (if certificated) or instructions and stock powers (if uncertificated)) and the subsequent automatic conversion of such exchanged Company Units into an equal number of shares of Holdings Class A Common Stock (whereupon, the Company Units so converted shall cease to exist and concomitantly with any such issuance, any exchanged shares of Holdings Class B Common Stock automatically shall be deemed cancelled without any action on the part of any Person, including the Company or Holdings); provided, that if the Company requires the Unitholders to Exchange less than all of their outstanding Company Units (and to surrender a corresponding number of shares of Holdings Class B Common Stock for cancellation), each Unitholder’s participation in the Change of Control Exchange shall be reduced pro rata. Any Change of Control Exchange shall be effective immediately prior to the consummation of the Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated) (the “Change of Control Exchange Time”) and each Unitholder will be treated as a holder of record of shares of Holdings Class A Common Stock as of the Change of Control Exchange Time. For the avoidance of doubt, (i) any Company Units and a corresponding number of shares of Holdings Class B Common Stock held by an Unitholder that are not Exchanged or cancelled, as applicable, pursuant to a Change of Control Exchange may be Exchanged by such Unitholder pursuant to Section 2.1(a) subject to, and in accordance with, the terms thereof and (ii) notwithstanding anything to the contrary herein, Holdings shall not be entitled to make a Cash Exchange Payment in the case of a Change of Control Exchange.

(d) To effect the delivery of such shares of Holdings Class A Common Stock, Holdings shall: (i) deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of Holdings Class A Common Stock (or, if there is no then-acting registrar and transfer agent of Holdings Class A Common Stock, at the principal executive offices of Holdings) such number of shares of Holdings Class A Common Stock, registered in the name of the relevant Unitholder (or in such other name as is requested in writing by such Unitholder), in certificated or uncertificated form, as determined by Holdings, or (ii) if shares of Holdings Class A Common Stock are settled through the facilities of The Depository Trust Company, upon the written instruction of such Unitholder, use its commercially reasonable efforts to deliver the shares of Holdings Class A Common Stock through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Unitholder.

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(e) Holdings shall provide written notice of an expected Change of Control to all Unitholders within the earlier of (i) five days following the execution of the agreement with respect to such Change of Control and (ii) ten days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Change of Control transaction, subject to applicable Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for Company Units or shares of Holdings Class A Common Stock, as applicable, in the Change of Control (which consideration shall be identical whether paid for Company Units or shares of Holdings Class A Common Stock), any election with respect to types of consideration that a holder of Company Units or shares of Holdings Class A Common Stock, as applicable, shall be entitled to make in connection with the Change of Control, the percentage of total Company Units or shares of Holdings Class A Common Stock, as applicable, to be transferred to the acquirer by all stockholders of Holdings in the Change of Control, and the number of Company Units held by each Unitholder that Holdings intends to require be Exchanged for shares of Holdings Class A Common Stock in connection with the Change of Control. Holdings shall update such notice from time to time to reflect any material changes to such notice. Holdings may satisfy any such notice and update requirements described in the preceding two sentences by providing such information on Form 8-K, Schedule TO, Schedule 14D-9 or similar form filed with the SEC.

(f) Immediately upon the Exchange of any Company Unit pursuant to this Section 2.1, an equal number of outstanding shares of Holdings Class B Common Stock beneficially owned by the exchanging Unitholder automatically shall be deemed cancelled without any action on the part of any Person, including such Unitholder, the Company or Holdings. Any such cancelled shares of Holdings Class B Common Stock shall no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

(g) The Company, Holdings and each Unitholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that Holdings shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Holdings Class A Common Stock are to be delivered in a name other than that of the Unitholder that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Unitholder), then such Unitholder or the Person in whose name such shares of Holdings Class A Common Stock are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of Holdings that such tax has been paid or is not payable. For the avoidance of doubt, each exchanging Unitholder shall bear any and all income or gains taxes imposed on gain realized by such exchanging Unitholder as a result of any such Exchange.

(h) Notwithstanding anything to the contrary herein, if the Manager of the Company, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (or other provisions of those Treasury Regulations), the Company may impose such restrictions on Exchanges as the Company may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

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(i) Upon receiving an Exchange Notice from a Unitholder, Holdings may elect to cause the Company to effect the Exchange under Section 2.1 and deliver to the Unitholder the applicable number of shares of Holdings Class A Common Stock or the Cash Exchange Payment that such Unitholder is entitled to receive in the Exchange, in which event the Unitholder shall deliver to the Company the Common Units being surrendered in the Exchange.

2.2 Class A Common Shares to be Issued.

(a) In connection with any Exchange, Holdings reserves the right to provide Holdings Class A Common Stock that are registered pursuant to the Securities Act, shares of Holdings Class A Common Stock or any combination thereof, as it may determine in its sole discretion, it being understood that to the extent an Unitholder is a party to the Registration Rights Agreement, any unregistered shares of Holdings Class A Common Stock issued to such Unitholder shall be entitled to the registration rights as set forth therein.

(b) Holdings shall at all times reserve and keep available out of its authorized but unissued shares of Holdings Class A Common Stock, solely for the purpose of issuances upon any Exchange, such number of shares of Holdings Class A Common Stock as shall from time to time be sufficient to effect the Exchange of all Company Units that may be outstanding from time to time. Holdings shall take any and all actions necessary or desirable to give effect to the foregoing.

(c) Prior to the Date of Exchange effected pursuant to this Agreement, Holdings shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, Holdings of equity securities of Holdings (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of Holdings for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of Holdings, including any director by deputization. The authorizing resolutions shall be approved by either the board of directors of Holdings or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of Holdings (with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(d) Any shares of Holdings Class A Common Stock to be issued by Holdings in accordance with this Agreement shall be validly issued, fully paid and non-assessable.

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2.3 Capital Stock of Holdings and the Company.

(a) Holdings shall, and shall cause the Company to, take all actions necessary so that, at all times for as long as this Agreement is in effect: (i) the number of Company Units outstanding equals the number of shares of Holdings Class A Common Stock outstanding; and (ii) one Company Unit is exchangeable for one share of Holdings Class A Common Stock pursuant to this Agreement.

(b) Upon the issuance by Holdings of any shares of Holdings Class A Common Stock other than pursuant to an Exchange (including any issuance in connection with a business acquisition by Holdings or its direct or indirect Subsidiaries, an equity incentive program or upon the conversion, exercise (including cashless exercise) or exchange of any security or other instrument convertible into or exercisable or exchangeable for shares of Holdings Class A Common Stock), Holdings shall contribute the proceeds of such issuance (net of any selling or underwriting discounts or commissions or other expenses) to the Company in exchange for a number of newly issued Company Units equal to the number of shares of Holdings Class A Common Stock issued.

(c) At any time that the Company issues a Company Unit to anyone other than Holdings or any of its Subsidiaries, Holdings shall issue a share of Holdings Class B Common Stock to the recipient of such Company Unit. Upon the conversion or cancellation of any Company Unit pursuant to this Agreement or the Company A&R Regulations, a corresponding number of shares of Holdings Class B Common Stock shall automatically be cancelled without any action on the part of any Person, including such Unitholder, the Company or Holdings. Holdings may only issue shares of Holdings Class B Common Stock to the Unitholders and their respective Permitted Transferees. A Unitholder may only transfer Company Units to a Person if (i) such Person is a Permitted Transferee of such Unitholder and (ii) an equal number of shares of Holdings Class B Common Stock are simultaneously transferred to the Permitted Transferee.

(d) If Holdings redeems, repurchases or otherwise acquires any shares of Holdings Class A Common Stock for cash (including a redemption, repurchase or acquisition of restricted shares of Holdings Class A Common Stock for nominal or no value), the Company shall, coincident with such redemption, repurchase or acquisition, redeem, repurchase or acquire an identical number of Company Units held by Holdings upon the same terms, including the same price, as the terms of the redemption, repurchase or acquisition of shares of Holdings Class A Common Stock.

(e) Holdings shall not in any manner effect any Subdivision or Combination of shares of Holdings Class A Common Stock unless the Company simultaneously effects a Subdivision or Combination, as the case may be, of Company Units with an identical ratio as the Subdivision or Combination of shares of Holdings Class A Common Stock. The Company shall not in any manner effect any Subdivision or Combination of Company Units unless Holdings simultaneously effects a Subdivision or Combination, as the case may be, of shares of Holdings Class A Common Stock and shares of Holdings Class B Common Stock with an identical ratio as the Subdivision or Combination of Company Units.

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(f) Holdings shall not issue, and shall not agree to issue (including pursuant to any security or other instrument convertible into or exercisable or exchangeable for) any class of equity securities other than shares of Holdings Class A Common Stock and shares of Holdings Class B Common Stock or one or more series of preferred stock that Holdings may determine to issue from time to time in accordance with, and subject to the limitations contained in, the Holdings Charter and this Section 2.3(f). Holdings shall not issue any shares of preferred stock unless (i) the Company issues or agrees to issue, as the case may be, to Holdings a number of units, with designations, preferences and other rights and terms that are substantially the same as such shares of preferred stock, equal to the number of such shares of preferred stock issued by Holdings, and (ii) Holdings transfers to the Company the proceeds (net of any selling or underwriting discounts or commissions and other expenses) of the issuance of such preferred stock (and agrees to transfer to the Company any amounts paid by the holders of securities or instruments exercisable or exchangeable therefor upon their exercise or exchange, if applicable, net of expenses).

(g) For as long as this Agreement is in effect: (i) the Company shall not, and Holdings shall cause the Company not to, at any time, issue Company Units except as required by this Agreement; (ii) the Company shall not, and Holdings shall cause the Company not to, at any time, issue Company Units to any Person other than Holdings or any of its Subsidiaries, the Unitholders and their respective Permitted Transferees; and (iii) Holdings shall not transfer any Company Units except in connection with a Change of Control. For the avoidance of doubt, nothing in this Agreement shall prohibit Holdings from pledging any Company Units held by Holdings in connection with a credit facility that is for the benefit of the Company or its Subsidiaries.

(h) If Holdings makes a dividend or other distribution of Holdings stock on its shares of Holdings Class A Common Stock, the Company shall make a dividend or other distribution to the holders of Company Units of an equivalent number of Company Units with designations, preferences and other rights and terms that are substantially the same as such distributed stock.

(i) For the avoidance of doubt, no Exchange will impair the right of an exchanging Unitholder to receive any distribution for periods ending on or prior to the Date of Exchange for such Exchange (but for which payment had not yet been made with respect to the Company Units in question at the time the Exchange is consummated).

2.4 Adjustments. Without limiting anything set forth in Section 2.3:

(a) In the event there is any (i) Subdivision or Combination of the shares of Holdings Class B Common Stock or Company Units that is not accompanied by an equivalent Subdivision or Combination of the Holdings Class A Common Stock; (ii) Subdivision or Combination of the Holdings Class A Common Stock that is not accompanied by an equivalent Subdivision or Combination of the shares of Holdings Class B Common Stock and Company Units, or (iii) dividend or distribution of cash or other property made by Holdings on shares of Holdings Class A Common Stock that is not funded by a matching pro rata dividend or distribution of cash or other property made by the Company on the Company Units, the Exchange Rate shall be adjusted accordingly.

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(b) If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Holdings Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging Unitholder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any Subdivision or Combination of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Holdings Class A Common Stock is converted or changed into another security, securities or other property, this Section 2.4(b) shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(c) This Agreement shall apply to, mutatis mutandis, and all references to “Company Units” or “Holdings Class B Common Stock” shall be deemed to include, any security, securities or other property of the Company or Holdings which may be issued in respect of, in exchange for or in substitution of Company Units or shares of Holdings Class B Common Stock, as applicable, by reason of any distribution or dividend, split, reverse split, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

2.5 Withholding; Certification of Non-Foreign Status.

(a) If Holdings shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Exchange, Holdings shall be entitled to take such action as it deems appropriate, in its reasonable discretion, in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Holdings Class A Common Stock with a fair market value equal to the minimum amount of any taxes that Holdings may be required to withhold with respect to such Exchange; provided that, in the event that Holdings so determines that withholding is required with respect to an Exchange, Holdings shall notify the Sellers Representative as soon as reasonably practicable of its intent to withhold and Holdings shall consider in good faith any forms, statements, documentation or other information submitted by, and otherwise cooperate on a reasonable basis with, the Sellers Representative to reduce or eliminate the proposed withholding. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Unitholder and, as soon as reasonably practicable after any such withholding, Holdings shall deliver to the Sellers Representative the original or a certified copy of a receipt issued by the applicable taxing authority evidencing such payment, a copy of the return reporting such payment and, upon request of the Sellers Representative or applicable Unitholder, other evidence of such payment and Holdings shall cooperate on a reasonable basis with the Sellers Representative or applicable Unitholders to claim and obtain a refund for any such Taxes withheld.

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(b) Notwithstanding anything to the contrary herein, Holdings may, in its reasonable discretion, require that an exchanging Unitholder deliver to Holdings a certification of non-foreign status in accordance with Sections 1445 and 1446(f)(2) of the Code and Treasury Regulation Section 1.1445-2(b) prior to an Exchange. In the event Holdings has required delivery of such certification but an exchanging Unitholder does not provide such certification, Holdings shall nevertheless deliver or cause to be delivered to the exchanging Unitholder the Holdings Class A Common Stock or the Cash Exchange Payment in accordance with Section 2.1, but subject to withholding as provided in Section 2.5(a).

ARTICLE III
representations and warranties of THE PARTIES

3.1 Representations and Warranties of Holdings. Holdings represents and warrants to the other Parties as follows:

(a) Qualification and Organization. Holdings has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware. Holdings is not in violation of any provisions of the Holdings Charter or Holdings Bylaws. Holdings has the requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and perform its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance and delivery of shares of Holdings Class A Common Stock as contemplated by this Agreement. The execution and delivery by Holdings of this Agreement, the performance by Holdings of its obligations hereunder and the consummation by Holdings of the transactions contemplated hereby including the issuance and delivery of the shares of Holdings Class A Common Stock have been duly authorized by all requisite action on the part of Holdings. This Agreement has been duly executed and delivered by Holdings and (assuming due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in an Action at law or in equity) (the immediately preceding clauses (a) and (b) are collectively referred to as the “General Enforceability Exceptions”).

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(b) Capitalization of Holdings. On the date hereof, Holdings has the capitalization set forth in Holdings’ proxy statement/prospectus included in its Form S-4 registration statement (the “Registration Statement”) as filed with the SEC and mailed to stockholders of Holdings in connection with the transactions contemplated by the Transaction Agreement (the “Proxy Statement/Prospectus”), after giving effect to the domestication proposal as set forth therein. All of the issued and outstanding shares of Holdings’ capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in compliance with applicable Laws and are not subject to any preemptive right or any similar right under which Holdings is a party or otherwise bound. Except as described in the Proxy Statement/Prospectus, there are no outstanding warrants, options, convertible securities or other rights, agreements or commitments obligating Holdings to issue, deliver or sell any equity securities, except for securities that may be granted to employees of the Company under Holdings’ proposed new omnibus equity incentive plan to be entered into on or around the Effective Date. Except as described in the Proxy Statement/Prospectus, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements to which Holdings is bound with respect to the voting, transfer or other disposition of its equity securities. Except as described in the Proxy Statement/Prospectus and in this Agreement, no Person has the right to require Holdings to register any securities of Holdings under the Securities Act, whether on a demand basis or in connection with the registration of securities of Holdings for its own account or for the account of any other Person. Except as described in the Proxy Statement/Prospectus, there are no profit participation or phantom equity awards, interests, or rights with respect to Holdings or its capital stock issued to or held by any current or former director, officer, employee or consultant of Holdings.

(c) Valid Issuance. The shares of Holdings Class A Common Stock, when issued and delivered to the applicable Unitholder in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Holdings Charter or Holdings Bylaws under the Laws of the State of Delaware.

(d) Compliance with Stock Exchange Continued Listing Requirements. Holdings is in compliance with all material applicable continued listing requirements of the Stock Exchange. There are no Actions or proceedings pending or, to Holdings’ actual knowledge, threatened against Holdings relating to the continued listing of the Holdings Class A Common Stock on the Stock Exchange and Holdings has not received any currently pending notice of the delisting of the Holdings Class A Common Stock from the Stock Exchange. The issuance and delivery of the shares of Holdings Class A Common Stock pursuant to this Agreement and the compliance by Holdings with all of the provisions of this Agreement and the consummation of the transactions herein will be done in accordance with the Stock Exchange rules.

(e) No Conflict. Neither the execution and delivery of this Agreement by Holdings, nor the consummation by Holdings of the transactions contemplated herein, including any Exchange or the issuance of Holdings Class A Common Stock in connection therewith, nor compliance by Holdings with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of the Holdings Charter, the Holdings Bylaw, or any other governing documents of Holdings or the Company, (ii)  constitute or result in a material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of Holdings or any of its Subsidiaries (including the Company), including the Company, pursuant to any indenture, mortgage, deed of trust, loan agreement or material lease, license or other material agreement to which Holdings or any of its Subsidiaries is a party, or (iii) violate any material Order or Law applicable to Holdings or any of its Subsidiaries, including the Company, or any of their respective properties or assets.

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(f) Holdings SEC Filings. Holdings has timely filed all forms, reports and documents required to be filed by it with the SEC since November 2, 2017, together with any amendments, restatements or supplements thereto, and all such forms, reports and documents required to be filed subsequent to the Effective Date will be timely filed (the “Additional Holdings SEC Reports”). Holdings has provided to the Sellers, in the form filed with the SEC, except to the extent available in full without redaction on the SEC’s EDGAR website, (i) its Annual Reports on Form 10-K for the fiscal year ended December 31, 2017 and (ii) the Prospectus, all registration statements and other forms, reports and documents filed by Holdings with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) through (ii) above being, collectively, the “Holdings SEC Reports”). The Holdings SEC Reports were, and the Additional Holdings SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Holdings SEC Reports did not, and the Additional Holdings SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained (i) in any Holdings SEC Report has been superseded by a later timely filed the Holdings SEC Report or (ii) in any Additional Holdings SEC Report is superseded by a later timely filed Additional Holdings SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including, in each case, any notes thereto) contained in the Holdings SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Holdings as at the respective dates thereof and for the respective periods indicated therein.

(g) Litigation. There are no Actions currently pending or, to the actual knowledge of Holdings, threatened, against Holdings that (i) challenge or seek to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or (ii) if adversely decided, would reasonably be expected to be material to Holdings.

(h) Brokers. No broker, finder or similar agent has been employed by or on behalf of Holdings, and no Person with which Holdings has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or similar fee in connection with this Agreement or the transactions contemplated hereby.

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3.2 Representations and Warranties of the Company. The Company represents and warrants to the other Parties as follows:

(a) Qualification and Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Texas. The Company is not in violation of any provision of its organizational documents. The Company has the requisite corporate power and authority to enter into this Agreement, to carry on its business as presently conducted and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the General Enforceability Exceptions.

(b) Capitalization of the Company. On the date hereof, the Company Units represent the only outstanding equity interests of the Company, which Company Units are held by the Unitholders and directly or indirectly Holdings as set forth in the Company A&R Regulations. There are no (i) outstanding securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities of the Company, (iii) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity securities or securities convertible into or exchangeable for equity securities of the Company, and (iv) voting trusts or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its equity securities. The Company Units have been duly authorized and validly issued, are fully paid and non-assessable and were issued in compliance with all applicable Laws and are not be subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under which the Company is a party or otherwise bound.

(c) Litigation. There are no Actions currently pending or, to the actual knowledge of the Company, threatened, against the Company or its assets, properties or business that (i) challenge or seek to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement or (ii) if adversely decided, would reasonably be expected to be material to the Company.

(d) Brokers. No broker, finder or similar agent has been employed by or on behalf of the Company, and no Person with which the Company has had any dealings or communications of any kind is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

(e) Tax Classification. The Company is an entity treated as a partnership for U.S. federal income tax purposes and is not classified as a “publicly traded partnership” as defined under Section 7704 of the Code.

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3.3 Representations and Warranties of the Unitholders. Each Unitholder represents and warrants to the other Parties, severally on behalf of itself, as follows:

(a) Qualification and Organization. If such Unitholder is not a natural Person, such Person is an entity duly formed, incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of formation, incorporation or organization, and such Unitholder is not in violation of any provision of its organizational documents. Such Unitholder has all requisite power and authority to enter into this Agreement, to carry on his, her or its business as presently conducted and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Unitholder of this Agreement, the performance by such Unitholder of its obligations hereunder and the consummation by such Unitholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Unitholder. This Agreement has been duly executed and delivered by such Unitholder and (assuming due authorization, execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of such Unitholder, enforceable against such Unitholder in accordance with its terms, except as limited by the General Enforceability Exceptions.

(b) No Conflict. Neither the execution and delivery of this Agreement by such Unitholder, nor the consummation by such Unitholder of the transactions contemplated herein, nor compliance by such Unitholder with any of the provisions hereof, will (i) if such Unitholder is not a natural Person, conflict with or result in a breach of any provisions of the governing documents of such Unitholder, (ii)  constitute or result in a material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of such Unitholder pursuant to any indenture, mortgage, deed of trust, loan agreement or material lease, license or other material agreement to which such Unitholder is a party, or (iii) violate any material Order or Law applicable to such Unitholder or any of his, her or its properties or assets.

(c) Title. Such Unitholder has, as of the date of this Agreement, good and valid title to the Company Units held by such Unitholder, in each case, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law or pursuant to the Company A&R Regulations and any agreement contemplated by the Transaction Agreement). On any applicable Date of Exchange, such Unitholder shall have good and valid title to the Company Units held by such Unitholder that are the subject of such Exchange, in each case, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law or pursuant to the Company A&R Regulations and any agreement contemplated by the Transaction Agreement). Other than the Transaction Agreement, the Company A&R Regulations and this Agreement, such Unitholder is a not a party to (or has irrevocably terminated) any option, warrant, right, stockholder, operating agreement, voting trust, proxy or other agreement, commitment or understanding with respect to the transfer, disposition or acquisition of the Company Units or the voting of any of the Company Units.

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(d) Litigation. There are no Actions currently pending or, to the actual knowledge of such Unitholder, threatened, against or affecting such Unitholder or any of its Affiliates that challenge the validity or enforceability of this Agreement or seek to enjoin, alter or materially delay the consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement or if adversely decided, would reasonably be expected to be material to such Unitholder.

(e) Brokers. No broker, finder or similar agent has been employed by or on behalf of such Unitholder, and no Person with which such Unitholder has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or similar fee in connection with this Agreement or the transactions contemplated hereby.

(f) Accredited Investor. The Holdings Class A Common Stock are being acquired solely for investment for such Unitholder’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and such Unitholder has no present intention of selling, granting a participation in, or otherwise distributing the same. Such Unitholder understands that the Holdings Class A Common Stock have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Unitholder’s representations as expressed herein. Such Unitholder understands that the Holdings Class A Common Stock are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Unitholder must hold the Holdings Class A Common Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Unitholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Not a Registered Offering. Such Unitholder understands that the Holdings Class A Common Stock to be issued to such Unitholder to be issued pursuant to this Agreement have not been and are not being registered either with SEC or with the governmental entity charged with regulating the offer and sale of securities under the securities laws and regulations of the state of residence of such Unitholder, and are being offered and sold pursuant to the exemption from registration provided in Section 4(a)(2) of the Securities Act, and limited exemptions provided in the “Blue Sky” laws of the state of residence of such Unitholder, and that no governmental agency has recommended or endorsed the Holdings Class A Common Stock or made any finding or determination relating to the adequacy or accuracy of the Transaction Agreement (or any related transaction document) or the fairness for investment of the Holdings Class A Common Stock.

(h) Acquisition for Investment. Such Unitholder is acquiring the Holdings Class A Common Stock solely for its own account, for investment purposes and not with a view to, or with any intention of, a distribution, sale, subdivision in violation of the Securities Act, or, to the extent applicable, for the account of any other individual, corporation, firm or person during the 12-month period immediately following the Closing Date, as required pursuant to the terms of the Lock-Up Agreement.

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(i) Independent Investigation. Such Unitholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Holdings Class A Common Stock. In making its decision to acquire the Holdings Class A Common Stock, such Unitholder has relied solely upon independent investigations made by it and is not relying on the Company or Holdings with respect to any tax or other economic considerations involved in this investment. Other than as set forth in this Agreement, the Transaction Agreement and the documents referred to therein or delivered in conjunction therewith, no representations or warranties regarding the Company, Holdings or ownership of the Holdings Class A Common Stock have been made to such Unitholder by the Company, Holdings or any of their respective directors, managers, officers, employees, agents, advisors, or affiliates. To the extent such Unitholder has deemed it appropriate, such Unitholder has consulted with its own attorneys with respect to all matters concerning this investment.

(j) Restrictions on Transfer. Such Unitholder understands and agrees that because the offer and sale of the Holdings Class A Common Stock have not been registered under federal or state securities laws, none of the Holdings Class A Common Stock acquired may at any time be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of by such Unitholder unless they are registered under the Securities Act or there is applicable to such sale or other disposition one of the exemptions from registration set forth in the Securities Act, the rules and regulations of the SEC thereunder and applicable state law. Such Unitholder further understands that the Company and Holdings have no obligation or present intention to register the Holdings Class A Common Stock or to permit their sale other than in strict compliance with the Securities Act, SEC rules and regulations thereunder, applicable state law and in accordance with the terms of the Transaction Agreement. Such Unitholder further understands and agrees that the Holdings Class A Common Stock will be subject to additional restrictions on transfer in accordance with (i) the Company A&R Regulations, (ii) the Registration Rights Agreement, to the extent such Unitholder is a party, and (iii) the Lock-Up Agreement.

(k) No Disqualification Events. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act is applicable to such Unitholder or, if applicable, any direct or indirect owner of any interest in such Unitholder.

(l) No Other Representations or Warranties. Such Unitholder understands and agrees that it will receive shares of Holdings Class A Common Stock pursuant to this Agreement directly from Holdings. Such Unitholder further acknowledges that there have been no representations, warranties, covenants and agreements made to such Unitholder by Holdings, or its officers, directors, employees, agents, Affiliates or representatives, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Agreement, the Transaction Agreement and the Ancillary Agreements (as such term is defined in the Transaction Agreement).

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ARTICLE IV
COVENANTS AND AGREEMENTS

4.1 Additional Unitholders. To the extent an Unitholder validly transfers any or all of such Company Units (together with the corresponding number of shares of Holdings Class B Common Stock) to Permitted Transferee in accordance with the Company A&R Regulations, then such Permitted Transferee shall execute and deliver a joinder to this Agreement, substantially in the form of Exhibit A hereto, whereupon such Permitted Transferee shall become an Unitholder hereunder. To the extent Holdings issues Class B Units in the future (other than to the Company), then the holder of such Class B Units shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such holder shall become an Unitholder hereunder.

4.2 Stock Exchange Listing. As of the Date of Exchange, Holdings shall have prepared and filed with the Stock Exchange, an additional shares listing application covering all of the shares of Holdings Class A Common Stock to be issued in respect of the applicable Exchange, and such shares shall have been approved for listing on the Stock Exchange, subject to official notice of issuance. Holdings hereby covenants that the issuance of shares of Class A Common Stock hereunder will be done in accordance with the applicable Stock Exchange rules.

4.3 Release of Liability. In the event a Unitholder transfers all of his, her or its Company Units to Permitted Transferee (together with a corresponding number of shares of Holdings Class B Common Stock) pursuant to the terms and conditions of the Company A&R Regulations, then such Unitholder shall cease to be a Party to this Agreement and shall be relieved and have no further rights, obligations or liability hereunder for events occurring from and after the date of such transfer.

4.4 Termination. This Agreement shall terminate and be of no further force or effect when all outstanding Company Units are held by Holdings.

4.5 Tax Treatment. For purposes of the Code and the Treasury Regulations promulgated thereunder, this Agreement shall be treated as part of the Company A&R Regulations as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. An Exchange under this Agreement is intended to constitute a taxable sale of Company Units for shares of Holdings Class A Common Stock or a Cash Exchange Payment, as applicable, and corresponding payments under the Tax Receivable Agreement pursuant to Section 1001 of the Code except as otherwise mutually agreed to in writing by the exchanging Unitholder and Holdings, and no party hereto shall take a position inconsistent with such intended tax treatment on any tax return, amendment thereof or any other communication with a taxing authority, in each case unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE V
miscellaneous and general

5.1 Expenses. Unless otherwise expressly set forth herein, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such cost or expense.

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5.2 Successors and Assigns; Third-Party Beneficiaries.

(a) This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of such Party’s rights or delegate any of such Party’s obligations under this Agreement to any Person without the prior written consents of the other Parties to this Agreement, and any purported assignment or delegation without such prior written consents will be void and of no effect.

(b) Except as expressly contemplated herein, including Section 3.3(f), each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

5.3 Further Assurances. From time to time after the Effective Date, and without any additional consideration, the Parties will furnish, or cause to be furnished, upon request to each other such further information, execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement, including any Exchange, and the transactions contemplated herein.

5.4 Notices. Except as otherwise specifically set forth in this Agreement, all notices and communications hereunder will be deemed to have been duly given and made on (a) the date such notice is served by personal delivery upon the Party for whom it is intended, (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (c) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (d) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

If to a Unitholder, to the address set forth below such Unitholder’s signature

If to Holdings or the Company:

Strike, Inc.
1800 Hughes Landing Blvd., Suite 500
The Woodlands, TX 77380
Attention: Stephen V. Pate and Rhonda Sigman
Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a copy to (which will not constitute notice):

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar and Ira White
Email: adermarkar@jonesday.com and iwhite@jonesday.com

and

Strike, Inc.

1800 Hughes Landing Blvd., Suite 500
The Woodlands, TX 77380

Attention: Chairman of the Board of Directors of Holdings

Email: [●]

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Any Party may change the address, email address or the Persons to whom notices or copies hereunder will be directed by providing written notice to the other Parties of such change in accordance with this Section 5.4.

5.5 Complete Agreement. This Agreement and the Exhibits attached hereto and the other documents delivered and contemplated to be delivered by the Parties in connection herewith, together with the Transaction Agreement, the Tax Receivable Agreement and the Registration Rights Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings (whether written or oral) between the Parties with respect thereto.

5.6 Survival of Representations and Warranties. Notwithstanding anything to the contrary herein, the representations and warranties of the Unitholders set forth in Section 3.3 shall survive the Effective Date indefinitely.

5.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

5.8 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties hereto; provided, however, that no amendment may be made that alters the terms, substance or meaning of the agreements, rights, liabilities or covenants contained in this Agreement in any material respect without the approval of the affected Party.

5.9 Waiver. At any time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the covenants, agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the applicable Unitholder making the waiver, or Holdings or the Company, if such Parties are making the waiver. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

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5.10 Governing Law; Consent to Jurisdiction. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware. A final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in this Agreement. Each Party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and (b) any claim that any such Action brought in any such court has been brought in an inconvenient forum.

5.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF HIS, HER OR ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF HIS, HER OR ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 5.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

5.12 Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

5.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all of the Parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf” format) is as effective as signing and delivering the counterpart in person.

23

5.14 Enforcement of Agreement. Each Party’s obligation under this Agreement is unique. The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled under this Agreement, at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

5.15 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference or citation in this Agreement to any contract or any federal, state, local or foreign statutes, regulations or other Laws or statutory or regulatory provision shall, when the context requires, be deemed references or citations to such contracts, statutes, regulations, other Laws or provisions, as amended, modified and supplemented from time to time (and, in the case of a statute, regulation or other Law, to (i) any successor provision and (ii) all rules and regulations promulgated thereunder); (b) all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of or to this Agreement; (c) the words “herein”, “hereto”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender will also include the feminine and neutral genders and vice versa; (e) words importing the singular will also include the plural, and vice versa; (f) the words “include”, “including” and “or” mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) the terms “delivered” or “made available” or similar phrases when used in this Agreement will mean that such documents or other information has been physically or electronically delivered to the relevant parties, including via a virtual data room; and (i) time periods within or following which any payment is to be made or any act is to be done will be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

[Remainder of Page is Intentionally Left Blank]

24

IN WITNESS WHEREOF, the Parties have executed this Agreement, or have caused this Agreement to be executed, as of the day and year first above written.

HOLDINGS:

Strike, Inc.

By:
Name:
Title:

COMPANY:

Strike Capital, LLC

By:
Name:
Title:

UNITHOLDERS:

Pate Holding Company LP

By: Pate Holding Company GP LLC,
its general partner

By:
Name:
Title:
Address:

[Signature page to Exchange Agreement]

OEP Strike LLC

By:
Name:
Title:
Address:

Pate Holding Company LP

By:
Name:
Title:
Address:

Kacey Smart

Address:

Smart 2014 Family Insurance Trust

By:
Name:
Title:
Address:

2

Jarvie Arnold

Address:

Jason Heckt

Address:

Aaron Cole Pate 2012 Trust

By:
Name:
Title:
Address:

Sam Anaya

Address:

3

Steve Barton

Address:

Raul Garza

Address:

Angela Goines

Address:

Robert Boykin

Address:

4

Doug Jones

Address:

Delta Directional, LLC

By:
Name:
Title:
Address:

Ezra Lee

Address:

Frank Victor-Mccawly

Address:

[JUNIOR EQUITY HOLDERS]

5

EXHIBIT A

FORM OF

ELECTION OF EXCHANGE

Strike, Inc.

1800 Hughes Landing Blvd., Suite 500
The Woodlands, TX 77380]

Attention: [●]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2019 (as amended from time to time in accordance with its terms, the “Exchange Agreement”), by and among Strike Capital, LLC, a Texas limited liability company (the “Company”), Strike, Inc. (f/k/a Sentinel Energy Services Inc.), a Delaware corporation (“Holdings”), all of the holders of Company Units (other than Holdings and its Subsidiaries) that are signatories to this Agreement and such other holders of Company Units from time to time party hereto (collectively, the “Unitholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

Effective as of the Date of Exchange set forth below, the undersigned Unitholder hereby transfers to Holdings the number of Company Units set forth below in Exchange for shares of Holdings Class A Common Stock to be issued in its name as set forth below, or, at the option of Holdings, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the Exchange Agreement. The undersigned hereby acknowledges that the Exchange of Company Units shall include the automatic cancellation of an equal number of outstanding shares of Holdings Class B Common Stock beneficially owned by the undersigned.

Legal Name of Unitholder:

Address:

Number of Company Units to be Exchanged:

Date of Exchange:

Cash Exchange Payment instructions:

If the Unitholder desires the shares of Holdings Class A Common Stock be settled through the facilities of The Depositary Trust Company (“DTC”), please indicate the account of the DTC participant below.

In the event Holdings elects to certificate the shares of Holdings Class A Common Stock issued to the Unitholder, please indicate the following:

Legal Name for Certificates:

Address for Delivery of Certificates:

The undersigned hereby represents and warrants that: (a) the undersigned has all requisite power and authority (or, in case the undersigned is a natural person, the legal capacity) to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (b) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and the availability of equitable remedies; (c) the undersigned has good and marketable title to its Company Units and shares of Holdings Class B Common Stock that are subject to this Election of Exchange, and such Company Units and shares of Holdings Class B Common Stock are being transferred to Holdings free and clear of any Lien; (d) no consent, approval, authorization, order, registration or qualification of, or any notice to or filing with, any third party or any court or governmental agency or body having jurisdiction over the undersigned or the Company Units or shares of Holdings Class B Common Stock subject to this Election of Exchange is required to be obtained or made by the undersigned for the transfer of such Company Units or shares of Holdings Class B Common Stock; (e) the transactions contemplated by this Election of Exchange or the Exchange Agreement will not (i) conflict with or result in a breach of any provisions of the governing documents of the undersigned, (ii)  constitute or result in a material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of the undersigned pursuant to any indenture, mortgage, deed of trust, loan agreement or material lease, license or other material agreement to which the undersigned is a party, or (iii) violate any material Order or Law applicable to the undersigned or any of its properties or assets; and (f) there are no Actions currently pending or, to the actual knowledge of the undersigned, threatened, against or affecting the undersigned or any of its Affiliates that challenge the validity or enforceability of this Agreement or seek to enjoin, alter or materially delay the consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Election of Exchange or the Exchange Agreement or if adversely decided, would reasonably be expected to be material to the undersigned.

The undersigned hereby irrevocably constitutes and appoints any officer of Holdings, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby, including to transfer to Holdings the Company Units and the shares of Holdings Class B Common Stock subject to this Election of Exchange and to deliver to the undersigned the cash or the shares of Holdings Class A Common Stock to be delivered in Exchange therefor.

A-2

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

[Unitholder]

By:
Name:
Title:

A-3

EXHIBIT B

FORM OF

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [●], 2019 (as amended from time to time in accordance with its terms, the “Exchange Agreement”), by and among Strike Capital, LLC, a Texas limited liability company (the “Company”), Strike, Inc. (f/k/a Sentinel Energy Services Inc.), a Delaware corporation (“Holdings”), the holders of Company Units (other than Holdings and its Subsidiaries) that are signatories to this Agreement and such other holders of Company Units from time to time party hereto (collectively, the “Unitholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

This Joinder Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Exchange Agreement having acquired Company Units. By signing and returning this Joinder Agreement, the undersigned (i) accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of an Unitholder in the Exchange Agreement, with all attendant rights, duties and obligations of an Unitholder thereunder, (ii) makes, as of the date hereof, each of the representations and warranties of an Unitholder in Section 3.3 of the Exchange Agreement as fully as if such representations and warranties were set forth herein and (iii) has delivered any investor questionnaire and other documents or instruments reasonably requested by the Company or Holdings or as required under the Company A&R Regulations. The Parties shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Exchange Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and Holdings, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Exchange Agreement.

Name:

Address for Notices:	With copies to:

Attention:

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Joinder Agreement to be executed and delivered by the undersigned or by its duly authorized attorney.

[Joining Party]

By:
Name:
Title:

Acknowledged as of , 20 :

Strike, Inc.

By:
Name:
Title:

Strike Capital, LLC

By:
Name:
Title:

B-2

Exhibit E

FORM OF

TAX RECEIVABLE AGREEMENT

by and among

STRIKE CAPITAL, LLC,

STRIKE, INC.,

THE OTHER MEMBERS OF STRIKE CAPITAL, LLC

and

OEP-STRIKE SELLER REPRESENTATIVE, LLC

Dated as of [●], 201[●]

- i -

(continued)

Exhibit A Form of Joinder

- ii -

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●], 2019, is hereby entered into by and among Strike Capital, LLC, a Texas limited liability company (the “Company”), Strike, Inc. (f/k/a Sentinel Energy Services Inc.), a Delaware corporation (the “Corporate Taxpayer”), the holders of Company Units (other than Corporate Taxpayer and its Subsidiaries) that are signatories to this Agreement and such other holders of Company Units from time to time party hereto (collectively, the “Holders”), and OEP-Strike Seller Representative, LLC, a Delaware limited liability company (the “Holders Representative”). Each of the Corporate Taxpayer, the Company, the Holders and the Holders Representative may be referred to herein individually as a “Party” and collectively, as the “Parties”.

RECITALS

A. Pursuant to the Amended and Restated Certificate of Incorporation of the Corporate Taxpayer, dated as of [●], 2019, the Corporate Taxpayer is authorized to issue, among other things, (1) Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (2) Class B Common Stock, par value $0.0001 per share.

B. Pursuant to the Amended & Restated Company Regulations (“Company A&R Regulations”), the Company Units represent all of the Capital Stock of the Company.

C. Pursuant to the Transaction Agreement and Plan of Merger, dated as of October [●], 2018, by and among the Parties (the “Transaction Agreement”), at the Closing and concurrently with the execution of this Agreement, the Corporate Taxpayer is acquiring certain Company Units.

D. At the Closing and concurrently with the execution of this Agreement, the Corporate Taxpayer and the Holders are entering into an exchange Agreement (the “Exchange Agreement”), pursuant to which each Holder will be entitled to exchange the Company Units that such Holder continues to hold in exchange for the number of shares of Class A Common Stock specified in the Exchange Agreement on the terms and subject to the conditions set forth therein (each, a “Post-Transaction Exchange”).

E.  The Company is classified as a partnership for U.S. federal and applicable state and local income tax purposes, and the Corporate Taxpayer is classified as a corporation for U.S. federal and applicable state and local income tax purposes.

F. It is intended that the acquisition of Company Units pursuant to the Transaction Agreement will constitute a taxable sale of partnership interests pursuant to Sections 741 and 1001 of the Internal Revenue Code of 1986 (the “Code”).

H. The Company will have in effect an election under Section 754 of the Code (and any corresponding provisions of state or local Tax Law), for each Taxable Year (as defined below) of the Company, which election is intended generally to result in an adjustment under Sections 734(b) and 743(b) of the Code (including a substituted basis transaction described in Treasury Regulations Section 1.755-1(b)(5)) to the tax basis of the assets owned by the Company (solely with respect to the Corporate Taxpayer) with respect to each Exchange, by reason of the Exchange and the receipt of certain payments under this Agreement.

I. The income, gain, loss, deduction and other Tax (as defined below) items of the Corporate Taxpayer and its wholly owned Subsidiaries (as defined below) may be affected by (1) the Basis Adjustments and (2) the Imputed Interest.

J. The Parties desire to make certain arrangements with respect to the effect of the Basis Adjustments and the Imputed Interest on the liability for Taxes of the Corporate Taxpayer.

K. Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to such terms in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Definitions

1.1 Definitions. As used in this Agreement, the terms set forth in this Article I have the following meanings.

“Advisory Firm” means any accounting firm or any law firm that, in either case, is nationally recognized as being expert in tax matters.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as applied to any Person means the power to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble.

“Amended Schedule” has the meaning set forth in Section 2.2(b).

“Applicable Asset” means any asset that is, for U.S. federal income tax purposes, (a) depreciable or amortizable, (b) stock of a corporation or (c) land.

“Assumed State and Local Tax Rate” means [   ] percent ([   ]%)1 or such other rate as the Corporate Taxpayer may in good faith determine to be appropriate taking into account any changes, after the date hereof, to the Corporate Taxpayer’s apportionment factors and/or the corporate income and franchise tax rates in any state and local jurisdictions in which the Corporate Taxpayer files income and franchise tax returns.

1 TBD

“Basis Adjustment” means, in respect of a Holder, the adjustment to the tax basis of a Reference Asset under Sections 732, 755 and 1012 of the Code and the Treasury Regulations thereunder (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 755 of the Code and the Treasury Regulations thereunder (in situations where, following an Exchange, the Company remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable provisions of state and local Tax Law, as a result of (a) an Exchange by such Holder and (b) payments made to such Holder pursuant to this Agreement. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfers (and as if any such Pre-Exchange Transfers had not occurred). As required by Section 2.1(a), the Company will ensure that an election under Section 754 of the Code is in effect for each Taxable Year of the Company (until the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes).

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class A Common Stock Market Value” means, for any day, the average of the high price and the low price of a share of Class A Common Stock for such day; provided, that if the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then a majority of the independent members of the Board shall determine the fair market value of a share of Class A Common Stock for such day in good faith.

“Code” has the meaning set forth in the Recitals.

“Company A&R Regulations” has the meaning set forth in the Recitals.

“Company Units” means each unit of Capital Stock of the Company.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Group” means any of the Corporate Taxpayer and its Subsidiaries.

“Corporate Taxpayer Return” means the U.S. federal, state or local Tax Return, as applicable, of the Corporate Taxpayer or any wholly owned Subsidiary of the Corporate Taxpayer (or any Tax Return filed for a consolidated, affiliated, combined or unitary group of which the Corporate Taxpayer or any wholly owned Subsidiary of the Corporate Taxpayer is a member) filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” means, for a Taxable Year, in respect of a Holder, the cumulative amount of Realized Tax Benefits in respect of such Holder for all Taxable Years or portions thereof of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries, and (c) without duplication, the Company and its Subsidiaries, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same Taxable Year or portion thereof shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. If a Cumulative Net Realized Tax Benefit in respect of such Holder is being calculated with respect to a portion of a Taxable Year, then calculations of the Cumulative Net Realized Tax Benefit in respect of such Holder (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books and the Taxable Year had closed on the relevant date.

“Default Rate” means LIBOR plus 100 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provisions of state and local Tax Law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” has the meaning set forth in Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” means an acquisition or purchase, as determined for U.S. federal income tax purposes (including pursuant to a “disguised sale of a partnership interest” under Section 707 of the Code), of Company Units by the Corporate Taxpayer from a Holder (including a permitted assignee under Section 7.5 who is a party by reason of a joinder) pursuant to a Post-Transaction Exchange. Any reference in this Agreement to Company Units “Exchanged” is intended to denote Company Units that are the subject of an Exchange.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Expert” has the meaning set forth in Section 7.9.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, or any court, tribunal, judicial or arbitral body, or any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, including any securities exchange.

“Holders” has the meaning set forth in the Recitals.

“Holders Representative” has the meaning set forth in the Recitals.

“Hypothetical Tax Liability” means, in respect of a Holder, with respect to any Taxable Year, the liability for Taxes for such Taxable Year or portion thereof of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries and (c) without duplication, the Company and its Subsidiaries, but only with respect to the Corporate Taxpayer’s pro rata shares of the Tax liability of the Company and its Subsidiaries for such Taxable Year or portion thereof, in each case calculated using the same methods, elections, conventions and similar practices used in calculating the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries on the relevant Corporate Taxpayer Return, but (i) using the Unadjusted Tax Basis of the Reference Assets in respect of such Holder (which, in the case of an actual or deemed disposition of a Reference Asset, shall be the Unadjusted Tax Basis of such Reference Asset as of immediately before such disposition), (ii) excluding any deduction attributable to Imputed Interest in respect of such Holder for the Taxable Year, (iii) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of the portion of the Basis Adjustment resulting from payments made to such Holder (or its predecessors or successors) under this Agreement or the Imputed Interest with respect to such Holder and (iv) for purposes of determining the liability for state and local Taxes for a Taxable Year, the combined tax rate for state and local Taxes shall be the Assumed State and Local Tax Rate for such Taxable Year. If a Hypothetical Tax Liability is being calculated with respect to a portion of a Taxable Year, then calculations of the Hypothetical Tax Liability (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the Corporate Taxpayer and its Subsidiaries and the Taxable Year had closed on the relevant date. For purposes of calculating the Hypothetical Tax Liability , a disposition of an interest in the Company shall be treated as a disposition of the portion of the assets of the Company (or its Subsidiaries) to which such interest relates.

“Imputed Interest” means, in respect of a Holder, any interest imputed under Sections 1272, 1274 or 483 or other provision of the Code and any similar provisions of state and local tax Law with respect to the Corporate Taxpayer’s payment obligations in respect of such Holder under this Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the Internal Revenue Service.

“Law” means any law, statute, code, ordinance, regulation, rule or Order of any Governmental Authority.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Maximum Rate” has the meaning set forth in Section 3.6.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trust naming only one or more of the Persons listed in clause (a) above as beneficiaries.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Objection Notice” has the meaning set forth in Section 2.2(a).

“Order” has the meaning set forth in the Transaction Agreement.

“Parties” has the meaning set forth in the Preamble.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.

“Post-Transaction Exchange” has the meaning set forth in the Recitals.

“Pre-Exchange Transfer” means, with respect to a Company Unit, any transfer (including upon the death of a Holder), (a) that occurs prior to an Exchange of such Company Unit and (b) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” means, in respect of a Holder, for a Taxable Year (or portion thereof), the excess, if any, of the Hypothetical Tax Liability in respect of such Holder for such Taxable Year (or portion thereof) over the actual liability for Taxes for such Taxable Year (or portion thereof) of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries, and (c) without duplication, the Company and its Subsidiaries, but only with respect to the Corporate Taxpayer and its wholly owned Subsidiaries’ pro rata shares of the Tax liability of the Company and its Subsidiaries for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit in respect of such Holder unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating to Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Detriment” means, in respect of a Holder, for a Taxable Year (or portion thereof), the excess, if any, of the actual liability for Taxes for such Taxable Year (or portion thereof) of (a) the Corporate Taxpayer, (b) its wholly owned Subsidiaries, and (c) without duplication, the Company and its Subsidiaries, but only with respect to the Corporate Taxpayer and its wholly owned Subsidiaries’ pro rata shares of the Tax liability of the Company and its Subsidiaries for such Taxable Year (or portion thereof) over the Hypothetical Tax Liability in respect of such Holder for such Taxable Year (or portion thereof). If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment in respect of such Holder unless and until there has been a Determination. If an “actual liability” for Taxes is being calculated with respect to a portion of a Taxable Year, then calculations of such actual liability (including determinations relating Basis Adjustments and Imputed Interest to the extent applicable) shall be made as if there were an interim closing of the books of the relevant entity and its Subsidiaries and the Taxable Year had closed on the relevant date.

“Realized Tax Benefit or Detriment” has the meaning set forth in Section 2.1(a).

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.2(a).

“Reference Asset” means (a) with respect to any Exchange, an Applicable Asset that is held by the Company or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of such Exchange and (b) any Applicable Asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (a) a Tax Benefit Schedule or (b) the Early Termination Schedule, and, in each case, any amendments thereto.

“SEC” means the U.S. Securities and Exchange Commission.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Subsidiary” means, with respect to a Person, any other Person of which (a) a majority of the outstanding voting securities are owned, directly or indirectly, by such Person, or (b) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable governing body of such other Person.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.1(a).

“Tax Return” means any return, declaration, election, report or similar statement filed or required to be filed with a Taxing Authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, declaration of estimated Tax, and amendments of any of the foregoing.

“Taxable Year” means a “taxable year” (as defined in Section 441(b) of the Code (or comparable provisions of state or local Tax Law)) of the Corporate Taxpayer or any Subsidiary thereof, ending after the date hereof.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Payment” means a Tax Benefit Payment and an Early Termination Payment.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unadjusted Tax Basis” means, with respect to a Reference Asset, at any time, the tax basis that such Reference Asset would have had at such time if no Basis Adjustments had been made.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) in each Taxable Year ending on or after such Early Termination Date (or with respect to which the Tax Benefit Payment has not been determined and (subject to Sections 3.6 and 5.3) paid), the Corporate Taxpayer and its wholly owned Subsidiaries will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years in which such deductions would become available (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from post-Early Termination Date Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), (b) the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date (but taking into account for the applicable Taxable Years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date), (c) any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the Early Termination Date through the scheduled expiration date of such loss carryovers or, if shorter, through the 15th Taxable Year after the Taxable Year in which the Early Termination Date occurs, (d) any non-depreciable or non-amortizable Reference Asset will be disposed of on the 10th anniversary of the applicable Basis Adjustment, for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset, (e) if, on the Early Termination Date, the Holder has (or is deemed to have) Company Units that have not been Exchanged, then each such Company Unit shall be deemed to be Exchanged for the Class A Common Stock Market Value on the Early Termination Date, and the Holder shall be deemed to receive the amount of cash the Holder would have been entitled to pursuant to this Agreement had the Company Unit actually been Exchanged on the Early Termination Date, determined using the Valuation Assumptions, and (f) the Corporate Taxpayer will make a Tax Benefit Payment 125 calendar days after the due date (taking into account automatic extensions) of the U.S. federal income Tax Return of the Corporate Taxpayer (or its wholly owned Subsidiaries, as applicable) for each Taxable Year for which a Tax Benefit Payment would be due.

1.2 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference or citation in this Agreement to any Contract or any federal, state, local or foreign statutes, regulations or other Laws or statutory or regulatory provision shall, when the context requires, be deemed references or citations to such Contracts, statutes, regulations, other Laws or provisions, as amended, modified and supplemented from time to time (and, in the case of a statute, regulation or other Law, to (i) any successor provision and (ii) all rules and regulations promulgated thereunder); (b) all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letter are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letter of or to this Agreement; (c) the words “herein”, “hereto”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender will also include the feminine and neutral genders and vice versa; (e) words importing the singular will also include the plural, and vice versa; (f) the words “include”, “including” and “or” mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; (h) the terms “delivered” or “made available” or similar phrases when used in this Agreement will mean that such documents or other information has been physically or electronically delivered to the relevant parties, including via a virtual data room; and (i) time periods within or following which any payment is to be made or any act is to be done will be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

Article II

Determination of Certain Realized Tax Benefit

2.1 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 90 calendar days after the due date (taking into account valid extensions) of the U.S. federal income Tax Return of the Corporate Taxpayer (or its wholly owned Subsidiaries, as applicable) for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment (collectively, a “Realized Tax Benefit or Detriment”), the Corporate Taxpayer shall provide to the Holders Representative a schedule showing in reasonable detail the calculation of the Realized Tax Benefit or Detriment in respect of each Holder for such Taxable Year and any Tax Benefit Payment in respect of the Holders (a “Tax Benefit Schedule”). The Tax Benefit Schedules provided by the Corporate Taxpayer will become final as provided in Section 2.2(a) and shall be amended as provided in Section 2.2(b). Notwithstanding anything to the contrary, the Corporate Taxpayer shall cause the Company to ensure that an election under Section 754 of the Code is in effect for each Taxable Year of the Company (until the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes).

(b) Applicable Principles. Subject to Section 3.3(a), the Realized Tax Benefit or Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries (and the Company and its Subsidiaries, as applicable and without duplication) for such Taxable Year (or portion thereof) attributable to the Basis Adjustments and the Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes of the Corporate Taxpayer and its wholly owned Subsidiaries (and the Company and its Subsidiaries, as applicable and without duplication) will take into account any deduction of Imputed Interest. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local Tax Law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type.

2.2 Procedure; Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the Holders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), including any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also allow the Holders Representative reasonable access at no cost to the appropriate representatives, as determined by the Corporate Taxpayer, at the Corporate Taxpayer and the Advisory Firm that prepared the relevant Corporate Taxpayer Returns in connection with a review of such Schedule. Without limiting the application of the preceding sentence, the Corporate Taxpayer shall, upon request, deliver to the Holders Representative work papers providing reasonable detail regarding the computation of such Tax Benefit Schedule. An applicable Tax Benefit Schedule or amendment thereto shall, subject to the final sentence of this Section 2.2(a), become final and binding on the Holders Representative and each Holder and its Affiliates 30 calendar days from the first date on which the Corporate Taxpayer sent the Holders Representative the applicable Schedule or amendment thereto unless (i) the Holders Representative within 30 calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with written notice of a material objection to such Schedule made in good faith and setting forth in reasonable detail the Holders Representative’s material objection along with a letter from an Advisory Firm supporting such objection, if such objection relates to the application of Tax Law (an “Objection Notice”) or (ii) the Holders Representative provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Holders Representative are unable to resolve the issues raised in any Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the Holders Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the Holders Representative, (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement, (iv) to reflect a change in the Realized Tax Benefit or Detriment in respect of a Holder for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Detriment in respect of a Holder for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”).

2.3 Consistency with Tax Returns. Notwithstanding anything to the contrary herein, all calculations and determinations hereunder, including Basis Adjustments, the Schedules, and the determination of the Realized Tax Benefit or Detriment, shall be made in accordance with any elections, methodologies or positions taken on the relevant Corporate Taxpayer Returns.

Article III

Tax Benefit Payments

3.1 Payments.

(a) Payments. Except as provided in Sections 3.6 and 5.3, and subject to Section 3.3, within five Business Days after all the Tax Benefit Schedules with respect to the Taxable Year delivered to the Holders pursuant to this Agreement become final in accordance with Article II, the Corporate Taxpayer shall pay or cause to be paid to each Holder for such Taxable Year such Holder’s Tax Benefit Payment (if any) determined pursuant to Section 3.1(b). Each such payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to the bank account previously designated by the Holders Representative to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the Holders Representative.

(b) A “Tax Benefit Payment” in respect of a Holder for a Taxable Year means an aggregate amount, not less than zero, which the Corporate Taxpayer is required to pay or cause to be paid pursuant to Section 3.1, equal to the sum of the Net Tax Benefit and the Interest Amount in respect of such Holder. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest for U.S. federal and applicable state and local Tax purposes but instead shall be treated as additional consideration for the acquisition of Company Units in Exchanges, unless otherwise required by Law, as reasonably determined by the Corporate Taxpayer. The “Net Tax Benefit” in respect of such Holder for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit in respect of such Holder as of the end of such Taxable Year (or portion thereof) over (ii) the total amount of payments previously made under this Section 3.1 in respect of such Holder (excluding payments of Interest Amounts).

(c) The “Interest Amount” in respect of such Holder for a Taxable Year (or portion thereof) shall equal the interest on the Net Tax Benefit in respect of such Holder with respect to such Taxable Year (or portion thereof) calculated at the Agreed Rate compounded annually from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporate Taxpayer for such Taxable Year until the Payment Date. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange on an individual basis by reference to the resulting Basis Adjustment to the Corporate Taxpayer.

3.2 Duplicative Payments. It is intended that the provisions of this Agreement will not result in a duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement, subject to Article IV and Section 7.13, will result in 85% of the Cumulative Net Realized Tax Benefit (but calculated by taking into account all Exchanges by all Holders as of any time) as of any determination date being paid to the Holders pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized. For the avoidance of doubt, interest shall not accrue under more than one provision of this Agreement for any specific period of time.

3.3 Pro Rata Payments; Coordination of Benefits.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate tax benefit of the Corporate Taxpayer’s, and/or its wholly owned Subsidiaries’, as applicable, deductions within Net Tax Benefit (including the Basis Adjustments and Imputed Interest under this Agreement) is limited in a particular Taxable Year because the Corporate Taxpayer and/or its wholly owned Subsidiaries, as applicable, does or do not have sufficient taxable income or other limitations to utilize the tax benefits within Net Tax Benefit (including the Basis Adjustments or Imputed Interest), the Net Tax Benefit shall be allocated among all Holders eligible for payments hereunder in proportion to the respective amounts of Net Tax Benefit that would have been allocated to each such party if the Corporate Taxpayer and, as applicable, its wholly owned Subsidiaries, had sufficient taxable income so that there were no such limitation (or such other limitations did not apply).

(b) After taking into account Section 3.3(a), if the Corporate Taxpayer defers a Tax Benefit Payment in respect of a particular Taxable Year pursuant to Section 5.3, then the Parties agree that no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full. If, as a result of the deferral described in the foregoing sentence, the Tax Benefit Payments are to be partially but not fully satisfied with respect to a Taxable Year, such Tax Benefit Payments shall be made in the same proportion as the Tax Benefit Payments that would have been paid to the Holders if the Corporate Taxpayer were to satisfy its obligation in full.

3.4 No Return of Payments. Notwithstanding anything to the contrary in this Agreement, the Holders shall not be required to return any previously made TRA Payment or any other payment hereunder.

3.5 Stock and Stockholders of the Corporate Taxpayer. TRA Payments and any other payments hereunder are not conditioned on the Holders holding any stock of the Corporate Taxpayer (or any successor thereto).

3.6 Interest Amount Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable Agreed Rate or Default Rate shall exceed the maximum lawful interest rate that may be contracted for, charged, taken, received or reserved in accordance with applicable Law (the “Maximum Rate”), the Agreed Rate and Default Rate (as applicable) shall be limited to the Maximum Rate; provided, that any amounts unpaid as a result of such limitation (other than with respect to an Early Termination Payment) shall be paid (together with interest calculated at the Agreed Rate or the Default Rate (as applicable) with respect to the period such amounts remained unpaid) on subsequent payment dates to the extent not exceeding the legal limitation.

3.7 Day Count Convention. All computations using the Agreed Rate, Default Rate or Termination Rate shall use the “Actual/360” day count convention.

Article IV

Termination

4.1 Early Termination and Breach of Agreement.

(a) The Corporate Taxpayer may, with the prior written consent of a majority of the disinterested members of the Board, terminate this Agreement with respect to all amounts payable to all of the Holders (including, for the avoidance of doubt, any transferee pursuant to Section 7.5(a)) at any time by paying or causing to be paid to such Holders an Early Termination Payment; provided, however, that this Agreement shall terminate with respect to any such Holder only upon the payment of such Early Termination Payment to such Holder; provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of an Early Termination Payment to a Holder, the Corporate Taxpayer shall not have any further payment obligations in respect of such Holder under this Agreement, other than for any Tax Benefit Payment (i) agreed to by the Corporate Taxpayer and such Holder as due and payable but unpaid as of the Early Termination Date, (ii) that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (iii) due for the Taxable Year ending with or including the Early Termination Date (except to the extent that the amounts described in clauses (i), (ii) and (iii) above are included in the calculation of the Early Termination Payment). If an Exchange occurs with respect to Company Units with respect to which the Corporate Taxpayer has previously paid or cause to be paid to the applicable Holder an Early Termination Payment, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(b) In the event that the Corporate Taxpayer materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of Law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach to each Holder and shall include (i) each Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach (and the Corporate Taxpayer shall provide each Holder with an Early Termination Schedule, which shall become final in accordance with the procedures set forth in Section 4.2), (ii) any Tax Benefit Payment agreed to by the Corporate Taxpayer and any Holder as due and payable but unpaid as of the date of such breach, (iii) any Tax Benefit Payment that is the subject of an Objection Notice, which will be payable in accordance with resolution of the issues identified in such Objection Notice pursuant to this Agreement, and (iv) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such breach, as applicable (except to the extent that the amounts described in clauses (ii), (iii) and (iv) above are included in the calculation of the amount described in clause (i) above). Notwithstanding the foregoing, in the event that the Corporate Taxpayer materially breaches this Agreement, each Holder shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The Parties agree that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within 30 calendar days of the date such payment is due (for the avoidance of doubt, taking into account Sections 3.6, 5.2 and 5.3).

4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1, the Corporate Taxpayer shall deliver to the Holders Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for each Holder. The Early Termination Schedule will become final and binding with respect to the Holders Representative and each Holder and its Affiliates 30 calendar days from the first date on which the Corporate Taxpayer sent the Holders Representative such Early Termination Schedule unless (a) the Holders Representative within 30 calendar days after the date the Corporate Taxpayer sent such Schedule or amendment thereto provides the Corporate Taxpayer with an Objection Notice with respect to such Early Termination Schedule or (b) the Holders Representative provides a written waiver of the right to provide any Objection Notice with respect to such Schedule or amendment thereto within the period described in clause (a) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the Holders Representative, for any reason, are unable to resolve the issues raised in such Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of the Objection Notice, the Corporate Taxpayer and the Holders Representative shall employ the Reconciliation Procedures. The date on which every Early Termination Schedule under this Agreement becomes final with respect to all Holders in accordance with this Section 4.2 shall be the “Early Termination Effective Date”.

4.3 Payment upon Early Termination.

(a) Within five Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay or cause to be paid to each Holder an amount equal to its Early Termination Payment. Such payment shall be made, at the sole discretion of the Corporate Taxpayer, by wire or Automated Clearing House transfer of immediately available funds to a bank account or accounts designated by the Holder or as otherwise agreed by the Corporate Taxpayer and the Holder.

(b) An “Early Termination Payment” in respect of a Holder shall equal the net present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such Holder under Section 3.1(a) beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

Article V

Subordination and Late Payments

5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any TRA Payment (or portion thereof) required to be made to a Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or the reorganization of the Corporate Taxpayer or any Subsidiary thereof), fees, premiums, charges, expenses, attorneys’ fees or other obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer (and its wholly-owned Subsidiaries, if applicable) (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer (and its wholly-owned Subsidiaries, as applicable) that are not Senior Obligations.

5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any TRA Payment not made to the Holders when due under the terms of this Agreement (taking into account any deferral under Section 5.3) shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such TRA Payment was due and payable.

5.3 Payment Deferral.

(a) Notwithstanding anything to the contrary provided herein, to the extent that, at the time any TRA Payment becomes due and payable hereunder, (i) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any outstanding or committed indebtedness for borrowed money to make such TRA Payment, or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness, or (ii) (A) the Corporate Taxpayer does not have the cash on hand to make such TRA Payment, and (B) the Corporate Taxpayer is not able to obtain cash from the Corporate Taxpayer Group to fund such TRA Payment because (1) the Corporate Taxpayer Group is not permitted, pursuant to the terms of any such indebtedness, to make tax distributions or similar payments to the Corporate Taxpayer to allow it to make such TRA Payment, or if, after making such TRA Payment, the Corporate Taxpayer Group would be in breach or default under the terms of any such indebtedness or (2) the applicable member of the Corporate Taxpayer Group does not have the cash on hand to make the payment described in clause (1) above, then, in each case, upon prior notice to the Holders Representative, the Corporate Taxpayer shall be permitted to defer such TRA Payment until the condition described in clauses (i) or (ii) above is no longer applicable.

(b) If the Corporate Taxpayer defers any TRA Payment (or portion thereof) pursuant to Section 5.3(a), such deferred amount shall accrue interest at the Agreed Rate, from the date that such amounts originally became due and owing pursuant to the terms hereof to the Payment Date, compounded annually, and such deferred amounts shall not be treated as late payments or as a breach of any obligation under this Agreement.

Article VI

Certain Covenants

6.1 Participation in the Corporate Taxpayer’s and the Company’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, the Company and their respective Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Holders Representative of, and keep the Holders Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and the Company by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Holders and their Affiliates under this Agreement, and shall provide to the Holders Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, the Company and their respective advisors concerning the conduct of any such portion of such audit.

6.2 Consistency. The Corporate Taxpayer and each Holder agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment and any Imputed Interest) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by Law based on written advice of an Advisory Firm.

6.3 Cooperation. Each Holder shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return, complying with any Tax Law, or contesting or defending any audit, examination or controversy with any Taxing Authority or other governmental authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the Holders for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3.

Article VII

Miscellaneous

7.1 Notices. Except as otherwise specifically set forth in this Agreement, all notices and communications hereunder will be deemed to have been duly given and made on (a) the date such notice is served by personal delivery upon the Party for whom it is intended, (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (c) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (d) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

If to the Corporate Taxpayer, to:

Strike, Inc.

1800 Hughes Landing Blvd., Suite 500

The Woodlands, TX 77380

Attention: Stephen V. Pate and Rhonda Sigman

Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a required copy (which shall not constitute notice) to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Alain Dermarkar and Ira White

Email: adermarkar@jonesday.com and iwhite@jonesday.com

and

Strike, Inc.

1800 Hughes Landing Blvd., Suite 500
The Woodlands, TX 77380

Attention: Chairman of the Board of Directors of Holdings

Email: [●]

If to Holders Representative:

[●]
330 N Wabash, Suite 3750

Chicago, IL 60611

Attention: James B. Cherry

Email: james.b.cherry@oneequity.com

Any Party may change its address or e-mail by giving the other Party written notice of its new address or e-mail in the manner set forth above.

7.2 Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart of such document signed by the other parties. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or electronically transmitted signatures.

7.3 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.5 Successors; Assignment; Amendments; Waivers.

(a) No Holder may transfer any of its rights under this Agreement to any person without the prior written consent of the Corporate Taxpayer.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and the Holders. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (except to the extent expressly provided by this Agreement).

7.6 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

7.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.8 Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (unless the Federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware, or the Court of Chancery of the State of Delaware does not have jurisdiction, in which case the Superior Court of the State of Delaware) for the purposes of any legal proceeding arising out of this Agreement, and agrees to commence any such legal proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein shall be effective service of process for any such legal proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any legal proceeding out of this Agreement in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such legal proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.9 Reconciliation. In the event that the Corporate Taxpayer and the Holders Representative are unable to resolve a disagreement with respect to the matters governed by Article II or Article IV within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such Parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and (unless the Corporate Taxpayer and the Holders Representative agree otherwise), the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Holders Representative or their Affiliates or other actual or potential conflict of interest. If the Parties are unable to agree on an Expert within 15 calendar days of the end of the 30 calendar-day period set forth in Sections 2.1 or 4.2, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. If the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement), the undisputed amount shall be paid on the date prescribed by this Agreement, subject to adjustment upon resolution. For the avoidance of doubt, this Section 7.9 shall not restrict the ability of the Corporate Taxpayer or its Affiliates to determine when or whether to file or amend any Tax Return. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne equally by the Corporate Taxpayer and the Holders (on a pro rata basis based on relative proportion of all Early Termination Payments under this Agreement, measured by present value of payments due under this Agreement, using the present value calculation and assumptions described under Section 4.3(b) assuming for such purpose the Early Termination Date is the date the Reconciliation Dispute is resolved) participating in the Reconciliation Dispute. The Corporate Taxpayer may withhold payments under this Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the Holders Representative and/or its Affiliates, as applicable, participating in the Reconciliation Dispute and may be entered and enforced in any court having jurisdiction.

7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold or cause to be deducted and withheld from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law, provided, that, (a) the Corporate Taxpayer shall use commercially reasonable efforts to notify any applicable Holder of its intent to withhold at least ten Business Days prior to withholding such amounts and (b) except with respect to any withholding obligation resulting from any change in Law arising on or after the date hereof, the Corporate Taxpayer shall not withhold on account of U.S. federal income Taxes with respect to an applicable Holder that provides (i) a properly prepared and executed certificate of non-foreign status under Treasury Regulations Section 1.1445-2(b)(2) and (ii) an IRS Form W-9 claiming a complete exemption from backup withholding.

To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Holder.

7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer and its wholly owned Subsidiaries are or become members of a combined, consolidated, affiliated or unitary group that files a consolidated, combined or unitary income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Law, then: (i) the provisions of this Agreement shall be applied with respect to the relevant group as a whole; and (ii) TRA Payments, Net Tax Benefit, Cumulative Net Realized Tax Benefit, Realized Tax Benefit or Detriment and other applicable items hereunder shall be computed with reference to the consolidated (or combined or unitary, where applicable) taxable income, gain, loss, deduction and attributes of the relevant group as a whole.

(b) If any entity that is or may be obligated to make a TRA Payment, or any entity any portion of the income of which is included in the income of the Corporate Taxpayer’s consolidated, combined, affiliated or unitary group, directly or indirectly transfers (as determined for U.S. federal income tax purposes) one or more assets to a Person classified as a corporation for U.S. income tax purposes with which such entity does not file a consolidated income tax return pursuant to Section 1501 et seq. of the Code (or, for purposes of calculations relating to state or local taxes, a consolidated, combined or unitary income tax return under applicable state or local Law), such entity, for purposes of calculating the amount of any TRA Payment (e.g., calculating the gross income of the entity and, if applicable, determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, increased by the amount of debt that would increase the transferor’s “amount realized” for U.S. federal income tax purposes in connection with such transfer, in the case of a contribution of an encumbered asset (including an interest in an entity classified for U.S. federal income tax purposes as a partnership which has debt outstanding). For the avoidance of doubt, a transaction treated for U.S. federal income tax purposes as a liquidation into the Corporate Taxpayer of one or more of its wholly owned Subsidiaries or merger of one or more of such entities into one another or the Corporate Taxpayer will not cause any such Persons to be treated as having disposed of any of its assets for purposes of this Section 7.11(b). In the event there occurs a transaction described in the preceding sentence, the Tax Benefit Payments and any other amounts due under this Agreement shall be calculated without regard to such transaction.

7.12 Confidentiality. Each Holder and each of its assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and agrees that, until the date that is three years after the termination of this Agreement in respect of such Holder (or assignee), such Holder (or assignee) shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters acquired pursuant to this Agreement of the Corporate Taxpayer and its Affiliates and successors, learned by the Holder heretofore or hereafter, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by Law or legal process or to enforce the terms of this Agreement. This Section 7.12 shall not apply to (a) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Holder in violation of this Agreement) or is generally known to the business community, (b) any information independently determined by a Holder or provided to a Holder by a third party on a non-confidential basis and (c) the disclosure of information to the extent necessary for the Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein or in any other agreement, the Holders and each of their assignees (and each employee, representative or other agent of the Holders or their assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure and any related tax strategies of or relating to the Corporate Taxpayer and its Affiliates, the Holder or its assignee, and any of their transactions or agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to the Holder or its assignee relating to such tax treatment and tax structure and any related tax strategies.

If a Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer and its Affiliates shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or its Affiliates and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Law, a Holder reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Holder (or its direct or indirect owners) to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or could have other material adverse tax consequences to such Holder (or its direct or indirect owners), then at the election of such Holder and the receipt by such Holder of the written consent of the Corporate Taxpayer (such consent not to be unreasonably withheld, conditioned or delayed) and to the extent specified by such Holder, this Agreement shall cease to have further effect with respect to such Holder.

7.14 Independent Nature of Holders’ Rights and Obligations. The rights and obligations of each Holder are independent of the rights and obligations of any other Holder. No Holder shall be responsible in any way for the performance of the obligations of any other Holder, nor shall any Holder have the right to enforce the rights or obligations of any other Holder. The obligations of each Holder are solely for the benefit of, and shall be enforceable solely by, the Corporate Taxpayer. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Nothing contained herein or in any other agreement or document delivered at any closing (other than the Company A&R Regulations and any joinder thereto), and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporate Taxpayer acknowledges that the Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

Strike, Inc.

By:
Name:
Title:

COMPANY:
Strike Capital, LLC
By:
Name:
Title:

HOLDERS:

Pate Holdings Company LP

By:	Pate Holding Company GP LLC, its general partner

By:
Name:
Title:

OEP Strike LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

PATE HOLDING COMPANY LP

By:
Name:
Title:

KACEY SMART

SMART 2014 FAMILY INSURANCE TRUST

By:
Name:
Title:

JARVIE ARNOLD

JASON HECKT

AARON COLE PATE 2012 TRUST

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

SAM ANAYA

STEVE BARTON

RAUL GARZA

ANGELA GOINES

ROBERT BOYKIN

DOUG JONES

DELTA DIRECTIONAL, LLC

EZRA LEE

FRANK VICTOR-MCCAWLEY

[JUNIOR EQUITY HOLDERS]

HOLDERS REPRESENTATIVE:

[●]

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit A

Form of Joinder to the Tax Receivable Agreement

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [●], by and between Strike, Inc., a Delaware corporation (the “Corporate Taxpayer”), and [●] (the “Permitted Transferee”).

WHEREAS, on [●], the Permitted Transferee acquired (the “Acquisition”) from [●] (the “Transferor”) the right to receive any and all payments that may become due and payable to the Transferor under the Tax Receivable Agreement (as defined below) with respect to Company Units that have been Exchanged or may in the future be Exchanged (the “Applicable Interests”); and

WHEREAS, the Transferor, in connection with the Acquisition, has required the Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.5 of the Tax Receivable Agreement, dated as of [●], 2019, by and among the Corporate Taxpayer, the Holders (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Permitted Transferee hereby agrees as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Joinder. The Permitted Transferee hereby acknowledges and agrees to become a “Holder” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement with respect to the Applicable Interests.

Section 1.3 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to the Permitted Transferee shall be delivered or sent to the Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.4 Governing Law. This Joinder shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

[Signature page follows]

A-1

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first above written.

CORPORATE TAXPAYER:

Strike, Inc.

By:
Name:
Title:

PERMITTED TRANSFEREE:

[●]

By:
Name:
Title:

Exhibit F

FORM OF

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [●], 2019 by and among Strike, Inc., a Delaware corporation (f/k/a Sentinel Energy Services Inc.) (the “Company”), OEP-Strike Seller Representative, LLC, a Delaware limited liability company (in its capacity as representative of the Investors, the “Investors Representative”), One Equity Partners Secondary Fund, L.P., a Cayman Islands exempted limited partnership (“Blocker Seller”), and the holders of Strike Capital Units other than the Company and its subsidiaries (collectively and together with Blocker Seller, the “Investors”). Each of the Company, the Investors and the Investors Representative may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, OEP Secondary Fund (Strike), LLC, a Delaware limited liability company, Blocker Seller, Strike Capital, LLC, a Texas limited liability company (“Strike”), and the Investors have entered into that certain Transaction Agreement and Plan of Merger (as may be amended from time to time, the “Transaction Agreement”), dated as of October [●], 2018, pursuant to which, among other things, (1) the Company will acquire for cash certain Strike Capital Units and (2) the Company will issue shares of Class B Common Stock to the Investors (the “Transaction”);

WHEREAS, prior to the completion of the Transaction, the Company re-domiciled from the Cayman Islands to Delaware; and

WHEREAS, in connection with the Transaction and pursuant to the terms of the Transaction Agreement, the Company, the Investors Representative and the Investors desire to enter into this Agreement setting forth certain rights and obligations with respect to the nomination of directors to the board of directors of the Company (the “Board”) and other matters relating to the Board from and after the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a) “Action” means any judicial, administrative, investigative or arbitral action, suit, proceeding, investigation, audit, cause of action, examination, demand, hearing, claim, complaint, inquiry or dispute by or before any Governmental Authority.

(b) “Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as applied to any Person means the power to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.

(c) “beneficially own” shall have the meaning ascribed to such term under Rule 13d-3 (or any successor rule then in effect) of the Exchange Act and “own” will have the correlative meaning.

(d) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

(e) Bylaws” means the Company’s Bylaws, as may be amended from time to time.

(f) “Capital Stock” means the Class A Common Stock and the Class B Common Stock.

(g) “Certificate” means the Company’s Amended & Restated Certificate of Incorporation, as may be amended from time to time.

(h) “Class A Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, or any successor security.

(i) “Class B Common Stock” means the Class B common stock of the Company, par value $0.0001 per share, or any successor security, which Class B Common Stock will represent a voting, non-economic, ownership interest in the Company.

(j) “DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

(k) “Effective Date” means the date the Company consummates the Transaction.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m) “Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, or any court, tribunal, judicial or arbitral body, or any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, including any securities exchange.

(n) “Law” means any law, statute, code, ordinance, regulation, rule or Order of any Governmental Authority.

(o) “Permitted Transferee” has the meaning set forth in the Strike Company Agreement.

(p) “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(q) “Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

(r) “SEC” means the U.S. Securities and Exchange Commission.

(s) “Stock Exchange” means the Nasdaq Capital Market or, if prior to the Closing (as defined in the Transaction Agreement) the shares of Class A Common Stock are listed and traded on the New York Stock Exchange, the New York Stock Exchange.

(t) “Strike Capital Unit” means the units of equity in Strike.

(u) “Strike Company Agreement” means that certain Third Amended and Restated Regulations of Strike, as may be amended from time to time.

2. Board Nominations.

(a)

(i) Subject to the applicability of the DGCL, SEC rules, and Stock Exchange or other national stock exchange requirements on which the Class A Common Stock may then be listed, if, after the Effective Date and for as long thereafter as the Investors beneficially own on a continuous basis, in the aggregate, at least 10% in voting power of the then outstanding Capital Stock of the Company entitled to vote generally in the election of directors (the “Minimum Threshold”), the Investors (acting through the Investors Representative) shall have the right (but not the obligation) pursuant to this Section 2 to cause the Company, and, if so directed, the Company will take all reasonable necessary action to nominate up to two director nominees selected by the Investors (acting through the Investors Representative) to the Board (the “IRA Director” or “IRA Directors,” as the case may be) at each applicable annual or special meeting of the stockholders of the Company at which directors are generally elected, including, without limitation, at every adjournment or postponement thereof, and on any action approval by written consent of the stockholders of the Company relating to the election of directors generally. As of the Effective Date, each of Steve Pate and Lee Gardner shall be an IRA Director under the terms of this Agreement.

(ii) Subject to applicable Stock Exchange or other national stock exchange requirements on which the Class A Common Stock may then be listed and to applicable SEC rules, at least one IRA Director shall be entitled to serve on each standing or ad hoc committee of the Board, and the Board shall not create any new committees without the consent of at least one IRA Director. Furthermore, one of the IRA Directors shall be the chairperson of the Nominating and Corporate Governance committee.

(b) So long as this Agreement remains in effect, in addition to any requirement of the Certificate, Bylaws or the DGCL, the size or structure of the Board shall not be increased without the approval of a majority of the Board present and voting, which approval must include at least one IRA Director.

(c) For so long as the Investors have the right to designate individuals for nomination to the Board under this Agreement, the following procedures shall be followed with respect to the nomination of the IRA Directors pursuant to Section 2(a) and any vacancy created by the death, resignation, retirement, disqualification or removal of any IRA Director:

(i) Vacancies arising through the death, resignation, retirement, disqualification or removal of any IRA Director may be filled by the Board only with a director nominee selected by the Investors (acting through the Investors Representative), and the IRA Director so chosen shall hold office until the next election of directors at an annual or special meeting of the stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

(ii) So long as the Investors satisfy the Minimum Threshold, the Company shall notify the Investors Representative in writing of the date on which proxy materials are expected to be mailed by the Company in connection with an election of directors at an annual or special meeting of the stockholders (and the Company shall deliver such notice at least 60 days (or such shorter period to which the Investors Representative consents in writing) prior to such expected mailing date or such earlier date as may be specified by the Company reasonably in advance of such earlier delivery date on the basis that such earlier delivery is necessary so as to ensure that such nominee may be included in such proxy materials at the time such proxy materials are mailed). The Company shall provide the Investors Representative with a reasonable opportunity to review and provide comments on any portion of the proxy materials relating to the IRA Director or the rights and obligations provided under this Agreement and to discuss any such comments with the Company. The Company shall notify the Investors Representative of any opposition to an IRA Director sufficiently in advance of the date on which such proxy materials are to be mailed by the Company in connection with such election of directors so as to enable the Investors (acting through the Investors Representative) to propose a replacement IRA Director, if necessary, in accordance with the terms of this Agreement, and the Investors (acting through the Investors Representative) shall have ten Business Days to designate another nominee.

(iii) No later than the latest date specified in or permitted by the Bylaws for stockholders director nominations for that year’s annual meeting of stockholders, the Investors Representative shall provide the Board with the Investors’ nominee(s), as the case may be, for IRA Director(s), along with any other information reasonably requested by the Board to evaluate the suitability of such candidate(s) for directorship; provided, that in no event shall the Investors Representative or Investors be required to provide any such notice of the nominees with respect to any IRA Director that is then currently serving on the Board and that has not provided notice in writing to the Company of his or her decision not to stand for re-election at that year’s annual meeting. With respect to any Investors’ nominee, the Investors Representative shall use its commercially reasonable efforts to ensure that any such nominee substantially satisfies all reasonable stated criteria and guidelines for director nominees of the Company (it being understood and agreed that each of the IRA Directors on the Effective Date meet such criteria). The Company shall be entitled to rely on any written direction from the Investors Representative regarding the Investors’ nominee(s) without further action by the Company.

(iv) The Board (or any authorized committee thereof) shall use commercially reasonable efforts to the fullest extent of the DGCL and other applicable law to nominate and include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the persons designated pursuant to this Section 2 and to nominate and recommend each such individual to be elected as an IRA Director as provided herein, and to solicit proxies or consents in favor thereof. Notwithstanding the foregoing, the Board may nominate an individual who previously served as an IRA Director or any other person associated or affiliated with the Investors for election or re-election to the Board at any time.

(d) Notwithstanding anything to the contrary in this Agreement and without any further action by the Company, the Investors’ right to nominate any person to the Board shall automatically terminate, and be of no further force and effect, on the date that the Investors beneficially own less than the Minimum Threshold; provided, further, that if the Investors beneficially own less than the Minimum Threshold, the IRA Directors shall, at the request of remaining members of the Board, resign from the Board.

(e) Each of the IRA Directors, upon appointment or election to the Board, will be governed by the same protections and obligations as all other directors of the Company, including, without limitation, protections and obligations regarding customary liability insurance for directors and officers, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies, and other governance matters. The Company agrees that it shall enter into an indemnification agreement with each IRA Director as of the Effective Date in the same form as indemnification agreements entered into with each of the other members of the Board, and shall enter into substantially similar indemnification agreements whenever a new IRA Director becomes a member of the Board.

(f) Each of the IRA Directors that is a non-employee director shall preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees to the extent not disclosed publicly by the Company in a manner consistent with the confidentiality requirements applicable to all non-employee Board members; provided that, subject to the Company and each of the IRA Directors that is a non-employee director entering into a customary and reasonable mutually acceptable confidentiality agreement (to the extent that such an agreement is requested of other non-employee Board members with respect to sharing of such information with their representatives and Affiliates), such IRA Director shall be entitled to discuss Company business and matters discussed at meetings of the Board with other representatives of the Investors and their Affiliates so long as such interaction is covered by such confidentiality agreement and does not, based on the advice of counsel to the Company, jeopardize any attorney-client privilege.

(g) So long as this Agreement shall remain in effect, subject to applicable legal requirements, the Bylaws and the Certificate shall accommodate and not in any respect conflict with the rights and obligations set forth herein.

3. Investors Observer Rights. Subject to the applicability of the DGCL, SEC Rules, and Stock Exchange or other national stock exchange requirements on which the Class A Common Stock may then be listed, if, after the Effective Date and for as long thereafter as the Investors beneficially own on a continuous basis, in the aggregate, at least 15% in voting power of the then outstanding Capital Stock of the Company entitled to vote generally in the election of directors, the Company will permit a representative of the Investors selected by the Investors (acting through the Investors Representative) (the “Investor Observer”), to attend any and all meetings of the Board, in a non-voting capacity and, in this respect, the Company shall give the Investor Observer copies of  all notices, minutes, consents and other materials that it provides to its directors at the same time and in the same manner as provided to such directors; provided, however, that the Investor Observer shall agree to hold in confidence and trust all information so provided and enter into a non-disclosure agreement in customary form if requested by the Company; provided, further, that the Company may withhold any information and exclude the Investor Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interests, or if the Investor Observer is employed by or provides services to a competitor of the Company.

4. Miscellaneous.

(a) Successors and Assigns; Third-Party Beneficiaries. Any assignment of this Agreement or any of the rights or obligations under this Agreement by any of the Parties (whether by operation of law or otherwise) shall be void, invalid and of no effect without the prior written consent of the other parties; provided, however, that the rights under this Agreement may be assigned by the Investors to a Permitted Transferee, subject to and in accordance with the terms of the Strike Company Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.).

(b) Termination. This Agreement shall terminate at such time as the Investors or any assignee of the Investors, as permitted under Section 4(a) hereof, no longer has the authority to nominate a director to the Board of the Company pursuant to Section 2. Upon such termination, no Party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

(c) Governing Law; Consent to Jurisdiction. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware. A final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in this Agreement. Each Party irrevocably agrees not to assert (1) any objection which it may ever have to the laying of venue of any such Action in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and (2) any claim that any such Action brought in any such court has been brought in an inconvenient forum

(d) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF HIS, HER OR ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF HIS, HER OR ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 4(d) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4(d) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all of the Parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf” format) is as effective as signing and delivering the counterpart in person.

(f) Headings. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(g) Notices. Except as otherwise specifically set forth in this Agreement, all notices and communications hereunder will be deemed to have been duly given and made on (1) the date such notice is served by personal delivery upon the Party for whom it is intended, (2) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (3) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (4) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

If to the Company:

Strike, Inc.
1800 Hughes Landing Blvd., Suite 500
The Woodlands, TX 77380
Attention: Stephen V. Pate and Rhonda Sigman
Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a copy to (which will not constitute notice):

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar and Ira White
Email: adermarkar@jonesday.com and iwhite@jonesday.com

and

Strike, Inc.

1800 Hughes Landing Blvd., Suite 500
The Woodlands, TX 77380

Attention: Chairman of the Board of Directors of Holdings

Email: [●]

If to the Investors Representative or the Investors:

OEP-Strike Seller Representative, LLC
c/o Strike Capital, LLC
1800 Hughes Landing Blvd., Suite 500
The Woodlands, TX 77380
Attention: Frank Victor-McCawley
Email: frank.victor-mccawley@strikeusa.com

Any Party may change the address, email address or the Persons to whom notices or copies hereunder will be directed by providing written notice to the other Parties of such change in accordance with this Section 4(g).

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the Investors Representative. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

(j) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

(k) Enforcement of Agreement. Each Party’s obligation under this Agreement is unique. The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled, at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

[Remainder of Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above. 1

STRIKE, INC. (F/K/A SENTINEL ENERGY SERVICES INC.)

By:
Name:
Title:

Address for Notice:

PATE HOLDING COMPANY LP

By: Pate Holding Company GP, LLC, its general partner

By:
Name:
Title:

Address for Notice:

PATE HOLDING COMPANY 3, LLC

By:
Name:
Title:

Address for Notice:

1 All holders of Strike Capital Units, including Blocker Seller to be signatories.

[Signature Page to Investor Rights Agreement]

OEP STRIKE LLC

By: OEP Secondary Intermediate Entity (Strike), L.P, its member

B: OEP Secondary GP SPV Ltd., its general partner

By:
Name:
Title:

Address for Notice:

KACEY SMART

Address for Notice:

JARVIE ARNOLD

Address for Notice:

JASON HECKT

Address for Notice:

[Signature Page to Investor Rights Agreement]

AARON COLE PATE 2012 TRUST

By:
Name:
Title:

Address for Notice:

DELTA DIRECTIONAL, LLC

By:
Name:
Title:

Address for Notice:

EZRA LEE

Address for Notice:

FRANK VICTOR-MCCAWLEY

Address for Notice:

[Signature Page to Investor Rights Agreement]

ONE EQUITY PARTNERS SECONDARY FUND, L.P.

By: OEP Secondary Fund General Partner, L.P., its general partner

By: OEP Secondary Fund GP, Ltd., its general partner

By:
Name:
Title:

Address for Notice:

OEP-STRIKE SELLER REPRESENTATIVE, LLC

By:
Name:
Title:

Address for Notice:

[Signature Page to Investor Rights Agreement]

Exhibit G

FORM OF

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2019, is made and entered into by and among Strike, Inc., a Delaware corporation (f/k/a Sentinel Energy Services Inc., a Cayman Islands exempted company) (“Holdings”), Pate Holding Company LP, a Texas limited partnership (“Pate LP”), Pate Holding Company 3, LLC, a Texas limited liability company (“Pate LLC,” and, together with Pate LP, “Pate Holding”), OEP Strike LLC, a Delaware limited liability company (“OEP Strike”), One Equity Partners Secondary Fund, L.P., a Cayman Islands exempted limited partnership (“Blocker Seller,” and together with OEP Strike, “OEP”), the holders of Company Units that are signatories hereto (such signatories collectively with OEP Strike and Pate Holding, the “Sellers”), Sentinel Management Holdings, LLC, a Delaware limited liability company (the “Sponsor”), Marc Zenner, as an individual (“Mr. Zenner”), Jon A. Marshall, as an individual (“Mr. Marshall”) and each Person who becomes a party to this Agreement as a Holder after the date of this Agreement pursuant to Section 5.01. This Agreement amends, restates and replaces in its entirety that certain Registration Rights Agreement, dated as of November 2, 2017 (the “Original Agreement”), by and among Holdings, the Sponsor and Mr. Zenner. Capitalized terms used in this Agreement have the meanings given to them in Section 1.01.

RECITALS

WHEREAS, in connection with Holdings’ initial public offering (the “IPO”), Holdings, the Sponsor and Mr. Zenner entered into the Original Agreement;

WHEREAS, prior to the Domestication, the Sponsor, Mr. Zenner and Mr. Marshall owned an aggregate of 8,625,000 Class B Ordinary Shares of Holdings, par value $0.0001 per share, which following the Domestication became 8,625,000 shares of Class B Common Stock of Holdings, par value $0.0001 per share (the “Founders Shares”);

WHEREAS, the Sponsor purchased, in a private placement that was completed simultaneously with the consummation of the IPO, an aggregate of 5,933,333 warrants, (the “Sponsor Private Placement Warrants”), issued pursuant to that certain Warrant Agreement, dated as of November 2, 2017 (the “Warrant Agreement”), by and between Holdings and Continental Stock Transfer & Trust Company, each exercisable in accordance with their terms for one share of Class A Common Stock at a price per share of $11.50 (subject to adjustment as provided in the Warrant Agreement);

WHEREAS, prior to the Closing, Holdings domesticated as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2018 Revisions) (the “Domestication”);

WHEREAS, this Agreement is being entered into pursuant to, and in connection with the Closing under, that certain Transaction Agreement, dated as of October [18], 2018 (the “Transaction Agreement”), by and among Holdings, Strike Capital, LLC, a Texas limited liability company (the “Company”), and other parties thereto;

WHEREAS, concurrently with the Closing and following the Domestication, the Founders Shares converted into 8,625,000 shares of Class A Common Stock (the “Former Founders Shares”);

WHEREAS, prior to the Closing, the Sellers owned an aggregate of [●] Company Units;

WHEREAS, pursuant to the terms of the Transaction Agreement and in connection with the Closing, on the date of this Agreement, Holdings issued to the Sellers an aggregate of [●] shares of Class B Common Stock, an amount equal to the aggregate number of Company Units owned by the Sellers;

WHEREAS, each Company Unit, together with one share of Class B Common Stock, will be exchangeable by the holder thereof for, at the option of Holdings, a cash payment or Exchange Class A Shares pursuant to and in accordance with the terms of the Exchange Agreement;

WHEREAS, the Sponsor, Mr. Zenner and Holdings desire to amend and restate, in its entirety, the Original Agreement to provide certain registration rights under the Securities Act to the Holders with respect to any Registrable Securities that any such Holders may hold from time to time; and

WHEREAS, pursuant to Section 5.5 of the Original Agreement, the Original Agreement may be amended upon the written consent of Holdings and the requisite holders specified therein, and such written consent is given by the execution and delivery of this Agreement by Holdings, the Sponsor and Mr. Zenner.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement:

“Adoption Agreement” means an Adoption Agreement in the form attached hereto as Exhibit A.

“Affiliate” means [(a) with respect to a specified Person other than a natural person, each other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person and (b) as to any natural Person, such Person’s spouse, any lineal ascendants or descendants or trusts or other entities in which such Person or such Person’s spouse, lineal ascendants or descendants are the sole beneficial owners. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management of policies, whether through the ownership of voting interests, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) (i) Holdings, on the one hand, and the Holders, on the other hand, shall not be considered Affiliates solely as a result of entering into this Agreement and (ii) any fund, entity or account managed, advised or sub-advised, directly or indirectly, by a Holder or any of its Affiliates, shall be considered an Affiliate of such Holder and (b) with respect to any fund, entity or account managed, advised or sub-advised directly or indirectly, by any Holder or any of its Affiliates, the direct or indirect equity owners thereof, including limited partners of any Holder or any Affiliate thereof, shall be considered an Affiliate of such Holder.]

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“Agreement” has the meaning given to such term in the introductory paragraph of this Agreement.

“Blocker Seller” has the meaning given to such term in the introductory paragraph of this Agreement

“Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Holdings.

“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Holdings, which Class B Common Stock will represent a voting, non-economic, ownership interest in Holdings.

“Closing” has the meaning given to such term in the Transaction Agreement.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning given to such term in the Recitals.

“Company Unit” has the meaning given to such term in the Exchange Agreement.

“Domestication” has the meaning given to such term in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Exchange Agreement” means the Exchange Agreement, dated as of October [18], 2018, by and among Holdings, the Company, the holders of Company Units that are signatories thereto and such other holders of Company Units from time to time party thereto.

“Exchange Class A Shares” means the shares of Class A Common Stock issuable upon the exchange of Company Units and Class B Common Stock pursuant to the Exchange Agreement.

“Former Founders Shares” has the meaning given to such term in the Recitals.

“Founders Shares” has the meaning given to such term in the Recitals.

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“Holder” or “Holders” means each record holder of Registrable Securities; provided, that, for purposes of this definition and all other references in this Agreement to holding or owning Registrable Securities, (a) a record holder of Company Units and Class B Common Stock shall be deemed to be the record holder of the Registrable Securities issuable upon exchange of such Company Units and Class B Common Stock pursuant to the Exchange Agreement and (b) a record holder of the Sponsor Private Placement Warrants shall be deemed to be the record holder of the Registrable Securities issuable upon exercise of such Sponsor Private Placement Warrants.

“Holdings Securities” means, with respect to any Underwritten Offering, any shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) proposed to be included in such Underwritten Offering by Holdings to be sold for Holdings’ own account.

“Indemnified Party” has the meaning given to such term in Section 3.03.

“Indemnifying Party” has the meaning given to such term in Section 3.03.

“IPO” has the meaning given to such term in the Recitals.

“Losses” has the meaning set forth in Section 3.01.

“Majority Holders” means, at any time, the Holder or Holders of more than 50% of the Registrable Securities at such time.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Maximum Number of Securities” means, with respect to any Underwritten Offering, the maximum number of shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) that can be sold in such Underwritten Offering without materially adversely affecting the offering price, timing or the probability of success of such Underwritten Offering, as advised by the Managing Underwriter for such Underwritten Offering pursuant to Section 2.02(c) or Section 2.04(c), as applicable.

“Minimum Number of Registrable Securities” means 500,000 Registrable Securities; provided, however, that the numbers of Registrable Securities shall be appropriately adjusted in connection with any event described in Section 6.05.

“Mr. Marshall” has the meaning given to such term in the introductory paragraph of this Agreement.

“Mr. Zenner” has the meaning given to such term in the introductory paragraph of this Agreement.

“OEP” has the meaning given to such term in the introductory paragraph of this Agreement.

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“OEP Strike” has the meaning given to such term in the introductory paragraph of this Agreement.

“Opt-Out Notice” has the meaning given to such term in Section 2.06(c).

“Original Agreement” has the meaning given to such term in the introductory paragraph.

“Other Securities” means, with respect to any Underwritten Offering, any shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) requested to be included in such Underwritten Offering by any Person (other than a Holder) having contractual registration rights with respect to such Underwritten Offering.

“Pate Holding” has the meaning given to such term in the introductory paragraph.

“Pate LLC” has the meaning given to such term in the introductory paragraph.

“Pate LP” has the meaning given to such term in the introductory paragraph.

“Permitted Transferee” means, with respect to any Holder, [a partner, shareholder, member or Affiliate of such Holder (which may include special purpose investment vehicles wholly owned by one or more Affiliated investment funds but shall not include portfolio companies)], in each case provided that such Transferee has delivered to Holdings a duly executed Adoption Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Piggybacking Holder” has the meaning set forth in Section 2.04(a).

“Piggyback Opt-Out Notice” has the meaning given to such term in Section 2.04(b).

“Piggyback Underwritten Offering” has the meaning set forth in Section 2.04(a).

“Registrable Securities” means (a) the Former Founders Shares, (b) the Sponsor Private Placement Warrants, (c) the shares of Class A Common Stock issued or issuable upon exercise of the Sponsor Private Placement Warrants, (d) the Exchange Class A Shares, (e) any outstanding shares of Class A Common Stock or any other equity security (including the shares of the Class A Common Stock issued or issuable upon the exercise or exchange of any other equity security) of Holdings held by a Holder or its Affiliates as of the date of this Agreement, and (f) any other equity security of Holdings issued or issuable (including upon exercise of the Sponsor Private Placement Warrants) with respect to any Registrable Security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that a Registrable Security shall cease to be a Registrable Security when: (w) a Registration Statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been sold, transferred, disposed of or exchanged in accordance with such Registration Statement, (x) such Registrable Securities are (or such securities underlying an Exchange Class A Share are) disposed of under Rule 144 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) or any other exemption from the registration requirements of the Securities Act as a result of which the legend on any certificate or book-entry notation representing such Registrable Security (or such securities underlying an Exchange Class A Share) restricting transfer of such Registrable Security (or such securities underlying an Exchange Class A Share) has been removed, (y) such Registrable Security has (or such securities underlying an Exchange Class A Share have) been sold or disposed of in a transaction in which the Transferor’s rights under this Agreement are not assigned to the Transferee pursuant to Section 5.01 or (z) such securities held by any Holder are eligible to be sold or disposed of without volume or manner of sale limitations under Rule 144 under the Securities Act; and provided, further, that any security that has ceased to be a Registrable Security shall not thereafter become a Registrable Security and any security that is issued or distributed in respect of a security that has ceased to be a Registrable Security shall not be a Registrable Security.

5

“Registration Expenses” means all expenses incurred by Holdings in complying with Article II, including, without limitation, all registration and filing fees, printing expenses, road show expenses, fees and disbursements of counsel and independent public accountants for Holdings, fees and expenses (including counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the Financial Industry Regulatory Authority, Inc., and fees of transfer agents and registrars, but excluding any Selling Expenses.

“Registration Statement” means any registration statement of Holdings filed or to be filed with the Commission under the Securities Act, including the related prospectus, amendments and supplements to such registration statement, and including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

“Requesting Holders” has the meaning set forth in Section 2.02(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time from time to time.

“Sellers” has the meaning given to such term in the introductory paragraph.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, (b) transfer taxes allocable to the sale of the Registrable Securities, (c) costs or expenses related to any roadshows conducted in connection with the marketing of any Shelf Underwritten Offering, and (d) fees and expenses of counsel engaged by any Holders (subject to Article III).

“Selling Holder” means a Holder selling Registrable Securities pursuant to a Registration Statement.

“Shelf Piggybacking Holder” has the meaning given to such term in Section 2.02(b).

“Shelf Registration Statement” has the meaning given to such term in Section 2.01(a).

“Shelf Underwritten Offering” has the meaning given to such term in Section 2.02(a).

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“Shelf Underwritten Offering Request” has the meaning given to such term in Section 2.02(a).

“Sponsor” has the meaning given to such term in the introductory paragraph.

“Sponsor Private Placement Warrants” has the meaning given to such term in the Recitals.

“Suspension Period” has the meaning given to such term in Section 2.03.

“Transaction Agreement” has the meaning given to such term in the Recitals.

“Transfer” means any offer, sale, pledge, encumbrance, hypothecation, entry into any contract to sell, grant of an option to purchase, short sale, assignment, transfer, exchange, gift, bequest or other disposition, direct or indirect, in whole or in part, by operation of law or otherwise. “Transfer,” when used as a verb, and “Transferee” and “Transferor” have correlative meanings.

“Underwritten Offering” means an offering (including an offering pursuant to the Shelf Registration Statement) in which shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) are sold to an underwriter on a firm commitment basis for reoffering to the public.

“Underwritten Offering Filing” means (a) with respect to a Shelf Underwritten Offering, a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to the Shelf Registration Statement relating to such Shelf Underwritten Offering, and (b) with respect to a Piggyback Underwritten Offering, (i) a preliminary prospectus supplement (or prospectus supplement if no preliminary prospectus supplement is used) to an effective shelf Registration Statement (other than the Shelf Registration Statement) in which Registrable Securities could be included and Holders could be named as selling security holders without the filing of a post-effective amendment thereto (other than a post-effective amendment that becomes effective upon filing) or (ii) a Registration Statement (other than the Shelf Registration Statement), in each case relating to such Piggyback Underwritten Offering.

“Warrant Agreement” has the meaning give to such term in the Recitals.

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Article II.
REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) As soon as practicable after, but in any event within forty-five (45) calendar days after, the date of this Agreement, Holdings shall file a Registration Statement (such Registration Statement and any other Registration Statement contemplated by Section 2.01(b) or Section 2.01(c), the “Shelf Registration Statement”) under the Securities Act to permit the public resale of all the Registrable Securities by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) and shall use commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the 75th calendar day (or 105th calendar day if the Commission notifies Holdings that it will “review” the Shelf Registration Statement) following the filing deadline Holdings shall, upon reasonable request, inform the Holders as to the status of such registration, and Holdings shall notify the Holders of the effectiveness of the Shelf Registration Statement promptly after it becomes effective.

(b) The Shelf Registration Statement shall be on Form S-3 or, if Form S-3 is not available, on such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities; provided, however, that if Holdings has filed the Shelf Registration Statement on Form S-1 and subsequently becomes eligible to use Form S-3 or any equivalent or successor form, Holdings shall (i) file a post-effective amendment to the Shelf Registration Statement converting such Registration Statement on Form S-1 to a Registration Statement on Form S-3 or any equivalent or successor form or (ii) withdraw the Shelf Registration Statement on Form S-1 and file a subsequent Shelf Registration Statement on Form S-3 or any equivalent or successor form. The Shelf Registration Statement shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) at any time beginning on the date the Shelf Registration Statement becomes effective and shall provide for the resale of the Registrable Securities pursuant to any method or combination of methods legally available to the Holders and requested by the Majority Holders.

(c) Holdings shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities by the Holders until all of the Registrable Securities have ceased to be Registrable Securities or the earlier termination of this Agreement (as to all Holders) pursuant to Section 6.01.

(d) When effective, the Shelf Registration Statement (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which such statements are made).

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Section 2.02 Shelf Underwritten Offerings.

(a) In the event that any Holder or group of Holders elects to dispose of Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering and reasonably expects gross proceeds of at least $10 million from such Underwritten Offering (including proceeds attributable to any Registrable Securities included in such Underwritten Offering by any Shelf Piggybacking Holders), Holdings shall, at the request (a “Shelf Underwritten Offering Request”) of such Holder or Holders (in such capacity, the “Requesting Holders”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings with the underwriter or underwriters selected pursuant to Section 2.02(d) and shall take all such other reasonable actions as are requested by the Managing Underwriter of such Underwritten Offering and/or the Requesting Holders in order to expedite or facilitate the disposition, subject to Section 2.02(c), of such Registrable Securities and the Registrable Securities requested to be included by any Shelf Piggybacking Holder (a “Shelf Underwritten Offering”); provided, however, that Holdings shall have no obligation to facilitate or participate in more than (i) one Shelf Underwritten Offering during any 180-day period or (ii) (A) a total of three Shelf Underwritten Offerings initiated by the Sponsor, (B) a total of three Shelf Underwritten Offerings initiated by OEP or (C) a total of three Shelf Underwritten Offerings initiated by Pate Holding; provided further, that a Shelf Underwritten Offering that is commenced but terminated for any reason prior to the execution of an underwriting agreement with respect thereto will not be counted as a Shelf Underwritten Offering for purposes of the foregoing limitations on the number Shelf Underwritten Offerings.

(b) If Holdings receives a Shelf Underwritten Offering Request, it will give written notice of such proposed Shelf Underwritten Offering to each Holder (other than the Requesting Holders) that, together with such Holder’s Affiliates, holds at least the Minimum Number of Registrable Securities, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the related Underwritten Offering Filing and, if known, the number of shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) that are proposed to be included in such Shelf Underwritten Offering, and of such Holders’ rights under this Section 2.02(b). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Shelf Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises Holdings and the Requesting Holders that the giving of notice pursuant to this Section 2.02(b) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering); and provided further, that Holdings shall not so notify any such other Holder that has notified Holdings (and not revoked such notice) requesting that such Holder not receive notice from Holdings of any proposed Shelf Underwritten Offering. Each such Holder shall then have four (4) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.02(b) to request inclusion of Registrable Securities in the Shelf Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Shelf Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Shelf Underwritten Offering.

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(c) If the Managing Underwriter of the Shelf Underwritten Offering shall advise Holdings and the Requesting Holders in writing, with a copy to be provided upon request to any Shelf Piggybacking Holder, of its belief that the number of Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and any Shelf Piggybacking Holders, together with any Holdings Securities or Other Securities requested or proposed to be included in such Shelf Underwritten Offering, exceeds the Maximum Number of Securities for such Shelf Underwritten Offering, then Registrable Securities, Holdings Securities and Other Securities shall be included in the Shelf Underwritten Offering, up to the Maximum Number of Securities (as set forth in such written advice from the Managing Underwriter), in the following priority:

(i) first, the Registrable Securities requested to be included in such Shelf Underwritten Offering by the Requesting Holders and the Shelf Piggybacking Holders, pro rata among the Requesting Holders and the Shelf Piggybacking Holders based on the respective numbers of Registrable Securities that each requested be included; and

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), any Holdings Securities or Other Securities requested or proposed to be included in such Shelf Underwritten Offering allocated, as applicable, in accordance with the order of priority established in the agreement or agreements granting the registration rights with respect to any such Other Securities.

(d) The Managing Underwriter and any other underwriters for any Shelf Underwritten Offering shall be selected by Holdings; provided that the Managing Underwriter shall be reasonably acceptable to the Requesting Holders. The Requesting Holders shall determine the pricing of the Registrable Securities offered pursuant to any Shelf Underwritten Offering and the applicable underwriting discounts and commissions and determine the timing of any such Shelf Underwritten Offering, subject to Section 2.03.

Section 2.03 Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, Holdings may (a) delay filing or effectiveness of the Shelf Registration Statement (or any amendment thereto) or effecting a Shelf Underwritten Offering or (b) suspend the Holders’ use of any prospectus that is a part of the Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in the Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding Holdings) (in which event such Holder shall discontinue sales of Registrable Securities pursuant to the Shelf Registration Statement but may settle any then-contracted sales of Registrable Securities), in each case for a period of up to 60 days, if Holdings’ board of directors determines upon the advice of legal counsel (x) that such delay or suspension is in the best interest of Holdings and its stockholders generally due to a pending financing or other transaction involving Holdings, including a proposed sale of Class A Common Stock by Holdings for its own account, (y) that such registration or offering would render Holdings unable to comply with applicable securities laws or (z) that such registration or offering would require disclosure of material information that Holdings has a bona fide business purpose for preserving as confidential (any such period, a “Suspension Period”); provided, however, that in no event shall any Suspension Periods collectively exceed an aggregate of 120 days in any twelve-month period and there shall be no more than two Suspension Periods.

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Section 2.04 Piggyback Registration Rights.

(a) Subject to Section 2.04(c), if Holdings at any time proposes to file an Underwritten Offering Filing for an Underwritten Offering of shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) for its own account or for the account of any other Persons who have or have been granted registration rights (a “Piggyback Underwritten Offering”), it will give written notice of such Piggyback Underwritten Offering to each Holder that, together with such Holder’s Affiliates, holds at least the Minimum Number of Registrable Securities, which notice shall be held in strict confidence by such Holders and shall include the anticipated filing date of the Underwritten Offering Filing and, if known, the number of shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) that are proposed to be included in such Piggyback Underwritten Offering, and of such Holders’ rights under this Section 2.04(a). Such notice shall be given promptly (and in any event at least five (5) Business Days before the filing of the Underwritten Offering Filing or two (2) Business Days before the filing of the Underwritten Offering Filing in connection with a bought or overnight Underwritten Offering); provided, that if the Piggyback Underwritten Offering is a bought or overnight Underwritten Offering and the Managing Underwriter advises Holdings that the giving of notice pursuant to this Section 2.04(a) would adversely affect the offering, no such notice shall be required (and such Holders shall have no right to include Registrable Securities in such bought or overnight Underwritten Offering). Each such Holder shall then have four (4) Business Days (or one (1) Business Day in the case of a bought or overnight Underwritten Offering) after the date on which the Holders received notice pursuant to this Section 2.04(a) to request inclusion of Registrable Securities in the Piggyback Underwritten Offering (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and such other information as is reasonably required to effect the inclusion of such Registrable Securities) (any such Holder making such request, a “Piggybacking Holder”). If no request for inclusion from a Holder is received within such period, such Holder shall have no further right to participate in such Piggyback Underwritten Offering. Subject to Section 2.04(c), Holdings shall use its commercially reasonable efforts to include in the Piggyback Underwritten Offering all Registrable Securities that Holdings has been so requested to include by the Piggybacking Holders; provided, however, that if, at any time after giving written notice of a proposed Piggyback Underwritten Offering pursuant to this Section 2.04(a) and prior to the execution of an underwriting agreement with respect thereto, Holdings or such other Persons who have or have been granted registration rights, as applicable, shall determine for any reason not to proceed with or to delay such Piggyback Underwritten Offering, Holdings shall give written notice of such determination to the Piggybacking Holders (which such Holders will hold in strict confidence) and (i) in the case of a determination not to proceed, shall be relieved of its obligation to include any Registrable Securities in such Piggyback Underwritten Offering (but not from any obligation of Holdings to pay the Registration Expenses in connection therewith), and (ii) in the case of a determination to delay, shall be permitted to delay inclusion of any Registrable Securities for the same period as the delay in including the Holdings Securities or Other Securities, as applicable.

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(b) Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Underwritten Offering at any time prior to the execution of an underwriting agreement with respect thereto by giving written notice to Holdings of its request to withdraw. Any Holder may deliver written notice (a “Piggyback Opt-Out Notice”) to Holdings requesting that such Holder not receive notice from Holdings of any proposed Piggyback Underwritten Offering; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from any Holder (unless subsequently revoked), Holdings shall not, and shall not be required to, deliver any notice to such Holder pursuant to this Section 2.04 and such Holder shall no longer be entitled to participate in any Piggyback Underwritten Offering.

(c) If the Managing Underwriter of the Piggyback Underwritten Offering shall advise Holdings of its belief that the number of Registrable Securities requested to be included in such Piggyback Underwritten Offering, together with the number of Holdings Securities and Other Securities proposed or requested to be included in such Piggyback Underwritten Offering, exceeds the Maximum Number of Securities for such Piggyback Underwritten Offering, then Holdings Securities, Other Securities and Registrable Securities shall be included in the Piggyback Underwritten Offering, up to the Maximum Number of Securities (as set forth in such written advice from the Managing Underwriter), in the following priority:

(i) If the Piggyback Underwritten Offering is initiated for the account of Holdings:

(1) first, all of the Holdings Securities proposed to be included therein;

(2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the Registrable Securities requested to be included by the Piggybacking Holders and any Other Securities requested to be included by Persons having rights of registration on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other Persons based on the number of shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) each requested to be included; and

(3) third, any Other Securities requested to be included by Persons having rights of registration that are subordinate to the rights of the Piggybacking Holders with respect to such offering.

(ii) If the Piggyback Underwritten Offering is initiated for the account of any other Persons who have or have been granted registration rights:

(1) first, all of the Other Securities requested to be included therein by such Persons;

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(2) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (1), the Registrable Securities requested to be included by the Piggybacking Holders and any Other Securities requested to be included by Persons (other than those for the account of which the Piggyback Underwritten Offering is initiated) having rights of registration on parity with the Piggybacking Holders with respect to such offering, pro rata among the Piggybacking Holders and such other Persons based on the number of shares of Class A Common Stock (or other equity securities of the same class as the Registrable Securities) each requested to be included; and

(3) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (1) and (2), any Holdings Securities proposed to be included and any Other Securities requested to be included by Persons (other than those for the account of which the Piggyback Underwritten Offering is initiated) having rights of registration that are subordinate to the rights of the Piggybacking Holders with respect to such offering, allocated, as applicable, in accordance with the order of priority established in the agreement or agreements granting the registration rights with respect to any such Other Securities.

(d) Holdings or the other Persons for the account of which the Piggyback Underwritten Offering is initiated, as applicable, shall select the underwriters in any Piggyback Underwritten Offering and shall determine the pricing of the shares of Class A Common Stock (or other securities of the same class as Registrable Securities) offered pursuant to any Piggyback Underwritten Offering, the applicable underwriting discounts and commissions and the timing of any such Piggyback Underwritten Offering.

Section 2.05 Participation in Underwritten Offerings.

(a) In connection with any Underwritten Offering contemplated by Section 2.02 or Section 2.04, the underwriting agreement into which each Selling Holder and Holdings shall enter into shall contain such representations, covenants, indemnities (subject to Article III) and other rights and obligations as are customary in underwritten offerings of securities. No Selling Holder shall be required to make any representations or warranties to or agreements with Holdings or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b) In connection with any Piggyback Underwritten Offering in which any Holder has the right to include Registrable Securities pursuant to Section 2.04, such Holder agrees (i) to supply any information reasonably requested by Holdings in connection with the preparation of a Registration Statement and/or any other documents relating to such registered offering and (ii) to execute and deliver any agreements and instruments being executed by all holders on substantially the same terms reasonably requested by Holdings or the Managing Underwriter, as applicable, to effectuate such registered offering, including, without limitation, underwriting agreements, custody agreements, lock-ups, “hold back” agreements pursuant to which such Holder agrees not to sell or purchase any securities of Holdings for the same period of time following the registered offering as is agreed to by Holdings and the other participating holders, powers of attorney and questionnaires.

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(c) If Holdings or the Managing Underwriter, as applicable, requests that the Holders take any of the actions referred to in Section 2.05(b)(ii), the Holders shall take such action promptly but in any event within three (3) Business Days following the date of such request.

Section 2.06 Registration Procedures.

(a) In connection with its obligations under this Article II, Holdings will:

(i) promptly prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(ii) furnish to each Selling Holder such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including without limitation all exhibits), such number of copies of the prospectus contained in such Registration Statement (including without limitation each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request;

(iii) if applicable, use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as each seller thereof shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect, and to take any other action which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that Holdings shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iii) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

(iv) advise each Holder within five (5) Business Days:

(1) when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(2) of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

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(3) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; and

(4) of the receipt by Holdings of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(vi) in connection with an Underwritten Offering, use all commercially reasonable efforts to provide to each Selling Holder a copy of any auditor “comfort” letters and customary legal opinions, in each case that have been provided to the Managing Underwriter in connection with the Underwritten Offering;

(vii) promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(viii) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(ix) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement;

(x) cause all Registrable Securities covered by such Registration Statement to be listed on any securities exchange on which the Class A Common Stock is then listed; and

(xi) enter into such customary agreements and take such other actions as the Holder or Holders shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities.

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(b) Each Holder agrees by acquisition of such Registrable Securities that upon receipt of any notice from Holdings of the happening of any event of the kind described in Section 2.06(a)(v), such Holder will forthwith discontinue such Holder’s disposition of Registrable Securities pursuant to the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.06(a)(v) as filed with the Commission or until it is advised in writing by Holdings that the use of such Registration Statement may be resumed, and, if so directed by Holdings, will deliver to Holdings (at Holdings’ expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Holdings may provide appropriate stop orders to enforce the provisions of this Section 2.06(b).

(c) Any Holder may deliver written notice (including via email in accordance with Section 6.02) (an “Opt-Out Notice”) to Holdings requesting that Holder not receive notices from Holdings otherwise required by this Section 2.06; provided, however, that Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Holder (unless subsequently revoked), (i) Holdings shall not deliver any such notices to Holder and Holder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Holder’s intended use of an effective Registration Statement, Holder will notify Holdings in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 2.06(c)) and the related suspension period remains in effect, Holdings will so notify Holder, within one (1) Business Day of Holder’s notification to Holdings, by delivering to Holder a copy of such previous notice of Suspension Event, and thereafter will provide Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability

Section 2.07 Cooperation by Holders. Holdings shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information that Holdings determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.08 Restrictions on Public Sale by Holders. Each Holder agrees not to effect any public sale or distribution of Registrable Securities for a period of up to 90 days following completion of an Underwritten Offering of equity securities by Holdings; provided that (a) Holdings gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (b) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters of such public sale or distribution on Holdings or on the officers or directors or any other shareholder of Holdings on whom a restriction is imposed, provided further, that this Section 2.08 shall not apply to any Holder that, (i) together with such Holder’s Affiliates, holds less than 2.0% of Holdings outstanding Class A Common Stock or (ii) has delivered (and not revoked) a Piggyback Opt-Out Notice to Holdings.

Section 2.09 Expenses. Holdings shall be responsible for all Registration Expenses incident to its performance of or compliance with its obligations under this Article II. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

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Section 2.10 Other Registration Rights. From and after the date hereof, Holdings shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of Holdings that would allow such current or future holder to require Holdings to include securities in any Underwritten Offering Filing on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders hereunder; provided, that in no event shall Holdings enter into any agreement that would permit another holder of securities of Holdings to participate on a pari passu basis (in terms of priority of cut-back based on advice of underwriters) with the Holders in a Shelf Underwritten Offering.

Article III.
INDEMNIFICATION AND CONTRIBUTION

Section 3.01 Indemnification by Holdings. Holdings will indemnify and hold harmless each Selling Holder, its officers and directors and each Person (if any) that controls such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees) (“Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if Holdings shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), provided, however, that such indemnity shall not apply to that portion of such Losses caused by, or arising out of, any untrue statement, or alleged untrue statement or any such omission or alleged omission, to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing to Holdings by or on behalf of such Holder expressly for use therein.

Section 3.02 Indemnification by the Holders. Each Holder agrees to indemnify and hold harmless Holdings, its officers and directors and each Person (if any) that controls Holdings within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or prospectus relating to Registrable Securities (as amended or supplemented if Holdings shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in the light of the circumstances under which such statement is made), only to the extent such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of such Holder expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus.

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Section 3.03 Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 3.01 or Section 3.02, such Person (the “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing (provided that the failure of the Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice), and the Indemnifying Party shall be entitled to participate in such proceeding and, unless in the reasonable opinion of outside counsel to the Indemnified Party a conflict of interest between the Indemnified Party and Indemnifying Party may exist in respect of such claim, to assume the defense thereof jointly with any other Indemnifying Party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party that it so chooses, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (a) if the Indemnifying Party fails to assume the defense or employ counsel reasonably satisfactory to the Indemnified Party, (b) if such Indemnified Party who is a defendant in any action or proceeding which is also brought against the Indemnifying Party reasonably shall have concluded that there may be one or more legal defenses available to such Indemnified Party which are not available to the Indemnifying Party or (c) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct then, in any such case, the Indemnified Party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all Indemnified Parties in each jurisdiction, except to the extent any Indemnified Party or Parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other Indemnified Parties or to the extent representation of all Indemnified Parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the Indemnifying Party shall be liable for any expenses therefor. No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (x) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (y) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

Section 3.04 Contribution.

(a) If the indemnification provided for in this Article III is unavailable to an Indemnified Party in respect of any losses, claims, damages or liabilities in respect of which indemnity is to be provided hereunder, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of Holdings (on the one hand) and a Holder (on the other hand) shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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(b) Holdings and each Holder agree that it would not be just and equitable if contribution pursuant to this Article III were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.04(a). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in Section 3.04(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Article III, no Holder shall be liable for indemnification or contribution pursuant to this Article III for any amount in excess of the net proceeds of the offering received by such Holder, less the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article IV.
RULE 144

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the resale of the Registrable Securities without registration, Holdings agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding Holdings available, as those terms are understood and defined in Rule 144 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect), at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of Holdings under the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of Holdings that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any successor or similar rule adopted by the Commission then in effect) and (ii) unless otherwise available through the Commission’s EDGAR filing system, to such Holder, forthwith upon request, a copy of the most recent annual or quarterly report of Holdings, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Article V.
RESTRICTIONS ON TRANSFER; LEGENDS; TRANSFER OF RIGHTS

Section 5.01 Transfer of Rights. The rights to registration and other rights under this Agreement may be assigned to a Transferee of Registrable Securities if (a) such Transferee is a Permitted Transferee or (b) such Transferee is acquiring at least the Minimum Number of Registrable Securities and such Transferee has delivered to Holdings a duly executed Adoption Agreement.

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Article VI.
MISCELLANEOUS

Section 6.01 Termination. This Agreement shall terminate, and the parties shall have no further rights or obligations hereunder on the fifth anniversary of the date hereof.

Section 6.02 Notices. Except as otherwise specifically set forth in this Agreement, all notices and communications hereunder will be deemed to have been duly given and made on (a) the date such notice is served by personal delivery upon the Person for whom it is intended, (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (c) three (3) Business Days after mailing if sent by certified or registered mail, return receipt requested, or (d) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

(a) if to Holdings or the Company:

Strike, Inc.
(f/k/a Sentinel Energy Services Inc.)
1800 Hughes Landing Blvd., Suite 500

The Woodlands, TX 77380

Attention: Stephen V. Pate and Rhonda Sigman

Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a copy (which shall not constitute notice) to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Alain Dermarkar and Ira White
Email: adermarkar@jonesday.com and iwhite@jonesday.com

(b) if to any Holder, at such Holder’s address as set forth on the signature pages hereto or in its Adoption Agreement, as applicable.

Any party may change its address, email address or the Persons to whom notices or copies hereunder will be directed by providing written notice to the other parties of such change in accordance with this Section 6.02.

Section 6.03 Successors and Assigns; Third-Party Beneficiaries. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Except as provided in Section 5.01, no party to this Agreement may assign any of such party’s rights or delegate any of such party’s obligations under this Agreement to any Person without the prior written consent of Holdings, and any purported assignment or delegation without such prior written consent will be void and of no effect. Except as expressly contemplated in Article III, each party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties to this Agreement.

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Section 6.04 Complete Agreement. This Agreement and the Exhibit attached hereto, and the other documents delivered and contemplated to be delivered by the parties in connection with the transaction set forth in the Transaction Agreement, contain the complete agreement between the parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings (whether written or oral) between the parties with respect thereto.

Section 6.05 Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply to any and all shares of capital stock of Holdings or any successor or assignee of Holdings (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the Registrable Securities, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of Holdings as so changed.

Section 6.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all of the parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf” format) is as effective as signing and delivering the counterpart in person.

Section 6.07 Governing Law; Consent to Jurisdiction. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in this Agreement. Each party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such action in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and (b) any claim that any such action brought in any such court has been brought in an inconvenient forum.

Section 6.08 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF HIS, HER OR ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF HIS, HER OR ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 6.08 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.08 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

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Section 6.09 Amendments and Modifications; Waiver. This Agreement may be amended or modified only by a written instrument duly executed by Holdings and the Majority Holders; provided, however, that notwithstanding the foregoing, any such amendment or modification that adversely affects any Holder in a manner that is materially different from any other Holder shall require the consent of each Holder so affected. No course of dealing between any Holder or Holdings and any other party hereto or any failure or delay on the part of a Holder or Holdings in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Holdings. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.10 Severability. Any term or provision of this Agreement that is found to be invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 6.11 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

Section 6.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) any reference or citation in this Agreement to any federal, state, local or foreign statutes, regulations or other laws or statutory or regulatory provision shall, when the context requires, be deemed references or citations to such statutes, regulations, other laws or provisions, as amended, modified and supplemented from time to time (and, in the case of a statute, regulation or other law, to (i) any successor provision and (ii) all rules and regulations promulgated thereunder); (b) all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of or to this Agreement; (c) the words “herein”, “hereto”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (d) masculine gender will also include the feminine and neutral genders and vice versa; (e) words importing the singular will also include the plural, and vice versa; (f) the words “include”, “including” and “or” mean without limitation by reason of enumeration; (g) all references to “$” or dollar amounts are to lawful currency of the United States of America; and (h) time periods within or following which any payment is to be made or any act is to be done will be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDINGS:

STRIKE, INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDERS:[1]

PATE HOLDING COMPANY LP

By: Pate Holding Company GP, LLC, its general partner

By:
Name:
Title:

Address for Notice:

1 All holders of Strike Capital Units, including Blocker Seller to be signatories.

[Signature Page to Amended and Restated Registration Rights Agreement]

PATE HOLDING COMPANY 3, LLC

By:
Name:
Title:

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

OEP STRIKE LLC

By: OEP Secondary Intermediate Entity (Strike), L.P, its member

By: OEP Secondary GP SPV Ltd., its general partner

By:
Name:
Title:

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

KACEY SMART

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

JARVIE ARNOLD

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

JASON HECKT

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

AARON COLE PATE 2012 TRUST

By:
Name:
Title:

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

DELTA DIRECTIONAL, LLC

By:
Name:
Title:

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

EZRA LEE

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

FRANK VICTOR-MCCAWLEY

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

ONE EQUITY PARTNERS SECONDARY FUND, L.P.

By: OEP Secondary Fund General Partner, L.P., its general partner By: OEP Secondary Fund GP, Ltd., its general partner

By:
Name:
Title:

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

sENTINEL MANAGEMENT HOLDINGS, LLC

By:
Name:
Title:

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

marc zenner

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

jon a. marshall

Address for Notice:

[Signature Page to Amended and Restated Registration Rights Agreement]

eXHIBIT a

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Amended and Restated Registration Rights Agreement, dated as of [●], 2019, between Strike, Inc., a Delaware corporation (f/k/a Sentinel Energy Services Inc., a Cayman Islands exempted company) (“Holdings”) and the Holders party thereto (as amended from time to time, the “Registration Rights Agreement”). Capitalized terms used and not otherwise defined in this Adoption Agreement have the meanings given to them in the Registration Rights Agreement.

By the execution of this Adoption Agreement, Transferee agrees as follows:

1. Acknowledgement. Transferee acknowledges that Transferee is acquiring the securities indicated under Transferee’s signature below (the “Acquired Securities”) subject to the terms and conditions set forth in the Registration Rights Agreement.

2. Agreement. Transferee (a) agrees that the Acquired Securities shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as Transferee were originally a party thereto.

3. Joinder. The spouse of Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the Acquired Securities to the terms of the Registration Rights Agreement.

Signature:

___________________________

Address for Notice:
_________________________
_________________________
_________________________
Attention: ________________
Email: _________________

Acquired Securities (class of securities):	Number:
____________________________	___________

Exhibit H

FORM OF

LOCK-UP AGREEMENT

[                ], 2019

Strike, Inc. (f/k/a Sentinel Energy Services Inc.)

1800 Hughes Landing Blvd.

Suite 500
The Woodlands, TX 77380

Ladies and Gentlemen:

This letter agreement (this “Agreement”) relates to a Transaction Agreement and Plan of Merger entered into as of October ____, 2018 (as amended, restated, supplemented or modified from time to time, the “Transaction Agreement”), by and among, OEP Secondary Fund (Strike), LLC, a Delaware limited liability company, One Equity Partners Secondary Fund, L.P., a Cayman Islands exempted limited partnership (the “Blocker Seller”), Strike Capital, LLC, a Texas limited liability company (the “Company”), the unitholders of the Company (collectively, the “Unit Sellers” and together with Blocker Seller, the “Sellers”), OEP-Strike Seller Representative, LLC, a Delaware limited liability company, and Strike, Inc. (f/k/a Sentinel Energy Services Inc., a Cayman Islands exempted company), a Delaware corporation (the “Buyer”). Capitalized terms used and not otherwise defined herein are defined in the Transaction Agreement and shall have the meanings given to such terms in the Transaction Agreement.

1. In order to induce all parties to consummate the transactions contemplated by the Transaction Agreement, the undersigned hereby agrees that, from the Closing Date until the earliest of: (a) the first anniversary of the Closing Date, and (b) the date following the Closing Date on which Buyer completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Buyer’s stockholders having the right to exchange their shares of Buyer Capital Stock for cash, securities or other property (the period between the Closing Date and the earliest of clauses (a) and (b), the “Lock-Up Period”), the undersigned will not: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Exchange Act”), with respect to shares of Buyer Class A Common Stock issued to the undersigned pursuant to the Exchange Agreement (such shares of Buyer Class A Common Stock, collectively, the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

2. The undersigned hereby authorizes the Buyer during the Lock-Up Period to cause its transfer agent for the Lock-up Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, the Lock-up Shares for which the undersigned is the record holder and, in the case of Lock-up Shares for which the undersigned is the beneficial holder but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-up Shares, if such transfer would constitute a violation or breach of this Agreement.

3. Notwithstanding the foregoing, the undersigned may sell or otherwise transfer Lock-up Shares during the undersigned’s lifetime or on death (or, if the undersigned is not a natural person, during its existence) (a) if the undersigned is not a natural person, to its direct or indirect equity holders or to any of its other Affiliates, (b) to the immediate family members (including spouses, significant others, lineal descendants, brothers and sisters) of the undersigned, (c) to a family trust, foundation or partnership established for the exclusive benefit of the undersigned, its equity holders or any of their respective immediate family members, or (d) to a charitable foundation controlled by the undersigned, its equityholders or any of their respective immediate family members; provided, however, that in each such case, any such sale or transfer shall be conditioned upon entry by such transferees into a written agreement, addressed to the Buyer, agreeing to be bound by these transfer restrictions and the other terms and conditions of this Agreement and any other documents or instruments reasonably requested by the Buyer.

4. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from and after the Closing Date.

5. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

6. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and its successors and assigns.

7. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its rules of conflict of laws.

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8. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF HIS, HER OR ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF HIS, HER OR ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS PARAGRAPH 8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH 8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

9. Any term or provision of this Agreement that is found to be invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

10. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all of the parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf” format) is as effective as signing and delivering the counterpart in person

11. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested) or email transmission to the address or email address (as applicable) set forth below such party’s name on the signature page hereto. Each such notice, consent or request will be effective if given by (a) email, then when the sender receives confirmation of receipt by the recipient, or (b) any other means specified this paragraph 11, then upon delivery or refusal of delivery at the address specified in this paragraph 11.

[Signature on the following page]

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Very truly yours,

[●]

By:
Name:
Title:

Address:

Email:

Accepted and Agreed:

BUYER

STRIKE, INC.

By:
Name:
Title:

Address:	1800 Hughes Landing Blvd. Suite 500
The Woodlands, TX 77380
Attention: Secretary

Email:

[Signature Page to Lock-Up Agreement]

Exhibit J

FORM OF RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), entered into as of [●], 2019, is made by and between Strike, Inc., a Delaware corporation (the “Company”), and [●] (the “Restricted Party”). The Company and the Restricted Party are sometimes hereafter referred to individually as a “Party,” or collectively as the “Parties.”

WHEREAS, pursuant to the Transaction Agreement and Plan of Merger, dated October [●], 2018, by and among the Company, the Restricted Party, Strike Capital, LLC, a Texas limited liability company (“Strike”), and other parties thereto (as such agreement may be amended or otherwise modified from time to time, the “Transaction Agreement”), the Company will acquire certain of the issued and outstanding equity interests of Strike including the purchase from the Restricted Party of [all] / [●]% of the Recipient’s equity interests in Strike;

[WHEREAS, concurrently with the consummation of the transactions contemplated by the Transaction Agreement, the Restricted Party entered into an Exchange Agreement, pursuant to which the Company may acquire the remaining equity interests in Strike held by the Restricted Party, in exchange for, at the option of the Company, Class A Common Stock of the Company or cash;]

WHEREAS, the Restricted Party, in its capacity as [beneficial] / [an] owner of equity securities of Strike will receive significant cash proceeds [and Class B Common Stock of the Company] in connection with the transactions contemplated by the Transaction Agreement;

WHEREAS, the Restricted Party has been active in the management and affairs of Strike and its Subsidiaries (collectively, the “Strike Companies”);

WHEREAS, following the consummation of the transactions contemplated by the Transaction Agreement, Strike will be a Subsidiary of the Company; and

WHEREAS, the execution and delivery of this Agreement by the Restricted Party is a material inducement to the Company’s execution and delivery of the Transaction Agreement and the consummation of the transactions contemplated thereby.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Restricted Party, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have such meanings ascribed to them in the Transaction Agreement.

2. Non-Solicitation; Non-Competition.

(a) For a period of four years following the date hereof (the “Term”), the Restricted Party shall not, and shall cause [his] Affiliates not to, directly or indirectly contact or solicit vendors, suppliers, customers or clients of the Strike Companies with whom the Restricted Party had contact or about whom the Restricted Party received proprietary, confidential or otherwise non-public information for the purpose of providing (i) services relating to pipeline products and services, including new construction, make-ready, testing, maintenance, repairs, rehabilitation, upgrades, facility construction and reconnection, (ii) construction services relating to the installation and construction of mainline and lateral pipelines and associated facilities, testing and repair, (iii) new and refurbished flow measurement systems for natural gas and liquid applications, (iv) directional drilling services for various applications, including gas, oil, water, sewer and fiber, (v) instrumentation, electrical and control services in the oil and gas industry, and (vi) maintenance and construction activities in the oil and gas industry (the “Business”) or intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any Strike Company and any vendor, supplier, customer or client of any Strike Company or in any way encourage them to terminate or otherwise alter their relationship with the Company or any Strike Company. The Restricted Party further agrees that during the Term, [he] shall not, and shall cause [his] Affiliates not to, directly or indirectly, provide any products or services related to the Business to the Company or any of the Strike Companies’ customers and clients. For purposes of this Section 2, “customers and clients” shall mean and include those customers and clients who have an existing contractual relationship with any Strike Company as of Closing Date.

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(b) In addition, the Restricted Party agrees that during the Term, the Restricted Party will not, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business or other entity of whatever nature, engage in, make loans to, own, operate, manage, control, become financially interested in or otherwise have any connection with, whether as an officer, director, manager, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, member or in any other capacity, the Business within any portion of the United States (the “Territory”) and anywhere outside of the Territory where any Strike Company has engaged in the Business; provided, however, that the passive ownership by the Restricted Party of 5% or less of the outstanding voting securities of a publicly traded company will not be deemed to be a breach of this Section 2.

(c) If, at the time of enforcement of this Section 2, a court or other tribunal shall hold that the duration, geography or scope restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, geography or scope reasonable under such circumstances shall be substituted for the stated duration, geography or scope and that the court or other tribunal shall reform the restrictions contained herein to cover the maximum duration, geography and scope permitted by law.

3. Non-disparagement. During the Term, neither Party shall, and shall cause its Affiliates not to, whether in writing or orally, malign, denigrate, impugn, attack or disparage the other Party (including in the case of the Restricted Party, the Strike Companies) or their respective predecessors and successors, or any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, Affiliates or agents of any of the foregoing, with respect to any of their respective past or present activities, products or services, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light or take any unethical or deceitful action that would materially interfere with any existing or potential business relationship or contractual arrangement of the aforementioned parties.

4. Remedies. The Restricted Party acknowledges that a violation by the Restricted Party or its Affiliates, as applicable, of any of the covenants contained in Section 2 or 3 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Restricted Party agrees that, notwithstanding any provision of this Agreement to the contrary, the Company or any Strike Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 2 or 3 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

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6. Notices. Except as otherwise specifically set forth in this Agreement, all notices and communications hereunder will be deemed to have been duly given and made on (a) the date such notice is served by personal delivery upon the Person for whom it is intended, (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (c) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (d) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

If to the Company to:

Strike, Inc.

(f/k/a Sentinel Energy Services Inc.)

1800 Hughes Landing Blvd., Suite 500

The Woodlands, TX 77380

Attention: Stephen V. Pate and Rhonda Sigman

Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a copy (which shall not constitute notice) to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Alain Dermarkar and Ira White

Email: adermarkar@jonesday.com and iwhite@jonesday.com

If to the Restricted Party to:	[●]

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

7. Governing Law; EXCLUSIVE VENUE. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware. A final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in this Agreement. Each Party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action, the United States District Court for the District of Delaware and (b) any claim that any such Action brought in any such court has been brought in an inconvenient forum.

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8. Successor and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of such Party’s rights or delegate any of such Party’s obligations under this Agreement to any Person without the prior written consents of the other Parties to this Agreement, and any purported assignment or delegation without such prior written consents will be void and of no effect.

9. Amendment. Except as otherwise expressly provided herein, this Agreement may be amended at any time only by written agreement between the Company (with the written approval of the Board of Directors of the Company) and the Restricted Party, and any provision hereof may be waived only in writing by the Party who is so waiving (which waiver, if being made by the Company, shall require written approval of the Board of Directors of the Company).

10. Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Parties. The signatures of all of the Parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf” format) is as effective as signing and delivering the counterpart in person

11. No Waiver. No failure or delay on the part of the Company or the Restricted Party in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof. It is agreed that a waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

12. Representations and Warranties; Advice of Counsel. Prior to execution of this Agreement, the Restricted Party was advised by the Company of the Restricted Party’s right to seek independent advice from an attorney of the Restricted Party’s own selection regarding this Agreement and the Restricted Party acknowledges that he has had sufficient opportunity to do so. The Restricted Party acknowledges that the Restricted Party has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Restricted Party further represents that in entering into this Agreement, the Restricted Party is not relying on any statements or representations made by any of the Company, the Strike Companies or any of their respective directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, Affiliates or agents that are not expressly set forth herein or in the Transaction Agreement, and that the Restricted Party is relying only upon the Restricted Party’s own judgment and any advice provided by the Restricted Party’s attorney.

13. No Construction Against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.

14. Severability. Subject to Section 2(c), any term or provision of this Agreement that is found to be invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

STRIKE, INC.

By:
Name:
Title:

RESTRICTED PARTY

Name:

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Exhibit K

STRIKE INC.
2018 EQUITY and INCENTIVE Compensation PLAN

1. Purpose. The purpose of this Plan is to attract and retain non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain other service providers to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(e) “Cause” means, unless otherwise defined in the applicable Evidence of Award or the Participant’s employment agreement, (i) the indictment (or other criminal charge against the Participant) for a felony or any crime involving moral turpitude, or the Participant’s commission of fraud, breach of fiduciary duty, theft, embezzlement or crime against the Company or any of its Subsidiaries or affiliates or any of their customers, (ii) conduct by the Participant that brings the Company or any of its Subsidiaries or affiliates into public disgrace or disrepute, (iii) the Participant’s gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or affiliates or in the performance of Participant’s duties and services required for Participant’s position with the Company or any of its subsidiaries or affiliates, which, if curable, is not cured within ten days after written notice thereof to Participant, (iv) the Participant’s insubordination to, or failure to follow, the lawful directions of the person to whom such person directly reports, which, if curable, is not cured within ten days after written notice thereof to the Participant, (v) the Participant’s material violation of any restrictive covenant agreement with the Company or any of its Subsidiaries or affiliates, (vi) the Participant’s breach of any material agreement with the Company or any of its Subsidiaries or affiliates or any material employment policy of the Company or any of its Subsidiaries or affiliates which, if curable, is not cured within ten days after written notice thereof to the Participant (including, without limitation, the Company’s code of ethics and insider trading policy), or (vii) the abuse of any controlled substance or of alcohol or any other non-controlled substance which the Company determines renders the Participant unfit to serve in the Participant’s capacity as an employee or service provider of the Company or any of its Subsidiaries or affiliates.

(f) “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

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(h) “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan, and to the extent of any delegation by the Committee to a subcommittee pursuant to Section 10 of this Plan, such subcommittee, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the Nasdaq Stock Market or, if the Common Stock is not listed on the Nasdaq Stock Market, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.

(i) “Common Stock” means the common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j) “Company” means Strike Inc., a Delaware corporation, and its successors.

(k) “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l) “Director” means a member of the Board.

(m) “Disability” means, unless otherwise defined in the applicable Evidence of Award or the Participant’s employment agreement, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or, if applicable, any Subsidiary.

(n) “Effective Date” means the date this Plan is approved by the Stockholders.

(o) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

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(q) “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r) “Management Objectives” means the performance objective or objectives established pursuant to this Plan, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an award or (ii) as a condition to the vesting of the holder’s interest in the shares of Common Stock subject to an award or of payment with respect to an award, which objectives shall include, but not be limited to, the following performance objectives measured on a Company, Subsidiary, business, operating unit or individual basis: cash flow; free cash flow; operating cash flow; earnings; market share; economic value added; achievement of annual operating budget; profits; profit contribution margins; profits before taxes; profits after taxes; operating profit; return on assets; return on investment; return on equity; return on invested capital; gross sales; net sales; sales volume; stock price; total stockholder return; dividend ratio; price-to-earnings ratio; expense targets; operating efficiency; customer satisfaction metrics; working capital targets; the achievement of certain target levels of innovation and/or development of products; measures related to acquisitions or divestitures or the formation or dissolution of joint ventures; corporate bond rating by credit agencies; debt to equity or leverage ratios; or other performance measures determined by the Committee. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the acceptable levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(s) “Market Value per Share” means, as of any particular date, the closing price of a share of Common Stock as reported for that date on the Nasdaq Stock Market or, if the shares of Common Stock are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the shares of Common Stock are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the shares of Common Stock, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee in accordance with Section 409A of the Code, as applicable. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u) “Option Price” means the purchase price payable on exercise of an Option Right.

(v) “Option Right” means the right to purchase shares of Common Stock upon exercise of an award granted pursuant to Section 4 of this Plan.

(w) “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, or (iii) a service provider, including a consultant, who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”).

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(x) “Performance Period” means any period designated by the Committee during which (i) the Management Objectives applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

(y) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(z) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(aa) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(bb) “Plan” means this Strike Inc. 2018 Equity and Incentive Compensation Plan, as amended or amended and restated from time to time.

(cc) “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(dd) “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock (or, to the extent specified in the Evidence of Award, cash or a combination thereof) at the end of the applicable Restriction Period.

(ee) “Restriction Period” means any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Evidence of Award, or (ii) the conditions to vesting applicable to an award shall remain in effect.

(ff) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(gg) “Stockholder” means an individual or entity that owns one or more shares of Common Stock.

(hh) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

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(ii) “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3. Shares Available Under this Plan.

(a)	Maximum Shares Available Under this Plan.

(i)	Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of shares of Common Stock available under this Plan for awards will not exceed in the aggregate [_______] shares of Common Stock. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	The aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under this Plan.

(b) Share Counting Rules.

(i)	Except as provided in Section 22 of this Plan, if any award granted under this Plan is cancelled or forfeited, expires, is settled for cash (in whole or in part), or is unearned (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)	Notwithstanding anything to the contrary contained in this Plan: (A) shares of Common Stock withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (B) shares of Common Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; (C) shares of Common Stock subject to an Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan; and (D) shares of Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under Section 3(a)(i) of this Plan.

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(iii)	If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit under Section 3(a)(i) of this Plan to the extent permitted by applicable laws and regulations.

(c) Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed [________] shares of Common Stock.

(d) Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Section 3 or elsewhere in this Plan, and subject to adjustment as provided in Section 11 of this Plan, in no event will any non-employee Director in any calendar year be granted compensation (including, without limitation, cash compensation) for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $[__________].

4. Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains.

(b) Each grant will specify an Option Price per share of Common Stock, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of shares of Common Stock otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares of Common Stock so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

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(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares of Common Stock to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will become exercisable. Option Rights may provide for continued vesting or the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code. Each Option Right, or portion thereof, that is not an Incentive Stock Option, shall be a nonstatutory Option Right.

(i) No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(j) Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5. Appreciation Rights.

(a) The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, shares of Common Stock or any combination thereof.

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(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum amount specified by the Committee on the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)	Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will become exercisable. Appreciation Rights may provide for continued vesting or the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(vii)	Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(viii)	Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c) Also, regarding Appreciation Rights:

(i)	Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(ii)	No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

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6. Restricted Stock. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture while held by any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock.

(f) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock may provide for continued vesting or the earlier termination of restrictions on such Restricted Stock, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(g) Any such grant or sale of Restricted Stock will require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Stock will be deferred until, and paid contingent upon, the vesting of such Restricted Stock.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

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7. Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver shares of Common Stock or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the shares of Common Stock deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in shares of Common Stock or cash, or a combination thereof.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8. Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

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(b) The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

(c) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d) Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned. Each grant will specify whether the amount payable with respect thereto shall be paid by the Company in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof.

(e) Any grant of a Cash Incentive Award, Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock, Restricted Stock or Restricted Stock Units payable with respect thereto may not exceed a maximum amount specified by the Committee on the Date of Grant.

(f) The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(g) Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9. Other Awards.

(a) Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of shares of Common Stock or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.

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(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c) The Committee may authorize the grant of shares of Common Stock as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d) The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on a deferred and contingent basis, either in cash or in additional shares of Common Stock; provided, however, that dividend equivalents or other distributions on shares of Common Stock underlying awards granted under this Section 9 will be deferred until and paid contingent upon the earning of such awards.

(e) Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.

10. Administration of this Plan.

(a) This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b) The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c) The Committee may delegate some or all of its power and authority hereunder to the Board (or any members thereof) or, subject to applicable law, to a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

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11. Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of shares of Common Stock covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of shares of Common Stock specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12. Change in Control. For purposes of this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either: (i) the then-outstanding shares of Common Stock; or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors or managers, as applicable (“Voting Shares”); provided, however, that for purposes of this Section 12(a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company or any of its affiliates; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 12(c);

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(b) during any twelve (12) month period, individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Stockholders, was approved by a vote or the approval of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (including, without limitation, a sale of Strike Capital, LLC) (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the Persons who were the beneficial owners, respectively, of the shares of Common Stock and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the shares of Common Stock and Voting Shares of the Company, as the case may be; or

(d) approval by the Stockholders of a complete liquidation or dissolution of the Company.

Notwithstanding anything herein to the contrary, in no event will the issuance of Common Stock to investors pursuant to that certain Exchange Agreement entered between One Equity Partners Secondary Fund, L.P., Strike Capital, LLC and the unitholders of Strike Capital, LLC dated October [____], 2018 be deemed to be a Change in Control.

13. Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares of Common Stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

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14. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Stockholders.

15. Transferability.

(a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to the Company other shares of Common Stock held by such Participant. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the shares of Common Stock to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

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17. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the earlier to occur of (i) the fifth business day of the seventh month after such separation from service and (ii) the Participant’s death.

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(d) Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18. Amendments.

(a) The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the Nasdaq Stock Market, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the non-employee Director compensation limits set forth in Section 3(d).

(b) Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Stockholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Stockholders.

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(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19. Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. Awards hereunder may be made at any time prior to the termination of this Plan, provided that no Incentive Stock Options may be granted later than ten years after the date on which the Plan was approved by the Board.

21. Miscellaneous Provisions.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

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(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Subject to Section 409A of the Code or the extent otherwise provided for in an Evidence of Award, absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f) No Participant will have any rights as a Stockholder with respect to any shares of Common Stock subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares of Common Stock upon the stock records of the Company.

(g) Subject to Section 409A of the Code, the Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of shares of Common Stock under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i) If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

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22. Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a) Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for shares of Common Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b) In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c) Any shares of Common Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the shares of Common Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no shares of Common Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

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Exhibit L

FORM OF INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of [●], 2018, by and between STRIKE, INC., a Delaware corporation (the “Company”), and [●] (“Indemnitee”).

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors or officers unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of such corporations.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals as directors and officers, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect such persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors and officers are being increasingly subjected to expensive and time-consuming litigation. The amended and restated certificate of incorporation (the “Charter”) of the Company requires indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to applicable Delaware law. The Charter expressly provides that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the Board, officers and other persons with respect to indemnification, hold harmless, exoneration, advancement and reimbursement rights.

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons.

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, hold harmless, exonerate and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so protected against liabilities.

WHEREAS, this Agreement is a supplement to and in furtherance of the Charter and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.

WHEREAS, Indemnitee may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve or continue to serve for or on behalf of the Company on the condition that Indemnitee be so indemnified.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

TERMS AND CONDITIONS

1 SERVICES TO THE COMPANY. In consideration of the Company’s covenants and obligations hereunder, Indemnitee will serve or continue to serve as an officer, director or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders Indemnitee’s resignation or until Indemnitee is removed. The foregoing notwithstanding, this Agreement shall continue in full force and effect after Indemnitee has ceased to serve as a director or officer of the Company, as provided in Section 16. This Agreement, however, shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.

2 DEFINITIONS. As used in this Agreement:

(a) References to “agent” shall mean any person who is or was a director, officer or employee of the Company or a subsidiary of the Company or other person authorized by the Company to act for the Company, to include such person serving in such capacity as a director, officer, employee, fiduciary or other official of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company.

(b) The terms “Beneficial Owner” and “Beneficial Ownership” shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act (as defined below) as in effect on the date hereof.

(c) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Shares by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, unless (1) the change in the relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares entitled to vote generally in the election of directors, or (2) such acquisition was approved in advance by the Continuing Directors (as defined below) and such acquisition would not constitute a Change in Control under part (iii) of this definition;

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(ii) Change in Board of Directors. Individuals who, as of the date hereof, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who were directors on the date hereof or whose election for nomination for election was previously so approved (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

(iii) Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the Beneficial Owners of securities entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries (as defined below)) in substantially the same proportions as their ownership immediately prior to such Business Combination, of the securities entitled to vote generally in the election of directors; (2) no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 15% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the surviving corporation except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than factoring the Company’s current receivables or escrows due (or, if such stockholder approval is not required, the decision by the Board to proceed with such a liquidation, sale, or disposition in one transaction or a series of related transactions); or

(v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or any successor rule) (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

(d) “Delaware Court” shall mean the courts of the State of Delaware.

(e) “DGCL” shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

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(f) “Corporate Status” describes the status of a person who is or was a director, officer, trustee, general partner, manager, managing member, fiduciary, employee or agent of the Company or of any other Enterprise (as defined below) which such person is or was serving at the request of the Company.

(g) “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding (as defined below) in respect of which indemnification is sought by Indemnitee.

(h) “Enterprise” shall mean the Company and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, manager, general partner, managing member, fiduciary, employee or agent.

(i) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(j) “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all reasonable attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding (as defined below), including reasonable compensation for time spent by Indemnitee for which he or she is not otherwise compensated by the Company or any third party. “Expenses” also shall include expenses incurred in connection with any appeal resulting from any Proceeding (as defined below), including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. “Expenses,” however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(k) References to “fines” shall include any excise tax assessed on Indemnitee with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

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(l) “Independent Counsel” shall mean a law firm or a member of a law firm with significant experience in matters of corporation law and that neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other party to the Proceeding (as defined below) giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(m) The term “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof; provided, however, that “Person” shall exclude: (i) the Company; (ii) any Subsidiaries (as defined below) of the Company; (iii) any employment benefit plan of the Company or of a Subsidiary (as defined below) of the Company or of any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company; and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary (as defined below) of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(n) The term “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative nature, in which Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action (or failure to act) taken by Indemnitee or of any action (or failure to act) on Indemnitee’s part while acting as a director or officer of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

(o) The term “Subsidiary,” with respect to any Person, shall mean any corporation, limited liability company, partnership, joint venture, trust or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

3 INDEMNITY IN THIRD-PARTY PROCEEDINGS. To the fullest extent permitted by applicable law, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Section 3 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness, deponent or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee’s Corporate Status. Pursuant to this Section 3, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

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4 INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY. To the fullest extent permitted by applicable law, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Section 4 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness, deponent or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor by reason of Indemnitee’s Corporate Status. Pursuant to this Section 4, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification, hold harmless or exoneration for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which the Proceeding was brought or the Delaware Court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification, to be held harmless or to exoneration.

5 INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee was or is, by reason of Indemnitee’s Corporate Status, a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. If Indemnitee is not wholly successful in such Proceeding, the Company also shall, to the fullest extent permitted by applicable law, indemnify, hold harmless and exonerate Indemnitee against all Expenses reasonably incurred in connection with a claim, issue or matter related to any claim, issue, or matter on which Indemnitee was successful. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6 INDEMNIFICATION FOR EXPENSES OF A WITNESS. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness or deponent in any Proceeding to which Indemnitee was or is not a party or threatened to be made a party, Indemnitee shall, to the fullest extent permitted by applicable law, be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

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7 CONTRIBUTION IN THE EVENT OF JOINT LIABILITY.

(a) To the fullest extent permissible under applicable law, if the indemnification, hold harmless and/or exoneration rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying, holding harmless or exonerating Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

(b) The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(c) The Company hereby agrees to fully indemnify, hold harmless and exonerate Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company other than Indemnitee who may be jointly liable with Indemnitee.

8 EXCLUSIONS. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnification, advance of expenses, hold harmless or exoneration payment in connection with any claim made against Indemnitee:

(a) for which payment has actually been received by or on behalf of Indemnitee under any insurance policy, contract, agreement, or other indemnity or advancement provision or otherwise, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, other indemnity or advancement provision or otherwise;

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (or any successor rule) or similar provisions of state statutory law or common law; or

(c) except as otherwise provided in Sections 13(f)-(g) hereof, prior to a Change in Control, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, advance of expenses, hold harmless or exoneration payment, in its sole discretion, pursuant to the powers vested in the Company under applicable law. Indemnitee shall seek payments or advances from the Company only to the extent that such payments or advances are unavailable from any insurance policy of the Company covering Indemnitee.

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9 ADVANCES OF EXPENSES; DEFENSE OF CLAIM.

(a) Notwithstanding any provision of this Agreement to the contrary, and to the fullest extent not prohibited by applicable law, the Company shall pay the Expenses incurred by Indemnitee (or reasonably expected by Indemnitee to be incurred by Indemnitee within three months) in connection with any Proceeding within ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, prior to the final disposition of any Proceeding. Advances shall, to the fullest extent permitted by law, be unsecured and interest free. Advances shall, to the fullest extent permitted by law, be made without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to be indemnified, held harmless or exonerated under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing a Proceeding to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. To the fullest extent required by applicable law, such payments of Expenses in advance of the final disposition of the Proceeding shall be made only upon the Company’s receipt of an undertaking, by or on behalf of Indemnitee, to repay the advanced amounts to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified, held harmless or exonerated by the Company under the provisions of this Agreement, the Charter, applicable law or otherwise. This Section 9(a) shall not apply to any claim made by Indemnitee for which an indemnification, advance of expenses, hold harmless or exoneration payment is excluded pursuant to Section 8.

(b) The Company will be entitled to participate in the Proceeding at its own expense.

(c) The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, liability, fine, penalty or limitation on Indemnitee without Indemnitee’s prior written consent.

10 PROCEDURE FOR NOTIFICATION AND APPLICATION FOR INDEMNIFICATION.

(a) Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding, claim, issue or matter therein which may be subject to indemnification, hold harmless or exoneration rights, or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement, or otherwise.

(b) Indemnitee may deliver to the Company a written application to indemnify, hold harmless or exonerate Indemnitee in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in Indemnitee’s sole discretion. Following such a written application for indemnification by Indemnitee, Indemnitee’s entitlement to indemnification shall be determined according to Section 11(a) of this Agreement.

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11 PROCEDURE UPON APPLICATION FOR INDEMNIFICATION.

(a) A determination, if required by applicable law, with respect to Indemnitee’s entitlement to indemnification shall be made in the specific case by one of the following methods, which shall be at the election of Indemnitee: (i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board or (ii) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee. The Company promptly will advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby agrees to indemnify and to hold Indemnitee harmless therefrom.

(b) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11(a) hereof, the Independent Counsel shall be selected as provided in this Section 11(b). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of “Independent Counsel” as defined in Section 2 of this Agreement. If the Independent Counsel is selected by the Board, the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of “Independent Counsel” as defined in Section 2 of this Agreement. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person or law firm so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 10(b) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Delaware Court, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11(a) hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 13(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

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(c) The Company agrees to pay the reasonable fees and expenses of Independent Counsel and to fully indemnify and hold harmless such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or such Independent Counsel’s engagement pursuant hereto.

12 PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10(b) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by the Disinterested Directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by the Disinterested Directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) If the person, persons or entity empowered or selected under Section 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall, to the fullest extent permitted by law, be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

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(d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors, managers, or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise, the Board, any committee of the Board or any director, trustee, general partner, manager or managing member of the Enterprise, or on information or records given or reports made to the Enterprise, the Board, any committee of the Board or any director, trustee, general partner, manager or managing member of the Enterprise, by an independent certified public accountant or by an appraiser or other expert selected by the Enterprise, the Board, any committee of the Board or any director, trustee, general partner, manager or managing member of the Enterprise. The provisions of this Section 12(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

(e) The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, manager, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

13 REMEDIES OF INDEMNITEE.

(a) In the event that (i) a determination is made pursuant to Section 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 9 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 11(a) of this Agreement within thirty (30) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 5, 6 or the last sentence of Section 11(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, (v) a contribution payment is not made in a timely manner pursuant to Section 7 of this Agreement, (vi) payment of indemnification pursuant to Section 3 or 4 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, or (vii) payment to Indemnitee pursuant to any hold harmless or exoneration rights under this Agreement or otherwise is not made in accordance with this Agreement, Indemnitee shall be entitled to an adjudication by the Delaware Court to such indemnification, hold harmless, exoneration, contribution or advancement rights. Alternatively, Indemnitee, at Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination.

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(c) In any judicial proceeding or arbitration commenced pursuant to this Section 13, Indemnitee shall be presumed to be entitled to be indemnified, held harmless, exonerated and to receive advancement of Expenses under this Agreement and the Company shall have the burden of proving Indemnitee is not entitled to be indemnified, held harmless, exonerated and to receive advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 11(a) of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 13, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 9 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal have been exhausted or lapsed).

(d) If a determination shall have been made pursuant to Section 11(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 13, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(e) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(f) The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after the Company’s receipt of such written request) pay to Indemnitee, to the fullest extent permitted by applicable law, such Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee: (i) to enforce Indemnitee’s rights under, or to recover damages for breach of, this Agreement or any other indemnification, hold harmless, exoneration, advancement or contribution agreement or provision of the Charter now or hereafter in effect; or (ii) for recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of the outcome and whether Indemnitee ultimately is determined to be entitled to such indemnification, hold harmless or exoneration right, advancement, contribution or insurance recovery, as the case may be (unless such judicial proceeding or arbitration was not brought by Indemnitee in good faith).

(g) Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies, holds harmless or exonerates, or advances, or is obliged to indemnify, hold harmless or exonerate or advance for the period commencing with the date on which Indemnitee requests indemnification, to be held harmless, exonerated, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

14 SECURITY. Notwithstanding anything herein to the contrary, to the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

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15 NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; SUBROGATION.

(a) The rights of Indemnitee as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) or claim, issue or matter therein arising out of, or related to, any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification, hold harmless or exoneration rights or advancement of Expenses than would be afforded currently under the Charter or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) The DGCL and the Charter permit the Company to purchase and maintain insurance or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond (“Indemnification Arrangements”) on behalf of Indemnitee against any liability asserted against Indemnitee or incurred by or on behalf of Indemnitee or in such capacity as a director, officer, employee or agent of the Company, or arising out of Indemnitee’s status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement or under the DGCL, as it may then be in effect. The purchase, establishment, and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

(c) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managers, managing members, fiduciaries, employees, or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, trustee, partner, managers, managing member, fiduciary, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness, deponent or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

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(d) In the event of any payment under this Agreement, the Company, to the fullest extent permitted by law, shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e) The Company’s obligation to indemnify, hold harmless, exonerate or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, manager, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification, hold harmless or exoneration payments or advancement of expenses from such Enterprise. Notwithstanding any other provision of this Agreement to the contrary, (i) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (ii) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, hold harmless, exoneration, contribution or insurance coverage rights against any person or entity other than the Company.

16 DURATION OF AGREEMENT. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee serves as a director or officer of the Company or as a director, officer, trustee, partner, manager, managing member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which Indemnitee serves at the request of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 13 of this Agreement) by reason of Indemnitee’s Corporate Status, whether or not Indemnitee is acting in any such capacity at the time any liability or expense is incurred for which indemnification or advancement can be provided under this Agreement.

17 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

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18 ENFORCEMENT AND BINDING EFFECT.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director, officer or key employee of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director, officer or key employee of the Company.

(b) Without limiting any of the rights of Indemnitee under the Charter as they may be amended from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c) The indemnification, hold harmless, exoneration and advancement of expenses rights provided by or granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer employee or agent of the Company or a director, officer, trustee, general partner, manager, managing member, fiduciary, employee or agent of any other Enterprise at the Company’s request, and shall inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(d) The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(e) The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may, to the fullest extent permitted by law, enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled. The Company and Indemnitee further agree that Indemnitee shall, to the fullest extent permitted by law, be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court of competent jurisdiction. The Company hereby waives any such requirement of such a bond or undertaking to the fullest extent permitted by law.

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19 MODIFICATION AND WAIVER. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Company and Indemnitee. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

20 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third (3rd) business day after the date on which it is so mailed:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(b) If to the Company, to:

Strike, Inc.

1800 Hughes Landing Blvd., Suite 500

The Woodlands, TX 77380

Attention: Stephen V. Pate and Rhonda Sigman

Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a copy to (which will not constitute notice):

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attention: Alain Dermarkar and Ira White

Email: adermarkar@jonesday.com and iwhite@jonesday.comor to any other address as may have been furnished to Indemnitee in writing by the Company.

21 APPLICABLE LAW AND CONSENT TO JURISDICTION. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 13(a) of this Agreement, to the fullest extent permitted by law, the Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court; and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum, or is subject (in whole or in part) to a jury trial. To the fullest extent permitted by law, the parties hereby agree that the mailing of process and other papers in connection with any such action or proceeding in the manner provided by Section 20 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

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22 IDENTICAL COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

23 MISCELLANEOUS. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

24 PERIOD OF LIMITATIONS. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

25 ADDITIONAL ACTS. If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required to the fullest extent permitted by law, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Indemnification Agreement to be signed as of the day and year first above written.

STRIKE, INC.

By:
Name: [●]
Title: [●]

INDEMNITEE

By:
Name: [●]
Address: [●]

[Signature page to Indemnification Agreement]